Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-258338

PROSPECTUS SUPPLEMENT NO. 3
(To the Prospectus dated April 22, 2022)

SUNLIGHT FINANCIAL HOLDINGS INC.
Up to 143,702,083 Shares of
Class A Common Stock
9,900,000 Warrants to Purchase
Class A Common Stock
______________________

This prospectus supplement supplements the prospectus dated April 22, 2022 (as amended, the “Prospectus”) of Sunlight Financial Holdings Inc. (“Sunlight”), which forms a part of our registration statement on Form S-1, as amended (No. 333-258338). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 4, 2023 (the “Annual Report”). Accordingly, we have attached the Annual Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of (i) up to an aggregate of 17,250,000 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), that are issuable upon the exercise of our publicly-traded warrants (the “public warrants”), (ii) up to 9,900,000 shares of our Class A Common Stock issuable upon exercise of private placement warrants issued to Spartan Acquisition Sponsor II LLC (the “private placement warrants” and, together with the public warrants, the “Sunlight Warrants”) at an exercise price of $11.50 per share, (iii) 1,712,711 shares of Class A Common Stock held, and expected to be held, by Sunlight in respect of net withholding for tax payments of certain recipients of Class A Common Stock as consideration in connection with the Business Combination (as defined in the prospectus) and (iv) up to 627,780 shares of Class A Common Stock that are issuable upon the exercise of certain other warrants (the “Tech Capital Warrants”) at an exercise price of $7.715 per share, and the sale from time to time of (A) 1,712,711 shares of Class A Common Stock held, and expected to be held, by Sunlight in respect of net withholding for tax payments of certain recipients of Class A Common Stock as consideration in connection with the Business Combination and sale by us, (B) upon the expiration of lock-up agreements, as applicable, of up to 122,157,418 shares of our Class A Common Stock, including such shares subject to issuance upon redemption of our Class C Common Stock (and Class EX Units) on a one-for-one basis, by the selling stockholders named in this prospectus or their permitted transferees (the “Selling Stockholders”) and (C) up to 9,900,000 private placement warrants by the selling holders thereof (the “Selling Warrantholders,” together with the Selling Stockholders, the “Selling Securityholders”).

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement amends, restates and replaces the information contained therein.

Our Class A Common Stock is listed on the NYSE under the symbol “SUNL” and our publicly-traded warrants are listed on the NYSE under the symbol “SUNL WS”. On April 26, 2023, the closing price of our Class A Common Stock was $0.43 and the closing price of our publicly-traded warrants was $0.04.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 4, 2023.
i

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM 10-K
☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2022
or
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ________________to________________
Commission File Number:	001-39739

Sunlight Financial Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware		85-2599566
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

101 North Tryon Street, Suite 1000, Charlotte, NC		28246
(Address of principal executive offices)		(Zip Code)

(888) 315-0822
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Class A Common Stock, par value $0.0001 per share	SUNL	New York Stock Exchange
Warrants, each whole warrant is exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SUNL.WS	New York Stock Exchange
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes ☐ No ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes ☐ No ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer    ☐    Accelerated filer    ☒
Non-accelerated filer    ☐    Smaller reporting company    ☒    Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statement of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐
Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒
The aggregate market value of common stock of the registrant held by non-affiliates as of June 30, 2022, was approximately $122.3 million. As of April 26, 2023, 85,401,353 shares of Class A Common stock, $0.0001 par value, and 44,973,227 shares of Class C common stock, par value $0.0001 per share, were outstanding.

SUNLIGHT FINANCIAL HOLDINGS INC.
FORM 10-K

PART I

Item 1. Business

Overview

Sunlight Financial Holdings Inc. (“Sunlight” or the “Company”) is a business-to-business-to-consumer, technology-enabled point-of-sale (“POS”) financing platform that provides residential solar and home improvement contractors the ability to offer seamless POS financing to their customers when purchasing residential solar systems or other home improvements. The resulting loans are funded by Sunlight’s capital providers. These loans are facilitated by Sunlight’s proprietary technology platform, Orange® (“Orange®” or the “Platform”), through which Sunlight offers instant credit decisions to homeowners nationwide at the POS on behalf of Sunlight’s capital providers. Since Sunlight’s founding in 2014 through December 31, 2022, Sunlight has facilitated over $9.0 billion of loans through the Platform in partnership with its contractor relationships.

To date, Sunlight has facilitated loans to more than 219,130 homeowners. As of December 31, 2022, residential solar systems and energy-efficient home improvement products, facilitated through Sunlight financings since May 2016, have prevented the emission of an estimated 37.5 million metric tons of carbon dioxide into the atmosphere. Sunlight has also executed the United Nations Climate Neutral Now Pledge, and its business was certified as carbon neutral for its fiscal year ending December 31, 2021 and is in the process of performing the required review to obtain certification for its fiscal year 2022.

Sunlight’s core business is facilitating loans made by Sunlight’s capital providers to the consumer customers of residential solar contractors. Sales of Sunlight-facilitated loan products are made by contractors in the context of selling residential solar systems to consumers, allowing homeowners to go solar with no money down. While only approximately 20% of residential solar system sales were financed with solar loans in 2015, an estimated 75% of residential solar loan sales were financed with solar loans in 2022. Solar loans made to finance residential solar systems through Sunlight’s Platform are made exclusively to homeowners. As of December 31, 2022, the average FICO score of all solar borrowers financed through Sunlight’s Platform is 748.

Loan providers in the residential solar industry compete primarily on process (customer and contractor experience), pricing, and products. Orange® offers contractors robust tools to sell more solar systems and home improvements and homeowners a fast, fully-digital, and frictionless experience.

Sunlight’s Technology-Enabled POS Financing Platform and Loan Facilitation

Sunlight’s revenue is primarily from platform fees earned on each solar and home improvement loan facilitated through Orange®. The platform fee is generally equal to the margin between the contractor fee charged to the contractor by Sunlight for each loan facilitated through Orange® and the discount at which Sunlight’s capital provider either funds or purchases such loan (as described in more detail below). Sunlight does not earn material revenue from loans maintained on its balance sheet.

Relationships with Contractors

Sunlight’s network of residential solar system installers and other home improvement contractors, supported by a differentiated set of tools and services offered through Orange®, constitutes the distribution channel through which Sunlight builds funded loan volume and earns platform fees.

Relationships with Capital Providers

Sunlight’s business model is dependent on its ability to connect its capital providers, who wish to build a portfolio of residential solar system or other home improvement loans, to the homeowner customers of the contractors in Sunlight’s distribution network, who wish to finance the purchase of a residential solar system or other home improvements. Sunlight earns a platform fee on each solar and home improvement loan facilitated through Orange®. The platform fee is generally equal to the difference, or the margin, between (i) the dealer fee that Sunlight charges to contractors for access to Orange® and for making the various Sunlight-offered loan products available to such contractors and (ii) the capital provider discount charged by the capital provider either funding or purchasing the loan in the direct and indirect channels, respectively (as described below). Sunlight’s business is therefore heavily dependent upon the availability of capital on attractive economic terms.

Sunlight categorizes its capital providers as being either in Sunlight’s direct or indirect channel. Sunlight maintains both channels to provide diversification of funding sources, access to funding for different types of loan products and for other strategic purposes. The ability of Sunlight to allocate loans to various capital providers, as well as the availability of the two different funding channels, creates flexibility and allows Sunlight to respond to shifting market conditions.

Direct channel capital providers fund Sunlight-facilitated solar or home improvement loans one-by-one directly onto their balance sheet via Orange®. Sunlight’s direct channel capital providers are depository institutions with the power and authority to originate loans such as banks and credit unions. Generally, direct channel capital providers choose to service the loans they originate. Sunlight currently has approximately one direct capital provider.

In the indirect channel, Sunlight’s allocation engine directs that certain solar and home improvement loans be funded on the balance sheet of Sunlight’s intermediary bank partner, Cross River Bank (“Bank Partner”) under the terms of loan agreements with the Bank Partner (the “Bank Partner Agreements”). These loans are aggregated, pooled and sold to indirect channel capital providers that cannot, or do not wish to, directly originate solar loans. The indirect channel capital provider relationship allows Sunlight to access a broader range of capital, which may include, among others, credit funds, insurance companies and pension funds. Indirect channel capital providers present a unique opportunity for Sunlight to access high quality and significant sources of funding that are diverse from traditional depository sources. Bank Partner is Sunlight’s only indirect channel provider.

See additional information and details regarding amendments to the Bank Partner Agreements in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments and Outlook.

Sunlight’s Products

Sunlight-Facilitated Solar Loans. Sunlight facilitates a broad range of solar loan products, varying as to structure, tenor and interest rate, which are focused on differing contractor and consumer objectives and market dictates. Sunlight facilitates solar loan products structured to support the financing of residential solar systems as well as to meet other homeowner demands such as loans to:
•finance the acquisition of a solar battery to be retrofit to an existing homeowner solar system;
•provide financing for a residential solar system plus a new roof in the same loan as is often required to support the addition of the solar panels;
•finance solar in addition to other forms of home improvement projects; and
•finance solar roof products (solar roof tiles).
Sunlight’s solar loan products are secured and fixed rate, closed-end term loans. Specific terms are developed to address homeowner financing needs, amongst other factors as discussed below, and include tenors between 5 and 25 years with interest rates per annum ranging from 1.99% to 9.99%. Not all tenors are offered at each available interest rate and not all solar loan structures are offered at all tenors. For a solar loan, minimum principal amounts are generally $10,000 and maximum principal amounts are $150,000, all subject to qualification requirements.

Sunlight-Facilitated Home Improvement Loans. Home improvement loans facilitated by Sunlight through Orange® are unsecured, closed-end term loans. The structures applicable to loan products in the home improvement space tend to be more varied. Consumer demand includes payment structures that include delays in the start of payment obligations, periods of interest only payments, periods of principal only payments as well as straight-line amortizing fixed rate loans. Sunlight has developed a full range of loan products including different tenors that range from 3 to 15 years. Home improvement loans are often significantly smaller than solar loans with a minimum loan balance of $500 but can also be as large as $100,000. During the year ended December 31, 2022, interest rates on Sunlight-facilitated home improvement loan products ranged up to 11.99%. Similar to Sunlight-facilitated solar loans, Sunlight-facilitated home improvement loans offered through Orange® are determined by consumer demand, terms requested by Sunlight’s contractors (which may also be driven by the dealer fee charged to a contractor for a given loan product), availability of attractively-priced funding from Sunlight’s capital providers, the attractiveness of a given loan product measured by the production of related loan volume, the interest rate environment and other market factors and the regulatory and risk management concerns of Sunlight and its capital providers amongst other considerations. Sunlight home improvement loan products made up 15.2% of Sunlight’s funded loans and less than 5.0% of its revenue in fiscal year 2022.

Seasonality

The residential solar and home improvement markets are subject to seasonality primarily related to weather and other industry factors, which typically causes fluctuations in Sunlight’s operating results and can cause Sunlight’s future performance to be difficult to predict. Sunlight has experienced seasonal and quarterly fluctuations in the past and expects to experience such fluctuations in the future. Sunlight’s contractors generally experience higher sales in the second and third quarters of each year. Given the timeline between a solar system or home improvement sale and when a loan to finance such project is funded, this generally results in higher funded volumes for Sunlight, on a relative basis, in the third and fourth quarters of each year, however, Sunlight believes that the increasing impacts of climate change could make the seasonality in Sunlight’s business less predictable. Sunlight further believes that the seasonality in credit applications and funded volume that it experiences in its business is consistent with others that compete in the same markets.

Interest Rates

Sunlight’s business is significantly impacted by interest rates and the associated market for the sale of Indirect Channel Loans (as defined below). Interest rates rose rapidly during 2022, which impacted the pricing in the market for the sale of Indirect Channel Loans causing us to incur significant losses associated with the sale of Indirect Channel Loans because of the interest rate gap between the time the underlying Indirect Channel Loans were processed at a lower rate to a later time when Sunlight was able to monetize the Indirect Channel Loans after the interest rates increased. During the three months ended December 31, 2022, Sunlight recognized $22.7 million in negative platform fees in connection with indirect loan sales. While subject to significant uncertainty, Sunlight may incur negative platform fees between $45.0 million and $55.0 million in connection with a portfolio of funded but unsold loans the Bank Partner held at March 31, 2023, pursuant to loan agreements with the Bank Partner, a significant portion of which were credit approved prior to certain pricing actions that Sunlight took in the third and fourth quarters (such loans, “Backbook Loans”).

Competition

Competition for Sunlight occurs at two levels: (i) competition to acquire and maintain contractor relationships; and (ii) competition to acquire high quality capital to fund loans, in each case on economic terms favorable to Sunlight.

Competition to obtain contractor relationships is significant. Contractors generally do not enter exclusive relationships with residential solar loan providers and Sunlight’s agreements with its network of contractors generally do not provide for exclusive relationships.

In addition, the solar system and home improvement loan markets are relatively fragmented. Facilitating the aggregation of loan volume from these markets is a highly competitive sector of these broader industries. Sunlight faces competition from a diverse landscape of consumer lenders, including traditional banks, credit unions, and specialized solar system lenders and lease providers. Sunlight’s competitors source capital from a mix of alternative sources, including depository capital and/or other alternatives that rely on the capital markets.

Intellectual Property

Sunlight seeks to protect its intellectual property by relying on a combination of federal, state, and common law rights in the United States, as well as on contractual measures. Sunlight protects its trademarks throughout the United States by making applicable trademark filings and further protects its trademarks and trade secrets via contractual provisions clearly establishing rights of use and Sunlight’s ability to terminate those rights, robust confidentiality provisions and other similar agreements. Sunlight also places appropriate restrictions on its proprietary information to control access and prevent unauthorized disclosures, a key part of its broader risk management strategy.

Sunlight currently maintains 12 trademarks and has one pending application for registration with the United States Patent and Trademark Office including, among others, registration of its name, “Sunlight Financial,” “Orange®,” Sunlight’s logo and other trade names for loan products or innovations developed and offered by Sunlight.

Regulation

Sunlight’s operations are subject to regulation and supervision in a number of jurisdictions. The level of regulation and supervision to which Sunlight is subject varies from jurisdiction to jurisdiction and is based on the type of business activity involved. Sunlight, in conjunction with outside advisors and counsel, seeks to manage its business and operations in compliance with such regulation and supervision. The regulatory and legal requirements that apply to Sunlight’s activities are subject to change from time to time and may become more restrictive, which may make compliance with applicable requirements more difficult or expensive or otherwise restrict Sunlight’s ability to conduct its business activities in the manner in which they are now conducted. Changes in applicable regulatory and legal requirements, including changes in their enforcement or interpretation, could cause Sunlight to lose the ability to operate in certain states or result in Sunlight needing to apply for licensure in certain states, which could materially and adversely affect Sunlight’s business and its financial condition and results of operations.

Employees and Human Capital Management

At December 31, 2022, Sunlight employed 233 employees, including 232 full-time employees, in its Charlotte, North Carolina and New York, New York offices as compared to 216 employees, including 214 full-time employees, at December 31, 2021.

Business Combination

On July 9, 2021 (the “Closing Date”), Sunlight consummated the transactions contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of January 23, 2021, by and among Spartan Acquisition Corp. II (“Spartan”), Sunlight Financial LLC and the Spartan Subsidiaries, FTV Blocker and Tiger Blocker (each as defined in the Business Combination Agreement). On the Closing Date, Spartan changed its name to “Sunlight Financial Holdings Inc.” and Sunlight Financial LLC became the operating subsidiary of Sunlight Financial Holdings Inc., organized in an “Up-C” structure (the “Business Combination”).

For the periods prior to the Business Combination, Sunlight presents the results of operations for Sunlight Financial LLC and its consolidated subsidiary (the “Predecessor”), which does not include the results of operations for Spartan. For the periods after the Business Combination, Sunlight presents the results of operations for Sunlight Financial Holdings Inc. and its consolidated subsidiaries, including Sunlight Financial LLC, (the “Successor”). The year ended December 31, 2021 (the “Combined Annual Period”) includes the results of operations for the Successor during the period of July 10, 2021 through December 31, 2021 (the “Successor Period”) and the results of operation for the Predecessor during the period January 1, 2021 through July 9, 2021 (the “Predecessor Annual Period”).

Strategic Investment Alternatives

As previously announced on November 14, 2022, Sunlight, with the assistance of its advisors and under the supervision of an Independent Committee of the Board of Directors, began to review strategic alternatives and explore available options for Sunlight, including selling Sunlight, raising additional capital (equity or debt) to finance its operations, implementing cost saving measures to preserve cash or a restructuring of Sunlight through a privately negotiated transaction or a court process. Sunlight has received interest from parties both in investing in Sunlight and in acquiring Sunlight.

On April 2, 2023 Sunlight Financial LLC, Sunlight and the Bank Partner, entered the Commitment and Transaction Support Agreement (Commitment & Transaction Support Agreement”) pursuant to which the parties have agreed to undertake the transactions (“Transactions”) described in the Commitment & Transaction Support Agreement, including, amendments to the Bank Partner Agreements, entry into a new secured term loan facility with the Bank Partner, and issuance of equity warrants entitling the Bank Partner or its designees to purchase shares of Sunlight’s Class A common stock.

Effective April 25, 2023, Sunlight, Sunlight LLC, and other subsidiary entities, as applicable, closed the Transactions contemplated by the Commitment & Transaction Support Agreement and entered into a Secured Term Loan with the Bank Partner (“Secured Term Loan”), amended and restated Bank Partner Agreements (the “Amended Bank Partner Agreements”), a Warrant Purchase Agreement with CRB Group, Inc. (the “Purchaser”), an affiliate of the Bank Partner (the “Warrant Purchase Agreement”) and issued the associated warrant to purchase shares of Sunlight’s Class A common stock (the “Warrant”) to the Purchaser. See additional information and details regarding the Transactions in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments and Outlook. These transactions align with the goals of the strategic alternatives process and the Board is continuing to review additional actions to maximize value for shareholders.

Information About our Executive Officers

The following table sets forth certain information with respect to our current executive officers as of May 4, 2023.

Name	Age	Position(s)
Matthew Potere	48	Chief Executive Officer and Director
Rodney Yoder	55	Executive Vice President and Chief Financial Officer
Timothy Parsons	45	Executive Vice President and Chief Operating Officer
Scott Mulloy	53	Executive Vice President and Chief Information Officer

Matthew Potere; Chief Executive Officer and Director

Mr. Potere is the Chief Executive Officer and a Class III member of the Sunlight Board of Directors. Mr. Potere served as Chief Executive Officer and a member of the board of directors for Sunlight Financial LLC from 2015 until consummation of the Business Combination. Prior to Sunlight Financial LLC, Mr. Potere served as a Senior Vice President responsible for Bank of America, N.A.’s home equity product from 2012 to 2015. Prior to Bank of America, Mr. Potere served as the Chief Operating Officer of Swift Financial from 2007 to 2010, and in various senior credit, marketing and operations roles at MBNA America Bank, N.A. from 1995 to 2006. Mr. Potere holds a B.A. in Criminal Justice from the University of Delaware.

Rodney Yoder; Executive Vice President and Chief Financial Officer

Mr. Yoder is the Executive Vice President and Chief Financial Officer of Sunlight and has served in such role since April 2022. Mr. Yoder has over 25 years of experience in financial planning, treasury, and consumer credit. Prior to Sunlight, Mr. Yoder served in increasing roles of responsibility at Barclays from 2010 until 2022, and served as Treasurer of Swift Financial from 2007 to 2010. Mr. Yoder started his career at MBNA America, which was acquired by Bank of America, where he spent 16 years in a variety of roles, including as CFO for Merchant Acquiring. Mr. Yoder holds a B.S. and an MBA from the Alfred Lerner College of Business & Economics from the University of Delaware.

Timothy Parsons; Executive Vice President and Chief Operating Officer

Mr. Parsons is the Executive Vice President and Chief Operating Officer of Sunlight. Mr. Parsons served as Sunlight Financial LLC’s Chief Operating Officer from 2016 until consummation of the Business Combination and was responsible for Sunlight Financial LLC’s credit risk management and operations. Prior to Sunlight Financial LLC, Mr. Parsons served as Director of Risk at Citigroup, Inc. from May 2011 to February 2016, where he led risk management for Citi’s Sears credit card portfolio. Prior to Citigroup, Inc., Mr. Parsons served in various senior credit, operations and analytics roles at Swift Financial, LLC, J.P. Morgan Chase & Co. and MBNA America Bank, N.A. Mr. Parsons holds a B.S. in Finance from the University of Delaware.

Scott Mulloy; Executive Vice President and Chief Information Officer

Mr. Mulloy is the Executive Vice President and Chief Information Officer of Sunlight. Mr. Mulloy served as Sunlight LLC’s Chief Information Officer from 2017 until consummation of the Business Combination. Prior to Sunlight LLC, Mr. Mulloy

served as Chief Technology Officer of JVL Ventures, LLC d/b/a Softcard from 2011 to 2015, and in various leadership positions at GE Capital, including as Chief Information Officer of GE Retail Finance and GE Commercial Finance, from 1994 to 2011. Mr. Mulloy holds a B.S. in Electrical Engineering from Clarkson University.

There are no familial relationships among the Sunlight directors and executive officers.

Corporate Governance and Internet Address; Where Readers Can Find Additional Information

Sunlight files annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission (the “SEC”). These filings are available over the internet at the SEC’s website at http://www.sec.gov.

Sunlight’s principal Internet address is https://sunlightfinancial.com. Sunlight makes its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) available through its website under “Investors,” free of charge, as soon as reasonably practicable after Sunlight electronically files such material with, or furnishes it to, the SEC.

Sunlight provides information about its business and financial performance, including an overview of the company, on its website. Additionally, Sunlight webcasts its earnings calls and certain events in which it participates with members of the investment community on the Investors portion of its website. Further corporate governance information, including our code of business conduct and ethics, corporate governance guidelines, and board committee charters, is also available on Sunlight’s website. The content of Sunlight’s website is not incorporated by reference into this Annual Report on Form 10-K or in any other report or document Sunlight files with the SEC, and any references to Sunlight’s website are intended to be inactive textual references only.

ITEM 1A. RISK FACTORS

These risk factors could materially affect our business, financial position, and results of operations. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of our business. You should carefully consider the following risk factors in addition to the other information included in this Form 10-K for the fiscal-year ended December 31, 2022, and should also carefully consider the matters addressed in the section herein entitled “Cautionary Statements and Risk Factor Summary.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and notes to the financial statements included herein.

Summary of Principal Risks Associated with Sunlight’s Business

•As of December 31, 2022 we were out of compliance with certain financial covenants in our existing credit facility and Bank Partner Agreements. While we have consummated the Transactions under the Commitment & Transaction Support Agreement with the Bank Partner to address our compliance issues under the Bank Partner Agreement and replace the existing credit facility, the Amended Bank Partner Agreements and our new credit facility with the Bank Partner, impose operating and financial restrictions on us. Our ability to manage our business in accordance with the terms of these new agreements is a key factor in achieving profitability.
•We have incurred a net loss and negative cash flows from operating activities in 2022. While we have consummated the Transactions contemplated by the Commitment & Transaction Support Agreement, these trends have continued into 2023 and will continue in the near term until we are able to fully benefit from the consummation of the Transactions.
•While we consummated the Transactions under the Commitment & Transaction Support Agreement with the Bank Partner, we must continue to work through the Backbook Loans and rapidly rising interest rate environment to stabilize our business and return to profitability. In our continuing efforts to do so, we may consider seeking strategic alternatives in order to sustain our business, and we cannot predict the impact that such strategic alternative might have on Sunlight’s operations or the prices of Sunlight’s securities.
•Our limited liquidity is materially and adversely affecting our business operations. While we have consummated the Transactions contemplated by the Commitment & Transaction Support Agreement, we will continue to implement cost saving measures and the Board is continuing to review additional actions to maximize value for shareholders.
•While the Amended Bank Partner Agreements and Secured Term Loan with the Bank Partner address our short term liquidity concerns, we must carefully manage our liquidity to comply with the new agreements and achieve long-term stability.
•Non-compliance on the part of third parties with whom we conduct business disrupts our business and adversely affects our financial conditions and operating results.
•We do not currently have an interest rate risk hedging program or seek to hedge interest rate risks associated with our Bank Partner Agreements, and therefore are not protected against significant increases in interest rates.
•Worsening economic conditions from rising interest rates, a rising rate of inflation, or other potential causes of economic distress could raise Sunlight’s cost of capital and/or reduce or eliminate the willingness of Sunlight’s direct or indirect capital providers to continue funding loan volume at historical levels, thereby materially and adversely impacting Sunlight’s business, cash flows, financial condition and results of operations.
•The ongoing COVID-19 pandemic and other health epidemics and outbreaks, including the rise of variants of COVID-19, could adversely affect Sunlight’s business, results of operations and financial condition.
•While Sunlight has obtained amended terms under the Amended Bank Partner Agreements, if Sunlight is unable to facilitate the sale of loans held on its Bank Partner’s balance sheet to comply with the total loan cap and the Bank Partner is unwilling to further expand its loan capacity, Sunlight may be required to purchase all or a portion of these loans and/or may be unable to fund future Indirect Channel Loans.
•To the extent that Sunlight seeks to grow or strengthen its business and competitive position through future acquisitions, or other strategic investments, transactions or alliances, Sunlight may not be able to do so effectively.
•A material reduction in the retail price of electricity charged by electric utilities, other retail electricity providers or other energy sources as compared to potential savings for purchasing and using a solar system or an increase in pricing for purchasing and using a solar system above the cost of other energy sources could result in a lower demand for solar systems, which could have an adverse impact on Sunlight’s business, results of operations and financial condition.
•The reduction, modification or elimination of government incentives could cause our revenue to decline and harm our financial results.

•Existing regulations and policies and changes to these regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our loan products and services.
•The industries that Sunlight operates in are highly competitive and are likely to become more competitive. Additionally, if new entrants join these markets who have ready access to cheaper capital, competing successfully would become more difficult for Sunlight. Sunlight’s inability to compete successfully or maintain or improve Sunlight’s market share and margins could adversely affect its business.
•Disruptions in the operation of Sunlight’s computer systems and those of its critical third-party service providers and capital providers could have an adverse effect on Sunlight’s business.
•Sunlight’s growth is dependent on its contractor network and in turn the quality of the products and services they provide to their customers, and Sunlight’s failure to retain or replace existing contractors, to grow its contractor network or the number of Sunlight loans offered through its existing network, or increases in loan delinquencies due to any deficiencies in Sunlight’s contractor underwriting practices, could adversely impact Sunlight’s business.
•The current electrician shortage adversely impacts our business, financial condition, and results of operations.
•Sunlight’s capital advance program exposes it to potential losses in the event that a contractor fails to fully perform under its agreements with Sunlight or becomes insolvent prior to completion of the underlying installation or construction, which losses could have an adverse impact on Sunlight’s business, results of operations and financial condition.
•If contractors fail to fulfill their obligations to consumers or fail to comply with applicable law, Sunlight may incur remediation costs.
•Sunlight’s revenue is impacted, to a significant extent, by the general economy, including supply chain disruptions, and the financial performance of its capital providers and contractors.
•Our results of operations could be adversely affected by economic and political conditions globally and the effects of these conditions on our clients’ businesses and levels of business activity.
•Sunlight has never paid cash dividends on its capital stock, and does not anticipate paying dividends in the foreseeable future.
•Sunlight cannot guarantee that it will repurchase its common stock pursuant to Sunlight’s share repurchase program or that Sunlight’s share repurchase program will enhance long-term shareholder value. Share repurchases could also increase the volatility of the price of Sunlight’s common stock and could diminish Sunlight’s cash reserves.
•If assumptions or estimates Sunlight uses in preparing its financial statements are incorrect or are required to change, Sunlight’s reported results of operations, liquidity and financial condition may be adversely affected.

Risks Related to Sunlight and its Liquidity

As of December 31, 2022, we were out of compliance with certain financial covenants in our existing credit facility and Bank Partner Agreements. While we have consummated the Transactions contemplated by the Commitment & Transaction Support Agreement with the Bank Partner to address our compliance issues under the Bank Partner Agreement and replace the existing credit facility, the Amended Bank Partner Agreements (defined below) and our new credit facility with the Bank Partner, impose operating and financial restrictions on us. Our ability to manage our business in accordance with the terms of these new agreements is a key factor in achieving profitability.

At December 31, 2022, Sunlight was a party to the Loan and Security Agreement, dated as of April 26, 2021 (the “Loan and Security Agreement”), with a revolving credit lender, Silicon Valley Bank (“SVB”) that contains financial covenants that requires Sunlight to maintain minimum liquidity, EBITDA and available takeout commitment levels on a quarterly basis. As a result of the platform fee losses in the fourth quarter of 2022, Sunlight did not meet the EBITDA requirement as of December 31, 2022. Due to this covenant breach, SVB was contractually entitled to request for immediate repayment of the outstanding debt obligation. Sunlight has borrowed approximately $20.6 million under the Loan and Security Agreement, which matures in April 2023. In connection with the new Secured Term Loan with the Bank Partner Sunlight repaid $3.6 million outstanding under the Loan and Security Agreement and terminated the SVB Revolver and all agreements related thereto.

In addition, Sunlight is a party to the Bank Partner Agreements that originates solar and home improvement loans on its balance sheet through Sunlight’s proprietary technology platform Orange® (the “Indirect Channel Loans”), that it holds on its balance sheet until directed by us in the ordinary course of its business to sell them to investors. While the Bank Partner is the owner of the loans, Sunlight retains economic exposure to them until they are sold. At December 31, 2022, the Bank Partner held, pursuant to the Bank Partner Agreements, a portfolio of funded but unsold loans that in total exceed the loan cap in the Bank Partner Agreement, and Sunlight was unable to sell the loans and therefore was in default under the agreement. Effective April 25, 2023, Sunlight entered into the Amended Bank Partner Agreements and the Secured Term Loan with the Bank Partner to address our compliance issues under the Bank Partner Agreement and replace the existing credit facility with SVB.

While the Amended Bank Partner Agreements and the Secured Term Loan address our compliance issues under the agreements outstanding at December 31, 2022, they impose financial and other restrictive covenants upon us. These financial and other restrictive covenants place certain limitations on our operations and impose financial compliance requirements on us. Our ability to manage our business in accordance with the terms of these new agreements is a key factor in achieving profitability. Our ability to comply with these financial and other restrictive covenants may be affected by factors beyond our control, including prevailing economic, financial and industry conditions. We may fall out of compliance with these covenants in the future, which could materially and adversely affect our business, financial condition, and results of operations.

We have incurred a net loss and negative cash flows from operating activities in 2022. While we have consummated the Transactions contemplated by the Commitment & Transaction Support Agreement, these trends have continued into 2023 and will continue in the near term until we are able to fully benefit from the consummation of the Transactions.

We recorded a net loss of $315.9 million and negative cash flows from operations of $25.6 million for the year ended December 31, 2022, which includes a goodwill impairment charge of $445.8 million and a $32.4 million write-off of advances made to a contractor. This net loss was due to a number of factors, including the $32.4 million write-off of advances made to the contractor, the unprecedented speed and magnitude of interest rate increases since the second quarter of fiscal year 2022 that has reduced Sunlight’s Direct Channel capital provider capacity, increased Sunlight’s reliance on the Indirect Channel, and affected Sunlight’s ability to profitably monetize Indirect Channel loans originated at lower interest rates. As a result, Sunlight has experienced, and will continue to experience, losses and reduced cash generated from operations in the near term and will continue in the near term until we are able to fully benefit from the consummation of the Transactions.

While we have consummated the Transactions under the Commitment & Transaction Support Agreement with the Bank Partner, we must continue to work through the Backbook Loans and rapidly rising interest rate environment to stabilize our business and return to profitability. In our continuing efforts to do so, we may consider seeking strategic alternatives in order to sustain our business and we cannot predict the impact that such strategic alternative might have on Sunlight’s operations or the prices of Sunlight’s securities.

While we have consummated the Transactions under the Commitment & Transaction Support Agreement under which we entered into the Amended Bank Partner Agreements and a Secured Term Loan with the Bank Partner, we must continue to work through the Backbook Loans and rapidly rising interest rate environment to stabilize our business and return to profitability. In our continuing efforts to do so, we may consider seeking strategic alternatives in order to sustain our business. Sunlight cannot predict the impact that such strategic alternative might have on Sunlight’s operations or the prices of Sunlight’s securities.

Our limited liquidity is materially and adversely affecting our business operations. While we have consummated the Transactions contemplated by the Commitment & Transaction Support Agreement, we will continue to implement cost saving measures and the Board is continuing to review additional actions to maximize value for shareholders.

We require certain capital resources in order to operate our business and our limited liquidity is materially and adversely affecting our business operations. We are highly leveraged, and a substantial portion of our liquidity needs will arise from debt service on our outstanding indebtedness and from funding the costs of operations, working capital and capital expenditures. Our access to capital and debt markets is significantly limited. While we have consummated the Transactions under the Commitment & Transaction Support Agreement we must continue to carefully manage our liquidity and implement cost saving measures to preserve cash. The Board is continuing to review additional actions to maximize value for shareholders.

While the Amended Bank Partner Agreements and Secured Term Loan with the Bank Partner address our short term liquidity concerns, we must carefully manage our liquidity to comply with the new agreements and achieve long-term stability.

At December 31, 2022, our business was not generating enough cash flow from operations to service our Bank Partner Agreements and Loan and Security Agreement. Effective April 25, 2023, we entered into Amended Bank Partner Agreements and a Secured Term Loan with the Bank Partner. While the Amended Bank Partner Agreements and Secured Term Loan with the Bank Partner address our short term liquidity concerns, we must carefully manage our liquidity to comply with the new agreements and achieve long term stability. Our failure to comply with the new agreements could result in a default of our obligations under those agreements, which would adversely affect our business, financial condition and operating results, and our long-term stability.

Non-compliance on the part of third parties with whom we conduct business disrupts our business and adversely affects our financial conditions and operating results.

In September 2022, one of our largest contractors experienced a liquidity shortfall that caused the installer to substantially wind down its business by the end of that month and to begin liquidation of its business in October 2022. As a result, we determined we would be unable to collect all amounts advanced to it as part of Sunlight’s contractor advance program and took a non-cash charge of $32.4 million on such advances. Sunlight has re-underwritten all other contractors in the advance program and has taken actions to further reduce its exposure to counterparty risk, including by reducing advance limits, reducing the advance rate per job, increasing pricing for contractors in this program and eliminating advance eligibility for certain contractors. We also continue to proactively monitor contractors in this program for changes in their risk profile. However, despite these measures there are no assurances that other contractors may not default on their obligations to us, which could materially and adversely affect our business, financial condition and results of operations.

We do not currently have an interest rate hedging program or seek to hedge interest rate risks associated with our Bank Partner Agreements, and therefore are not protected against significant increases in interest rates.

We do not currently have an interest rate risk hedging program or seek to hedge interest rate risks associated with our Bank Partner Agreements. Accordingly, when interest rates rose rapidly during 2022 it caused us to incur significant losses associated with the sale of Indirect Channel Loans because of the interest rate gap between the time the underlying Indirect Channel loan were processed at a lower rate to a later time when Sunlight was able to monetize the Indirect Channel loan after the interest rates have increased. We are currently seeking to hedge interest rates going forward, however, there can be no assurance that our hedging activity will be effective, or that future market conditions or our financial condition in the future will enable us to maintain an effective interest rate risk hedging program, and we have already incurred significant losses by not having a hedging program in place.

Worsening economic conditions from rising interest rates, a rising rate of inflation, or other potential causes of economic distress could raise Sunlight’s cost of capital and/or reduce or eliminate the willingness of Sunlight’s direct or indirect capital providers to continue funding loan volume at historical levels, thereby materially and adversely impacting Sunlight’s business, cash flows, financial condition and results of operations.

While interest rates have historically been low in recent years, various economic factors have recently resulted in a significant increase in the rate of inflation and interest rates, and may also increase unemployment, all of which could reduce consumer credit ratings, credit availability, and has, and may continue to, negatively impact the ability of Sunlight’s direct capital providers to continue funding loan volume at historical levels, which may adversely affect Sunlight’s margins, ability to facilitate new loans as forecasted and/or that are of the credit quality desired by Sunlight’s capital providers. Sunlight’s loans through the indirect channel are exposed to interest rate risk during the time of credit approval through loan funding until loan-sale, due to prices being set at the credit approval event at which time the value of the loan may have changed materially and therefore result in a lower or negative margin. As Sunlight’s capital providers adjust pricing to account for an increasing cost of funds to such capital providers and potential increased credit risk, or reduce or halt their loan volume commitments to Sunlight, it may erode Sunlight’s margins and negatively impact Sunlight’s future financial performance and the price of Sunlight’s Class A Common Stock, especially if Sunlight is unable to sufficiently raise the interest rate paid by homeowners who elect to finance their residential solar system with a loan offered by Sunlight while maintaining loan volume. Increased interest rates on residential solar loans may mean reduced savings to homeowners on their utility bills and over the life of the system, which could negatively impact demand for residential solar systems and therefore Sunlight solar loans. As well, in the event unemployment increases, this potential reduction in demand could be exacerbated. Both margin compression and/or reduction in demand for residential solar systems could have a material and adverse impact on the financial results of the Company.

The ongoing coronavirus (“COVID-19”) pandemic and other health epidemics and outbreaks, including the rise of variants of COVID-19, could adversely affect Sunlight’s business, results of operations and financial condition.

The ongoing COVID-19 pandemic continues to be a rapidly evolving situation. The COVID-19 pandemic and efforts to respond to it have resulted in widespread adverse impacts on the global economy and on Sunlight’s employees, capital providers, contractors, target consumer base, third-party vendors (“vendors”) and other parties with whom Sunlight has business relations. Social distancing guidelines, stay-at-home orders and similar government measures associated with the COVID-19 pandemic, as well as actions by individuals to reduce their potential exposure to the virus, contributed to a decline in credit applications and funded volumes in the first and second quarters of 2020. For solar system loans, Sunlight attributes this decline to a significant disruption to solar systems contractors’ sales model, which prior to such public health orders associated with the COVID-19 pandemic had been to sell solar systems primarily door to door, resulting in a decrease in the number of solar system sales and installations and, consequently, a decrease in credit applications and funded loans. Credit applications and funded loans for home improvements were similarly adversely affected. Sunlight believes that the decline in credit applications and funded loans was primarily attributable to consumers’ efforts to avoid infection in the early periods of the COVID-19 pandemic, as sales for large portions of the market tended to be conducted in person at potential consumers’ homes and at home sales conventions, which were canceled.

In response to the COVID-19 pandemic, Sunlight and its contractors have modified certain business and workforce practices (including those related to solar system sales, installation and servicing solar systems and employee work locations) to conform to government restrictions and best practices encouraged by governmental and regulatory authorities in the markets in which Sunlight offers loan products. Such modifications on the solar systems side, including converting to a technology-based sales model, have largely allowed contractors offering Sunlight loan products to continue to sell and install solar systems and, accordingly, for Sunlight to continue to offer related loans. However, in 2021, the residential solar and home improvement industries saw a slow-down in installations and project completions associated, Sunlight believes, with supply chain issues whereby needed components or other goods required by contractors to complete projects were either unavailable or took longer to obtain than originally anticipated. Additionally, in the second half of 2021, access to trained workers became more limited and further slowed the installation and build processes and, in the residential solar industry, the ability to connect residential solar systems to local power grids on a timely basis. These challenges have caused a slow-down in Sunlight contractor partners’ ability to install systems and, in some instances, the cancellation of installations by their homeowner customers. The slow-down of installations of solar systems or other home improvements or the cancellations of projects translates to a delay in funded loans and Sunlight’s ability to earn an associated platform fee. If the COVID-19 pandemic or other health epidemic or outbreaks are significantly prolonged, or more stringent health and safety guidelines are adopted, Sunlight and its solar systems contractors’ ability to continue selling and installing solar systems and home improvements may be adversely impacted, which could have a corresponding adverse impact on solar system and home improvement credit applications for Sunlight loans and Sunlight funded loans and could have a material adverse effect on Sunlight’s business, cash flows, liquidity, financial condition and results of operations.

Sunlight is currently unable to predict the full impact that the COVID-19 pandemic will have, directly or indirectly, on its partners, supply channels, the capital markets generally or otherwise, or on Sunlight’s business, cash flows, liquidity, financial condition and results of operations. The ultimate impact will depend on future developments, including, among other things, the efficacy of full administration of the COVID-19 vaccines, the spread of vaccine resistant strains of the virus, ultimate duration of the COVID-19 pandemic, the depth and duration of the economic downturn and other economic effects of the COVID-19 pandemic, the consequences of governmental and other measures designed to prevent the spread of the COVID-19 pandemic, actions taken by governmental authorities, capital providers, contractors, vendors and other parties with whom Sunlight has business relations, Sunlight’s ability and the ability of its capital providers, contractors, target consumer base, vendors and other parties with whom Sunlight has business relations to adapt to operating in a changed environment, and the timing and extent to which normal economic and operating conditions resume.

If market demand for residential solar systems generally does not continue to develop as anticipated by Sunlight or takes longer to develop than Sunlight anticipates, Sunlight may not be able to originate loans for the purchase and installation of solar systems at the rate anticipated, which may have an adverse impact on the financial results of the Company.

The solar systems market is at a relatively early stage of development. If market demand for solar systems fails to continue to develop sufficiently or takes longer to develop than Sunlight anticipates, Sunlight may be unable to facilitate the origination of loans for the purchase and installation of solar systems to grow its business at the rate Sunlight anticipates.

Many factors may affect the demand for solar systems, including the following:

•monthly and/or lifetime savings potential of purchasing and using a solar system, which is associated with the availability of (i) residential solar support programs, including government targets, subsidies, incentives in the form of tax credits, grants or similar programs, renewable portfolio standards and residential net metering rules and (ii) cost efficient equipment and solar loans on terms favorable to the consumers;
•the relative pricing of other conventional and non-renewable energy sources, such as natural gas, coal, oil and other fossil fuels, wind, utility-scale solar, nuclear, geothermal and biomass;
•performance, reliability and availability of energy generated by solar systems compared to conventional and other non-solar renewable energy sources;
•availability and performance of energy storage technology, the ability to implement such technology for use in conjunction with solar systems and the cost competitiveness such technology provides to consumers as compared to costs for those consumers reliant on the conventional electrical grid or other sources of energy;
•general economic conditions and the level of interest rates available to consumers to finance the purchase of solar systems and home improvements; and
•the desirability of relying principally on renewable energy resources.

Sunlight cannot be certain if historical growth rates reflect future opportunities in the solar industry or whether growth anticipated by Sunlight will be fully realized. The failure or delay of solar systems to continue on a path towards increasing adoption could have a material adverse effect on Sunlight’s business, results of operations and financial condition.

During the year ended December 31, 2022, Sunlight funded approximately 26.8% of its total solar system loan volume and 76.7% of its home improvement loan volume in the Indirect Channel through its Bank Partner Agreements. A reduction or elimination of loan volume capacity from such Bank Partner as a result of worsening economic conditions and credit tightening could adversely impact Sunlight’s margins, future financial performance, and the price of Sunlight’s Class A Common Stock. While Sunlight has obtained amended terms under the Amended Bank Partner Agreements Sunlight must still arrange for the sale of solar system loans to a third party and the sale of certain home improvement loans to a third party to comply with the applicable total loan cap. If Sunlight is unable to facilitate the sale of loans held on its Bank Partner’s balance sheet and the bank is unwilling to further expand its loan capacity, Sunlight may be required to purchase all or a portion of these loans and/or may be unable to fund future Indirect Channel Loans. In addition, Sunlight is required to purchase solar system loans and home improvement loans funded through its Bank Partner Agreements under certain conditions. If any of these events were to occur, including under the terms of the Amended Bank Partner Agreements, they would have a material adverse impact on Sunlight’s liquidity and financial condition.

A portion of solar system loans originated through Sunlight’s Platform and all home improvement loans originated through Sunlight’s Platform are funded by Sunlight’s Bank Partner Agreements, and will continue to be funded under the Amended Bank Partner Agreements, whereby loans are originated by Sunlight’s Bank Partner but held for sale to a third party. The terms of Sunlight’s Bank Partner Agreements during 2022 provided that such sales must occur within a certain period of time, subject to certain exceptions (180 days from origination for solar system loans and home improvement loans that have been on its Bank Partner’s balance sheet for greater than 12 months). The amended terms of Sunlight’s Bank Partner Agreements provide that such sales must occur within a certain period of time, subject to certain exceptions (initially 360 days from origination, reducing to 210 days from origination on the 181st day after the Amended Bank Partner Agreements became effective). While Sunlight has not been required to date to purchase solar system loans from its Bank Partner due to the expiration of Sunlight’s Bank Partner’s agreed hold period, Sunlight cannot be certain that fluctuations in the credit markets or other market, regulatory or business factors will not impede Sunlight’s ability to source such third-party purchasers in the future at favorable selling prices, which could result in Sunlight being required to purchase all or part of such unsold loans, or result in Sunlight being unable to fund future Indirect Channel Loans, which would have a material adverse impact on Sunlight’s liquidity and financial condition. Sunlight’s arrangements with its Bank Partner during 2022 also required that Sunlight purchase solar loans when subject to charge-off by Sunlight’s Bank Partner, and with respect to home improvement, any loan that becomes 60 days delinquent. For the year ended December 31, 2020, Sunlight repurchased, and wrote off, 49 loans from its Bank Partner, totaling $1.1 million, associated with the repurchase obligation concerning charge-offs and delinquencies. For the year ended December 31, 2021, Sunlight repurchased, and wrote off, 71 loans from its Bank Partner, totaling $1.5 million associated with the repurchase obligation concerning charge-offs and delinquencies. For the year ended December 31, 2022, Sunlight repurchased, and wrote off, 113 loans from its Bank Partner, totaling $3.0 million associated with the repurchase obligation concerning charge-offs and delinquencies. The Amended Bank Partner Agreements require Sunlight to repurchase loans (i) that fail to meet the standards set forth in the program guidelines set forth in the Amended Bank Partner Agreements, (ii) that the Bank Partner determines in good faith that any fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to such loan, materially and adversely affecting loan quality, has taken place on the part of the borrower or that would impair the rights of the Bank Partner, and (iii) that the Bank Partner has repurchased from a loan purchaser pursuant the Amended Bank Partner Agreements. Sunlight acts as the administrator for its Bank Partner’s portfolio of Sunlight-facilitated loans, and Sunlight has access to comprehensive daily reporting regarding those loans, which allows it to track the status of loans, including days from origination, and monitors the performance of those loans on a loan-level basis.

Sunlight cannot predict whether indirect funding capital providers will continue to purchase solar system and home improvement loans from Sunlight’s Bank Partner. In addition, Sunlight’s indirect funding program agreements contain covenants and agreements relating to the origination of such loans and Sunlight’s financial condition. If Sunlight materially breaches these conditions and fails to cure them in the time allotted, the relevant capital provider may terminate its relationship with Sunlight and new capital providers may be unwilling to purchase solar system and home improvement loans from Sunlight’s Bank Partner. Such covenants and agreements generally include, among others, obligations related to funding volumes, concentration limits on certain loan products, Fair Isaac Corporation (“FICO”) score requirements, agreements related to Sunlight’s legal compliance in the origination process, underwriting requirements and milestone or other payment requirements. If an existing indirect capital provider terminates its relationship with Sunlight and Sunlight is unable to procure alternative agreements with new purchaser(s) of solar system and home improvement loans or increase commitments from other existing indirect capital providers in a timely manner and on acceptable terms, or at all, Sunlight’s business and results of operations could be materially and adversely affected.

Sunlight initiated its home improvement business in 2019 and its Bank Partner has originated approximately $278.5 million in home improvement loans through December 31, 2022. In February 2021, Sunlight entered into an indirect funding program agreement with a capital provider for the purchase of up to $400 million in home improvement loans from Sunlight’s Bank Partner Agreement over an 18-month period. Sunlight is currently in negotiations to extend the solar and home improvement funding program agreements with such capital provider. Additionally, in the fourth quarter of fiscal year 2021, Sunlight entered into a direct funding agreement with a capital provider for the purchase of home improvement loans; however, during the first quarter of 2023, this capital provider elected to pause funding of home improvement loans. Based on market changes and shifts in credit appetite, Sunlight cannot predict whether its direct capital provider for home improvement loans will elect to continue its commitment in the future or whether Sunlight will be able to establish alternative direct funding relationships. In addition, Sunlight’s indirect home improvement loan funding program agreement contains covenants and agreements related to the origination of such loans and Sunlight’s financial condition similar to those described in the above paragraph with respect to program agreements for the purchase of solar system loans. If Sunlight’s existing indirect home improvement loan capital provider terminates its relationship with Sunlight and Sunlight is unable to procure alternative agreements with new third-party purchaser(s) of home improvement loans in a timely manner and on acceptable terms, or at all, or Sunlight is unable to procure alternative direct funding sources for its home improvement loans, then, Sunlight may be required to purchase any home improvement loans (with certain exceptions) that have been on its Bank Partner’s balance sheet for greater than 12 months, which could materially and adversely affect Sunlight’s liquidity and financial condition.

Restrictive covenants in certain of Sunlight’s debt agreements could limit its growth and its ability to finance its operations, fund its capital needs, respond to changing conditions and engage in other business activities that may be in Sunlight’s best interests, and failure to comply with any of these restrictions could result in acceleration of Sunlight’s debt.

Sunlight’s Secured Term Loan imposes operating and financial restrictions on Sunlight. These restrictions limit Sunlight’s ability to, among other things:
•dispose of assets;
•make changes in business, management or business locations;
•incur additional indebtedness;
•make investments or loans;
•create liens;
•consummate mergers and acquisitions and events constituting a change of control;
•make restricted payments;
•make investments in unrestricted subsidiaries;
•enter into transactions with affiliates;
•make capital expenditures; and
•use the proceeds of asset sales.

Sunlight may be prevented from taking advantage of business opportunities that arise because of the limitations imposed by the restrictive covenants under its corporate debt agreement. The restrictions contained in the covenants could, among other things:
•limit Sunlight’s ability to plan for, or react to, market conditions or meet capital needs or otherwise restrict Sunlight’s activities or business plan; and
•adversely affect Sunlight’s ability to finance its operations, enter into acquisitions or divestitures or engage in other business activities that would be in Sunlight’s best interest.

A breach of any of these covenants or Sunlight’s inability to comply with the required financial ratios or financial condition tests could result in a default under Sunlight’s Secured Term Loan that, if not timely cured or waived, could result in acceleration of all indebtedness outstanding thereunder and cross-default rights under other debt arrangements of Sunlight. In addition, in the event of an event of default under Sunlight’s Secured Term Loan, the Bank Partner could accelerate such indebtedness and require repayment of all borrowings outstanding thereunder. Sunlight cannot be certain that it will have cash available in the future to repay its debt facility in the event that it becomes necessary to do so. If the amounts outstanding under Sunlight’s Secured Term Loan or any of its other indebtedness, whether now or in the future, were to be accelerated and Sunlight did not have sufficient assets to repay in full the amounts owed to the lenders or to other debt holders, such parties could foreclose on the collateral granted by Sunlight to such debt holders, which could materially adversely affect Sunlight’s liquidity and financial condition or its ability to qualify as a going concern.

Fraudulent activity has become more sophisticated in the financial services industry and, if experienced at a material level by Sunlight or its capital providers in connection with loans originated through Sunlight’s Platform, it could negatively impact Sunlight’s reputation and business. Further, Sunlight could be subject to fraud by internal actors, which could also negatively impact its reputation and business.

Fraud occurs in the financial services industry and has increased as perpetrators become more sophisticated. Sunlight is subject to the risk of fraudulent activity generally perpetrated on participants in the financial markets and with respect to the policies and business practices of contractors, vendors and other third parties handling consumer information. Sunlight has experienced some immaterial fraud where fraudulent actors have obtained consumer personal identifying information in order to obtain fraudulent project payments from Sunlight. Sunlight has adopted increased fraud detection processes in both its commercial risk management and consumer underwriting processes in response to these events and the reported increase of fraud in the financial market. However, Sunlight’s resources, technologies and fraud prevention tools may be insufficient to accurately detect and prevent fraud in the future. The level of Sunlight’s fraud charge-offs could increase, and results of operations could be materially adversely affected if fraudulent activity were to significantly increase. High profile fraudulent activity also could negatively impact Sunlight’s brand and reputation, and negatively impact its business, results of operations and financial condition.

Further, Sunlight cannot be certain that it will not be subject to fraud from internal actors in the future. Any such fraud conducted could have a material negative impact on Sunlight’s reputation or business.

If the consumer underwriting and loan origination processes Sunlight uses contain errors or incorrect inputs from consumers or third parties (e.g., credit bureaus), Sunlight’s reputation and relationships with capital providers and contractors could be harmed. Further, economic changes resulting in increases in default rates could increase Sunlight’s cost of capital.

Sunlight’s ability to attract capital providers on economic terms consistent with its current capital provider funding facilities in part is dependent on Sunlight’s ability to effectively evaluate a consumer’s credit profile and likelihood of default and potential loss in accordance with Sunlight’s capital provider’s origination policies. To conduct this evaluation, Sunlight uses FICO scores and various credit bureau attributes. If any of the credit decisioning attributes Sunlight uses contain errors or the data provided by consumers or third parties (such as credit bureaus) is incorrect or stale, Sunlight’s approvals or denials may be determined inappropriately. Additionally, following the date of the credit report that Sunlight obtains and reviews, a consumer may default on, or become delinquent in the payment of, a pre-existing debt obligation, take on additional debt, lose his or her job or other sources of income, or experience other adverse financial events. If such inaccuracies or events are not detected prior to loan funding, the loan may have a greater risk of default than expected. Greater defaults could damage Sunlight’s reputation and relationships with contractors and capital providers, causing a decrease in Sunlight’s ability to originate loans, or result in an increase to Sunlight’s cost of capital causing a decrease in Sunlight margins.

Further, Sunlight’s cost of capital is also determined in part based on the default averages in Sunlight’s consumer loan borrower portfolio. If general economic conditions worsen significantly, or other events occur, resulting in an increase in delinquencies and defaults by Sunlight’s consumer loan borrowers and Sunlight is not able to adjust its underwriting processes to address the change in credit environment, Sunlight’s cost of capital may increase. Increases in Sunlight’s cost of capital may cause a decrease in Sunlight’s margins and have a material adverse effect on Sunlight’s business, results of operations and financial condition.

Sunlight’s risk management processes and procedures may not be effective.

Sunlight’s risk management processes and procedures seek to appropriately balance risk and return and mitigate risks, and intend to identify, measure, monitor and control the types of risk to which Sunlight, its contractors and its capital providers are subject, including credit risk, market risk, liquidity risk, strategic risk and operational risk. Credit risk is the risk of loss that arises when an obligor fails to meet the terms of an obligation. Market risk is the risk of loss due to changes in external market factors such as interest rates and inflation. Liquidity risk is the risk that financial conditions are adversely affected by an inability, or perceived inability, to meet obligations and support business growth. Strategic risk is the risk from changes in the business environment, improper implementation of decisions or inadequate responsiveness to changes in the business environment. Operational risk is the risk of loss arising from inadequate or failed processes, people or systems, external events (e.g., natural disasters), compliance, reputational or legal matters and includes those risks as they relate directly to Sunlight as well as to third parties with whom Sunlight contracts or otherwise does business.

Management of Sunlight’s risks depends, in part, upon the use of analytical and forecasting models. If these models are ineffective at predicting future losses or are otherwise inadequate, Sunlight may incur unexpected losses or otherwise be adversely affected. In addition, the information Sunlight uses in managing its credit and other risks may be inaccurate or incomplete as a result of error or fraud, both of which may be difficult to detect and avoid. There also may be risks that exist, or that develop in the future, that Sunlight has not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If Sunlight’s risk management framework does not effectively identify and control its risks, Sunlight could suffer unexpected losses or be adversely affected, which could have a material adverse effect on its business, results of operations and financial condition.

To the extent that Sunlight seeks to grow or strengthen its business and competitive position through future acquisitions, or other strategic investments, transactions or alliances, Sunlight may not be able to do so effectively.

Sunlight may in the future seek to grow its business by exploring potential acquisitions or other strategic investments, transactions or alliances. Sunlight may not be successful in identifying businesses or opportunities that meet its acquisition, expansion or partnership criteria. In addition, even if a potential acquisition target or other strategic investment or transaction is identified, Sunlight may not be successful in completing such acquisition, transaction, or integrating such new business or other investment in a way that allows Sunlight to realize the full benefits from such acquisition or transaction. Sunlight may face significant competition for acquisition and other strategic transaction or investment opportunities from other well-capitalized companies, many of which have greater financial resources and greater access to debt and equity capital to secure and complete acquisitions or other strategic investments. As a result of such competition, Sunlight may be unable to acquire certain assets or businesses, or take advantage of other strategic transaction or investment opportunities that Sunlight deems attractive; the purchase price for a given strategic opportunity may be significantly elevated; or certain other terms or circumstances may be substantially more onerous. Any delay or failure on Sunlight’s part to identify, negotiate, finance on favorable terms, consummate and integrate any such acquisition, or other strategic investment, transaction or opportunity could impede Sunlight’s growth or negatively impact its business, results of operations and financial condition.

Even if Sunlight completes future acquisitions or strategic transactions, it may not ultimately strengthen its competitive position or achieve its goals and business strategy; Sunlight may be subject to claims or liabilities assumed from an acquired company, product, or technology; acquisitions or strategic transactions Sunlight completes could be viewed negatively by its customers, investors, and securities analysts; and Sunlight may incur costs and expenses necessary to address such concerns and/or an acquired company’s failure to comply with laws and governmental rules and regulations, including litigation expenses. Additionally, Sunlight may be subject to litigation or other claims in connection with the acquired company or any completed strategic transaction, including claims from terminated employees, former or existing stockholders or other third parties, which may differ from or be more significant than the risks Sunlight’s business faces. If Sunlight is unsuccessful at integrating future acquisitions, or the technologies and operations associated with such acquisitions, or completing desirable strategic investments or transactions, in a timely manner, the revenue and operating results Sunlight or, in the case of an acquisition, of the combined company, could be adversely affected. Any integration or strategic investment or transaction process may require significant time and resources, which may disrupt Sunlight’s ongoing business and divert management’s attention, and Sunlight may not be able to manage the integration or strategic investment or transaction process successfully or in a timely manner. Sunlight may not successfully evaluate or utilize the acquired technology or personnel, realize anticipated synergies from the acquisition, or accurately forecast the financial impact of an acquisition transaction and integration of such acquisition or strategic investment or transaction, including accounting charges and any potential impairment of goodwill and intangible assets recognized in connection with such acquisitions or strategic investments or transactions. Sunlight may have to pay cash, incur debt, or issue equity or equity-linked securities to pay for any future acquisitions, strategic investments or transaction, each of which could adversely affect its financial condition, the market price or continued public listing of its Class A Common Stock. Furthermore, the sale of equity or issuance of equity-linked debt to finance any future acquisitions, strategic investments or transactions, could result in dilution to Sunlight’s stockholders. The occurrence of any of these risks could harm Sunlight’s business, operating results, and financial condition.

Risks Related to the Solar Energy Generation Industry

A material reduction in the retail price of electricity charged by electric utilities, other retail electricity providers or other energy sources as compared to potential savings for purchasing and using a solar system or an increase in pricing for purchasing and using a solar system above the cost of other energy sources could result in a lower demand for solar systems, which could have an adverse impact on Sunlight’s business, results of operations and financial condition.

Decreases in the retail price of electricity from electric utilities, from other retail electricity providers or other sources of energy, currently existing or as may be developed, including other renewable energy sources, as compared to the potential price of purchasing a solar system using solar system loan financing, could make solar systems less economically attractive to consumers. Reductions in consumer costs associated with traditional or other sources of power may stem from an increase in availability due to an increase in generation of such power sources, a legislated reduction in rates or special programs offered to consumers among other potential industry shifts.

Similarly, an increase in pricing associated with purchasing a solar system financed with a loan as compared to the cost to consumers of other power sources, or the cost to consumers of using a solar system pursuant to solar power purchase agreements or leases, could reduce demand for solar systems. Sunlight’s business has benefited from the declining cost of solar system components, which has been a key driver in consumer adoption of solar systems. To the extent such costs stabilize, decline at a slower rate or increase, Sunlight’s future growth may be negatively impacted. An increase in cost to the consumer purchasing a solar system financed by a loan could be as a result of, among others:
•a decline or delay in raw materials available to manufacture the various components of solar systems;
•an increase in tariff penalties or duties on components of solar systems imported from other countries, which could also increase the pricing of components produced domestically associated with an increase in demand for such components;
•the expiration or unavailability of, or adverse changes in, economic or governmental incentives, including those in the form of tax credits, grants or similar programs, which may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy, or other factors that have the impact of decreasing the ultimate price of purchasing or using a solar system to the consumer;
•adverse changes in the rules related to net metering by which residential solar systems are paid (via a reduction in the homeowner/consumer’s utility bill) for power returned by the homeowner to the local power grid from operation of the homeowner’s residential solar system;

•a shortage of skilled labor to install solar systems, which could have the impact of increasing demand on existing skilled labor and increasing the cost of installation of solar systems;
•an increase in costs associated with contractor infrastructure, including as related to the potential for additional regulation, lawsuits or other unforeseen developments; and
•an increase in interest rates that Sunlight’s capital providers charge consumers on loan products offered through Sunlight for financing residential solar systems.

A decrease in the price of traditional power sources or other renewable energy sources that make such sources cost less to the consumer than the purchase of a solar system with loan financing or an increase in prices to purchase a solar system with loan financing could decrease the attractiveness of the purchase and installation of such systems by consumers, which in turn may slow Sunlight’s growth and have an adverse impact on its business and results of operations.

The residential solar system loan industry and the home improvement industry are subject to seasonality and other industry factors that may cause Sunlight’s operating results and its ability to grow to fluctuate from quarter to quarter and year to year. These fluctuations may cause Sunlight’s future performance to be difficult to predict and cause its operating results for a particular period to fall below expectations.

Sunlight’s quarterly and annual operating results are subject to seasonality and other factors that make them difficult to predict and may fluctuate significantly in the future. Sunlight has experienced seasonal and quarterly fluctuations in the past and expects to experience such fluctuations in the future. In addition, Sunlight believes that the impacts of climate change will result in further unpredictability as related to the seasonality of the residential solar system and home improvement-related industries, including the related financing industry. Credit applications generally peak for a given year during the summer and are at their lowest point toward the end of the year. Because of the lag between credit applications and installation, fundings generally peak toward the end of the year and are at their lowest point during the spring. In addition to the other risks described herein, the following factors could cause Sunlight’s operating results to fluctuate:
•expiration or initiation of any governmental rebates or incentives;
•significant fluctuations in consumer demand for solar systems and/or home improvements;
•Sunlight’s contractors’ ability to complete installations of solar systems and/or home improvements in a timely manner;
•financial market fluctuations that may impact the availability of desirable solar system and/or home improvement loan products for consumers or increase the cost of capital to Sunlight, thereby decreasing Sunlight’s margins;
•actual or anticipated developments in Sunlight’s competitors’ businesses, technology, loan products, pricing or other initiatives relevant to the solar system or home improvement lending competitive landscape;
•natural disasters or other weather or meteorological conditions impacting solar system or home improvement industries; and
•general economic downturns, which could negatively impact the availability of, or cost of, capital, including in response to rising delinquencies and defaults in the market, thereby making it more difficult for Sunlight to originate loans or to do so on economic terms that are favorable to Sunlight.

For these or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of Sunlight’s future performance.

The reduction, modification or elimination of government incentives could cause our revenue to decline and harm our financial results.

The market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, depends in large part on the availability and size of government mandates and economic incentives because, at present, the cost of solar power generally exceeds retail electric rates in many locations and wholesale peak power rates in some locations. Incentives and mandates vary by geographic market. Various government bodies in most of the countries where we do business have provided incentives in the form of feed-in tariffs, rebates, and tax credits and other incentives and mandates, such as renewable portfolio standards and net metering, to end-users, distributors, system integrators, and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. These various forms of support for solar power are subject to change (as, for example, occurred in 2015 with Nevada’s decision to change net energy metering; in 2017 with California's adoption of new time-of-use rates that reduced the price paid to solar system owners for mid-day electricity production; in 2020 with California's adoption of building standards requiring the installation of solar systems on new homes; and net metering policy changes designed to materially reduce the benefit available under net metering in the states of California (which takes effect April 2023) and Florida (where the proposal was vetoed in April 2022), and are expected in the longer term to decline. Even changes that may be viewed as positive (such as extensions of U.S. tax credits related to solar power) can have negative effects if they result, for example, in delaying purchases that otherwise might have been made before expiration or scheduled reductions in such credits. Governmental decisions regarding the provision of economic incentives often depend on political and economic factors that we cannot predict and that are beyond our control. The reduction, modification, or elimination of grid access, government mandates, or economic incentives in one or more of our customer markets would materially and adversely affect the growth of such markets or result in increased price competition, either of which could cause our revenue to decline and materially adversely affect our business and financial results.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our loan products and services.

The market for electric generation products is heavily influenced by federal, state, and local government laws, regulations, and policies concerning the electric utility industry in the United States and abroad, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation, and changes that make solar power less competitive with other power sources could deter investment in the research and development of alternative energy sources as well as customer purchases of solar power technology, which could in turn result in a significant reduction in the demand for our loan products and services. The market for electric generation equipment is also influenced by trade and local content laws, regulations, and policies that can discourage growth and competition in the solar industry and create economic barriers to the purchase of solar power products, thus reducing demand for our loan products. In addition, on-grid applications depend on access to the grid, which is also regulated by government entities. We anticipate that solar power products and their installation will continue to be subject to oversight and regulation in accordance with federal, state, local, and foreign regulations relating to construction, safety, environmental protection, utility interconnection and metering, trade, and related matters. Any new regulations or policies pertaining to solar power products may result in significant additional expenses to our business partners and our customers, which could cause a significant reduction in demand for our loan products.

Because Sunlight’s business is heavily concentrated on consumer lending in the U.S. solar system and home improvement industries, Sunlight’s results are more susceptible to fluctuations in those markets than a more diversified company would be.

Sunlight’s business is currently concentrated on supporting consumer lending in the U.S. solar system and home improvement industries. As a result, Sunlight is more susceptible to fluctuations and risks particular to U.S. consumer credit than a more diversified company would be, and more specifically as to factors that may drive the demand for solar systems and home improvements. Sunlight’s business concentration could have an adverse effect on its business, results of operations and financial condition.

The industries that Sunlight operates in are highly competitive and are likely to become more competitive. Additionally, if new entrants join these markets who have ready access to cheaper capital, competing successfully would become more difficult for Sunlight. Sunlight’s inability to compete successfully or maintain or improve Sunlight’s market share and margins could adversely affect its business.

The consumer lending industry is highly competitive and increasingly dynamic as emerging technologies continue to enter the marketplace. Technological advances and heightened e-commerce activities have increased consumers’ accessibility to products and services, which has intensified the desirability of offering loans to consumers through digital-based solutions. Sunlight faces competition in areas such as financing terms, promotional offerings, fees, approval rates, speed and simplicity of loan origination, ease-of-use, marketing expertise, service levels, products and services, technological capabilities and integration, customer service and support, compliance capabilities, brand and reputation. Sunlight’s existing and potential competitors may decide to modify their pricing and business models to compete more directly with Sunlight’s model or offer similar promotions and ancillary services. If Sunlight is unable to compete effectively to attract contractors to sell Sunlight loans to their consumer customers, Sunlight’s results of operations and financial condition could be materially adversely affected.

Sunlight’s success in the residential solar systems point of sale lending industry is in part due to Sunlight’s low cost of capital. While the barriers to entry in this business are high, if new entrants with access to cheaper capital enter the market, such as a depository institution whether organically or through acquisition of Sunlight competitors (thereby giving Sunlight competitors access to lower cost capital), competing could become more difficult for Sunlight. A new market entrant with a lower cost of capital could discount pricing to a level below which Sunlight would be able to match and maintain its margins or such entrant could maintain pricing but make more revenue on each loan. Sunlight’s inability to compete successfully with these tactics by lowering its own cost of capital or competing on other terms that are valuable to solar systems contractors such as user-friendly, best-in-market technology or by providing valuable ancillary services, could materially negatively impact Sunlight’s business.

Risks Related to Sunlight’s Technology and Intellectual Property

Developments in technology or improvements in the solar energy generation industry, including energy storage and distributed solar power, may adversely affect demand for Sunlight’s loans.

Significant developments in technology, such as advances in distributed solar power generation, energy storage solutions such as batteries, energy storage management systems, the widespread use or adoption of fuel cells for residential properties or improvements in other forms of distributed or centralized power production may materially and adversely affect demand for solar systems and, in turn, the demand for loans originated through Sunlight’s Platform, which may negatively impact Sunlight’s business, results of operations and financial condition.

Additionally, recent technological advancements may impact Sunlight’s business in ways Sunlight does not currently anticipate. Any failure by Sunlight to adopt or have access to assist consumers to finance new or enhanced technologies or processes, or to react to changes in existing technologies, could have a material adverse effect on Sunlight’s business, results of operations and financial condition.

Cyber-attacks and other security breaches could have an adverse effect on Sunlight’s business.

In the normal course of Sunlight’s business, Sunlight collects, processes and retains sensitive and nonpublic personal consumer information. Although Sunlight devotes significant resources and management focus to ensuring the integrity of its systems through information security and business continuity programs, Sunlight’s facilities and information technology systems, and those of capital providers, contractors and third-party service providers, may be subjected to external or internal security breaches and cyber-attacks, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors and other similar events that result in the disclosure of sensitive and confidential information. Sunlight also faces security threats from malicious third parties that could attempt to obtain unauthorized access to Sunlight systems and networks, which threats have increased significantly in recent years and which Sunlight anticipates will continue to grow in scope and complexity over time. These events could interrupt Sunlight’s business and/or operations, result in significant legal and financial exposure, supervisory liability, other government or regulatory fines and penalties, damage to its reputation and a loss of confidence in the security of Sunlight’s systems and ability to facilitate the origination of loans. Although Sunlight has not experienced such adverse events to date, no assurance can be given that these events will not have a material adverse effect on Sunlight in the future.

Information security risks in the financial services industry have increased recently, in part because of new technologies, the use of the internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized criminals, perpetrators of fraud, hackers, terrorists and others. In addition to cyber-attacks and other security breaches involving the theft of sensitive and confidential information, hackers recently have engaged in attacks that are designed to disrupt key business services, such as consumer-facing websites. Sunlight, contractors, capital providers and vendors may not be able to anticipate or implement effective preventive measures against all security breaches of these types, especially because the techniques used change frequently and because attacks can originate from a wide variety of sources. Sunlight employs detection and response mechanisms designed to contain and mitigate security incidents. Nonetheless, early detection efforts may be thwarted by sophisticated attacks and malware designed to avoid detection. Sunlight also may fail to detect the existence of a security breach related to the information of capital providers, contractors and consumers that Sunlight retains as part of its business and may be unable to prevent unauthorized access to that information.

Sunlight also faces risks related to cyber-attacks and other security breaches that typically involve the transmission of sensitive information regarding borrowers through various third parties, including Sunlight’s various service providers engaged to support Sunlight’s underwriting and other technological and operational processes. Because Sunlight does not control these third parties or oversee the security of their systems, future security breaches or cyber-attacks affecting any of these third parties could impact Sunlight through no fault of its own, and in some cases Sunlight may have exposure and suffer losses for breaches or attacks relating to them. While Sunlight regularly conducts security assessments of significant third-party service providers, no assurance is given that Sunlight’s third-party information security protocols are sufficient to prevent a service provider from experiencing a cyber-attack or other security breach.

Disruptions in the operation of Sunlight’s computer systems and those of its critical third-party service providers and capital providers could have an adverse effect on Sunlight’s business.

Sunlight’s ability to facilitate the origination of loans and otherwise operate Sunlight’s business and comply with applicable laws depends on the efficient and uninterrupted operation of Sunlight’s computer systems and critical third-party service providers that support these processes. These Sunlight or third-party computer systems may encounter service interruptions at any time due to system or software failure, natural disasters, severe weather conditions, health pandemics, terrorist attacks, cyber-attacks or other events. Any of such catastrophes could have a negative effect on Sunlight’s business and technology infrastructure (including its computer network systems). Catastrophic events could also impact public agencies that provide permitting or other related services and prevent or make it more difficult for contractors to install solar systems, and could interrupt or disable local or national communications networks, including payment networks and capital provider’s ability to fund loans. All of these adverse effects of catastrophic events could result in an inability for Sunlight to meet its funding obligations with respect to existing loan applications or for Sunlight to originate new loans, which could have a material adverse effect on Sunlight’s business.

In addition, the implementation of technology changes and upgrades to maintain current and integrate new systems may cause service interruptions, transaction processing errors or system conversion delays and may cause Sunlight to fail to comply in a timely manner with its agreements with applicable laws, all of which could have a material adverse effect on Sunlight’s business. Sunlight expects that new technologies and business processes applicable to the point of sale consumer loan industry will continue to emerge. There can be no assurance that Sunlight will be able to successfully adopt new technology as critical systems and applications become obsolete and better systems, applications and processes become available. A failure to maintain or improve current technology and business processes could cause disruptions in Sunlight’s operations or cause its solution to be less competitive, all of which could have a material adverse effect on its business, results of operations and financial condition.

Sunlight may be unable to sufficiently protect its proprietary rights, trade secrets and intellectual property, and may encounter disputes from time to time relating to its use of the intellectual property of third parties.

Sunlight relies on a combination of patents, trademarks, service marks, copyrights, trade secrets, domain names and agreements with employees and third parties to protect its proprietary rights. Unauthorized individuals may attempt to duplicate or copy the proprietary aspects of its technology and processes. Sunlight’s competitors and other third parties independently may design around or develop similar technology or otherwise duplicate Sunlight’s services or products. In addition, though Sunlight has restrictive covenant agreements in place that are intended to protect its intellectual property, trade secrets and confidential and proprietary information (“Proprietary Information”) or provide a remedy in the event of an unauthorized disclosure, these agreements may not prevent misappropriation of Sunlight’s Proprietary Information or infringement of Sunlight’s intellectual property and the resulting loss of competitive advantage, and Sunlight may be required to litigate to protect its intellectual property and Proprietary Information from misappropriation or infringement by others, which may be expensive, could cause a diversion of resources and may not be successful.

Sunlight also may encounter disputes from time to time concerning intellectual property rights of others, and it may not prevail in these disputes. Third parties may raise claims against Sunlight alleging that Sunlight, or consultants or other third parties retained or indemnified by Sunlight, infringe on their intellectual property rights. Some third-party intellectual property rights may be extremely broad, and it may not be possible for Sunlight to conduct its operations in such a way as to avoid all alleged violations of such intellectual property rights. Given the complex, rapidly changing and competitive technological and business environment in which Sunlight operates, and the potential risks and uncertainties of intellectual property-related litigation, an assertion of an infringement claim against Sunlight may cause Sunlight to spend significant amounts to defend the claim, even if Sunlight ultimately prevails. If Sunlight does not prevail, Sunlight may be required to pay significant money damages, suffer losses of significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property (temporarily or permanently), be required to cease offering certain products or services, or incur significant license, royalty or technology development expenses.

In addition, although in some cases a third party may have agreed to indemnify Sunlight for such costs, such indemnifying party may refuse or be unable to uphold its contractual obligations. In other cases, insurance may not cover potential claims of this type adequately or at all, and Sunlight may be required to pay monetary damages, which may be significant.

Some aspects of the Sunlight Platform and processes include open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect its business.

Aspects of the Sunlight Platform include software covered by open source licenses. The terms of various open source licenses have not been interpreted by United States courts, and such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on Sunlight’s Platform. If portions of Sunlight’s proprietary software are determined to be subject to an open source license, Sunlight could be required to publicly release the affected portions of source code, re-engineer all or a portion of its technologies or otherwise be limited in the licensing of technologies, each of which could reduce or eliminate the value of Sunlight’s technologies. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software because open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with the use of open source software cannot be eliminated and could adversely affect Sunlight’s business, results of operations and financial condition.

Contractor and Capital Provider-Related Risks

Sunlight’s growth is dependent on its contractor network and in turn the quality of the products and services they provide to their customers, and Sunlight’s failure to retain or replace existing contractors, to grow its contractor network or the number of Sunlight loans offered through its existing network, or increases in loan delinquencies due to any deficiencies in Sunlight’s contractor underwriting practices, could adversely impact Sunlight’s business.

Solar system and home improvement loans are offered through Sunlight to Sunlight’s contractor networks to such contractors’ consumer customers who buy solar systems or home improvements. In order to continue to grow, Sunlight will need to further expand its contractor networks. Sunlight is subject to significant competition for the recruitment and retention of contractors from its current competitors and new entrants to the solar system loan and home improvement loan markets, and Sunlight may not be able to recruit new or replacement contractors in the future, or expand its loan volume with existing contractors, at a rate required to produce projected growth.

Sunlight competes for contractors with solar system and home improvement lenders primarily based on scope of loan product offerings that respond to consumer demand, pricing to the contractors (“OID”), user friendliness of Sunlight’s technology (Orange®) and other processes to make the loan sale process efficient and individualized in service and responsiveness. Sunlight does not have any exclusivity agreements with its contractors. Accordingly, there can be no assurance that Sunlight will be able to maintain its current contractor relationships. Sunlight may lose existing contractors that represent a significant portion of Sunlight’s business, and there is no guarantee that Sunlight would be able to engage replacement contractors on terms similar to its existing contractors, or at all.

Additionally, dependence on any one contractor or small group of contractors creates concentration risk, particularly in the event that any such contractor elects to terminate its relationship with Sunlight, experiences business disruption, a business failure or bankruptcy, or fails to supply, or perform the installation of, the solar system or home improvement product to the satisfaction of the customer, any of which may result in potential loan defaults which could have a material adverse impact on Sunlight’s results of operations. For example, in May 2021, Sunlight was advised by a significant contractor that it would discontinue use of Sunlight’s platform to source solar loans effective immediately. This contractor accounted for approximately 6.7% and, due to continuing pull-through after the discontinuation date, 9.5% and 1.2% of Sunlight’s total funded loan volumes during the years ended December 31, 2020, December 31, 2021, and December 31, 2022 respectively. In addition, in September 2022, one of Sunlight’s largest contractors ceased operations. This contractor accounted for approximately 7.4%, 9.1%, and 3.9% of Sunlight’s total funded loan volumes during the years ended December 31, 2020, December 31, 2021, and December 31, 2022 respectively.

For the fiscal years ended December 31, 2020, December 31, 2021, and December 31, 2022, Sunlight’s top ten contractors accounted for approximately 42%, 45% and 41% of the total funded loan volumes for such periods, respectively.

The current electrician shortage adversely impacts our business, financial condition, and results of operations.

Labor is a primary component of operating our business. Our ability to achieve our operating goals depends on our ability to have a network of contractors to install solar panels for consumers, which requires electricians. The current electrician shortage in the United States has led to increased costs, such as increased overtime to meet demand, and an inability to construct solar panels for consumers in a timely manner, which has a material adverse impact on our business, financial condition, and results of operations. This and other factors may also delay utilities from granting permission to operate residential solar.

Sunlight’s capital advance program exposes it to potential losses in the event that a contractor fails to fully perform under its agreements with Sunlight or becomes insolvent prior to completion of the underlying installation or construction, which losses could have an adverse impact on Sunlight’s business, results of operations and financial condition.

Sunlight maintains a primarily short-term capital advance program with certain contractors that provides such contractors with up-front working capital to pay for certain expenses for installation or the construction of solar systems and home improvements. Such capital advances may be paid to contractors prior to the commencement of such installation or construction, or at specified periods during the installation or construction process. The aggregate amount of advances available to a given contractor is based on a risk evaluation and tiering conducted by Sunlight’s commercial risk team that performs contractor underwriting generally, as well as additional oversight and periodic monitoring requirements, which may not be able to fully address all risks which could result in insufficient underwriting thereby resulting in an adverse impact to Sunlight’s business, results of operations and financial condition. In addition, at any time prior to completion of installation or construction of solar systems or home improvements, Sunlight is at risk for defaults if a contractor to whom such advances have been made fails to fully perform under its agreements with Sunlight or becomes insolvent prior to the completion of installation or construction. The ability of, or failure of, contractors to fully perform or maintain their solvency depends on a number of factors, including, but not limited to, changes in economic conditions, adverse trends or events affecting the solar system and home improvement industries, lack of availability of, and/or access to, as well as increases in the cost of, materials or labor for the installation or construction of solar systems or home improvements, due to global supply chain shortages and the increase in competition for skilled labor, permitting delays, natural disasters and management and cash flow levels. As of December 31, 2020, Sunlight had an aggregate of $35.4 million of outstanding advances to 141 contractors. Approximately 60.1% of those advances were made to four of Sunlight’s largest contractor relationships in terms of funded loan volume. As of December 31, 2021, Sunlight had an aggregate of $67.1 million of outstanding advances to 170 contractors. As of December 31, 2022, Sunlight had an aggregate of $52.1 million of outstanding advances to 388 contractors. Approximately 71.6% of those advances were made to five of Sunlight’s largest contractor relationships in terms of funded loan volume. In the event that one or more contractors who receive such capital advances are unable to fully perform under their agreements with Sunlight or maintain their solvency, Sunlight has and may in the future lose a portion or all of the funds advanced to such contractor, need to modify the provisions of the capital advance program with such contractor on materially less favorable terms to Sunlight, incur additional operational, maintenance or legal expenses, or become subject to additional regulatory inquiries or potential litigation, any of which may have an adverse impact on Sunlight’s business, results of operations and financial condition. In September 2022, one of Sunlight’s largest contractors became insolvent, primarily driven by solar installation challenges that led to the contractor’s liquidity issues. As a result, Sunlight determined that it is probable Sunlight would be unable to collect all amounts owed according to the contractual terms and charged off $32.4 million in Advances. While Sunlight has completed re-underwriting of its advance program contractors, and does so on a recurring basis, there can be no assurance that future losses with respect to Sunlight’s advance program will not occur, that future modifications to Sunlight’s advance program will not be required, or that future additional operational, maintenance expenses, or legal expenses will not be incurred, any of which may have an adverse impact on Sunlight’s business, results of operations and financial condition.

Further, Sunlight advances funding payments to contractors in order to ensure payment to its contractors within 24 hours. If a capital provider fails to reimburse Sunlight for such advances as anticipated, Sunlight may need to write-off such advances, subjecting Sunlight to consumer credit risk. Alternatively, if the contractor funded by Sunlight declares bankruptcy prior to Sunlight being reimbursed, the capital provider is not likely to fund the loan and reimburse Sunlight. Sunlight could be subject to losses if the consumers borrowing funds from Sunlight under these loans do not pay as and when required.

If contractors fail to fulfill their obligations to consumers or fail to comply with applicable law, Sunlight may incur remediation costs.

Although Sunlight’s contractors are obligated to fulfill their contractual commitments to consumers and to comply with applicable law, including in marketing their products and in describing the terms of loans facilitated by Sunlight from third-party lenders to the consumer, from time to time, contractors might not, or a consumer might allege, that they did not. This, in turn, can result in regulatory inquiries or claims or defenses against Sunlight’s originating Bank Partner, a loan purchaser, or in some cases Sunlight, even though Sunlight is not the lender or “holder” of the loan, or in loans being deemed uncollectible by the lender or loan purchaser due to the Federal Trade Commission’s Holder in Due Course Rule (the “Holder Rule”), or equivalent state laws. The Holder Rule requires the inclusion of a specific notice in consumer credit contracts evidencing debts arising from purchase money loan transactions. The notice provides that the holder of the consumer credit contract is subject to all claims and defenses which the debtor could assert against the seller of goods or services obtained with the proceeds of the consumer credit contract. In those cases where Sunlight is brought into such claims, Sunlight may decide that it is beneficial to remediate the situation, through assisting the consumers to get a refund, working with Sunlight’s originating bank partners to modify the terms of the loan or reduce the amount due, or through making a payment to the consumer, or otherwise. Historically, the cost of remediation has not been material to our business, but we make no assurance that it will not be in the future.

Sunlight’s rebate program with certain of its contractors may be utilized by such contractors to a greater degree in certain periods, resulting in decreased fee income from its contractor partners, which could have a material adverse impact on Sunlight’s revenues during those periods.

Sunlight offers rebates to certain of its contractor partners in exchange for volume commitments. In general, the contractors with these rebate arrangements realize a rebate on funded loans originated over an agreed period of time (for example, one year) provided that the agreed volume of funded loan origination was achieved by that contractor. Sunlight accrues for such rebates on at least a quarterly basis based on the estimated amount of the rebate, but the accrual may be less than the actual rebate earned by a contractor or contractors when the rebate is required to be paid if volume is higher than anticipated in certain periods. If that occurs, Sunlight may be required to record a charge for rebates that is larger than would be the case if its accrual matched the rebates actually earned. If such a charge occurs, Sunlight’s revenues for the applicable quarterly period may be adversely impacted.

Loans originated through Sunlight’s technology platform (Orange®) are originated by third-party capital providers. As Sunlight continues to grow, Sunlight will need to either expand the commitments of its existing capital providers or find additional capital providers to fund additional volume. Sunlight’s inability to identify capital provider sources for new loan volume or to replace loan volume funding capacity should a capital provider elect to terminate its relationship with Sunlight could have a material adverse impact on Sunlight’s growth.

Sunlight relies on third-party capital providers to originate solar system and home improvement loans through Sunlight’s Platform to third party borrowers. As Sunlight’s business grows, Sunlight will need additional funding sources for those loans to third party borrowers, either from its existing capital providers or by entering into program funding agreements with new capital providers. Sunlight’s failure to obtain funding commitments in an amount needed to fund its projected loan volume, or Sunlight’s failure to extend its existing commitments or identify new capital providers on economic terms similar to or better than what Sunlight currently has with its existing capital providers, could have a material adverse impact on Sunlight’s business, results of operations and financial condition.

Additionally, Sunlight’s funding program agreements generally have automatic renewal provisions, but Sunlight cannot predict whether a capital provider will elect to terminate their commitment in the future, or change product or pricing terms in such a way as to negatively impact Sunlight’s margins or ability to offer competitive products. Even with a commitment, if the capital provider raises its pricing or eliminates products, the commitment could be of limited to no value to Sunlight. Many factors may influence the ability or willingness of Sunlight’s existing capital providers to renew their annual capital commitments and the terms on which such renewals are made, including, but not limited to, changes in economic conditions, including credit markets and interest rates, adverse trends or events affecting the lending industry or industries that Sunlight serves, changes in strategy by capital providers, the overall attractiveness of the returns that may be realized from solar system or home improvement loans by capital providers from their relationship with Sunlight, Sunlight’s performance and the performance of loans originated through Sunlight’s Platform and changes in legislation and regulations that affect Sunlight or capital providers. Sunlight cannot predict its third-party capital providers’ appetite to continue originating solar system or home improvement loans or other risks to such parties’ businesses that could cause any such party to not renew their loan funding program with Sunlight or to continue to offer Sunlight attractive terms to do so.

In addition, Sunlight’s funding program agreements contain covenants and agreements relating to the origination of loans on such providers’ balance sheets. If Sunlight materially breaches these conditions and fails to cure them in the time allotted, the relevant capital provider may terminate its relationship with Sunlight. Such covenants and agreements generally include, among others, obligations related to funding volumes, concentration limits on certain loan products, FICO score requirements, agreements related to Sunlight’s legal compliance in the origination process, underwriting requirements, milestone payment requirements and data privacy requirements. If Sunlight were to breach one or more of the covenants and the relevant existing capital provider elects to terminate its relationship with Sunlight and Sunlight is unable to procure alternative agreements with new capital providers or increase commitments from other existing capital providers in a timely manner and on acceptable terms, or at all, Sunlight’s results of operations could be materially and adversely affected.

Dependence by Sunlight on one capital provider or a group of similarly situated capital providers that would be impacted similarly by market factors subjects Sunlight to concentration risk. In 2020, 2021, and 2022, respectively, one capital provider, Technology Credit Union, funded 47.4%, 32.1%, and 11.7% of Sunlight’s funded solar system loan volume. Also, although in separate geographical jurisdictions, in those same years, 84.3%, 81.4%, and 73.2%, respectively, of Sunlight’s total solar system loan volume was funded by credit unions, which could have similar market, regulatory or other risks that could simultaneously impact their ability to continue to originate solar system loans through Sunlight. In 2022, a number of direct capital providers indicated they had significantly limited loan volume capacity. Sunlight’s continued growth could be materially and adversely affected if this or any other of its capital providers or a group of them were not able to or determined not to continue to fund solar loans facilitated by Sunlight, and Sunlight was not able to attract additional capital providers to replace that funding capacity. Capital providers could determine to stop funding solar loans for different reasons that are outside of Sunlight’s control such as a desire to diversify their own asset bases, changes in the market or regulatory requirements or other circumstances.

Sunlight is subject to regular audits by its capital providers and their regulators, as well as certain other parties closely involved in Sunlight’s processes, such as credit bureaus. If Sunlight does not “pass” these audits, Sunlight could suffer reputational damage that will make it more difficult to engage capital providers or extend its current relationships on positive economic terms to Sunlight, which could negatively impact Sunlight’s business and financial condition.

Sunlight is subject to regular audits by its capital providers and their regulators, as well as certain other parties closely involved in Sunlight’s processes, such as credit bureaus. These audits are broad and include reviews of Sunlight’s consumer protection law policies and procedures, privacy practices, information technology security measures, human resources practices and other areas of operation. If Sunlight does not “pass” these audits or Sunlight’s performance is deemed weak or significant deficiencies are identified, Sunlight could suffer reputational damage. Sunlight’s existing capital providers may be less willing to extend the terms of their existing agreements or may elect to increase the cost of capital to Sunlight if it perceives these issues as increasing their risk. These issues may also make it more difficult for Sunlight to engage new capital providers on positive economic terms to Sunlight. Further, if third parties critical to Sunlight’s operations should find Sunlight’s audit results concerning, they may not be willing to continue to partner with Sunlight. If these critical parties are not willing to continue to partner with Sunlight, Sunlight may need to alter its operations in a manner that has a negative impact on its business or Sunlight may experience business disruption while it seeks to find a replacement vendor (which, if identified, may not be available to Sunlight on positive economic terms) that could negatively impact Sunlight’s business and financial condition.

Contractor and marketplace confidence in Sunlight’s liquidity and long-term business prospects is important for building and maintaining Sunlight’s business. Additionally, if Sunlight experiences negative publicity, it may lose the confidence of its funding providers, capital providers and contractors and Sunlight’s business may suffer.

Sunlight’s financial condition, operating results and business prospects may suffer materially if it is unable to establish and maintain confidence about its liquidity and long-term business prospects among contractors, consumers and within Sunlight’s industry. Sunlight’s contractor network is Sunlight’s distribution channel for the loans originated through Orange® and therefore serves as the means by which Sunlight is able to rapidly and successfully expand within existing and prospective markets. Contractors and other third parties will be less likely to enter into agreements with Sunlight if they are uncertain if Sunlight will be able to make payments on time, its business will succeed or its operations will continue for many years. Sunlight may not succeed in its efforts to build this confidence.

Sunlight relies on a number of third-party service providers and vendors, and if certain of those vendors are unable or unwilling to provide their services or products, Sunlight may experience meaningful harm to its business, results of operations and financial condition.

Sunlight has established a process whereby it evaluates each vendor to determine if such vendor is “critical” to Sunlight’s business. Sunlight defines “critical” as a vendor that, if unwilling or unable to provide its services or products to Sunlight for seven days, would potentially cause Sunlight to experience material harm to its business. Sunlight currently has 22 vendors qualified as critical. Most of these critical vendors relate to services provided to support Orange® and other related technology. No assurance can be given that any vendor critical to Sunlight’s business will not experience a prolonged business or system disruption, financial difficulties, including potential bankruptcy, or other circumstances that could cause such vendor to be unable to perform under its contract with Sunlight. Further, Sunlight cannot predict whether any critical vendor would choose to breach an agreement or not renew a contract in an effort to increase pricing or otherwise that a dispute will not occur between Sunlight and a critical vendor. If any of these events do occur, Sunlight will need to find a replacement and integrate such replacement vendor quickly. If Sunlight cannot locate an adequate replacement or cannot integrate the replacement vendor services quickly, Sunlight may have to alter its operations or experience business disruption itself, which would likely have a material adverse impact on Sunlight’s business, results of operations and financial condition.

Financial and Accounting-Related Risks

Sunlight’s projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, Sunlight’s projected revenues, market share, expenses, profitability and any guidance it may publish from time to time may differ materially from its expectations.

Sunlight operates in a rapidly changing and competitive industry and Sunlight’s projections will be subject to the risks and assumptions made by management with respect to its industry. Operating results are difficult to forecast because they generally depend on a number of factors, including competition, Sunlight’s ability to attract and retain capital providers and contractors, general industry trends and financial market considerations. Additionally, as described under “—Sunlight’s revenue is impacted, to a significant extent, by the general economy, including supply chain disruptions, and the financial performance of its capital providers and contractors,” Sunlight’s business may be affected by reductions in consumer spending or loan volume capacity from time to time as a result of a number of factors that may be difficult to predict, including rising and volatile interest rates, inflation, negative consumer sentiment and a reduction of the general availability of capital to consumers. This may result in decreased revenue and Sunlight may be unable to adopt measures in a timely manner to compensate for any unexpected decline. This inability could cause Sunlight’s operating results in a given quarter to be higher or lower than expected. If actual results differ from Sunlight’s estimates, analysts may negatively react and Sunlight’s stock price could be materially adversely impacted.

Additionally, Sunlight may, from time to time, provide guidance regarding its future performance that represents management’s estimates as of the date such guidance is provided. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions that inform such guidance will not materialize or will vary significantly from actual results. Sunlight’s ability to meet funded volume, cost, Adjusted EBITDA, free cash flow or any other forward-looking guidance is impacted by a number of factors including, but not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; risks related to Sunlight’s business and the timing of expected business milestones or results; the effects of competition and regulatory risks, and the impacts of changes in legislation or regulations on Sunlight’s future business; the expiration, renewal, modification or replacement of the federal solar investment tax credit; the effects of the COVID-19 pandemic on Sunlight’s business or future results; and Sunlight’s ability to issue equity or equity-linked securities. Accordingly, Sunlight’s guidance is only an estimate of what management believes is realizable as of the date such guidance is provided. Actual results may vary from such guidance and the variations may be material. In addition, in circumstances where the above factors result in high volatility and unpredictability, Sunlight may determine to cease issuing earnings guidance, which could negatively impact the market price of Sunlight’s Class A Common Stock.

Sunlight’s revenue is impacted, to a significant extent, by the general economy, including supply chain disruptions, and the financial performance of its capital providers and contractors.

Sunlight’s business, the consumer financial services industry, its contractors’ and its capital providers’ businesses are sensitive to macroeconomic conditions. Economic factors such as interest rates, changes in other monetary and related policies, inflation, market volatility, increased labor costs and labor shortages, delays and shortages in the supply chain, consumer confidence and unemployment rates are among the most significant factors that impact consumer spending behavior. Weak economic conditions or a significant deterioration in economic conditions reduce the amount of disposable income consumers have, which in turn reduces consumer spending and the willingness of qualified borrowers to take out loans. Such conditions are also likely to affect the ability and willingness of borrowers to pay amounts owed to Sunlight or its capital providers, each of which would have a material adverse effect on its business, results of operations and financial condition.

General economic conditions and the willingness of its capital providers to deploy capital in the consumer industries within which Sunlight operates also impact Sunlight’s performance. The origination of new loans through Orange®, and the platform fees and other fee income to Sunlight associated with such loans, is dependent upon sales and installations of solar systems and other home improvements and the willingness of capital providers to fund loans on terms desired by the solar and/or home improvement markets and on terms that are economically favorable to Sunlight. Worsening macroeconomic trends, including increasing interest rates and recessionary concerns, can erode platform fee margins, negatively impact funding capacity in the Direct Channel, and/or result in decreased sales of pooled loans in the Indirect Channel if loans are approved at lower than prevailing market interest rates. In addition, contractors’ sales may decrease or fail to increase as a result of factors outside of their control, such as the macroeconomic conditions referenced above, business conditions affecting an industry vertical or region, changing regulatory environments, delays in permitting and/or permission to operate residential solar.

The United States also has, from time to time, considered and/or imposed restrictions or tariffs on goods imported from other countries. The withhold release order issued by U.S. Customs and Border Protection on June 24, 2021 applicable to certain silica-based products, such as polysilicon processed and used by manufacturers of solar panels in China’s

Xinjiang Uyghur autonomous region, over allegations of widespread, state-backed forced labor in the region, and similar restrictions on imports, including those imposed as a result of the Uyghur Forced Labor Prevention Act signed into law on December 23, 2021, which prohibits the importation of any goods derived from forced labor, could result in supply chain delays and shortages. Further, in the first quarter of 2022, pursuant to a request from a U.S. solar equipment manufacturer, the U.S. Department of Commerce initiated country-wide circumvention of duties inquiries for solar panels imported into the United States from Cambodia, Malaysia, Thailand and Vietnam, which collectively constitute a material portion of solar installation equipment imports into the United States. Although the current Presidential administration issued a 24-month tariff-moratorium on solar panel imports from such countries in June 2022, the Department of Commerce’s investigation is continuing and any resulting decision or further inquiries, as well as the restrictions on imports described above, could result in severe market disruption, including further supply chain slow-downs impacting business across the sector, delays in Sunlight contractor partners’ ability to install systems and, in some instances, the cancellation of installations by their homeowner customers, which translates into a delay or reduction in funded loans and Sunlight’s ability to earn an associated platform fee. Weak economic conditions including increased labor costs and labor shortages, delays and shortages in the supply chain, and delays in permitting and/or permission to operate residential solar could also extend the length of contractors’ sales cycle and cause prospective borrowers to delay making (or not making) purchases of solar systems or other home improvements. The decline in and delay of sales by contractors for any reason will generally result in reduced loan volume and associated fee income for Sunlight and its capital providers, particularly from platform fees on Direct Channel Loans, for which revenue is not recognized until the Direct Channel Partner funds the Loans, which may reduce loan volume and materially adversely affect Sunlight’s business, results of operations and financial condition.

In addition, if a contractor or capital provider becomes subject to a voluntary or involuntary bankruptcy proceeding (or if there is a perception that it may become subject to a bankruptcy proceeding), borrowers may have less incentive to pay their outstanding balances to Sunlight or its capital providers, which could result in higher charge-off rates than anticipated. Any consistent or system failures of Sunlight’s contractors or capital providers could materially adversely affect Sunlight’s business, results of operations and financial condition.

Our results of operations could be adversely affected by economic and political conditions globally and the effects of these conditions on our clients’ businesses and levels of business activity.

The Russian invasion of Ukraine has resulted in increased volatility in various financial markets and across various sectors. The United States and other countries, along with certain international organizations, have imposed economic sanctions on Russia and on certain Russian financial institutions and state-owned entities as a response to the invasion. The extent and duration of the military action, resulting sanctions and future market disruptions in the region are impossible to predict. Moreover, the ongoing effects of the hostilities and sanctions may not be limited to Russia and Russian companies and may spill over to and negatively impact other regional and global economic markets.

Risks Related to Legal Matters and Sunlight’s Regulatory Environment

Litigation, regulatory actions and compliance issues could subject Sunlight to significant fines, penalties, judgments, remediation costs, indemnification obligations and/or other requirements resulting in increased expenses and negatively impacting Sunlight’s liquidity and financial condition.

Sunlight’s business is subject to increased risks of litigation and regulatory actions as a result of a number of factors and from various sources, including as a result of the highly regulated nature of the consumer financial services industry and the focus of state and federal enforcement agencies on the financial services industry.

Federal and state agencies have broad enforcement powers over Sunlight, including powers to investigate Sunlight’s business practices and broad discretion to deem particular practices unfair, deceptive, abusive or otherwise not in accordance with the law. The continued focus of regulators on the consumer financial services industry has resulted, and could continue to result, in new enforcement actions that could, directly or indirectly, affect the manner in which Sunlight conducts its business and increase the costs of defending and settling any such matters, which could negatively impact its business. In some cases, regardless of fault, it may be less time-consuming or costly to settle these matters, which may require Sunlight to implement certain changes to its business practices, provide remediation to certain individuals or make a settlement payment to a given party or regulatory body. There is no assurance that any future settlements will not have a material adverse effect on Sunlight’s business.

From time to time, Sunlight may be involved in, or the subject of, reviews, requests for information, examinations, investigations and proceedings (both formal and informal) by state and federal governmental agencies regarding Sunlight’s business activities and Sunlight’s qualifications to conduct its business in certain jurisdictions, which could subject Sunlight to significant fines, penalties, obligations to change its business practices, capital provider, contractor and consumer remediations, increased compliance costs and other requirements resulting in increased expenses and diminished earnings. Sunlight’s involvement in any such matter also could cause significant harm to its reputation and divert management attention from the operation of its business, even if the matters are ultimately determined in Sunlight’s favor. Moreover, any settlement, or any consent order or adverse judgment in connection with any formal or informal proceeding or investigation by a government agency, may prompt litigation or additional investigations or proceedings as other litigants or other government agencies begin independent reviews of the same activities.

In addition, a number of participants in the consumer finance industry have been the subject of putative class action lawsuits; state attorney general actions and other state regulatory actions; federal regulatory enforcement actions, including actions relating to alleged unfair, deceptive or abusive acts or practices; violations of state licensing and lending laws, including state usury laws; actions alleging discrimination on the basis of race, ethnicity, gender or other prohibited bases; and allegations of noncompliance with various state and federal laws and regulations relating to originating and servicing consumer finance loans. The current regulatory environment, increased regulatory compliance requirements and enhanced regulatory enforcement could result in significant operational and compliance costs and may prevent Sunlight from offering certain products and services. There is no assurance that these regulatory matters or other factors will not, in the future, affect how Sunlight conducts its business and, in turn, could have a material adverse effect on Sunlight’s business or results of operations. In particular, legal proceedings brought under state consumer protection statutes or under several of the various federal consumer financial services statutes may result in a separate fine for each violation of the statute, which, particularly in the case of class action lawsuits, could result in damages substantially in excess of the amounts Sunlight earned from the underlying activities.

In addition, from time to time, through Sunlight’s operational and compliance controls, Sunlight identifies compliance issues that require it to make operational changes and, depending on the nature of the issue and contractual obligations to its various capital providers, result in financial remediation to impacted capital providers or consumers. These self-identified issues and voluntary remediation payments could be significant, depending on the issue and the number of capital providers, contractors or consumers impacted, and also could generate litigation or regulatory investigations that subject Sunlight to additional risk.

Sunlight is subject to federal and state consumer protection laws.

In connection with the origination of loans, Sunlight must comply with various state and federal regulatory regimes, including those applicable to consumer credit transactions, various aspects of which are untested as applied to Sunlight’s business model. The complex regulatory environment of the consumer credit industry are subject to constant change and modification. While changes to statutes and promulgating new regulations may take a substantial amount of time, issuing regulatory guidance with the force of law in the form of opinions, bulletins and notices can occur quickly. Also, consumer credit regulators often initiate inquiries into market participants, which can lead to investigations and, ultimately, enforcement actions. In addition, the laws and regulations applicable to Sunlight are subject to administrative or judicial interpretation. Some of these laws and regulations have been enacted only recently and may not yet have been interpreted or may be interpreted infrequently. As a result of infrequent or sparse interpretations, ambiguities in these laws and regulations may create uncertainty with respect to what type of conduct is permitted or restricted under such laws and regulations. Any ambiguity under a law or regulation to which Sunlight is subject may lead to regulatory investigations, governmental enforcement actions and private causes of action, such as class action lawsuits, with respect to Sunlight’s compliance with such laws or regulations. As a result, Sunlight is subject to a constantly evolving consumer finance regulatory environment that is difficult to predict and which may affect Sunlight’s business. The laws to which Sunlight directly or its services by contract are or may be subject to include, among others:
•state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination and unfair, deceptive or abusive business acts or practices;
•the Truth-in-Lending Act, and its implementing Regulation Z, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their loans and credit transactions;
•Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts or practices in or affecting commerce, and Section 1031 of the Dodd-Frank Act, which prohibits unfair, deceptive, or abusive acts or practices (“UDAAP”), in connection with any consumer financial product or service;
•the Equal Credit Opportunity Act, and its implementing Regulation B, which prohibit creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the Federal Consumer Credit Protection Act or any applicable state law;
•the Fair Credit Reporting Act (the “FCRA”), and its implementing Regulation V, as amended by the Fair and Accurate Credit Transactions Act, which promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies;

•the Fair Debt Collection Practices Act, and its implementing Regulation F, the Telephone Consumer Protection Act, as well as state debt collection laws, all of which provide guidelines and limitations concerning the conduct of debt collectors in connection with the collection of consumer debts;
•the Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;
•the California Consumer Privacy Act, which includes certain limitations on the disclosure of nonpublic personal information by financial institutions about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal consumer information, and other privacy laws and regulations;
•the Gramm Leach Bliley Act, and its implementing Regulation P, which requires financial institutions to disclose certain information to consumers about the privacy and use of their data and which imposes certain data security requirements on financial institutions;
•the rules and regulations promulgated by the Federal Deposit Insurance Corporation, the National Credit Union Administration, as well as state banking regulators;
•the Office of Foreign Assets Control, which publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted or sanctioned countries, whose assets are blocked and Sunlight is generally prohibited from dealing with;
•the Servicemembers Civil Relief Act, which allows active duty military members to suspend or postpone certain civil obligations, and prohibits certain creditor self-help remedies, including repossession, so that the military member can devote his or her full attention to military duties;
•the Military Lending Act, enacted in 2006 and implemented by the Department of Defense, which imposes a 36% cap on the “all-in” annual percentage rates charged on certain loans to active-duty members of the U.S. military, reserves and National Guard and their dependents;
•the Electronic Fund Transfer Act, and Regulation E promulgated thereunder, which provide disclosure requirements, guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts;
•the Telephone Consumer Protection Act, which restricts telephone solicitations and the use of automated phone equipment;
•the Electronic Signatures in Global and National Commerce Act, and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures; and
•the Bank Secrecy Act, which relates to compliance with anti-money laundering, due diligence and record-keeping policies and procedures.

While Sunlight has developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance is given that its compliance policies and procedures will be effective. Failure to comply with these laws and with regulatory requirements applicable to Sunlight’s business could subject it to damages, revocation of licenses, class action lawsuits, administrative enforcement actions, civil and criminal liability, indemnification obligations to its capital providers, loan repurchase obligations and reputational damage which may harm Sunlight’s business, results of operations and financial condition.

The consumer finance industry is highly regulated and subject to regular changes or evolution in those regulatory requirements. Changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities, may negatively impact Sunlight’s business.

In connection with Sunlight’s financial services operations, Sunlight is subject to extensive regulation, supervision and examination under United States federal and state laws and regulations. Sunlight is required to comply with numerous federal, state and local laws and regulations that regulate, among other things, the manner in which Sunlight administers loans, the terms of the loans that its capital providers originate and the fees that Sunlight may charge. Any failure to comply with any of these laws or regulations could subject Sunlight to lawsuits or governmental actions or damage Sunlight’s reputation, which could materially and adversely affect Sunlight’s business. Regulators have broad discretion with respect to the interpretation, implementation and enforcement of these laws and regulations, including through enforcement actions that could subject Sunlight to civil money penalties, capital provider and consumer remediations, increased compliance costs and limits or prohibitions on Sunlight’s ability to offer certain products or services or to engage in certain activities. In addition, to the extent that Sunlight undertakes actions requiring regulatory approval or non-objection, regulators may make their approval or non-objection subject to conditions or restrictions that could have a material adverse effect on its business. Moreover, any competitors subject to different, or in some cases less restrictive, legislative or regulatory regimes may have or obtain a competitive advantage over Sunlight.

Proposals to change the statutes affecting financial services companies are frequently introduced in Congress and state legislatures that, if enacted, may affect its operating environment in substantial and unpredictable ways. In addition, numerous federal and state regulators have the authority to promulgate or change regulations that could have a similar effect on Sunlight’s operating environment. Sunlight cannot determine with any degree of certainty whether any such legislative or regulatory proposals will be enacted and, if enacted, the ultimate impact that any such potential legislation or implementing regulations, or any such potential regulatory actions by federal or state regulators, would have upon Sunlight’s business, results of operations or financial condition.

Sunlight is also subject to potential enforcement and other actions that may be brought by state attorneys general or other state enforcement authorities and other governmental agencies. Any such actions could subject Sunlight to civil money penalties and fines, capital provider, contractor and consumer remediation, and increased compliance costs, damage its reputation and brand and limit or prohibit Sunlight’s ability to offer certain products and services or engage in certain business practices.

New laws, regulations, policy or changes in enforcement of existing laws or regulations applicable to Sunlight’s business, or reexamination of current practices, could adversely impact Sunlight’s profitability, limit its ability to continue existing or pursue new business activities, require it to change certain of its business practices or alter its relationships with contractors or capital providers, affect retention of key personnel, including management, or expose Sunlight to additional costs (including increased compliance costs and/or capital provider, contractor or consumer remediation). These changes also may require Sunlight to invest significant resources, and devote significant management attention, to make any necessary changes and could adversely affect its business, results of operations and financial condition.

Sunlight’s “business to business to consumer” business model subjects Sunlight and its capital providers to potential regulatory risk and litigation based on the sales practices employed by the various contractors in Sunlight’s networks.

Loan products offered by Sunlight through Orange® are offered to the consumer customers of the various contractors in Sunlight’s contractor networks by sales people employed by or engaged as third-party service providers of such contractors. Sales of consumer loans are regulated by various federal, state and local regulators. From time to time, Sunlight and its capital providers have been included in lawsuits brought by the consumer customers of certain contractors in Sunlight’s networks citing claims based on the sales practices of these contractors. Sunlight does not view contractors in its networks as its agents for whose actions Sunlight would potentially have vicarious liability. Sunlight has processes to provide educational support to these contractors and a robust process to detect any contractor sales practices that may violate applicable law and Sunlight obtains indemnities for such claims in the program agreements between Sunlight and the contractors with whom Sunlight partners. While Sunlight has paid only minimal damages to date, Sunlight cannot be sure that a court of law would not determine that Sunlight is liable for the actions of the contractors in Sunlight’s networks or that a regulator or state attorney general’s office may hold Sunlight accountable for violations of consumer protection or other applicable laws by the contractors in selling Sunlight loans. Sunlight’s risk mitigation processes may not be sufficient to mitigate financial harm to Sunlight or its capital providers associated with violations of applicable law by its contractors or that any such contractor would or is able to make good on its indemnification obligations to Sunlight or its capital providers. Any significant finding making Sunlight liable for damages in such claims could expose Sunlight to broader liabilities, a need to adjust its distribution channels for its loan products or otherwise change its business model, and could have a material and adverse impact on Sunlight’s business prospects.

The highly regulated environment in which Sunlight’s capital providers operate could have an adverse effect on Sunlight’s business.

Sunlight and its capital providers are subject to federal and state supervision and regulation. Federal and state regulation of the banking industry, credit unions and other types of capital providers, along with tax and accounting laws, regulations, rules and standards, may limit their operations significantly and control the methods by which they conduct business and when and how they are able to deploy their capital. These requirements may constrain Sunlight’s ability to enter funding program agreements with new capital providers or the ability of its existing capital providers to continue originating loans through Sunlight’s Platform. In choosing whether and how to conduct business with Sunlight, current and prospective capital providers can be expected to take into account the legal, regulatory and supervisory regimes that apply to them, including potential changes in the application or interpretation of regulatory standards, licensing requirements or supervisory expectations. Regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, certain risk management or other operational practices for financial services companies in a manner that impacts capital providers’ ability to originate loans through Sunlight’s Platform. An inability for an individual or type of capital provider to originate loans through Sunlight’s Platform could materially and adversely affect Sunlight’s ability to grow its business.

The contours of the Dodd-Frank UDAAP standard remain uncertain, and there is a risk that certain features of Sunlight’s business could be deemed to be a UDAAP.

The Dodd-Frank Act prohibits UDAAP and authorizes the Consumer Financial Protection Bureau (the “CFPB”) to enforce that prohibition. The CFPB has filed a large number of UDAAP enforcement actions against consumer lenders for practices that do not appear to violate other consumer finance statutes. There is a risk that the CFPB could determine that certain features of loans for the purchase and installation of solar systems or home improvements or the process by which Sunlight originates such loans are unfair, deceptive or abusive, which could have a material adverse effect on Sunlight’s business, financial condition and results of operations. Most states also have their own statutes designed to protect consumers from UDAAP. In addition, to federal UDAAP claims, Sunlight could also be subject to consumer litigation arising out of state UDAAP laws or state regulatory investigations alleging that Sunlight’s business practices are unfair, deceptive or abusive, which could in turn have similar material adverse effects on Sunlight’s business and financial condition.

Regulations relating to privacy, information security and data protection could increase Sunlight’s costs, affect or limit how Sunlight collects and uses personal information, and adversely affect its business opportunities.

Sunlight is subject to various privacy, information security and data protection laws, including, without limitation, requirements concerning security breach notification, and it could be negatively impacted by them. Furthermore, legislators and/or regulators are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on Sunlight’s current and planned privacy, data protection and information security-related practices; Sunlight’s collection, use, sharing, retention and safeguarding of consumer or employee information; and some of Sunlight’s current or planned business activities. This also could increase Sunlight’s costs of compliance and business operations and could reduce income from certain business initiatives.

Compliance with current or future privacy, information security and data protection laws (including those regarding security breach notification) affecting consumer or employee data to which Sunlight is subject could result in higher compliance and technology costs and could restrict Sunlight’s ability to provide certain products and services (such as products or services that involve sharing information with third parties), which could materially and adversely affect Sunlight’s profitability. Additionally, regulators may attempt to assert authority over Sunlight’s business in the area of privacy, information security and data protection or disagree with our interpretation of laws and regulations related to the foregoing areas apply to us. If Sunlight’s vendors also become subject to laws and regulations in the more stringent and expansive jurisdictions, this could result in increasing costs on Sunlight’s business.

Privacy requirements, including notice and opt-out requirements under the FCRA, are enforced by the Federal Trade Commission and by the CFPB (through UDAAP). State entities also may initiate actions for alleged violations of privacy or security requirements under state law. Sunlight’s failure to comply with privacy, information security and data protection laws could result in potentially significant regulatory investigations and government actions, litigation, fines or sanctions, consumer, capital providers or contractor actions and damage to Sunlight’s reputation and brand, all of which could have a material adverse effect on Sunlight’s business, financial condition and results of operations.

If Sunlight is found to be operating without having obtained necessary state or local licenses, it could adversely affect Sunlight’s business.

Certain states have adopted laws regulating and requiring licensing by parties that engage in certain activity regarding consumer finance transactions, including, in certain circumstances facilitating and assisting such transactions. While Sunlight believes it has obtained all necessary licenses, the application of some consumer finance licensing laws to Sunlight’s loans is unclear. Further, if a governmental or enforcement agency determines that Sunlight is the “true lender” of loans originated under its bank partnership arrangement, Sunlight could be found to have violated licensing requirements of several states and other consumer protection statutes. If Sunlight is found to be in violation of applicable state licensing requirements by a court or a state, federal, or local enforcement agency, it could be subject to fines, damages, injunctive relief (including required modification or discontinuation of Sunlight’s business in certain areas), criminal penalties and other penalties or consequences, including indemnification obligations to its capital providers, and the loans originated through Orange® could be rendered void or unenforceable, in whole or in part, any of which could have a material adverse effect on Sunlight’s business, financial condition and results of operations.

Sunlight may in the future be subject to federal or state regulatory inquiries regarding its business.

From time to time, in the normal course of its business, Sunlight may receive or be subject to, inquiries or investigations by state and federal regulatory agencies and bodies, such as the CFPB, state attorneys general, state financial regulatory agencies and other state or federal agencies or bodies regarding its loans, including the origination and servicing of consumer loans, practices by contractors or other third parties and licensing and registration requirements. Any such inquiries or investigations could involve substantial time and expense to analyze and respond to, could divert management’s attention and other resources from running Sunlight’s business and could lead to public enforcement actions or lawsuits and fines, penalties, injunctive relief and the need to obtain additional licenses that it does not currently possess. Sunlight’s involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in Sunlight’s favor, could also cause significant harm to its reputation, lead to additional investigations and enforcement actions from other agencies or litigants, and further divert management attention and resources from the operation of Sunlight’s business. As a result, the outcome of legal and regulatory actions arising out of any state or federal inquiries Sunlight receives could be material to its business, results of operations, financial condition and cash flows and could have a material adverse effect on its business, financial condition or results of operations.

Risks Related to Ownership of Our Securities

Sunlight qualifies as an emerging growth company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, which may make Sunlight’s securities less attractive to investors and may make it more difficult to compare its performance to the performance of other public companies.

Sunlight qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As such, Sunlight is eligible for and takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. Sunlight will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the shares of its Class A Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.2 billion (as adjusted for inflation pursuant to SEC rules from time to time) or more during such fiscal year, (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period and (iv) the last day of the fiscal year following November 30, 2025, the fifth anniversary of the initial public offering. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act so long as Sunlight remains an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Sunlight may elect not to avail itself of this exemption from new or revised accounting standards and, therefore, it may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find Class A Common Stock of Sunlight less attractive because it will rely on these exemptions, which may result in a less active trading market for such Class A Common Stock and its stock price may be more volatile. Additionally, this may make comparison of Sunlight’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Anti-takeover provisions contained in Sunlight’s governing documents and applicable laws could impair a takeover attempt.

Sunlight’s Second Amended and Restated Certificate of Incorporation (the “Second A&R Charter”) and Sunlight’s Amended and Restated Bylaws (the “Bylaws”) afford certain rights and powers to the Sunlight board of directors that could contribute to the delay or prevention of an acquisition that it deems undesirable. Sunlight is also subject to Section 203 of the Delaware General Corporation Law (the “DGCL”) and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of Class A Common Stock, and could also affect the price that some investors are willing to pay for the Class A Common Stock.

The Second A&R Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

The Second A&R Charter provides that, unless Sunlight consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (“Court of Chancery”) will, to the fullest extent permitted by applicable law and subject to applicable jurisdictional requirements, be the sole and exclusive forum for (i) any derivative action or proceeding as to which the DGCL confers jurisdiction upon the Court of Chancery, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Sunlight to Sunlight or its stockholders, (iii) any action asserting a claim against Sunlight, its directors, officers or employees arising pursuant to any provision of the DGCL, the Second A&R Charter or the Bylaws or (iv) any action asserting a claim against Sunlight, its directors, officers or employees that is governed by the internal affairs doctrine, in each case except for such claims as to which (a) the Court of Chancery determines that it does not have personal jurisdiction over an indispensable party, (b) exclusive jurisdiction is vested in a court or forum other than the Court of Chancery or (c) the Court of Chancery does not have subject matter jurisdiction. Further, the forum selection provision is not intended to apply to claims arising under the Securities Act or the Exchange Act. The Second A&R Charter provides that, unless Sunlight consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States.

If any action, the subject matter of which is within the scope of the forum selection provision described in the preceding paragraph, is filed in a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum selection provision (an “Foreign Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Sunlight is a holding company and its sole material asset is its indirect equity interest in Sunlight Financial LLC. As a result, Sunlight is dependent upon distributions from Sunlight Financial LLC to pay taxes, make payments under the Tax Receivable Agreement, cover its corporate and other overhead expenses and pay dividends, if any, on its Common Stock.

Sunlight is a holding company, and has no material assets other than its indirect equity interest in Sunlight Financial LLC. Sunlight has no independent means of generating revenue or cash flow. To the extent Sunlight Financial LLC has available cash, taking into account available borrowings, and subject to the terms of any current or future debt instruments, the Fifth Amended and Restated Limited Liability Company Agreement of Sunlight LLC (the “Sunlight A&R LLC Agreement”) requires Sunlight Financial LLC to make pro rata cash distributions to all holders of Sunlight Units, including Sunlight in an amount generally intended to allow the holders of Sunlight Units (as defined therein), including Sunlight, to satisfy their respective income tax liabilities with respect to their allocable share of the income of Sunlight Financial LLC, based on certain assumptions, provided that tax distributions, except in limited circumstances, will be made sufficient to allow Sunlight to satisfy its actual tax liabilities and obligations under the Tax Receivable Agreement. Sunlight expects Sunlight Financial LLC to fund such distributions out of available cash, taking into account available borrowings, and in the event that payments under the Tax Receivable Agreement are accelerated, where applicable, Sunlight generally expects to fund such accelerated payment out of the proceeds of the Change of Control (as defined in the Tax Receivable Agreement) giving rise to such acceleration. In addition, the Sunlight A&R LLC Agreement allows SL Financial Holdings Inc., as the sole managing member of Sunlight Financial LLC, to cause Sunlight Financial LLC to make non-pro rata payments to Sunlight to reimburse it for its corporate and other overhead expenses, which payments are not treated as distributions under the Sunlight A&R LLC Agreement. To the extent that Sunlight needs funds and Sunlight Financial LLC fails to generate sufficient cash flow to distribute funds to it or is restricted from making such distributions or payments under applicable law or regulation or under the terms of its financing arrangements, or is otherwise unable to provide such funds, Sunlight’s liquidity and financial condition could be materially adversely affected.

Moreover, because Sunlight has no independent means of generating revenue, Sunlight’s ability to make tax payments and payments under the Tax Receivable Agreement are dependent on the ability of Sunlight Financial LLC to make distributions to Sunlight in an amount sufficient to cover Sunlight’s tax obligations and payment obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of any subsidiaries Sunlight Financial LLC may have in the future to make distributions to it. The ability of Sunlight Financial LLC, any subsidiaries and any other entity in which it may own an interest, to make such distributions is subject to, among other things, (i) the applicable provisions of

Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions in relevant debt instruments of Sunlight Financial LLC and its subsidiaries, if any. To the extent that Sunlight is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Sunlight has never paid cash dividends on its capital stock, and does not anticipate paying dividends in the foreseeable future.

Sunlight has not paid any cash dividends on its capital stock to date. Sunlight may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Sunlight board of directors and will depend on, among other things, Sunlight’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Sunlight board of directors may deem relevant. In addition, Sunlight’s ability to pay dividends is limited by covenants regarding its existing outstanding indebtedness.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, Sunlight realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

If Sunlight experiences a Change of Control (as defined in the Tax Receivable Agreement) or the Tax Receivable Agreement terminates early (at Sunlight’s election or as a result of Sunlight’s material breach thereunder), Sunlight will be required to make a payment equal to the deemed present value of the anticipated future payments to be made by it under the Tax Receivable Agreement, and such early termination payment could be substantial, depending, among other things, on the timing of such early termination. The calculation of anticipated future payments would be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that Sunlight has sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any Sunlight Class EX Units outstanding on the termination date or Change of Control date, as applicable, are deemed to be redeemed on such date. In the case of termination at Sunlight’s election or as a result of Sunlight’s material breach, the termination payment would be due immediately. In the case of a Change of Control of Sunlight, Sunlight will have the option to make such early termination payment immediately upon such Change of Control or ratably over a two-year period following the Change of Control. In such situations, payments under the Tax Receivable Agreement may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.

If Sunlight experiences a Change of Control or the Tax Receivable Agreement terminates early (at Sunlight’s election or as a result of Sunlight’s material breach thereunder), Sunlight’s obligations under the Tax Receivable Agreement could have a material adverse effect on Sunlight’s liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control, or reduce the consideration payable to holders of shares of Class A Common Stock. In the event that Sunlight’s obligation to make payments under the Tax Receivable Agreement is accelerated as a result of a Change of Control, where applicable, we generally expect the accelerated payments due under the Tax Receivable Agreement to be funded out of the proceeds of the Change of Control giving rise to such acceleration. However, Sunlight may be required to fund such payment from other sources, and as a result, any early termination of Sunlight’s obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and may substantially reduce the consideration payable to holders of Sunlight’s Class A Common Stock in connection with a Change of Control. Sunlight does not currently expect to cause an acceleration due to breach, and does not currently expect that Sunlight would elect to terminate the Tax Receivable Agreement early, except in cases where the early termination payment would not be material. There can be no assurance that Sunlight will be able to meet its obligations under the Tax Receivable Agreement.

Sunlight will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that Sunlight will determine, and the IRS or another tax authority may challenge all or part of the tax basis increases upon which the payments under the Tax Receivable Agreement are based, as well as other related tax positions Sunlight takes, and a court could sustain such challenge. The TRA Holders (as defined therein) will not reimburse Sunlight for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any such TRA Holders will be netted against future payments that would otherwise be made to such TRA Holders, if any, after Sunlight’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, Sunlight could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could materially adversely affect its liquidity.

In certain circumstances, Sunlight Financial LLC will be required to make tax distributions to holders of Sunlight Units, including Sunlight, and such tax distributions may be substantial. To the extent Sunlight receives tax distributions in excess of its actual tax liabilities and retains such excess cash, holders of Sunlight Class EX Units would benefit from such accumulated cash balances if they exercise their redemption right.

Pursuant to the Sunlight A&R LLC Agreement, to the extent Sunlight Financial LLC has available cash (taking into account Sunlight Financial LLC’s borrowing capacity), Sunlight Financial LLC will generally be required to make pro rata distributions (which we refer to as “tax distributions”), to all holders of Sunlight Units, including Sunlight, in an amount generally intended to allow holders of Sunlight Units, including Sunlight, to satisfy their respective income tax liabilities with respect to their allocable share of the income of Sunlight Financial LLC, based on certain assumptions and conventions, provided that tax distributions will be made, except in limited circumstances, sufficient to allow Sunlight to satisfy its actual tax liabilities and obligations under the Tax Receivable Agreement. The amount of such tax distributions will be determined based on certain assumptions, including an assumed individual income tax rate (unless the corporate tax rate is higher), and will be calculated after taking into account other distributions (including prior tax distributions) made by Sunlight Financial LLC. Because tax distributions will be made pro rata based on ownership and due to, among other items, differences between the tax rates applicable to Sunlight and the assumed individual income tax rate used in the calculation and requirements under the applicable tax rules that Sunlight Financial LLC’s net taxable income be allocated disproportionately to its unitholders in certain circumstances, tax distributions may significantly exceed the actual tax liability for many of the holders of Sunlight Units, including Sunlight. If Sunlight retains the excess cash it receives, the holders of Sunlight Class EX Units would benefit from any value attributable to such accumulated cash balances as a result of their exercise of the Redemption Right (as defined in the Sunlight A&R LLC Agreement). However, Sunlight expects to take other steps to eliminate any material cash balances. In addition, the tax distributions Sunlight Financial LLC will be required to make may be substantial and may exceed the tax liabilities that would be owed by a similarly situated corporate taxpayer. Funds used by Sunlight Financial LLC to satisfy its tax distribution obligations will not be available for reinvestment in our business, except to the extent Sunlight uses the excess cash it receives to reinvest in Sunlight Financial LLC for additional Sunlight Units. In addition, because cash available for additional tax distributions is determined by taking into account the ability of Sunlight Financial LLC and any subsidiaries to incur additional borrowing, Sunlight Financial LLC may be required to increase its indebtedness in order to fund additional tax distributions. Such additional borrowing may adversely affect Sunlight Financial LLC’s financial condition and business operations by, without limitation, limiting Sunlight Financial LLC’s ability to borrow in the future for other purposes, such as capital expenditures, and increasing Sunlight Financial LLC’s interest expense and leverage ratios.

Sunlight cannot guarantee that it will repurchase its common stock pursuant to Sunlight’s share repurchase program or that Sunlight’s share repurchase program will enhance long-term shareholder value. Share repurchases could also increase the volatility of the price of Sunlight’s common stock and could diminish Sunlight’s cash reserves.

On May 16, 2022, our Board of Directors authorized a share repurchase program (the “Share Repurchase Program”) pursuant to which we may repurchase up to $50.0 million of our Class A common stock over an eighteen-month period from the date of authorization. The timing and amount of repurchases of shares of our Class A common stock, if any, will depend upon several factors, such as the level of cash balances, debt covenant restrictions, general business conditions, the market price of our stock, self-imposed trading blackout periods, and the availability of alternative investment opportunities. The Company is not obligated to repurchase any specific number or amount of shares of Class A common stock pursuant to the Share Repurchase Program, and it may modify, suspend or discontinue the Share Repurchase Program at any time. Repurchases of our Class A common stock pursuant to the Share Repurchase Program could affect our stock price and increase its volatility. The existence of the Share Repurchase Program could cause our stock price to be higher than it would be in the absence of such a program and, if shares are repurchased in the Share Repurchase Program, it will reduce the market liquidity for our Class A common stock. Additionally, the Share Repurchase Program could diminish our cash reserves, which may impact our ability to finance future growth and to pursue possible future strategic opportunities. There can be no assurance that any share repurchases will enhance long-term stockholder value, and the market price of our Class A common stock may decline below the levels at which we repurchased shares of stock.

A recent Delaware Court of Chancery ruling has created uncertainty regarding the validity of the approval of our authorized shares of common stock which could adversely impact the Company until the underlying procedural issues are definitively resolved.

Sunlight held a special meeting of stockholders on July 8, 2021 where, among other things, the Class A and Class B common stockholders voted together to approve an amendment to its charter to increase the number of shares of capital stock authorized thereunder (the “Charter Amendment”), which were incorporated into our Second Amended and Restated Certificate of Incorporation as part of the Company’s business combination. While the Company obtained a majority of the then-outstanding shares of both our Class A and Class B common stock, voting as a single class, to approve the Charter Amendment, it did not obtain a separate vote of the Class A and Class B common stock on the Charter Amendment.

In December 2022, the Delaware Court of Chancery issued a decision in Garfield v. Boxed, Inc., 2022 WL 17959766 (Del. Ch. Dec. 27, 2022) that created uncertainty regarding the validity of the approval of the Charter Amendment and whether a separate vote of the Class A and Class B common stock would have been required under Section 242(b)(2) of the Delaware General Corporation Law (“DGCL”). The Company has reviewed the implications of the court’s decision in Garfield. We have observed that some companies with comparable Delaware governing documents who also obtained a single combined class vote of its stockholders to approve a similar charter amendment have filed petitions in the Delaware Court of Chancery asking the court to validate the applicable charter amendment under Section 205 of the DGCL. To date, the Delaware Court of Chancery has approved all such petitions.

Our own analysis determined that a separate class vote to adopt the Charter Amendment was not necessary, we continue to believe that a separate vote of the Company’s Class A and Class B common stock was not required to approve the Charter Amendment, and we have received no demands or inquiries from our stockholders regarding any potential uncertainty surrounding our Charter Amendment. Furthermore, we have determined that while a separate Class A and Class B common stock vote was not taken at the meeting, over a majority of the Class A common stock, when treated as a separate class, and all of the Class B common stock, did approve the Charter Amendment.

While the Company does not currently believe that it is necessary to file a petition with the Delaware Court of Chancery, the potential uncertainty with respect to the Charter Amendment could adversely impact the Company until the underlying procedural issues are definitively resolved.

General Risk Factors

The loss of one or more members of Sunlight’s senior management or key employees, or failure or inability to hire additional highly qualified employees, may adversely affect its ability to implement its business strategy.

Sunlight depends on its experienced management team to formulate and execute its business strategy. Further, Sunlight relies on other key employees and broader team to maintain operations to current standards and support business growth. The loss of one or more key executives, including Sunlight’s Chief Executive Officer or Chief Financial Officer, or other key employees, could have a negative impact on its ability to execute on its business growth strategy or, potentially, to maintain operations as now conducted.

Current job markets are extremely competitive making it more difficult for Sunlight to hire qualified employees at the same rate as Sunlight has been able to in the past and making it more difficult for Sunlight to retain talent. If Sunlight is unable to attract and retain qualified leaders and sufficient personnel with industry experience and relationships, execution on Sunlight’s strategic business plans could be limited or delayed and maintenance of operations to current standards could be negatively impacted, which could have a material adverse effect on Sunlight’s business, results of operations and financial condition.

Sunlight’s insurance for certain indemnity obligations to its officers and directors may be inadequate, and potential claims could materially and negatively impact Sunlight’s financial condition and results of operations.

Pursuant to Sunlight’s Certificate of Formation, the Sunlight A&R LLC Agreement and certain indemnification agreements, among various other agreements, Sunlight indemnifies its officers and directors for certain liabilities that may arise in the course of their service to Sunlight. Although Sunlight currently maintains director and officer liability insurance for certain potential third-party claims for which it is legally or financially unable to indemnify them, such insurance may be inadequate to cover certain claims, or may prove prohibitively costly to maintain in the future. If Sunlight were required to pay a significant amount on account of such liabilities, its business, financial condition and results of operations could be materially harmed.

If assumptions or estimates Sunlight uses in preparing its financial statements are incorrect or are required to change, Sunlight’s reported results of operations, liquidity and financial condition may be adversely affected.

Sunlight is required to make various assumptions and estimates in preparing its financial statements under generally accepted accounting principles (“GAAP”), including for purposes of determining finance charge reversals, share-based compensation, asset impairment, reserves related to litigation and other legal matters, and other regulatory exposures and the amounts recorded for certain contractual payments to be paid to, or received from, Sunlight’s counterparties and others under contractual arrangements. In addition, significant assumptions and estimates are involved in determining certain disclosures required under GAAP, including those involving fair value measurements. If the assumptions or estimates underlying Sunlight’s financial statements are incorrect, the actual amounts realized on transactions and balances subject to those estimates will be different, which could have a material adverse effect on Sunlight’s business.

Future changes in financial accounting standards may significantly change Sunlight’s reported results of operations.

GAAP is subject to standard setting or interpretation by the Financial Accounting Standards Board, the PCAOB, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on Sunlight’s reported financial results and could affect the reporting of transactions completed before the announcement of a change.

Additionally, Sunlight’s assumptions, estimates and judgments related to complex accounting matters could significantly affect its financial results. GAAP and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to its business, including, without limitation, revenue recognition, finance charge reversals and share-based compensation, are highly complex and involve subjective assumptions, estimates and judgments by Sunlight. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments by Sunlight could require Sunlight to make changes to its accounting systems that could increase its operating costs and significantly change its reported or expected financial performance.

ITEM 1B. UNRESOLVED STAFF COMMENTS

None.

ITEM 2. PROPERTIES

Sunlight's principal executive offices are located in leased office space at 101 N. Tryon Street, Charlotte, North Carolina 28246. As of December 31, 2022, Sunlight leases office space in locations including New York and North Carolina. Sunlight does not own any real property. Sunlight uses each facility for its single operating segment and considers them to be suitable and adequate for the management and operations of its business.

ITEM 3. LEGAL PROCEEDINGS

As previously disclosed in the Company's Form 10-Q for the Quarterly Period Ended March 31, 2022 filed with the SEC on May 16, 2022, a complaint was filed by the Attorney General of the State of Minnesota entitled State of Minnesota v. Brio Energy LLC d/b/a Pure Solar Energy et al., Case No. 27-CV-22-6187 (Minn. D. Ct. 4th Dist.), in the District Court for the Fourth Judicial District in the State of Minnesota (the “Court”) on April 22, 2022. The complaint alleged that the solar companies named therein (the "Solar Defendants") used deceptive and misleading sales tactics in violation of certain Minnesota laws, and sought to hold the Company, among others, liable for any alleged misconduct of the Solar Defendants under the Minnesota “Holder Rule”. Sunlight entered into a Consent Judgment on January 10, 2023, pursuant to which Sunlight provided $9,619.05 in monetary relief while denying the allegations contained in the lawsuit.

On December 16, 2022, Kathie Fung filed a putative securities fraud class action lawsuit in the Southern District of New York (Case No. 1:22-cv-10658) against the Company and certain of our current and former officers and directors. The lawsuit alleges that the defendants made materially false and/or misleading statements and failed to disclose material adverse facts about Sunlight’s business, operations, and financial prospects. Specifically, the lawsuit alleges that Sunlight’s positive statements about Sunlight’s business, operations, and financial prospects were materially misleading because Sunlight allegedly lacked effective internal controls and oversight that led to Sunlight taking a non-cash advance receivables impairment charge exceeding $30 million in September 2022. The lawsuit seeks compensatory damages and the recovery of fees, including attorneys’ fees. After the complaint was filed, Matthew Millunchick was named as lead plaintiff. An amended complaint is due May 22, 2023 and the Company’s subsequent response is due on or before July 21, 2023. Sunlight believes the lawsuit and the allegations contained therein are without merit and intends to vigorously defend against the litigation.

On March 10, 2023, a group of plaintiffs, including Claude Mumpower, among others, filed a putative class action lawsuit in the United States Bankruptcy Court for the Western District of North Carolina (Case No. 22-50228) against Power Home Solar LLC, Jayson Waller, Sunlight Financial LLC, Dividend Solar Finance LLC, Goodleap LLC, Solar Mosaic Inc., Cross River Bank, Technology Credit Union, Digital Federal Credit Union, Addition Federal Credit Union, SLST Underlying Trust 2020-1, and Does 1-10. The lawsuit alleges that sales representatives of Power Home Solar LLC made materially false and/or misleading statements to consumers about the efficiency, effectiveness, benefits, and costs of the solar panel systems being sold by Power Home Solar LLC, and misled consumers about the availability of federal solar tax incentives. The lawsuit seeks to hold the defendants involved in financing consumers’ purchases of solar panel systems, including but not limited to Sunlight, liable for these alleged misrepresentations. The lawsuit seeks injunctive relief, rescission, compensatory damages, treble damages, statutory damages, punitive damages, and the recovery of attorneys’ fees. Sunlight believes the lawsuit and the allegations contained therein are without merit and plans to vigorously defend against them.

Sunlight is, from time to time, subject to inquiries by government entities and is party to various other legal proceedings arising in the ordinary course of its business, but it is not currently a party to any legal proceeding that management believes would have a material adverse effect on the consolidated financial position or results of operations of the Company.

ITEM 4. MINE SAFETY DISCLOSURES
Not applicable.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Sunlight's Class A Common Stock has been listed and is traded on the New York Stock Exchange ("NYSE") under the symbol "SUNL" since the closing of the Business Combination. Prior to the Business Combination, Class A shares of Spartan Acquisition Corp. II traded on the NYSE under the symbol "SPRQ." There is no established public trading market for Sunlight’s Class B shares or Class C Common Stock.

Holders of Record

Based on information made available to Sunlight by Sunlight’s transfer agent, as of April 26, 2023, there were approximately 43 record holders of Sunlight’s Class A Common Stock, one of which was Cede & Co., a nominee for The Depository Trust Company, no record holders of Sunlight’s Class B shares as there are no Class B shares currently outstanding, and 17 record holders of Sunlight’s Class C Common Stock.

All of our Class A Common Stock held by brokerage firms, banks and other financial institutions as nominees for beneficial owners are considered to be held of record by Cede & Co., who is considered to be one stockholder of record. A substantially greater number of holders of our Class A Common Stock are “street name” or beneficial holders, whose Class A Common Stock is held of record by banks, brokers and other financial institutions.

Dividends on Common Stock

Sunlight has not paid any cash dividends on its Class A Common Stock to date. The payment of cash dividends is subject to the discretion of Sunlight’s Board of Directors and may be affected by various factors, including our future earnings, financial condition, capital requirements, share repurchase activity, current and future planned strategic growth initiatives, levels of indebtedness, and other considerations Sunlight’s Board of Directors deem relevant. Sunlight currently does not intend to pay cash dividends in the foreseeable future.

Unregistered Sales of Equity Securities

None.

Issuer Purchases of Common Stock

The table below sets forth the information with respect to repurchases made by or on behalf of Sunlight or any "affiliated purchaser" (as defined in Rule 10b-18(a)(3) under the Exchange Act) of its Class A Common Stock during the three months ended December 31, 2022.

	Total Number of Shares Purchased(a)	Average Price Paid per Share
October 1, 2022 to October 31, 2022	4,130	$1.21
November 1, 2022 to November 30, 2022	3,999	1.81
December 1, 2022 to December 31, 2022	4,128	1.29
Total for Quarter Ended December 31, 2022	12,257	1.43
a.Represents shares surrendered to cover taxes on vesting of share-based awards.

Equity Incentive Plan and Employee Stock Purchase Plan

On June 17, 2021, Sunlight’s Board of Directors approved the Sunlight Financial Holdings Inc. 2021 Equity Incentive Plan (the “Equity Plan”) and Sunlight Financial Holdings Inc. Employee Stock Purchase Plan (the “ESPP” and together with the Equity Plan, the “Plans”). Stockholders of the Company approved the Plans on July 8, 2021, under which 28,050,000 shares of Class A Common Stock, par value $0.0001 per share, are issuable under the Equity Plan and 3,400,000 shares of Class A Common Stock are reserved for issuance under the ESPP.

ITEM 6. [RESERVED]

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of Sunlight Financial Holdings Inc.’s (the “Company,” “Sunlight,” “Successor,” “we,” “our” and “us”) consolidated results of operations and financial condition. The discussion should be read in conjunction with Sunlight’s consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Sunlight” is intended to mean the business and operations of Sunlight Financial Holdings Inc. and its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS SUMMARY

This report contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. Such forward-looking statements relate to, among other things, the operating performance of our investments, the stability of our earnings, our financing needs, and the size and attractiveness of market opportunities. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “expect,” “endeavor,” “seek,” “anticipate,” “outlook,” “intend,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions; discuss future expectations; describe future plans and strategies; contain projections of results of operations, cash flows, or financial condition; or state other forward-looking information. Our ability to predict results or the actual outcome of future plans or strategies is inherently limited. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause our actual results in future periods to differ materially from forecasted results.

Our ability to implement our business strategy is subject to numerous risks, as more fully described under Item 1A. “Risk Factors” in this Annual Report on Form 10-K. These risks include, among others:
•As of December 31, 2022 we were out of compliance with certain financial covenants in our existing credit facility and Bank Partner Agreements. While we have consummated the Transactions under the Commitment & Transaction Support Agreement with the Bank Partner to address our compliance issues under the Bank Partner Agreement and replace the existing credit facility, the Amended Bank Partner Agreements and our new credit facility with the Bank Partner, impose operating and financial restrictions on us. Our ability to manage our business in accordance with the terms of these new agreements is a key factor in achieving profitability.
•We have incurred a net loss and negative cash flows from operating activities in 2022. While we have consummated the Transactions contemplated by the Commitment & Transaction Support Agreement, these trends have continued into 2023 and will continue in the near term until we are able to fully benefit from the consummation of the Transactions.
•While we consummated the Transactions under the Commitment & Transaction Support Agreement with the Bank Partner, we must continue to work through the Backbook Loans and rapidly rising interest rate environment to stabilize our business and return to profitability. In our continuing efforts to do so, we may consider seeking strategic alternatives in order to sustain our business, and we cannot predict the impact that such strategic alternative might have on Sunlight’s operations or the prices of Sunlight’s securities.
•Our limited liquidity is materially and adversely affecting our business operations. While we have consummated the Transactions contemplated by the Commitment & Transaction Support Agreement we will continue to implement cost saving measures and the Board is continuing to review additional actions to maximize value for shareholders.
•While the Amended Bank Partner Agreements and Secured Term Loan with the Bank Partner address our short term liquidity concerns, we must carefully manage our liquidity to comply with the new agreements and achieve long-term stability.
•Non-compliance on the part of third parties with whom we conduct business disrupts our business and adversely affects our financial conditions and operating results.
•We do not currently have an interest rate risk hedging program or seek to hedge interest rate risks associated with our Bank Partner Agreements, and therefore are not protected against significant increases in interest rates.
•Worsening economic conditions from rising interest rates, a rising rate of inflation, or other potential causes of economic distress could raise Sunlight’s cost of capital and/or reduce or eliminate the willingness of Sunlight’s direct or indirect capital providers to continue funding loan volume at historical levels, thereby materially and adversely impacting Sunlight’s business, cash flows, financial condition and results of operations.
•The ongoing COVID-19 pandemic and other health epidemics and outbreaks, including the rise of variants of COVID-19, could adversely affect Sunlight’s business, results of operations and financial condition.
•While Sunlight has obtained amended terms under the Amended Bank Partner Agreements , if Sunlight is unable to facilitate the sale of loans held on its Bank Partner’s balance sheet to comply with the total loan cap and the Bank Partner is unwilling to further expand its loan capacity, Sunlight may be required to purchase all or a portion of these loans and/or may be unable to fund future Indirect Channel Loans.
•To the extent that Sunlight seeks to grow or strengthen its business and competitive position through future acquisitions, or other strategic investments, transactions or alliances, Sunlight may not be able to do so effectively.

•A material reduction in the retail price of electricity charged by electric utilities, other retail electricity providers or other energy sources as compared to potential savings for purchasing and using a solar system or an increase in pricing for purchasing and using a solar system above the cost of other energy sources could result in a lower demand for solar systems, which could have an adverse impact on Sunlight’s business, results of operations and financial condition.
•The reduction, modification or elimination of government incentives could cause our revenue to decline and harm our financial results.
•Existing regulations and policies and changes to these regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our loan products and services.
•The industries that Sunlight operates in are highly competitive and are likely to become more competitive. Additionally, if new entrants join these markets who have ready access to cheaper capital, competing successfully would become more difficult for Sunlight. Sunlight’s inability to compete successfully or maintain or improve Sunlight’s market share and margins could adversely affect its business.
•Disruptions in the operation of Sunlight’s computer systems and those of its critical third-party service providers and capital providers could have an adverse effect on Sunlight’s business.
•Sunlight’s growth is dependent on its contractor network and in turn the quality of the products and services they provide to their customers, and Sunlight’s failure to retain or replace existing contractors, to grow its contractor network or the number of Sunlight loans offered through its existing network, or increases in loan delinquencies due to any deficiencies in Sunlight’s contractor underwriting practices, could adversely impact Sunlight’s business.
•The current electrician shortage adversely impacts our business, financial condition, and results of operations.
•Sunlight’s capital advance program exposes it to potential losses in the event that a contractor fails to fully perform under its agreements with Sunlight or becomes insolvent prior to completion of the underlying installation or construction, which losses could have an adverse impact on Sunlight’s business, results of operations and financial condition.
•If contractors fail to fulfill their obligations to consumers or fail to comply with applicable law, Sunlight may incur remediation costs.
•Sunlight’s revenue is impacted, to a significant extent, by the general economy, including supply chain disruptions, and the financial performance of its capital providers and contractors.
•Our results of operations could be adversely affected by economic and political conditions globally and the effects of these conditions on our clients’ businesses and levels of business activity.
•Sunlight has never paid cash dividends on its capital stock, and does not anticipate paying dividends in the foreseeable future.
•Sunlight cannot guarantee that it will repurchase its common stock pursuant to Sunlight’s share repurchase program or that Sunlight’s share repurchase program will enhance long-term shareholder value. Share repurchases could also increase the volatility of the price of Sunlight’s common stock and could diminish Sunlight’s cash reserves.
•If assumptions or estimates Sunlight uses in preparing its financial statements are incorrect or are required to change, Sunlight’s reported results of operations, liquidity and financial condition may be adversely affected.

Recent Developments and Outlook

Commitment & Transaction Support Agreement. As previously reported, on April 2, 2023 Sunlight Financial LLC (“Sunlight”), a wholly owned subsidiary of Sunlight Financial Holdings Inc. (the “Company”), the Company and Cross River Bank (“CRB”), entered into a Commitment and Transaction Support Agreement (the “Commitment & Transaction Support Agreement”) pursuant to which the parties agreed to undertake the transactions contemplated under the Commitment & Transaction Support Agreement pursuant to definitive documents that remained subject to negotiation and completion (“Definitive Documents”). Effective April 25, 2023 (the “Closing Date”), the parties and certain of their affiliates agreed to and executed the Definitive Documents and closed the transactions contemplated by the Commitment & Transaction Support Agreement as described below.

Amended CRB Agreements. The Amended CRB Agreements provide, among other things:

•a requirement that the Company establish a pricing and capital markets committee responsible for setting dealer discounts, interest rates, capital markets activity, policies relating to hedging, and other terms related to the Company’s loan products and executing any sales of loans held by CRB pursuant to the Amended CRB Agreements and to provide CRB with observer rights and a right to attend all meetings held by the committee, subject to exclusions where CRB is the loan purchaser;
•modifications to the procedures for submitting credit approvals;

•a modification to the cap on the total loans held by CRB at any time as provided below, measured on the last day of the calendar month, with a grace period election for loan sales executed during the seven (7) business days following the last day of a calendar month. The Company will be entitled to six (6) grace period elections in any twelve-month period:

Month(s) Ending	Bank Cap
April 30, 2023 and May 31, 2023	Waived
June 30, 2023 and July 31, 2023	$550 million
August 31, 2023, September 30, 2023, and October 31, 2023	$500 million
November 30, 2023 and each month thereafter	$400 million (plus the Additional Capacity, if any). Additional Capacity is the lesser of (i) the Cash Collateral Amount divided by 5% and (ii) $100 million.

•modifications to the Loan Purchase Trigger Date (as defined in the Amended Solar Loan Sale Agreement) related to each loan held on CRB’s balance sheet;
•a revised tiered fee structure and provision for certain fees accrued through June 30, 2023 to be payable in additional Tranche 1 Loans (as defined below);
•the Company will use best efforts to amend the Master Services Agreement dated January 13, 2020, between CRB, the Company, and Turnstile Capital Management, LLC (the “Servicer”) on or before July 1, 2023 to cause the Servicer to remit various cash payments associated with loans into an account held by CRB;
•effective on the Closing Date and continuing until full repayment to CRB of all outstanding obligations, the Company will provide CRB with a pari passu first lien security interest in all assets of the Company as defined in the Secured Term Loan; and
•waiver by CRB of any defaults known by CRB to be existing under the CRB Agreements.

•Secured Term Loan with CRB. On the Closing Date, Sunlight, as borrower, entered into a Loan and Security Agreement with CRB, and with SL Financial Holdings Inc., (“SL Financial”) as guarantor (the “Secured Term Loan”).The Secured Term Loan consists of loan commitments for two tranches of loans providing for Tranche 1 Loans and Tranche 2 Loans (each as defined below). The Secured Term Loan, and all other obligations of Sunlight to CRB are secured by a first lien perfected security interest in all Sunlight’s and SL Financial’s assets. The Secured Term Loan matures on October 25, 2025 ( the “Maturity Date”). The Secured Term Loan provides loan commitments under two sub- facilities. The $38.8 million Tranche 1 facility (the “Tranche 1 Loans”) will be used to repay all outstanding borrowings under the SVB Facility, pay fees and accrued interest due under the Loan Program Agreements and for general corporate purposes. The $49.8 million Tranche 2 facility (the “Tranche 2 Loans” and, collectively with the “Tranche 1 Loans” the “Facility Loans”) will be used for deferred loan sale proceeds and to pay fees and capitalized interest.

No scheduled principal payments are due until the first anniversary of the Closing Date. Commencing with the first full month after the first anniversary of the Closing Date, Sunlight is required to make equal monthly principal payments in an amount equal to 4% of the aggregate amount of the Facility Loans funded or deemed funded through the first anniversary of the CRB Closing Date. On the Maturity Date, all remaining unpaid amounts of principal and interest must be repaid in full.

An upfront fee equal to $2,658,000, payable upon the closing date of the Secured Term Loan will be paid in kind and added to the outstanding amount the Facility Loans. An unused fee equal to 14% per annum of the difference between (a) the Maximum Covered Loan Sale Amount (as defined in the Secured Term Loan) minus any commitment reductions with respect to Tranche 2 Term Loans since the Closing Date and (b) the aggregate principal amount of Tranche 2 Term Loans then outstanding will be payable monthly in kind and added to the outstanding amount of Tranche 2 Loans.

The aggregate principal outstanding amount of loans under the Secured Term Loan (including capitalized or accrued and unpaid interest and any fees, the upfront fee and the unused fee) shall not exceed $100 million. The Secured Term Loan is subject to mandatory prepayment under certain conditions, which prepayments may be allocated to Tranche 1 or Tranche 2 loans at the option of the Company and Sunlight. Additionally, the Company and Sunlight will be required to prepay the Secured Term Loan in full upon a liquidation, winding up, change of control, merger, sale of all or substantially all of the assets of Sunlight, or a transaction that results in the Company becoming privately held. Sunlight may, at its option, prepay the Secured Term Loans and/or permanently reduce and terminate unused loan commitments, in each case, in part or full at any time prior to the maturity date with no penalties; which prepayments and/or commitment reductions may be allocated to Tranche 1 Loans and/or Tranche 2 loans at the option of Sunlight.

The Secured Term Loan contains customary restrictive covenants for facilities of its type, which include, among other things, limitations on use of proceeds, dispositions, changes in business, management or business locations, change of control, mergers or acquisitions, indebtedness, liens, restricted payments, dividends or any other payments to equity, investments, transactions with affiliates, and capital expenditures, subject to certain customary baskets and exceptions. The Secured Term Loan also includes a financial covenant requiring minimum liquidity (unrestricted an unencumbered cash and cash equivalents held by Sunlight) in deposit accounts or securities accounts in an amount equal to or greater than $20 million, measured as of the end of each calendar month and requires that Sunlight maintain unrestricted cash in an aggregate amount of not less than (a) during the two-week period after the Closing Date, $20 million, and (b) thereafter, the greater of (x) $20 million and (y) 75% of Sunlight’s cash, in accounts with CRB or its affiliates.

The Secured Term Loan also contains customary events of default that would permit the lenders to accelerate the loans, including, among other things, the failure to make timely payments when due under the Secured Term Loan or other material indebtedness as described in the Secured Term Loan, the failure to satisfy covenants contained in the Secured Term Loan, specified events of bankruptcy and insolvency, a material event of default under the Amended Loan Program Documents or any other agreement with CRB.

CRB Warrant. On the Closing Date the Company entered into a Warrant Purchase Agreement (the “Purchase Agreement") with CRB Group, Inc. (“Purchaser”), pursuant to which the Company issued to Purchaser a stock purchase warrant (the “Warrant”) exercisable for up to 25,944,541 shares (“Warrant Shares”) subject to certain adjustments, of Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”) at a per share price of $0.01, subject to certain adjustments and vesting as described below. On the Closing Date, the Warrant vested and became exercisable with respect to 12,907,080 Warrant Shares. The remaining portion of the Warrant with respect to 13,037,461 Warrant Shares, subject to certain adjustments, will vest and become exercisable on April 27, 2024; provided, however, if the payment in full of the Secured Term is paid in full prior to such date or a Change of Control (as defined in the Secured Term Loan) occurs prior to such date, such number of Warrant Shares equal to the product of the following equation shall immediately vest and become exercisable and the remainder of the unvested Warrant Shares shall be forfeited and not be exercisable: (i) (A) the number of days that elapsed between the date hereof and the Acceleration Date (inclusive of the Acceleration Date) divided by (B) 366, multiplied by (ii) 13,037,461.

Liquidity and Ability to Operate as a Going Concern. While we have consummated the Transactions under the Commitment & Transaction Support Agreement, without the benefit of the Transactions contemplated thereby, based on recurring losses from operations and negative cash flows from operations for the year ended December 31, 2022, as well as cash and liquidity projections, there would have been substantial doubt about our ability to continue as a going concern for the next twelve months. Our consolidated financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. You should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to shareholders, in the event of liquidation.

Revolving Credit Facility with SVB Debt Refinancing and Breach of Financial Covenants Waiver. The Loan and Security Agreement with SVB required Sunlight to maintain minimum liquidity, EBITDA and available takeout commitment levels on a quarterly basis. As a result of the platform fee losses in the fourth quarter of 2022, Sunlight did not meet the EBITDA requirement as of December 31, 2022. Additionally, without the benefit of Transactions, breaches of other significant agreements, including the Bank Partner Agreements, could have triggered a cross default under the Loan and Security Agreement with SVB. In connection with the execution of the Secured Term Loan Sunlight repaid $3.6 million outstanding under the Loan and Security Agreement and terminated the agreement and all agreements related thereto. While the Amended Bank Partner Agreements and the Secured Term Loan address our compliance issues under the agreements outstanding at December 31, 2022, they impose financial and other restrictive covenants upon us. These financial and other restrictive covenants place certain limitations on our operations and impose financial compliance requirements on us. Our ability to manage our business in accordance with the terms of these new agreements is a key factor in achieving profitability.

Sales of Certain Funded Indirect Channel Loans with Bank Partner. The Bank Partner originates the Indirect Channel Loans on its balance sheet through Sunlight’s proprietary technology platform, Orange®, that the Bank Partner holds on its balance sheet until directed by the Company in the ordinary course of its business to sell them to investors, including credit funds, insurance companies and pension funds. While the Bank Partner is the owner of the loans, Sunlight retains economic exposure to them until they are sold. The Bank Partner currently holds, pursuant to the Bank Partner Agreements, the Backbook Loans. Sunlight sold a material portion of the Backbook Loans in December 2022, to comply with the Bank Partner Agreements and other similar agreements with capital providers, resulting in negative platform fees of $22.3 million in the fourth quarter of 2022. As of March 31, 2023, the aggregate principal amount of loans held by the Bank Partner pursuant to the Bank Partner Agreements was $764.0 million. The Company expects to sell the remaining Backbook Loans in 2023 that, even in light of the Amended Bank Partner Agreements, could result in additional losses and negative platform fees between $45.0 million and $55.0 million on the loans held by the Bank Partner at March 31, 2023.

Strategic Alternative Investment Partner(s). While we have consummated the Transactions under the Commitment & Transaction Support Agreement and entered into Amended Bank Partner Agreements and the Secured Term Loan with the Bank Partner, we must continue to work the Backbook Loans and rapidly rising interest rate environment to stabilize our business and return to profitability. In our continuing efforts to do so, we may consider seeking strategic alternatives in order to sustain our business. Sunlight cannot predict the impact that such strategic alternative might have on Sunlight’s operations or the prices of Sunlight’s securities.

December Amendments to Bank Partner Agreements with the Bank Partner. In December 2022, Sunlight and its Bank Partner amended the Indirect Channel Loan Program for Solar and Home Improvement that govern the terms and conditions with respect to originating and servicing the Indirect Channel Loans. Sunlight shall continue to arrange for the sale of certain Indirect Channel Loans, or participations, to therein, to third parties (“Indirect Channel Loan Purchasers”). This contractual arrangement incorporates interest rate and credit risks related to the risk of default on Indirect Channel Loans held by its Bank Partner that results from a borrower’s inability or unwillingness to make contractually required payments. In connection with entering into the Bank Partner Amendment, the Bank Partner also agreed to an omnibus waiver of certain potential breaches and defaults under the Existing Bank Partner Agreements by Sunlight through April 2023, including any required compliance with any applicable loan cap under the Bank Partner Agreements (the “Bank Partner Waiver”).

Impact of Rapid and Significant Increase in Interest Rates. During 2022, interest rates have increased rapidly and significantly. The macro-economic impact of these significant interest rate increases had a material impact on Sunlight’s business, profitability and cash-flow in the near term. First, these rapid interest rate increases have resulted in a significant shift in reliance from Sunlight’s Direct Channels to its Indirect Channel, which is less profitable and creates additional risk of rising rates between the time that the underlying Indirect Channel loan is processed at a lower interest rate to a later time when Sunlight is able to monetize Indirect Channel Loans after interest rates have increased. As a result, Sunlight incurred losses relating to its current portfolio of Indirect Channel Loans because of this interest rate gap. Losses associated with the sale of these loans are recorded by the Company as negative platform fees. In response to rapidly rising interest rates, Sunlight implemented several increases in dealer fees charged to contractors during the second half of 2022 and during the first quarter of 2023, as well as eliminated certain products that are difficult to finance in the current interest rate environment. Sunlight facilitated platform fee loans reflecting the dealer fee increases starting in the fourth quarter of 2022 and continued during 2023.

Partnership Unit Exchange. In January 2023, holders of 2,314,143 Class EX units of Sunlight Financial LLC exchanged their Class EX units, along with a corresponding number of Class C shares of the Company, for 2,305,426 Class A shares of the Company at $1.29 per Class A share. The Company issued 997,399 Class A shares, net of applicable tax withholding, and delivered 1,308,027 Class A shares held in treasury in connection with this exchange.

Executive Overview

Sunlight’s revenue is primarily attributable to platform fees earned by Sunlight for facilitating the origination of solar and home improvement loans by its capital providers.

For the periods prior to the Business Combination, Sunlight presents the results of operations for Sunlight Financial LLC and its consolidated subsidiary (the “Predecessor”), which does not include the results of operations for Spartan. For the periods after the Business Combination, Sunlight presents the results of operations for Sunlight Financial Holdings Inc. and its consolidated subsidiaries, including Sunlight Financial LLC (the “Successor”). The year ended December 31, 2022 and the period of July 10, 2021 through December 31, 2021 (the Successor Period”) includes the results of operations for the Successor. The period from January 1, 2021 through December 31, 2021 (the “Combined Annual Period”) includes the results of operations for the Successor during the Successor Period and the results of operation for the Predecessor during the period January 1, 2021 through July 9, 2021 (the “Predecessor Year-to-Date Period”). Sunlight believes that the discussion of Sunlight’s combined operational results, while on different bases of accounting related to the application of purchase accounting, is appropriate as Sunlight highlights operational changes as well as purchase accounting related items.

The Year Ended December 31, 2022 Compared to the Combined Annual Period

•Sunlight facilitated the origination of $2.9 billion of loans for the year ended December 31, 2022, representing an increase of 14.7% from $2.5 billion of loans during the Combined Annual Period.
•Revenue was $98.5 million for the year ended December 31, 2022, representing a decrease of 14.1% from $114.7 million for the Combined Annual Period.
•Net loss was $511.9 million for the year ended December 31, 2022, which includes a goodwill impairment charge of $445.8 million and a $32.4 million write-off of advances made to a contractor, compared with $241.0 million for the Combined Annual Period.
•Adjusted Net Loss was $22.2 million for the year ended December 31, 2022, compared with Adjusted Net Loss of $40.5 million for the Combined Annual Period.
•Adjusted EBITDA was $(35.7) million for the year ended December 31, 2022, compared with $52.9 million for the Combined Annual Period.

As discussed more fully in “—Results of Operations,” Sunlight’s Net Income (Loss), Adjusted Net Income (Loss), and Adjusted EBITDA for the Combined Year-to-Date Period includes the effects from the Business Combination and is presented on a basis different than those measures for the Predecessor Year-to-Date Period.

Adjusted EBITDA

Information regarding use of Adjusted EBITDA, a non-GAAP measure, and a reconciliation of Adjusted EBITDA to Net Income, the most directly comparable GAAP measure, is included in “—Non-GAAP Financial Measures.” The following charts depict Adjusted EBITDA and other key performance measures for the year ended December 31, 2022 and the Combined Annual Period (USD in thousands):

a.Includes the results of operations for the Combined Annual Period. Refer to “—Key Performance Measures” and “—Results of Operations” for amounts related to those periods.

Key Performance Measures

Sunlight reviews several key performance measures, discussed below, to evaluate its business and results, measure performance, identify trends, formulate plans, and make strategic decisions. Sunlight believes that the presentation of such metrics is useful to its investors and counterparties because they are used to measure and model the performance of companies such as Sunlight using similar metrics.

The following table sets forth key performance measures for the year ended December 31, 2022 and the Combined Annual Period (USD in thousands, except percentages):

	Successor(a)		Predecessor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021	Combined Annual Period	Percentage Change(b)
Funded Loans(c)	$2,896,238	$1,214,754	$1,309,504	$2,524,258	14.7%
Direct Channel Funded Loans	1,912,801	923,848	1,048,232	1,972,080	(3.0)
Indirect Channel Funded Loans	983,437	290,906	261,272	552,178	78.1
Platform Fee Loans(d)	2,505,067	1,228,022	1,318,644	2,546,666	(1.6)
Direct Channel Platform Fee Loans	1,912,801	923,848	1,048,232	1,972,080	(3.0)
Indirect Channel Platform Fee Loans	592,266	304,174	270,412	574,586	3.1
Revenue	98,506	61,674	53,064	114,738	(14.1)
Net Income (Loss)	(511,936)	(247,084)	6,131	(240,953)	112.5
Adjusted Net Income (Loss)	(22,182)	21,789	18,689	40,478	n.m.
Adjusted EBITDA	(35,691)	29,644	23,260	52,904	n.m.
a.Funded Loans, Platform Fee Loans, and Revenues were not materially impacted by the Business Combination for the year ended December 31, 2022 and the Combined Annual Period. Refer to “—Results of Operations” for a discussion of the effects of the Business Combination on Net Income (Loss), Adjusted Net Income (Loss), and Adjusted EBITDA.
b.Change represents the year ended December 31, 2022 compared to the Combined Annual Period.
c.Sunlight facilitated home improvement loans of $441.5 million, $130.1 million, and $81.2 million that were funded during the year ended December 31, 2022 and the periods from July 10, 2021 through December 31, 2021 and January 1, 2021 through July 9, 2021, respectively.
d.Sunlight facilitated home improvement platform fee loans of $379.0 million, $94.9 million, and $102.0 million that were funded during the year ended December 31, 2022 and the periods from July 10, 2021 through December 31, 2021, and January 1, 2021 through July 9, 2021, respectively.

Funded Loans. Sunlight refers to the aggregate principal balance of the loans facilitated through Orange®, and funded by Sunlight’s capital provider, during a given period, as “funded loans.” Direct channel capital providers fund Sunlight-facilitated solar or home improvement loans one-by-one directly onto their balance sheet via Orange®. Sunlight’s direct channel capital providers are depository institutions with the power and authority to originate loans such as banks and credit unions. In the indirect channel, Sunlight’s intermediary Bank Partner originates solar and home improvement loans, as directed by Sunlight’s allocation engine, on its balance sheet. These loans are aggregated, pooled, and sold to indirect channel capital providers that cannot, or do not wish to, directly originate solar or home improvement loans. The indirect channel capital provider relationship allows Sunlight to access a broader range of capital, which may include, among others, credit funds, insurance companies, and pension funds.

Platform Fee Loans. Indicates loans facilitated by Sunlight on which it earns platform fees in a given period (as described further under “Revenue” below).

Revenue. Sunlight earns revenue in two primary streams: platform fees earned on funded loans, as described above, and fees for loan portfolio management, servicing and administration services. For loans originated through Sunlight’s direct channel, Sunlight earns platform fees when the direct channel capital provider funds a particular loan and, for loans originated through Sunlight’s indirect channel, Sunlight earns platform fees when the indirect channel capital provider purchases a particular loan from Sunlight’s intermediary Bank Partner. Fees earned by Sunlight for loan portfolio management, servicing and administration services are paid to Sunlight by the capital providers for which such services are performed on a monthly basis or such other period as the parties agree.

The contracts under which Sunlight (a) arranges loans for the purchase and installation of home improvements other than residential solar energy systems until December 2022 and (b) earns income from the prepayment of certain of those Loans sold to an Indirect Channel Loan Purchaser are considered derivatives under GAAP. As such, Sunlight’s revenues exclude the platform fees that Sunlight earns in connection with these contracts. Instead, Sunlight records realized gains or losses on the derivatives within “Realized Gains (Losses) on Contract Derivatives, Net.”

Net Income (Loss). Net income (loss) is a financial measure used to measure Sunlight’s performance from period-to-period on a consistent basis.

Non-GAAP Financial Measures. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures used by Sunlight’s management to evaluate operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Please see “—Non-GAAP Financial Measures” for a further description of the calculation of Adjusted Net Income, Adjusted EBITDA, and reconciliations to net income.

Loan Characteristics

The following table sets forth the average characteristics of loans Sunlight facilitated for the year ended December 31, 2022 and the Combined Annual Period and Combined Year-to-Date Period (USD in thousands, except percentages):

	Successor		Predecessor
Average Loan Characteristics	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021	Combined Annual Period
Solar
Loan Term (in months)	258	234	231	232
Customer Interest Rate	2.0%	2.3%	2.5%	2.4%
Customer FICO Score	753	752	752	752
Loan Balance	$46	$41	$40	$41
Home Improvement
Loan Term (in months)	115	111	107	109
Customer Interest Rate	10.7%	10.7%	10.2%	10.5%
Customer FICO Score	758	747	754	750
Loan Balance	$18	$16	$16	$16
Home Improvement Maxx®(a)
Loan Term (in months)	107	107	n.a.	107
Customer Interest Rate	18.4%	17.9%	n.a.	17.9%
Customer FICO Score	631	634	n.a.	634
Loan Balance	$10	$10	n.a.	$10
a.Home Improvement Maxx® loans represented less than 10.0% of loans facilitated by Sunlight during the year ended December 31, 2022 and the Combined Annual Period.

Key Factors Affecting Operating Results

Sunlight’s future operating results and cash flows are dependent upon a number of opportunities, challenges, and other factors, including (a) growth in the number of loans funded to the customers of each contractor; (b) the availability of capital to fund the loan products offered by Sunlight and desired by the markets in which Sunlight participates and on economic terms favorable to Sunlight; (c) funded loan volume; (d) competition in the markets in which Sunlight operates; (e) the cost of traditional and other alternative sources of power to consumers and industry trends and general economic conditions; (f) growth in the number of contractors included in Sunlight’s network; and (g) concentration among Sunlight’s contractor partners and capital provider partners.

Number of Contractors and Number of Loans Funded for the Customers of Each Contractor

Sunlight’s expansive network of residential solar and other home improvement contractors, supported by a differentiated set of tools and services offered through Orange® and by Sunlight more generally, constitutes the distribution channel through which Sunlight builds funded loan volume and earns fee income.

Availability of Capital to Fund Loans; Funded Loan Volume

Sunlight’s business model is heavily dependent on connecting its capital providers, who wish to build a portfolio of residential solar or home improvement loans, to the homeowner customers of the contractors in Sunlight’s distribution network, who wish to finance the purchase of residential solar systems or other home improvements. Sunlight earns a platform fee on each solar and home improvement loan facilitated through Orange®. Sunlight’s ability to maintain or increase its funding capacity either by adding additional capital providers or by increasing the commitments of its existing capital providers to fund loans on terms desired by the solar and/or home improvement markets and on terms that are economically favorable to Sunlight is an important factor in Sunlight’s ability to increase funded loan volume, which is in turn a critical factor in Sunlight’s operating results.

Competition

Competition for Sunlight occurs at two levels: (a) competition to acquire and maintain contractor relationships; and (b) competition to acquire high quality capital to fund loans, in each case on economic terms favorable to Sunlight.

Competition to Acquire and Maintain Contractor Relationships

Competition to obtain and maintain contractor relationships is significant. Although Sunlight has negotiated first-look exclusivity arrangements with, and volume commitments from, certain contractors, the contractors in the residential solar market generally do not enter into exclusive relationships with residential solar loan providers and Sunlight’s agreements with its network of contractors generally do not provide for exclusive relationships. Contractors may offer loan products from Sunlight, as well as from Sunlight’s competitors, and generally select between loan providers based on pricing (i.e. the dealer fee or original issue discount charged to the contractor), consumer credit approval rates, variety of loan products to address shifting consumer demands and market conditions, ease of loan application and completion process (platform) and other services to facilitate the contractor’s business.

Sunlight believes that the following factors, among others, are key to Sunlight in acquiring and maintaining contractor relationships:
•Value proposition for contractors. Sunlight’s large array of loan products and flexibility in offering new and additional products stem from the depth, diversity and attractively-priced funding of Sunlight’s capital providers. Sunlight’s loan products allow contractors to capture additional purchase opportunities from consumers that do not want to or are not able to pay cash for solar system installation or do not want to lease a system from a third party and forego the benefits of ownership. Sunlight’s loan products and competitive contractor fees allow contractors to choose products that fit their business needs and the financing needs of their customers. The broad range of products offered by Sunlight improves the contractor’s chances of meeting its customers’ financing needs and completing a sale.
•Easy-to-use technology-enabled POS financing platform, instant credit decisioning. Orange® is easy to use and provides instant credit decisions for homeowners interested in financing the purchase of a residential solar system or home improvement. Access to prompt credit decisions and the ability to close financing transactions through an intuitive and easy process through the execution of loan agreements in one encounter with a potential customer provides significant additional sale opportunities for contractors. Orange® may be accessed via the Orange® web address, directly from certain contractor’s own website via a flexible application programming interface, or API, and via Sunlight’s mobile application. Besides instant credit decisioning, Orange® includes automated loan stipulation, secure document upload, e-sign capacity and other features that facilitate efficient loan transactions and provide contractors with the ability to grow their businesses.
•Additional features and services offered by Sunlight further support the growth of contractor businesses, attract new contractors to Sunlight’s network and build contractor loyalty. Sunlight prioritizes innovation in Orange® and services that support the businesses of its existing network of contractors, attract new contractors and build contractor loyalty. Examples of such innovations include Sunlight’s advance program, Sunlight’s launch of Spanish-language loan products and Sunlight Rewards™. Sunlight believes that it has innovated more quickly than its competitors and offers contractors a greater array of valuable services that drive their determination to offer their customers Sunlight-offered loan products over those of Sunlight’s competitors and that Sunlight will continue to be able to innovate quickly to meet the needs of its contractor network.

Competition to Acquire Capital to Fund Loans

The residential solar system and home improvement loan markets are relatively fragmented. Facilitating the aggregation of loan volume from these markets is a highly competitive sector of these broader industries. Sunlight faces competition from a diverse landscape of consumer lenders, including traditional banks, credit unions, specialized residential solar system lenders, and lease providers. Sunlight’s competitors source capital from a mix of alternative sources, including depository capital and/or other alternatives that rely on the capital markets.

Sunlight has partnered with capital providers to fund the demand for Sunlight facilitated loans and ensure that it is able to offer an evolving and competitive mix of loan products to meet contractor and consumer demand. As capital providers experience decreased liquidity as a result of rising funding costs, they have and may in the future reduce or pause the loan volume they fund from Sunlight, and with respect to Sunlight’s Indirect Channel, if Sunlight is unable to facilitate the sale of loans held on its Bank Partner’s balance sheet, Sunlight may be required to purchase all or a portion of these loans and/or may be unable to fund future Indirect Channel loans. In April 2021, Sunlight’s Bank Provider provided notice to Sunlight that it had exceeded its internal asset concentration levels for solar loans and terminated their program agreement with Sunlight, and, starting in July 2022, all but one direct capital provider has paused the loan volume they fund by Sunlight and one direct capital provider cancelled their program agreement.

Industry Trends and General Economic Conditions; Cost of Power

Sunlight’s results of operations will in the future continue to be impacted by the relative strength or weakness of the overall economy and its effect on unemployment, interest rates, consumer spending, and consumer demand for solar systems and home improvements. As general economic conditions change, direct channel capital provider capacity may be negatively impacted, and consumer spending levels and the willingness of consumers to take out loans to finance purchases may impact the Company’s volume flow. Specific economic factors such as interest rate levels, changes in monetary, fiscal and related policies, inflationary pressure, market volatility, consumer confidence, the impact of the COVID-19 pandemic, the Russian invasion of Ukraine, and, particularly, the unemployment rate also influence consumer spending and borrowing patterns.

Sunlight’s results of operations are also dependent upon continued growth in the residential solar market and the continued penetration of residential solar across the country. Growth in the solar market is attributable to several factors including, among others, savings available to consumers as compared with the cost of traditional sources of power or other forms of clean or alternative power and the opportunity to participate in the world-wide effort of reducing carbons in the atmosphere, or “going green.” The cost to homeowners to install solar is impacted by many factors, including the cost of materials, which is subject to inflationary pressure, the cost of labor, the availability of federal, state and local incentives, and, to the extent financed, prevailing interest rates.

Specifically, future results of operations may be impacted by the potential discontinuation or material reduction or other change in the federal solar investment tax credit (the “ITC”). In August 2022, the ITC was extended under the terms of the “Inflation Reduction Act of 2022”, which provides that until 2033 a qualifying homeowner will be allowed to deduct 30% of the cost of installing residential solar systems from their U.S. federal income taxes, thereby returning a material portion of the purchase price of the residential solar system to homeowners. Under the terms of the current extension, the ITC will remain at 30% through the end of 2032, reduce to 26% for 2033, reduce to 22% for 2034, and further reduce to 0.0% after the end of 2034 for residential solar systems, unless it is extended before that time. Although the ITC has been extended several times, there is no guarantee that the ITC will be extended beyond 2034.

Though the residential solar market has grown steadily over the last several years, Sunlight cannot guarantee that such growth will continue.

Concentration
Sunlight’s network of residential solar system and other home improvement contractors, supported by a differentiated set of tools and services offered through Orange®, constitutes the distribution channel through which the Sunlight-facilitated loans made available by Sunlight’s capital providers are sold to the consumer customers of such contractors. In the period from December 31, 2020 to December 31, 2021, the top ten contractors in Sunlight’s network were responsible for selling 45.4% of Sunlight’s funded loan volume, and in the period from December 31, 2021 to December 31, 2022 that percentage decreased to 41.0%. In both of these periods, only one contractor sold loans aggregating more than 10% of Sunlight’s revenue. That contractor was responsible for selling more than 13.3% and 14.1% of Sunlight’s funded loan volume in the period from December 31, 2020 to December 31, 2021 and in the period from December 31, 2021 to December 31, 2022, respectively. While the percentage of Sunlight’s funded loan volume sold by any contractor in Sunlight’s network varies from period to period, there is one contractor, ADT Sunpro f/k/a Marc Jones Construction, L.L.C., that sold 14.1% of Sunlight’s funded loan volume during the year ended December 31, 2022, and sold 11.3% and 15.2% of Sunlight’s funded loan volume during the periods from July 10, 2021 through December 31, 2021, and January 1, 2021 through July 9, 2021, respectively. In September 2022, one of Sunlight’s largest contractors became insolvent, primarily driven by solar installation challenges that led to the contractor’s liquidity issues, and as a result, the Company determined it would be unable to collect all advanced amounts owed and took a non-cash charge of $32.4 million on such advances.

Sunlight currently has one capital provider in its direct funding channel. The rapid interest rate increases that occurred during this year have resulted in limited capacity by direct capital providers and a significant shift in reliance from Sunlight’s Direct Channels to its Indirect Channel, which is less profitable and creates additional risk of rising rates between the time that the underlying Indirect Channel Loan is processed at a lower interest rate to a later time when Sunlight is able to monetize Indirect Channel loans after interest rates have increased. As a result, Sunlight incurred losses relating to its current portfolio of Indirect Channel Loans. Sunlight's largest capital provider in the period from December 31, 2021 to December 31, 2022 has materially increased its commitment since the relationship began in 2015, however, volume flow from this capital provider and others is subject to fluctuating yield requirements that may be impacted by changes in funding costs. The significant portion of funded loan volume attributable to this capital provider results in concentration risk. This capital provider funded 29.4% and 9.9% of Sunlight’s funded loans during the period from December 31, 2020 to December 31, 2021 and during the period from December 31, 2021 to December 31, 2022, respectively. Sunlight cannot guarantee that this capital provider will continue to fund loans facilitated by Sunlight in the same volume or at all beyond its current contractual commitment. This capital provider may reduce the volume commitment in whole or in part upon no less than 90 days’ prior written notice and/or may reduce or pause volume based on yield requirements.

Sunlight sold $149.0 million of loans funded through the Indirect Channel for a loss of $22.0 million in December 2022. As of December 31, 2022, the remaining unpaid principal amount of loans held by Bank Partner is $403.4 million, of which $385.3 million in funded loans is expected be sold on behalf of Bank Partner. If Sunlight is unable to facilitate the sale of loans held on such capital provider’s balance sheet, and such capital provider is unwilling to expand its loan capacity, Sunlight may be required to purchase all or a portion of these loans and/or may be unable to fund future Indirect Channel Loans. While the rapid rise in interest rates may impact the Company’s indirect channel margins, Sunlight has enacted significant price increases and eliminated certain products to offset such impacts. Sunlight added new capital providers in 2021 and 2022 to reduce its capital provider concentration risk and will continue to do so selectively. Further, Sunlight is in continuous discussions with multiple capital providers on an ongoing basis, although Sunlight cannot guarantee that it would be able to replace a capital provider at all or on equivalent or favorable terms. This, and any reduction in loan volume due to fluctuating yield requirements could negatively impact Sunlight’s funded loan volume and amount of platform fees that Sunlight earns, and therefore could impact revenue.

Basis of Presentation

Sunlight conducts business through one operating segment, and Sunlight operates in one geographic region, the United States. See Notes 1 and 2 of the accompanying consolidated financial statements of Sunlight for more information.

Components of Results of Operations

Revenues

Revenue. Sunlight earns revenue in two primary streams: platform fees earned on each loan facilitated via Orange® and fees earned for loan portfolio management, servicing and administration services.

Platform fees. Platform fee revenue for each loan facilitated via Orange® is generally the difference between the contractor fee that Sunlight charges to the contractors in its network for access to Orange® and the ability to offer financing options to their customers and the capital provider discount charged to Sunlight (cost of capital to Sunlight) for such loan. The platform fee percentage is equal to the dollar amount of such fee divided by the principal balance at origination of such loan. Platform fees are generally earned by Sunlight in the direct channel when the direct channel capital provider funds a particular loan and in the indirect channel when an indirect channel capital provider purchases a particular loan from Sunlight’s intermediary Bank Partner.

Prior to December 2022, the contract between Sunlight and its intermediary Bank Partner for home improvement loans was considered a derivative for GAAP purposes, whereas the contract between Sunlight and its intermediary Bank Partner for solar loans was not. For indirect channel home improvement loans, prior to December 2022, Sunlight recorded a “realized gain (loss) on contract derivative (net)” in lieu of a platform fee generally when the loans were purchased by Sunlight’s indirect capital provider from Sunlight’s Bank Partner, and Sunlight was paid. As such, Sunlight excluded from its revenue any platform fee associated with an indirect channel home improvement loan under Sunlight’s related home improvement agreement. Upon amendment of the contract in December 2022, that contract was no longer considered a derivative for GAAP purposes.

Loan portfolio management, servicing and administration revenue. Sunlight also earns revenue from fees charged by Sunlight for providing loan portfolio management, servicing, and administration services for certain of its capital providers. These services include the reporting of loan performance information, administration of servicing performed by third parties, and addressing customer concerns or complaints through Sunlight’s call center on behalf of the relevant capital provider.

Costs and Expenses

Cost of revenues. Sunlight’s cost of revenues includes the aggregate costs that Sunlight incurs to satisfy its obligations in facilitating the origination of a loan. The cost of revenues includes variable consideration that Sunlight pays for its platform fees which do not otherwise meet the criteria necessary for netting against gross revenues, including items such as credit bureau fees, the cost to check homeowners’ title in connection with the homeowner credit underwriting, the cost of certain sales incentives, amounts Sunlight pays to its Bank Partner to facilitate the sale of Indirect Channel Loans, and certain information technology costs directly associated with loan origination activities, among others.

Compensation and benefits. Compensation and benefits expenses represent costs related to our employees, such as salaries, bonuses, benefits, and equity-based compensation expenses. Also included are any recruiting costs incurred by Sunlight in attracting talent and professional and consulting fees related to certain services that Sunlight outsources to third parties.

Selling, general, and administrative. Selling, general, and administrative expenses include legal, audit and other professional services fees, travel and entertainment expenses, and insurance premiums as incurred. Sunlight recognizes expenses associated with co-marketing agreements when earned by the counterparty.

Property and technology. Property and technology expenses comprise rent, information technology services to support the Orange® infrastructure and operation, as well as other Sunlight technology requirements, and noncapitalizable costs to internally develop software as incurred.

Depreciation and amortization. Depreciation and amortization expenses relate primarily to the amortization of definite-lived intangible assets acquired in the Business Combination that include contractor and capital provider relationships, developed technology, and trademarks/ tradenames. Other amortization includes internally developed software to support Orange® or otherwise developed by or on behalf of Sunlight after the Business Combination and leasehold improvements. Depreciation expense includes the depreciation of computer hardware as well as furniture, fixtures, and equipment.

Goodwill Impairment. To the extent Sunlight determines the carrying value of its goodwill resulting from the Business Combination exceeds its implied fair value, Sunlight recognizes an impairment loss for that difference on the date of such determination.

Provision for losses. Provision for losses relate primarily to certain receivables that are held-for-investment by Sunlight that are not performing or Sunlight estimates will not perform based upon historical experience. The term relates to Sunlight’s advances program, its prefunding program, and to certain solar and home improvement loans and loan participations that Sunlight purchased from Sunlight’s capital providers pursuant to the terms of its contract with those capital providers.

Management fees to affiliate. These expenses relate to fees paid pursuant to management agreements entered into between Sunlight and certain of Sunlight’s affiliates. These management agreements terminated upon closing of the Business Combination.

Other Income (Expense), Net

Interest income. Sunlight recognizes income on certain receivables that are held-for-investment by Sunlight, including certain solar or home improvement loans, or participations in solar loans, held on Sunlight’s balance sheet, in each case to the extent such receivables are performing. In addition to loans and loan participations, Sunlight recognizes interest income on a specified proportion of the contractual interest and original issue discount on Indirect Channel Loans held by Sunlight’s Bank Partner. Sunlight accrues interest income based on the unpaid principal balance and contractual terms of such receivables, and recognizes income related to the discounts associated with such receivables as a yield adjustment using the interest method, or on a straight-line basis when it approximates the interest method, over the loan term.

Interest expense. Interest expenses represent interest payable by Sunlight on its borrowings under its Loan and Security Agreement (as defined below). Interest expense also includes the amortization of associated deferred financing costs prior to the Business Combination.

Change in fair value of warrant liabilities. The change in fair value of warrant liabilities relates to certain warrants issued by Sunlight to certain third parties to purchase Sunlight’s Class A common stock. Such warrants are marked to market periodically and any change in value is reflected in this line item.

Change in fair value of, and realized gains (losses) on, contract derivatives, net. The arrangements with Sunlight’s intermediary Bank Partner to originate indirect channel home improvement loans (until December 2022) and with an indirect loan purchaser to purchase such loans were considered derivatives under GAAP. As such, Sunlight’s revenues excluded the platform fees that Sunlight earns from the sale of home improvement loans from the Bank Partner’s balance sheet. Instead, Sunlight records derivatives that are marked to market on a quarterly basis, with realized gains or losses recognized on the derivatives on the sale of the loan from the Bank Partner to an indirect channel capital provider and accounting for the impact of any changes to the applicable interest rates on the amounts payable to the Bank Partner in connection with any such sale.

Other realized losses, net. Other realized losses primarily relate to losses Sunlight incurred in connection with certain Indirect Channel Loans.

Other income (expense). Other income or expense primarily relate to the changes in a liability for certain guarantees of performance provided by Sunlight to Sunlight’s Bank Partner relating to the loans held on the balance sheet of Sunlight’s Bank Partner and certain other guarantees of performance made by Sunlight to certain of its capital providers with respect to specified solar loans.

Business Combination expenses. The expenses Sunlight incurs that are not considered operating expenses. These costs primarily represent legal and other professional costs Sunlight incurred in connection with the Business Combination.

Income tax benefit (expense). The income taxes Sunlight incurs on the taxable income, or income tax benefit in periods of taxable loss, not allocable to noncontrolling interests in Sunlight Financial LLC.

Noncontrolling interests in income (loss) of consolidated subsidiaries. The net income (loss) of Sunlight’s consolidated subsidiaries allocable to third parties and to which Sunlight is not entitled.

Results of Operations

This section includes a summary of our results of operations, followed by detailed comparisons of our results for the year ended December 31, 2022 and the Combined Annual Period (USD in thousands, except percentages):

	Successor		Predecessor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021	Combined Annual Period	Increase (Decrease)(a)
Revenue	$98,506	$61,674	$53,064	$114,738	$(16,232)	(14.1)%
Costs and Expenses
Cost of revenues (exclusive of items shown separately below)	27,095	9,873	10,556	20,429	6,666	32.6
Compensation and benefits	51,746	44,996	17,162	62,158	(10,412)	(16.8)
Selling, general, and administrative	24,871	7,419	3,450	10,869	14,002	128.8
Property and technology	7,447	3,088	2,790	5,878	1,569	26.7
Depreciation and amortization	49,394	43,389	1,688	45,077	4,317	9.6
Provision for losses	51,293	1,217	1,172	2,389	48,904	2,047.0
Goodwill impairment	445,756	224,701	—	224,701	221,055	98.4
Management fees to affiliate	—	—	204	204	(204)	(100.0)
	657,602	334,683	37,022	371,705	285,897	76.9
Operating income (loss)	(559,096)	(273,009)	16,042	(256,967)	(302,129)	117.6
Other Income (Expense), Net
Interest income	3,485	149	262	411	3,074	747.9
Interest expense	(1,404)	(554)	(604)	(1,158)	(246)	21.2
Change in fair value of warrant liabilities	14,710	22,583	(5,504)	17,079	(2,369)	(13.9)
Change in fair value of contract derivatives, net	(962)	638	(662)	(24)	(938)	3,908.3
Realized gains on contract derivatives, net	2,601	2,866	2,992	5,858	(3,257)	(55.6)
Other realized losses, net	(703)	—	—	—	(703)	n.m.
Other income (expense)	(7,488)	(181)	616	435	(7,923)	n.m.
Business combination expenses	—	(3,080)	(7,011)	(10,091)	10,091	(100.0)
	10,239	22,421	(9,911)	12,510	(2,271)	(18.2)
Net Income (Loss) Before Income Taxes	(548,857)	(250,588)	6,131	(244,457)	(304,400)	124.5
Income tax benefit (expense)	36,921	3,504	—	3,504	33,417	953.7
Net Income (Loss)	(511,936)	(247,084)	6,131	(240,953)	(270,983)	112.5
Noncontrolling interests in loss of consolidated subsidiaries	196,085	87,528	—	87,528	108,557	124.0
Net Income (Loss) Attributable to Class A Shareholders	$(315,851)	$(159,556)	$6,131	(153,425)	$(162,426)	105.9
a.Change represents the year ended December 31, 2022 compared to the Combined Annual Period.

The Year Ended December 31, 2022 Compared to the Combined Annual Period

Revenue

The following table provides the components of Sunlight’s revenue for the years ended December 31, 2022 and the Combined Annual Period (USD in thousands, except percentages):

	Successor		Predecessor		Increase (Decrease)(a)
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021	Combined Annual Period	$	%
Direct Channel Platform Fees, net	$106,766	$49,937	$45,703	$95,640	$11,126	11.6%
Indirect Channel Platform Fees, net	(16,608)	6,846	5,054	11,900	(28,508)	n.m.
Other revenues	8,348	4,891	2,307	7,198	1,150	16.0
Total	$98,506	$61,674	$53,064	$114,738	$(16,232)	(14.1)
a.Change represents the year ended December 31, 2022 compared to the Combined Annual Period.

Revenue decreased by $16.2 million or 14.1% for the year ended December 31, 2022 as compared to the Combined Annual Period primarily due to the rapid interest rate increases and a significant increase in reliance on Sunlight’s Indirect Channel impacted by Backbook Loans subject to additional risk of rising interest rates between the time that the underlying Indirect Channel Loan is credit approved and when Sunlight is able to monetize Indirect Channel Loans through third party loan sales. For the year ended December 31, 2022, the impact of losses associated with the sale of these loans resulted in a decline of $28.5 million in indirect channel platform fees, partially offset by changes in the direct channel platform fees of $11.1 million, attributable to the recent dealer fee increases implemented during the year.

Funded loans increased by $372.0 million or 14.7% for the year ended December 31, 2022, as compared to the Combined Annual Period due to the growth in the residential solar market and the increase in the number of contractors in Sunlight’s contractor network. The total number of contractors in Sunlight’s network increased from 1,509 at December 31, 2021 to 1,997 at December 31, 2022. The number of solar contractors in the network increased from 762 at December 31, 2021 to 850 at December 31, 2022, an increase of 11.5%. The number of home improvement contractors in the network increased from 747 at December 31, 2021 to 1,147 at December 31, 2022, an increase of 53.5%.

The average platform fee percentage earned on loans funded by direct channel capital providers or purchased by the indirect channel capital provider decreased 0.8% from the Combined Annual Period to the year ended December 31, 2022. The platform fee percentage earned by Sunlight is dependent on several factors, including (i) the contractor fees charged by Sunlight to contractors (which is impacted by competitive pressure that varies from period to period, by loan product based on consumer and contractor preferences, and by the mix of contractors in a particular period as certain contractors may generally have higher or lower contractor fees than others), (ii) the capital provider discounts charged to Sunlight by Sunlight’s capital providers (which may fluctuate based on, among other things, market conditions impacting cost of capital, opportunities in other asset classes, and the mix of capital providers funding or purchasing loans in a particular period as certain capital providers may generally have higher or lower capital provider discounts than others), (iii) the mix of Sunlight loan products funded in a particular period (as certain products in that period, for reasons relating to competitive pressure for certain loan products or otherwise, may generally carry a higher or lower capital provider discount or contractor fee than others) and (iv) other factors. Sunlight earns revenues from platform fees, which are determined by the margin between capital provider discounts charged to Sunlight and contractor fees charged by Sunlight to the contractors that sell the Sunlight facilitated loan products. Both components in the calculation of platform fees are influenced by a variety of factors, including but not limited to those described above. For example, capital providers wishing to obtain greater volume may reduce capital provider discounts charged across all products to make funding with this capital provider an attractive option to Sunlight. As well, competitive pressures or volume discounts negotiated with certain contractors may reduce the contractor fees that Sunlight charges to such contractors on certain loan products or across loan products.

The macro-economic impact of the significant interest rate increases had a material impact on Sunlight’s business, profitability and cash-flow in the near term. These rapid interest rate increases have resulted in a significant shift in reliance from Sunlight’s Direct Channels to its Indirect Channel, which is less profitable and creates additional risk of changing rates between the time that the underlying Indirect Channel Loan is processed at a lower interest rate to a later time when Sunlight is able to monetize Indirect Channel Loans after interest rates have increased. As a result, total platform fees decreased as a result of an increase in total average capital provider discount of 0.4%, reduced capacity from Direct Channel capital providers drove lower platform fee margins, and the 0.4% decrease in total average dealer fees charged to contractors, which reflects the elimination of certain products that are difficult to finance in the current interest rate environment as well as capital provider discount increases in the Indirect Channel.

The following table presents averages weighted by original loan balance of capital provider discounts, contractor fees and platform fees.

	Successor		Predecessor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021	Combined Annual Period	Change in Average(a)
Solar Total - Capital Provider Discount	17.1%	16.8%	16.7%	16.7%	0.4%
Solar Total - Contractor Fee	21.1	21.8	20.8	21.5	(0.4)
Solar Total - Platform Fee	4.0	5.0	4.1	4.8	(0.8)

Solar Direct Channel - Capital Provider Discount	16.0	16.5	16.6	16.5	(0.5)
Solar Direct Channel - Contractor Fee	21.6	21.9	20.9	21.6	—
Solar Direct Channel - Platform Fee	5.6	5.4	4.3	5.1	0.5

Solar Indirect Channel - Capital Provider Discount	23.5	17.9	17.2	17.6	5.9
Solar Indirect Channel - Contractor Fee	18.4	21.5	20.2	20.8	(2.4)
Solar Indirect Channel - Platform Fee	(5.1)	3.6	3.0	3.2	(8.3)
a.Change represents the year ended December 31, 2022 compared to the Combined Annual Period.

Costs and Expenses

Cost of revenues increased by $6.7 million or 32.6% for the year ended December 31, 2022 when compared to the Combined Annual Period. The $6.7 million increase in cost of revenues primarily resulted from a $3.5 million increase in costs incurred in connection with funded loan volume, $3.2 million in increased costs of consumer credit underwriting arising from credit approval volumes, and a $1.2 million increase in rewards earned by salespeople under the Sunlight Rewards™ program, partially offset by $1.2 million in decreases from broker fees paid to financial institutions for arranging certain loan origination or purchase arrangements with capital providers. The broker fees are calculated as a percentage of the funded loan volume originating from an applicable loan origination or purchase arrangement with a capital provider. Sunlight’s obligation to pay these broker fees generally terminates between three and five years after the date that the initial loan is originated or purchased pursuant to an arrangement facilitated by the broker.

Compensation and benefits expense decreased by $10.4 million, or 16.8% for the year ended December 31, 2022 when compared to the Combined Annual Period. Of the $10.4 million decrease, $24.0 million of compensation expense recognized in the Combined Annual Period resulted from the immediate vesting of equity-based compensation awards granted to employees of Sunlight’s Predecessor that satisfied vesting conditions upon completion of the Business Combination, offset by increases of $12.3 million from restricted stock units granted on or after the Business Combination to Sunlight employees and $1.3 million of costs associated with the increase in full-time employees from 214 at December 31, 2021 to 232 at December 31, 2022.

Selling, general, and administrative expense increased by $14.0 million, or 128.8% for the year ended December 31, 2022 when compared to the Combined Annual Period. Sunlight incurred $7.9 million of incremental expense related to Sunlight’s operations as a public company, including increases of $5.9 million for audit and accounting related expenses and $2.0 million in insurance premiums. In addition, Sunlight incurred an additional $1.7 million in transaction and due diligence related costs, $0.9 million in advertising costs, $0.6 million in investor relations costs, $0.7 million in tax and compliance, $0.5 million in travel and entertainment and $1.7 million in other miscellaneous expenses.

Property and technology expense increased by $1.6 million, or 26.7% for the year ended December 31, 2022 when compared to the Combined Annual Period, primarily due to increases of $0.9 million in rent and $0.7 million in additional licensing fees charged by certain of Sunlight’s third-party service providers that support the infrastructure and operation of Orange® associated with the growth in Sunlight’s network of contractors.

Depreciation and amortization expense increased by $4.3 million, or 9.6% for the year ended December 31, 2022 when compared to the Combined Annual Period, primarily from $16.2 million in incremental amortization of intangible assets acquired in the Business Combination and an increase of $0.1 million in developed technology, partially offset by the elimination of amortization of intangible assets acquired in the Business Combination for capital provider relationships of $12.0 million during the Combined Annual Period.

Provision for losses increased by $48.9 million for the year ended December 31, 2022 when compared to the Combined Annual Period, of which $38.9 million represents impairment charges arising from the insolvency of certain advance program contractors, including $32.4 million from the insolvency of one of Sunlight’s largest advance program contractors in September 2022. As a result, Sunlight determined it would be unable to collect $32.4 million Sunlight advanced to the contractor at September 30, 2022, representing the total net amounts advanced to the contractor at that time. Sunlight has re-underwritten all other contractors in the advance program and has taken actions to further reduce its exposure to counterparty risk, including reducing advance limits, reducing the advance rate per job, increasing pricing for contractors in this program and eliminating advance eligibility for certain contractors. We also continue to proactively monitor contractors in this program for changes in their risk profile. Excluding the impairment charges arising from the insolvency of certain advance program contractors, the ratio of provision for loss over aggregate funded Bank Partner loan volume in the Combined Annual Period was 0.4% as compared to 0.6% during the year ended December 31, 2022.

Goodwill Impairment

To the extent Sunlight determines the carrying value of its goodwill resulting from the Business Combination exceeds its implied fair value, Sunlight recognizes an impairment loss for that difference on the date of such determination. Sunlight recorded goodwill impairment charges totaling $445.8 million during the year ended December 31, 2022. primarily due to challenges in the macro-economic environment, such as rapidly rising interest rates impacting Sunlight’s financial performance and the market performance of companies similar to Sunlight.

Operating margin significantly decreased from the Combined Annual Period to the year ended December 31, 2022, primarily related to non-cash charges in connection with the Business Combination, provision for losses and goodwill impairment as well as reduced platform fee revenues from the sale of Backbook Loans. Generally, operating margin benefits from the fixed nature of a material level of Sunlight expense and revenue generally growing materially faster than operating expenses when excluding equity-based compensation expense, provision for losses, the amortization effects of identified intangible assets and goodwill impairment.

Other Income (Expense), Net

Total other income (expense) for the year ended December 31, 2022 was consistent with the Combined Annual Period, primarily resulting from (a) a $3.1 million increase in interest income as a result of the Indirect Channel Loan Program Agreement Amendments effective December 1, 2022, (b) $2.4 million decrease in fair value of public and private warrants, originally issued by Spartan and assumed by Sunlight upon closing of the Business Combination (c) $10.1 million decrease in costs incurred in connection with the Business Combination, and (d) $3.3 million of realized losses and $0.9 million of unrealized losses from the arrangement with Sunlight’s Bank Partner to originate solar and home improvement loans, treated as a derivative under GAAP. In December 2022, Sunlight and Bank Partner amended the arrangement, which removed the indexed contractual rate and the arrangement was no longer considered a derivative under GAAP.

Income Tax Benefit

Sunlight's Predecessor was a limited liability company not subject to income taxes. During the Successor period from July 10, 2021 through December 31, 2021, the $3.5 income tax benefit reflected an effective tax rate of 1.4%. During the year ended December 31, 2022, the $36.9 million income tax benefit reflects an effective tax rate of 6.7%, primarily driven by the $445.8 million goodwill impairment.

Noncontrolling Interests in Consolidated Subsidiaries

Sunlight's Predecessor did not consolidate any entities in which third parties owned a noncontrolling interest. During the Successor Period from July 10, 2021 through December 31, 2021, income (loss) of consolidated subsidiaries allocated to noncontrolling interests represents $250.6 million of Sunlight Financial LLC consolidated net loss and weighted-average noncontrolling interests of 35.0%. During the year ended December 31, 2022, loss of consolidated subsidiaries allocated to noncontrolling interests represents $547.4 million of Sunlight Financial LLC’s consolidated net loss allocated to such noncontrolling interests at a weighted-average ownership of 35.4%. The weighted-average ownership of the noncontrolling interests increased as a result of vested Class EX units.

Liquidity and Capital Resources

See “Recent Developments and Outlook” at the beginning of this Item.

As of December 31, 2022, Sunlight held $47.5 million of unrestricted cash on hand, which includes $20.4 million of funding commitments and $5.9 million of other cash held for the benefit of third parties, and had drawn $20.6 million available to it under its $30.0 million credit facility, which matures in April 2023.

Going Concern

As of December 31, 2022 and through the date of these consolidated financial statements are issued, Sunlight evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the date that the audited consolidated financial statements are issued.

SVB is the sole lender under Sunlight’s revolving credit facility that is due to mature on April 26, 2023 (outstanding amount as of March 10, 2023 was $14.2 million). Prior to the SVB receivership, Sunlight was in negotiations with SVB to extend the maturity date and to address current Sunlight defaults under the revolving credit facility. Prior to the issuance of Sunlight’s financial statements as of and for the year ended December 31, 2022, these negotiations and the ability of Sunlight to amend and extend (or to replace) this revolving credit facility were uncertain, which could have had a material impact on Sunlight’s liquidity, cash and ability to attract new capital if not resolved on a timely basis.

Additionally, Sunlight’s Bank Partner holds Indirect Channel Loans on its balance sheet until directed by Sunlight in the ordinary course of its business to sell them to investors, including credit funds, insurance companies, and pension funds. While Sunlight’s Bank Partner is the owner of the loans, Sunlight retains economic exposure to them until they are sold. Sunlight profits when the price that investors pay for the Indirect Channel Loans exceeds the Bank Partner’s cost basis in the loans and incurs a loss when the price that investors pay for the Indirect Channel Loans is less than the Bank Partner’s cost basis in the loans. The Bank Partner Agreements capped the total amount of Indirect Channel Loans held by the Bank Partner at $450.0 million. Furthermore, the Indirect Channel Loans held by Sunlight’s Bank Partner included the Backbook Loans. Despite the completion of the previously disclosed loan sale in December 2022, Sunlight was not in compliance with certain provisions of the Bank Partner Agreements, including the total loan cap. Sunlight expected that additional sales of Backbook Loans would result in a loss for certain of the Backbook Loans. Sunlight continued to pursue strategic alternatives as previously announced, which resulted in entry in to the Commitment & Transaction Support Agreement with the Bank Partner on April 2, 2023. Effective April 25, 2023, we consummated the Transactions contemplated under the Commitment & Transaction Support Agreement and Sunlight entered into, among other things, the Amended Bank Partner Agreements and the Secured Term Loan.

Based on pricing actions that Sunlight took in the third and fourth quarters of 2022 and entry into the Amended Bank Partner Agreements and the Secured Term Loan as of the issuance date of the audited consolidated financial statements for the year ended December 31, 2022, Sunlight has concluded that its cash and cash equivalents will be reasonably sufficient to fund its operating expenses, capital expenditure requirements, and debt service payments through at least twelve months from the date that these consolidated financial statements were issued.

Share Repurchase Program

On May 16, 2022, Sunlight’s Board of Directors authorized a share repurchase program pursuant to which Sunlight may repurchase up to $50.0 million of Sunlight’s Class A common stock over an eighteen-month period from the date of authorization. Sunlight intends to fund the share repurchases through a combination of cash on hand and future cash flow from operations. Under the share repurchase program, Sunlight may purchase common stock in open market transactions, block, or privately-negotiated transactions, and may from time to time purchase shares pursuant to a trading plan in accordance with Rule 10b5-1 and Rule 10b-18 under the Exchange Act or by any combination of such methods, in each case subject to compliance with all SEC rules and other legal requirements. The number of shares to be purchased and the timing of the purchases are based on a variety of factors, including, but not limited to, the level of cash balances, debt covenant restrictions, general business conditions, the market price of Sunlight’s stock, self-imposed trading blackout periods, and the availability of alternative investment opportunities. There is no minimum number of shares required to be repurchased under the share repurchase program, and the share repurchase program may be suspended or discontinued at any time. Sunlight repurchased and cancelled 3,036,259 Class A common stock at an average price per share of $3.44 for a total of $10.5 million during the year ended December 31, 2022. In September 2022, Sunlight suspended share repurchases under the program to preserve liquidity in the current environment but may resume repurchases in the future.

Loan and Security Agreement

On April 26, 2021, Sunlight entered into a Loan and Security Agreement, as amended (the “Loan and Security Agreement”) with SVB. The Loan and Security Agreement, which replaced Sunlight’s prior $15.0 million credit facility, has a borrowing capacity of up to $30.0 million and matures on April 26, 2023. To secure the payment and performance of Sunlight’s obligations under the Loan and Security Agreement, Sunlight granted a continuing security interest in certain collateral, which generally includes all of Sunlight’s assets, whether currently owned or thereafter acquired, and all proceeds and products thereof. Borrowings under the Loan and Security Agreement accrue interest at a rate equal to the greater of (a) 5.0% and (b) the prime rate plus 1.75% per annum. The Loan and Security Agreement contains certain financial covenants, including maintenance of (a) Liquidity (as defined therein) at all times in an amount equal to or greater than the greater of (i) 35% of all outstanding principal amounts of any advances under the revolving credit line and (ii) $10.0 million; (b) at all times Available Takeout Commitment Amount (as defined therein) in an amount equal to or greater than $200.0 million; and (c) EBITDA (as defined therein) of at least $5.0 million for the six-month period ending on the last day of each quarter (the “EBITDA Covenant”). The Loan and Security Agreement contains customary events of default. SVB can elect to accelerate the maturity of the loans and/or terminate the commitments under the Loan and Security Agreement upon the occurrence and during the continuation of an event of default, and Sunlight can be required to repay all amounts outstanding under the Loan and Security Agreement. As a result of the platform fee losses in the fourth quarter of 2022, Sunlight did not meet the EBITDA requirement as of December 31, 2022. Due to this covenant breach, SVB is contractually entitled to request immediate repayment of the outstanding debt obligation. Sunlight has borrowed approximately $20.6 million under the Loan and Security Agreement. In addition, the unprecedented speed and magnitude of interest rate increases since the second quarter of fiscal year 2022 have reduced Sunlight’s Direct Channel capital provider capacity, increased reliance on the Indirect Channel and affected Sunlight’s ability to profitably monetize Indirect Channel Loans originated at lower interest rates. As a result, Sunlight has experienced and is expected to continue to experience losses in the near term, until the significant pricing increases implemented over the past several months take effect, which is expected to negatively impact Sunlight’s future financial covenant compliance. Prior to the SVB receivership, Sunlight was in negotiations with SVB to extend the maturity date and to address current Sunlight defaults under the revolving credit facility. Sunlight continued to pursue strategic alternatives as previously announced, which resulted in entry into the Commitment & Transaction Support Agreement with the Bank Partner on April 2, 2023. Effective April 25, 2023, we consummated the Transactions contemplated under the Commitment and Transaction Support Agreement and Sunlight entered into, among other things, the Secured Term Loan with the Bank Partner, a portion of which was used to repay the outstanding balance of the existing credit facility with SVB and terminate that credit facility.

Material Cash Requirements

Sunlight’s cash requirements relate primarily to funding Sunlight advances and prefunding programs, to invest in continued innovations in Orange® and to pay Sunlight’s operating expenses, repayment of borrowings (and interest thereon), outstanding commitments and guarantees (including Sunlight’s purchase of loans pursuant to the terms of certain of its capital provider agreements and loan participations), other operating expenses, income taxes, and tax distributions to noncontrolling interests. Sunlight may be required to purchase loans from its Bank Partner after an agreed period of time if Sunlight has not arranged the sale of such loans. To date, Sunlight has not been required to purchase loans from its Bank Partner due to an inability to sell such loans to an indirect channel capital provider. Additionally, Sunlight assumes the risk of compliance errors and the risk of borrower or contractor fraud in the origination of the loans, as well as borrower defaults in certain cases, and as such, Sunlight is obligated to purchase the applicable loan from its Bank Partner and certain Indirect Channel Loan Purchasers should these events occur. Sunlight has also entered into a program agreement with its Bank Partner to fund its home improvement loans that contains similar provisions related to risks accepted by Sunlight.

While solar contractors are generally responsible to return loan proceeds they receive for solar loans where contractors do not complete solar installations within a certain period of time, Sunlight may be required to repurchase such solar loans from Indirect Channel Loan Purchasers, or refund platform fees to Direct Channel Partners, in cases where solar contractors are unable or unwilling to do so.

Historically, Sunlight has met its cash requirements from cash flow generated by operations, collection of advances under its contractor advance funding program and in prefunding payments under its prefunding program, and draws on Sunlight’s credit facility. However, a number of factors, including but not limited to, rapidly rising interest rates and other impacts of the current economic environment, reduced Direct Channel volume capacity, and lower margins due to a greater reliance on the Indirect Channel and the sale of loans originated prior to Sunlight’s recent pricing increases, reduced our cash generated by operations. As of December 31, 2022, we have approximately $20.6 million of consolidated long-term debt maturing in 2023, excluding interest obligations. Effective April 25, 2023, we consummated the Transactions under the Commitment & Transaction Support Agreement and entered into, among other things, the Amended Bank Partner Agreements and the Secured Term Loan, which we believe provides us with funds reasonably sufficient to fund our operating expenses, capital expenditure requirements, and debt service payments through at least twelve months. Refer to “–Going Concern” for additional information regarding Sunlight’s liquidity and operation during the next 12 months from the date of this Annual Report on Form 10-K.
Relationships with Contractors and Capital Providers

Relationships with Contractors

Sunlight’s network of residential solar system installers and other home improvement contractors, supported by a differentiated set of tools and services offered through Orange®, constitutes the distribution channel through which Sunlight builds funded loan volume and earns platform fees. There can be no assurance that Sunlight will be able to maintain its current contractor relationships. Sunlight may lose existing contractors that represent a significant portion of Sunlight’s business, and there is no guarantee that Sunlight would be able to engage replacement contractors on terms similar to its existing contractors.

Sunlight started its business in 2014 and developed a key anchor partnership with a large residential solar contractor in 2016. In 2022, as compared with 2021, Sunlight grew its solar contractor base by more than 11.5%. However, dependence on any one contractor or small group of contractors creates concentration risk, particularly in the event that any such contractor elects to terminate its relationship with Sunlight or experiences business disruption or a business failure or bankruptcy. For example, during May 2021, Sunlight was advised by a significant contractor that it would discontinue use of the Sunlight platform to finance its consumer customers effective immediately. This contractor accounted for approximately 9.5% and 1.2% of Sunlight’s total funded loan volumes during the year ended December 31, 2021 and December 31, 2022, respectively. In September 2022, one of Sunlight’s then-current largest contractors became insolvent, primarily driven by solar installation challenges that led to the contractor’s liquidity issues; this contractor accounted for approximately 9.1% and 3.9% of Sunlight’s total funded loan volumes during the year ended December 31, 2021 and for the year ended December 31, 2022, respectively.

Relationships with Capital Providers

Sunlight’s business model is dependent on its ability to connect its capital providers, who wish to build a portfolio of residential solar system loans, to the homeowner customers of the contractors in Sunlight’s distribution network, who wish to finance the purchase of a residential solar system. Sunlight earns a platform fee on each solar and home improvement loan facilitated through Orange®. The platform fee is generally equal to the difference, or the margin, between (a) the contractor fee that Sunlight charges to contractors for access to Orange® and for making the various Sunlight-offered loan products available to such contractors and (b) the capital provider discount charged by the capital provider either funding or purchasing the loan in the direct and indirect channels, respectively (as described below). Sunlight’s business is therefore heavily dependent upon the availability of capital on attractive economic terms.

Sunlight categorizes its capital providers as being either in Sunlight’s direct or indirect channel. Sunlight maintains both channels to provide diversification of funding sources, access to funding for different types of loan products and for other strategic purposes.

Direct channel capital providers fund Sunlight-facilitated solar or home improvement loans one-by-one directly onto their balance sheet via Orange®. Sunlight’s direct channel capital providers are depository institutions with the power and authority to originate loans such as banks and credit unions. Generally, direct channel capital providers choose to service the loans they originate.

In the indirect channel, Sunlight’s allocation engine directs that certain solar and home improvement loans be funded on the balance sheet of Sunlight’s intermediary Bank Partner. These loans are aggregated, pooled and sold to indirect channel capital providers that cannot, or do not wish to, directly originate solar loans. The indirect channel capital provider relationship allows Sunlight to access a broader range of capital, which may include, among others, credit funds, insurance companies and pension funds. Indirect channel capital providers present a unique opportunity for Sunlight to access high quality and significant sources of funding that are diverse from traditional depository sources.

Cash Flow and Liquidity Analysis

Sunlight assesses liquidity primarily in terms of its ability to generate cash to fund operating and financing activities. Sunlight has historically generated increasing amounts of cash from operating activities. Sunlight’s cash from operating activities are generally derived from platform fees which are fully earned at the funding of a loan by direct channel capital providers and the purchase of a loan from our Bank Partner’s balance sheet by an indirect channel capital provider. Refer to “Critical Accounting Policies and Estimates” in this Annual Report on Form 10-K and Item 1A. “Risk Factors” in this Annual Report on Form 10-K, which amends and restates the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2021, for a full description of the related estimates, assumptions, and judgments.

The Year Ended December 31, 2022 Compared to the Combined Annual Period

The following provides a summary of cash flow data for the years ended December 31, 2022 and the Combined Annual Period (in thousands):

	Successor		Predecessor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021	Combined Annual Period
Net cash provided by (used in) operating activities	$(25,639)	$(18,565)	$14,356	$(4,209)
Net cash used in investing activities	(4,686)	(308,012)	(1,404)	(309,416)
Net cash provided by (used in) financing activities	(11,788)	203,958	(2,025)	201,933

Cash Flow from Operating Activities

For the year ended December 31, 2022, net cash used in operating activities was $25.6 million. Operating cash inflows for the year ended December 31, 2022 primarily consisted of proceeds from Sunlight’s direct channel capital providers to fund, and indirect channel capital provider to purchase, without duplication, loans of $2.4 billion, of which Sunlight paid $2.4 billion to contractors; repayment of advances and prefunds of $2.3 billion (conversely, Sunlight advanced or prefunded $2.5 billion). Operating cash outflows primarily consisted of compensation and benefits of $32.5 million; $5.0 million of income taxes; rebate, referral, and rewards paid of $7.7 million; and $1.4 million of net interest on borrowings.

For the Combined Annual Period, net cash used in operating activities was $4.2 million. Operating cash inflows for the Combined Annual Period primarily consisted of proceeds from Sunlight’s direct channel capital providers to fund, and indirect channel capital providers to purchase without duplication, loans of $2.1 billion, of which Sunlight paid $2.0 billion to contractors; repayment of advances and prefunds of $1.7 billion (conversely, Sunlight advanced or prefunded $1.8 billion); and net interest expense paid of $1.0 million. Operating cash outflows primarily consisted of compensation and benefits of $58.3 million, information technology expenses of $3.9 million, and management fees paid to affiliates of $0.2 million.

Cash Flow from Investing Activities

For the year ended December 31, 2022, net cash used in investing activities was $4.7 million, of which $2.3 million was paid to internally develop software and acquire property and equipment and $3.3 million was paid to acquire loans; Sunlight received $0.9 million as return of capital on loans and loan participations. For the Combined Annual Period, net cash used in investing activities was $309.4 million, of which $304.6 million represents cash paid for the acquisition of Sunlight Financial LLC and the remaining activities involved recurring business activities consisting of cash paid to acquire loans and loan participation of $1.9 million, net of $1.5 million in cash received as a return of capital thereon, and $4.5 million was paid to internally develop software and acquire property and equipment.

Cash Flow from Financing Activities

For the year ended December 31, 2022, net cash used in financing activities was $11.8 million that represents $10.5 million of share repurchases, distributions of $1.2 million, and $0.2 million of tax payments made on share-based payments in connection with the Business Combination. For the Combined Annual Period, net cash provided by financing activities was $201.9 million, which included a $250.0 million equity raise, net of $19.6 million of related costs and tax payments made on equity issued in connection with the Business Combination.

Debt

On April 26, 2021, Sunlight entered into the Loan and Security Agreement with SVB. The Loan and Security Agreement, which replaces Sunlight’s prior $15.0 million credit facility, has a borrowing capacity of up to $30.0 million and matures on April 26, 2023. Borrowings under the Loan and Security Agreement accrue interest at a rate equal to the greater of (a) 5.0% and (b) the prime rate plus 1.75% per annum. The Loan and Security Agreement contains certain financial covenants, including (a) liquidity in an amount equal to or greater than (i) 35% of all outstanding principal amounts of any advances and (ii) $10.0 million; (b) Available Takeout Commitment Amount (as defined therein) in an amount equal to or greater than $200.0 million; and (c) EBITDA (as defined therein) of at least $5.0 million for the six-month period ending on the last day of each quarter. The Loan and Security Agreement contains customary events of default. SVB could elect to accelerate the maturity of the loans and/or terminate the commitments under the Loan and Security Agreement upon the occurrence and during the continuation of an event of default, and Sunlight could be required to repay all amounts outstanding under the Loan and Security Agreement. In connection with the transition of accounts to SVB, Sunlight experienced a technical default that was waived by SVB. As a result of the platform fee losses in the fourth quarter of 2022, Sunlight did not meet the EBITDA requirement as of December 31, 2022. Due to this covenant breach, SVB is contractually entitled to request for immediate repayment of the outstanding debt obligation. Sunlight has borrowed approximately $20.6 million under the Loan and Security Agreement, which matures in April 2023. In addition, the unprecedented speed and magnitude of interest rate increases since the second quarter of fiscal year 2022 have reduced Sunlight’s Direct Channel capital provider capacity and increased reliance on the Indirect Channel. This has affected Sunlight’s ability to profitably monetize Indirect Channel Loans originated earlier in 2022. As a result, Sunlight has experienced and is expected to continue to experience losses in the near term, until the significant pricing increases implemented over the past several months take effect, which is expected to negatively impact Sunlight’s future financial covenant compliance. Prior to the SVB receivership, Sunlight was in negotiations with SVB to extend the maturity date and to address current Sunlight defaults under the revolving credit facility. Sunlight continued to pursue strategic alternatives as previously announced, which resulted in entry into the Commitment & Transaction Support Agreement with the Bank Partner on April 2, 2023. Effective April 25, 2023, we consummated the Transactions contemplated under the Commitment & Transaction Support Agreement and Sunlight entered into, among other things, the Secured Term Loan with the Bank Partner, a portion of which was used to repay the outstanding balance of the existing credit facility with SVB and terminate that credit facility.

Other Changes in Financial Position

Year Ended December 31, 2022

In addition to the changes in Sunlight’s financial position from December 31, 2021 to December 31, 2022 described in “—Results of Operations” and “—Cash Flow and Liquidity Analysis,” the following activities also occurred:
•Restricted cash. The cash Sunlight holds subject to contractual restrictions increased by $2.3 million resulting from an increase in cash collateral at Sunlight’s Bank Partner of $2.9 million, partially offset by a $0.6 million decrease in cash temporarily held by Sunlight in connection with Sunlight’s administration of loan participations on behalf of a third party.
•Cumulative ASC 842 adoption effects. Sunlight recorded a right-of-use asset of $7.6 million and a lease liability of $7.6 million on January 1, 2022 as well as removal of $0.2 million in deferred rent.
•Noncontrolling interests in consolidated subsidiaries. In October 2022, holders of 308,085 Class EX units of Sunlight Financial LLC exchanged their Class EX units, along with a corresponding number of Class C shares of the Company, for 308,085 Class A shares of the Company at $1.25 per Class A share. As a result, Sunlight recorded a Deferred Tax Asset of $0.2 million and a TRA liability of $0.1 million. Changes in the outstanding Class X Units and Class EX Units issued by Sunlight Financial LLC resulted in a reallocation of $2.2 million of Sunlight Financial LLC’s net assets from Class X Units held by Sunlight to the noncontrolling interests that hold Class EX Units.

•Tax distribution. Sunlight Financial LLC declared distributions to its unitholders representing estimated tax payments in accordance with Sunlight Financial LLC’s organizational agreements. Sunlight accrued $2.7 million, or $0.06 per Class EX Unit, to its noncontrolling interests. Ratable estimated tax payments from Sunlight Financial LLC to members consolidated by Sunlight are eliminated in consolidation.

Other Factors Affecting Liquidity and Capital Resources

Unitholders’ Distribution

Predecessor

Pursuant to the Fourth Amended and Restated Limited Liability Company Agreement of Sunlight Financial LLC, dated as of May 25, 2018, as amended or otherwise modified (the “Prior Sunlight LLC Agreement”), holders of Class A-1 Units, Class A-2 Units or Class A-3 Units (collectively, the “Class A Units”) were generally entitled to receive, with respect to each such Class A Unit, a preferred return on a quarterly basis. Sunlight Financial LLC’s board of directors could have elected to pay this return in cash or by issuing additional Class A Units to each such holder. If the board of directors elected to pay this return in cash, Sunlight Financial LLC would have paid such in an amount equal to $12.50, $15.22, and $24.06 per unit per annum to the Class A-1, Class A-2, and Class A-3 Units. If the board of directors elected to pay this return in additional units, Sunlight Financial LLC would have issued a number of units equal to 14.5% of each such holders outstanding units, on an annualized basis. Sunlight Financial LLC’s board of directors elected to pay this return in the form of additional Class A Units for all periods through the date of the Business Combination. In addition, the Prior Sunlight LLC Agreement also provided that members of Sunlight Financial LLC were entitled to be paid certain tax distributions on a pro rata basis in accordance with their relative tax obligation from available cash and subject to certain customary limitations on distributions.

Successor

Sunlight Financial LLC replaced the Prior Sunlight LLC Agreement with the Fifth Amended and Restated Limited Liability Company Agreement of Sunlight (the “Sunlight A&R LLC Agreement”), which was entered into concurrently with the closing of the Business Combination. Under the Sunlight A&R LLC Agreement, SL Financial Holdings Inc., as the sole managing member of Sunlight Financial LLC, has the right to determine when distributions will be made to the holders of Sunlight Units (as defined therein) and the amount of any such distributions, except that Sunlight Financial LLC is required to make distributions to the extent and in an amount such that the Sunlight Unitholders, including Sunlight Financial Holdings Inc., receive certain tax-related distributions and to make distributions in the event of dissolution. If a distribution is paid to the members of Sunlight Financial LLC, such distribution will be made to the holders of Sunlight Units on a pro rata basis in accordance with their respective percentage ownership of Sunlight Units. Funds used by Sunlight to satisfy its tax distribution obligations will not be available for reinvestment in its business, except to the extent Sunlight Financial Holdings Inc. uses any excess cash it receives to reinvest in Sunlight Financial LLC for additional Sunlight Units.

The holders of Sunlight Class X Units and Sunlight Class EX Units, including SL Financial Holdings Inc., will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of Sunlight Financial LLC. Net income and losses of Sunlight Financial LLC generally will be allocated to the holders of Sunlight Class X Units and Sunlight Class EX Units on a pro rata basis in accordance with their respective percentage ownership of Sunlight Class X Units and Sunlight Class EX Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent that Sunlight has legally available cash (including borrowings available under any new credit facility or other debt arrangements) and subject to the terms of any current or future debt instruments, the Sunlight A&R LLC Agreement requires Sunlight Financial LLC to make pro rata cash distributions to all holders of Sunlight Units, including Sunlight Financial Holdings Inc., (a) first, in an amount sufficient to allow Sunlight Financial Holdings Inc. and its wholly-owned subsidiaries to satisfy their actual tax liabilities and obligations under the Tax Receivable Agreement except to the extent (i) based on the written advice of legal counsel, the distribution may reasonably constitute a fraudulent conveyance, or (ii) the terms of any financing necessary to make such tax distribution could reasonably, in the good faith judgment of SL Financial Holdings Inc., cause Sunlight Financial LLC to become insolvent within the twelve (12) month period following the date of such distribution, and (b) thereafter to the extent necessary, in an amount generally intended to allow Sunlight Unitholders, including Sunlight Financial Holdings Inc., to satisfy their respective income tax liabilities with respect to their allocable share of income of Sunlight Financial LLC, based on certain assumptions and conventions (including an assumed income tax rate) and after taking into account other distributions (including prior tax distributions) made by Sunlight Financial LLC.

Tax Receivable Agreement (“TRA”) (Successor)

On the Closing Date, Sunlight entered into the TRA with the TRA Holders and the Agent (as defined therein). The TRA generally provides for the payment by Sunlight to the Agent, for disbursement to the TRA Holders on a pro rata basis, of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that Sunlight actually realizes (or is deemed to realize in certain circumstances) in periods after the Closing Date as a result of (a) certain increases in tax basis that occur as a result of Sunlight’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of a TRA Holders’ Sunlight Class EX Units upon the exercise of the redemption or call rights set forth in the Sunlight A&R LLC Agreement and (b) imputed interest deemed to be paid by Sunlight as a result of, and additional tax basis arising from, any payments Sunlight makes under the Tax Receivable Agreement. Sunlight will retain the benefit of the remainder of the actual net cash savings, if any.

If Sunlight elects to terminate the TRA early or if it is terminated early due to Sunlight’s failure to honor a material obligation thereunder or due to a Change of Control (as defined in the TRA), Sunlight will be required to make a payment equal to the deemed present value of the anticipated future payments to be made by it under the TRA (based upon certain assumptions and deemed events set forth in the TRA), which amount may substantially exceed the actual cash tax savings realized by Sunlight. In the case of an early termination upon a Change of Control, such early termination payment may, at Sunlight election, be paid ratably over the two-year period following the Change of Control.

Operating Lease Obligations

Sunlight’s operating lease obligations consist of its lease of real property from third parties under noncancellable operating leases, including the lease of its current office spaces. Sunlight leases office space at two locations: (a) 101 N. Tryon Street, Suite 1000, Charlotte, North Carolina 28246 (the “North Carolina Office Space”) and (b) 234 West 39th Street, 7th Floor, New York, New York 10018 (the “New York Office Space”). The operating lease expense for the North Carolina Office Space was $1.7 million for the year ended December 31, 2022 and $0.8 million for the Combined Annual Period, respectively. The lease for the North Carolina Office Space will expire in June 2029. The operating lease expense for the New York Office Space was $0.5 million for the year ended December 31, 2022 and $0.5 million for the Combined Annual Period, respectively. The lease for the New York Office Space is scheduled to expire in October 2023.

Available Liquidity and Capital Resources

As of December 31, 2022, Sunlight’s cash and cash equivalents and restricted cash was $51.8 million, which includes $20.4 million of funding commitments and $5.9 million of other cash held for the benefit of third parties. The restricted cash held by Sunlight primarily relates to a cash held by Sunlight on behalf of a third party for whom Sunlight provides loan administration services.

Sunlight’s liquidity and its ability to fund its future capital requirements is dependent on a number of factors described below as well as its future financial performance, which is subject to general economic, financial and other factors that are beyond its control and many of which are described under Item 1A. “Risk Factors” in this this Annual Report on Form 10-K for the fiscal year ended December 31, 2022. If those factors significantly change or other unexpected factors adversely affect Sunlight, Sunlight’s business may not generate sufficient cash flow from operations or it may not be able to obtain future financings to meet its liquidity needs. In addition, the unprecedented speed and magnitude of interest rate increases since the second quarter of fiscal year 2022 has reduced Sunlight’s Direct Channel capital provider capacity, increased Sunlight’s reliance on the Indirect Channel and affected Sunlight’s ability to profitably monetize Indirect Channel Loans originated at lower interest rates. As a result, Sunlight has experienced and is expected to continue to experience losses and reduced cash generated from operations in the near term, until the significant pricing increases implemented over the past several months take effect, which is expected to negatively impact Sunlight’s future financial covenant compliance. Prior to the SVB receivership, Sunlight was in negotiations with SVB to extend the maturity date and to address current Sunlight defaults under the revolving credit facility. Sunlight continued to pursue strategic alternatives as previously announced, which resulted in entry into the Commitment & Transaction Support Agreement with the Bank Partner on April 2, 2023. Effective April 25, 2023, we consummated the Transactions contemplated under the Commitment & Transaction Support Agreement and Sunlight, among other things, entered into the Amended Bank Partner Agreements and the Secured Term Loan with the Bank Partner, a portion of which was used to repay the outstanding balance of the existing credit facility with SVB and terminate that credit facility. We believe that the funds provided by those transactions are reasonably sufficient to fund our operating expenses, capital expenditure requirements, and debt service payments through at least twelve months.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure used by Sunlight’s management to evaluate operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, Sunlight believes this measure provides useful information to investors and others in understanding and evaluating Sunlight’s operating results in the same manner as Sunlight’s management and board of directors. In addition, Adjusted EBITDA provides a useful measure for period-to-period comparisons of Sunlight’s business, as it removes the effect of certain non-cash items, variable charges, non-recurring items, unrealized gains or losses or other similar non-cash items that are included in net income or expenses associated with the early stages of the business that are expected to ultimately terminate, pursuant to the terms of certain existing contractual arrangements or expected to continue at levels materially below the historical level, or that otherwise do not contribute directly to management’s evaluation of its operating results. Adjusted EBITDA is defined as net income excluding interest expense incurred in connection with Sunlight’s debt obligations, income taxes, amortization and depreciation expense, stock-based compensation expense, non-cash changes in certain financial instruments, fees paid to brokers related to the funding of loans by certain of Sunlight’s capital providers that will terminate pursuant to existing contractual arrangements, certain transaction bonuses and other expenses resulting from the Business Combination, and other items that management has determined are not reflective of Sunlight’s operating performance.

Adjusted Net Income

Adjusted Net Income is a non-GAAP financial measure used by Sunlight’s management to evaluate operating performance. Accordingly, Sunlight believes this measure provides useful information to investors and others in understanding and evaluating Sunlight’s operating results in the same manner as Sunlight’s management and board of directors. In addition, Adjusted Net Income provides a useful measure for period-to-period comparisons of Sunlight’s business, as it removes the effect of certain non-cash items, variable charges, non-recurring items, unrealized gains or losses or other similar non-cash items that are included in net income. Adjusted Net Income is defined as net income excluding non-cash changes in certain financial instruments, certain transaction bonuses and other expenses resulting from the Business Combination, and other items that management has determined are not reflective of Sunlight’s operating performance.

Free Cash Flow

Free Cash Flow is a non-GAAP financial measure that Sunlight uses to indicate cash flow generated by Sunlight’s operations. Sunlight believes that Free Cash Flow is a supplemental financial measure useful as an indicator of Sunlight’s ability to generate cash. Sunlight’s calculation of Free Cash Flow, however, may not necessarily be comparable to similar measures presented by other companies. Specifically, Sunlight defines Free Cash Flow as cash from operating activities adjusted for changes in working capital (including changes in advances and funding commitments), capital expenditures, certain restricted cash items, business combination costs, and other items that management has determined are not reflective of cash generation in Sunlight’s business.

The following table presents a reconciliation of net income to Adjusted Net Income, Adjusted EBITDA and Free Cash Flow as well as cash from operating activities to Free Cash Flow for the year ended December 31, 2022 and the Combined Annual Period (USD in thousands):

	Successor		Predecessor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021	Combined Annual Period
Net Income (Loss)	$(511,936)	$(247,084)	$6,131	$(240,953)
Adjustments for adjusted net income (loss)
Amortization of Business Combination intangibles	47,988	43,152	—	43,152
Non-cash change in financial instruments	(6,260)	(23,039)	5,547	(17,492)
Goodwill impairment	445,756	224,701	—	224,701
Accelerated postcombination compensation expense	—	20,979	—	20,979
Expenses from the Strategic Alternatives Process	1,723	—	—	—
Expenses from the Business Combination and Other	547	3,080	7,011	10,091
Adjusted Net Income (Loss)	(22,182)	21,789	18,689	40,478
Adjustments for adjusted EBITDA
Depreciation and amortization	1,406	237	1,688	1,925
Interest expense	1,404	554	604	1,158
Income tax benefit	(36,921)	(3,504)	—	(3,504)
Equity-based compensation	17,851	8,667	18	8,685
Fees paid to brokers	2,751	1,901	2,261	4,162
Adjusted EBITDA	(35,691)	29,644	23,260	52,904
Adjustments for net cash provided by (used in) operating activities
Interest expense	(1,404)	(554)	(604)	(1,158)
Income tax benefit	36,921	3,504	—	3,504
Fees paid to brokers	(2,751)	(1,901)	(2,261)	(4,162)
Expenses from the Strategic Alternatives Process	(1,723)	—	—	—
Expenses from the Business Combination and Other	(547)	(3,080)	(7,011)	(10,091)
Provision for losses	51,293	1,217	1,172	2,389
Changes in advances, net of funding commitments	(29,015)	(22,956)	(6,013)	(28,969)
Changes in operating capital and other	(42,722)	(24,439)	5,813	(18,626)
Net Cash Provided by (Used in) Operating Activities	(25,639)	(18,565)	14,356	(4,209)
Adjustments for free cash flow
Capital expenditures	(3,249)	(1,873)	(1,295)	(3,168)
Changes in advances, net of funding commitments	29,015	22,956	6,013	28,969
Changes in restricted cash	2,254	1,826	(108)	1,718
Payments of Strategic Alternatives costs	866	—	—	—
Payments of Business Combination costs	—	1,770	6,549	8,319
Other changes in operating working capital	(5,463)	13,310	(590)	12,720
Free Cash Flow	$(2,216)	$19,424	$24,925	$44,349

The following table presents a calculation of Adjusted Net Income (Loss) per diluted Class A Share (USD in thousands, except per share amounts):

	Successor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021

Adjusted Net Income (Loss)	$(22,182)	$21,789

Adjusted Net Income (Loss) per Class A Share, Diluted	$(0.14)	$0.13

Weighted-average Class A Shares
Class A Shares	83,704,018	86,373,596
Class EX Units	46,837,245	47,595,455
Restricted Stock Units	2,416,070	2,085,501
Warrants	27,777,780	27,777,780
	160,735,113	163,832,332

Critical Accounting Policies and Estimates

The preparation of Sunlight’s financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes subjective estimates and assumptions about future events that affect the amounts reported in Sunlight’s financial statements and accompanying notes. These estimates significantly impact revenues, determinations of fair value and the recognition of interest income on financing receivables and loss allowances thereon.

In accordance with Sunlight’s policies, Sunlight regularly evaluates its estimates, assumptions and judgments, and bases its estimates, assumptions and judgments on its historical experience and on factors Sunlight believes reasonable under the circumstances. The results involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. If Sunlight’s assumptions or conditions change, the actual results Sunlight reports may significantly differ from these estimates.

Sunlight believes the estimates and assumptions underlying its consolidated financial statements are reasonable and supportable based on the information available as of December 31, 2022; however, uncertainty over the ultimate impact COVID-19 will have on the global economy generally, including the current economic conditions and increasing interest rates, and on Sunlight’s business, makes any estimates and assumptions as of December 31, 2022 inherently less certain than they would be absent the current and potential impacts from those conditions.

See Note 2 “—Summary of Significant Accounting Policies” in the notes accompanying Sunlight’s financial statements included elsewhere herein for a summary of Sunlight’s significant accounting policies, and discussion of recent accounting pronouncements. Sunlight believes that the following discussion addresses Sunlight’s most critical accounting policies, which are those that are most important to the portrayal of Sunlight’s financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Platform Fees

Sunlight is a business-to-business-to-consumer, technology-enabled POS financing platform that provides residential solar and home improvement contractors the ability to offer seamless POS financing to their customers when purchasing residential solar systems or other home improvements. The resulting loans are funded by Sunlight’s network of capital providers who, by partnering with Sunlight, gain access to a difficult-to-reach loan market, best-in-class consumer credit underwriting and attractive risk adjusted returns. These loans are facilitated by Orange®, through which Sunlight offers instant credit decisions to homeowners nationwide at the POS on behalf of Sunlight’s various capital providers. Sunlight recognizes platform fees as revenues at the time that direct channel partners or Indirect Channel Loan Purchasers obtain control of the service provided to facilitate their origination or purchase of a loan, which is no earlier than when Sunlight delivers loan documentation to the customer. Sunlight wholly satisfies its performance obligation to direct channel partners, Bank Partner and Indirect Channel Loan Purchasers upon origination or purchase of a loan. Sunlight considers rebates offered by Sunlight to certain contractors in exchange for volume commitments as variable components to transaction prices; such variability resolves upon the contractor’s satisfaction of their volume commitment. For outstanding volume commitments that require the contractor to deliver future loan volume, Sunlight reduces platform fee revenues it recognizes based on its estimates of the contractor’s delivery of future loan volume, which require significant judgment and are based, in part, upon the contractor’s historical volume delivery and Sunlight’s estimates of the contractor’s ability and likelihood to deliver future volume.

Until December 2022, Sunlight’s contracts with its intermediary Bank Partner to originate home improvement loans and with an indirect loan purchaser to purchase such loans were considered derivatives under GAAP. As such, Sunlight’s revenues excluded the platform fees that Sunlight earned in connection with these contracts. Instead, Sunlight estimated the fair value of the contract derivatives based upon the present value of net cash flows Sunlight expected to collect under the contracts, which predominately consisted of the difference of the proceeds Sunlight expected to collect from an indirect channel capital provider at purchase of the loans by such capital provider (the principal balance of loans purchased less the relevant capital provider discount plus unpaid accrued interest on the loans to the date of purchase) and any amounts Sunlight owed to its Bank Partner in connection with such loans. Upon sale, Sunlight reversed the unrealized estimated fair value of the contract derivative for the loans sold and recognized the net cash Sunlight received from the sale within “Realized Gains (Losses) on Contract Derivatives, Net” in Sunlight’s consolidated statement of operations. In December 2022, Sunlight and Bank Partner amended the agreement, which removed the indexed contractual rate and the agreement was no longer considered a derivative under GAAP.

Sunlight is obligated to repurchase non-performing loans originated by its Bank Partner from the date of origination to the date the loans are purchased from Sunlight’s Bank Partner by a Sunlight indirect channel capital provider. Sunlight does not record loans originated by its Bank Partner on its consolidated balance sheets (as Sunlight is not the originator of the loans), but Sunlight does record a liability for the losses Sunlight reasonably expects to incur in connection with Sunlight’s guarantee of its Bank Partner. Sunlight’s measurement of this liability is subject to significant judgement using historical loss experiences to estimate the likelihood that the guaranteed loans will default prior to sale and the severity of the loss Sunlight expects to incur. At December 31, 2022 and December 31, 2021, the unpaid principal balance of loans, net of applicable discounts, for guaranteed loans held by Sunlight’s Bank Partner and delinquent more than 90 days was $1.3 million and $0.1 million, respectively.

Financing Receivables

Sunlight records financing receivables for (a) advances that Sunlight remits to contractors to facilitate the installation of residential solar systems and (b) loans purchased by Sunlight pursuant to the terms of its contracts with its various capital providers and certain five percent (5.0%) loan participations purchased by Sunlight. Sunlight uses significant judgement in its recognition of interest income and impairment of financing receivables.

Interest Income

Loans (including Sunlight’s participation interests in such loans) with respect to which Sunlight expects to collect the unpaid principal balance and interest payments as they become due are considered performing loans. Sunlight accrues interest income on performing loans based on the unpaid principal balance and contractual terms of the loan. Interest income also includes discounts associated with the loans purchased as a yield adjustment using the interest method, or on a straight-line basis when it approximates the interest method, over the loan term. Sunlight expenses loan origination costs for loans acquired by Sunlight (including its participation interests in loans) as incurred. Sunlight does not accrue interest on loans placed on non-accrual status or on loans where the collectability of the principal or interest of the loan are deemed uncertain.

Loans are considered past due or delinquent if the required principal and interest payments have not been received as of the date such payments are due. Generally, loans, including impaired loans, are placed on non-accrual status (a) when either principal or interest payments are 90 days or more past due based on contractual terms or (b) when an individual analysis of a borrower’s creditworthiness indicates a loan should be placed on non-accrual status. When a loan owned by Sunlight is placed on non-accrual status, Sunlight ceases to recognize interest income on the loans and reverses previously accrued and unpaid interest, if any. Subsequent receipts on non-accrual loans are recorded as a reduction of principal, and interest income may only be recorded on a cash basis after recovery of principal is reasonably assured. Sunlight may return a loan to accrual status when repayment of principal and interest is reasonably assured under the terms of the loan or the restructured loan, as the case may be.

Advances made to contractors under Sunlight’s contractor advances program or prefunding program are created at par and do not bear, and therefore do not accrue, interest income.

Allowance for Losses

The allowance for financing receivable losses represents Sunlight’s best estimate of probable credit losses arising from financing receivables. Sunlight’s allowance for financing receivable losses is evaluated at least quarterly, and based upon management’s assessment of several factors including historical losses, changes in the nature and volume of financing receivables, overall portfolio quality, and existing economic conditions that may affect the customer’s ability to pay. Although management uses the best information available, the evaluation of these indicators of impairment requires significant judgment by Sunlight’s management to determine whether failure to collect contractual amounts is probable as well as in estimating the resulting loss allowance. Future adjustments to the allowance for financing receivable losses may be necessary due to economic, operating, regulatory and other conditions beyond Sunlight’s control. Sunlight believes that its allowance for financing receivable losses is adequate to cover probable loan losses. However, actual losses, if any, could materially differ from management’s estimates.

Provision for Income Taxes

Sunlight accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the consolidated financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the accompanying Consolidated Statements of Operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized.

Sunlight accounts for uncertain tax positions by reporting a liability for unrecognizable tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Sunlight recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Judgment is required in assessing the future tax consequences of events that have been recognized in Sunlight’s consolidated financial statements or tax returns. Variations in the actual outcome of these future tax consequences could materially impact Sunlight’s consolidated financial statements.

Contract Derivatives

Sunlight’s contracts under which Sunlight arranges Indirect Channel Loans, contain features determined to be embedded derivatives from its host. Embedded derivatives are separated from the host contract and carried at fair value when the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and a separate, standalone instrument with the same terms would qualify as a derivative instrument. The derivatives are measured both initially and in subsequent periods at fair value, with changes in fair value recognized on the statement of operations.

Sunlight uses a discounted cash flow model to value its servicing liabilities using various key assumptions, such as estimation of the timing and probability of expected future sales and selection of a discount rate applied to future cash flows using Sunlight’s implied credit risk.

Servicing Liabilities

Sunlight has an obligation to service Indirect Channel Loans for the period from origination by Sunlight’s Bank Partner until the Indirect Channel Loans are sold to an institutional investor, financial institution or other funding source. Upon amendments to the agreements between Sunlight and its Bank Partner in December 2022, Sunlight is no longer entitled to reimburse itself for all servicing expense prior to the sale of Indirect Channel Loans. Therefore, management determined that, in accordance with ASC 860, Transfers and Servicing, the compensation Sunlight receives to service these Bank Partner Loans is less than adequate and as a result, as of December 31, 2022, management recognized a servicing liability as part of the other liabilities on the accompanying Consolidated Balance Sheets.

Sunlight uses a discounted cash flow model to value its derivative assets and liabilities using various key assumptions, such as the cost of servicing, an estimation of the timing and probability of expected future cash flows, a weighted average remaining life, and a selection of a discount rate applied to future cash flows using peer market data.

Sunlight Rewards™ Program

The Sunlight Rewards™ Program is a proprietary loyalty program that Sunlight offers to salespeople selling residential solar systems for Sunlight’s network of contractors. Sunlight records a contingent liability under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 450-20, Loss Contingencies using the estimated incremental cost of each point based upon the points earned, the point redemption value, and an estimated probability of point redemption consistent with Sunlight’s historical redemption experience under the program. When a salesperson redeems points from Sunlight’s third-party loyalty program vendor, Sunlight pays the stated redemption value of the points redeemed to the vendor. If all points earned under the Sunlight Rewards™ Program were redeemed at December 31, 2022 and December 31, 2021, Sunlight would pay $3.1 million and $3.0 million, respectively, of which Sunlight recorded liabilities of $1.8 million and $1.8 million.

Business Combination

Sunlight evaluates its acquisition of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the test is met, the transaction is accounted for as an asset acquisition. If the test is not met, further determination is required as to whether or not Sunlight acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the test to determine whether an acquisition is a business combination or an acquisition of assets.

Sunlight uses the acquisition method in accounting for acquired businesses. Under the acquisition method, Sunlight’s financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill.

Determining estimated fair value requires a significant amount of judgment and estimates. If Sunlight’s assumptions change or errors are determined in its calculations, the fair value could materially change resulting in a change in our goodwill or identifiable net assets acquired, including identified intangible assets.

Emerging Growth Company

As an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), Sunlight is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Unless otherwise stated, Sunlight elects to adopt recent accounting pronouncements using the extended transition period applicable to private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

Sunlight also intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as Sunlight qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Recent Accounting Pronouncements Issued, But Not Yet Adopted

See Note 2 “—Summary of Significant Accounting Policies” in the notes accompanying Sunlight’s consolidated financial statements.

Related Party Transactions

See Note 9 “—Transactions with Affiliates and Affiliated Entities” in the notes accompanying Sunlight’s consolidated financial statements.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Sunlight is a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and not required to provide the information otherwise required under this item.

ITEM 8. FINANCIAL STATEMENTS

Report of RSM US LLP (PCAOB ID 49), Independent Registered Public Accounting Firm

Board of Directors
Sunlight Financial Holdings Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Sunlight Financial Holdings Inc. and its subsidiaries (the Company) as of December 31, 2022 and 2021 (Successor), the related consolidated statements of operations, changes in equity, and cash flows for the year ended December 31, 2022 (Successor), the period from July 10, 2021 to December 31, 2021 (Successor), and the period from January 1, 2021 to July 9, 2021 (Predecessor), and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 (Successor) and the results of its operations and its cash flows for the year ended December 31, 2022 (Successor), the period from July 10, 2021 to December 31, 2021 (Successor), and the period from January 1, 2021 to July 9, 2021 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ RSM US LLP
We have served as the Company's auditor since 2018.
New York, New York
May 4, 2023

SUNLIGHT FINANCIAL HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2022	2021

Assets
Cash and cash equivalents	$47,515	$91,882
Restricted cash	4,272	2,018
Advances (net of allowance for credit losses of $6,736 and $238)	45,393	66,839
Financing receivables (net of allowance for credit losses of $102 and $148)	3,532	4,313
Goodwill	—	445,756
Intangible assets, net	319,920	365,839
Property and equipment, net	1,489	4,069
Other assets	30,074	21,531
Total assets	$452,195	$1,002,247

Liabilities and Stockholders' Equity
Liabilities
Accounts payable and accrued expenses	$20,674	$23,386
Funding commitments	20,400	22,749
Debt	20,613	20,613
Deferred tax liabilities	688	36,686
Warrants, at fair value	4,297	19,007
Other liabilities	17,196	843
Total liabilities	83,868	123,284

Commitments and Contingencies (Note 10)

Stockholders' Equity
Preferred stock; $0.0001 par value; 35,000,000 shares authorized; none issued and outstanding as of December 31, 2022 and December 31, 2021	—	—
Class A common stock; $0.0001 par value; 420,000,000 shares authorized; 83,619,915 and 86,373,596 issued; and 82,307,760 and 84,803,687 outstanding as of December 31, 2022 and December 31, 2021, respectively	8	9
Class C common stock; $0.0001 par value; 65,000,000 shares authorized; 47,287,370 and 47,595,455 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	761,698	764,366
Accumulated deficit	(501,635)	(186,022)
Total capital	260,071	578,353
Treasury stock, at cost; 1,312,155 and 1,569,909 Class A shares as of December 31, 2022 and December 31, 2021, respectively	(15,307)	(15,535)
Total stockholders' equity	244,764	562,818
Noncontrolling interests in consolidated subsidiaries	123,563	316,145
Total equity	368,327	878,963
Total liabilities and stockholders' equity	$452,195	$1,002,247

See notes to consolidated financial statements.

SUNLIGHT FINANCIAL HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	Successor		Predecessor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021
Revenue	$98,506	$61,674	$53,064
Costs and Expenses
Cost of revenues (exclusive of items shown separately below)	27,095	9,873	10,556
Compensation and benefits	51,746	44,996	17,162
Selling, general, and administrative	24,871	7,419	3,450
Property and technology	7,447	3,088	2,790
Depreciation and amortization	49,394	43,389	1,688
Provision for losses	51,293	1,217	1,172
Goodwill impairment	445,756	224,701	—
Management fees to affiliate	—	—	204
	657,602	334,683	37,022
Operating income (loss)	(559,096)	(273,009)	16,042
Other Income (Expense), Net
Interest income	3,485	149	262
Interest expense	(1,404)	(554)	(604)
Change in fair value of warrant liabilities	14,710	22,583	(5,504)
Change in fair value of contract derivatives, net	(962)	638	(662)
Realized gains on contract derivatives, net	2,601	2,866	2,992
Other realized losses, net	(703)	—	—
Other income (expense)	(7,488)	(181)	616
Business combination expenses	—	(3,080)	(7,011)
	10,239	22,421	(9,911)
Net Income (Loss) Before Income Taxes	(548,857)	(250,588)	6,131
Income tax benefit	36,921	3,504	—
Net Income (Loss)	(511,936)	(247,084)	6,131
Noncontrolling interests in loss of consolidated subsidiaries	196,085	87,528	—
Net Income (Loss) Attributable to Class A Shareholders	$(315,851)	$(159,556)	$6,131

Loss Per Class A Share
Net loss per Class A share
Basic	$(3.76)	$(1.87)
Diluted	$(3.89)	$(1.87)
Weighted average number of Class A shares outstanding
Basic	83,804,659	84,824,109
Diluted	130,618,205	84,824,109

See notes to consolidated financial statements.

SUNLIGHT FINANCIAL HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(dollars in thousands)

	Successor
	Shares		Preferred Stock	Common Stock			Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders' Equity	Noncontrolling Interests	Total Equity
	Class A	Class C		Class A	Class B	Class C
December 31, 2021	86,373,596	47,595,455	—	$9	$—	$—	$764,366	$(186,022)	$(15,535)	$562,818	$316,145	$878,963
Equity-based compensation	282,578	—	—	—	—	—	10,141	—	—	10,141	4,378	14,519
Shares withheld related to net share settlement of equity awards	—	—	—	—	—	—	(187)	—	(154)	(341)	—	(341)
Equity repurchase	(3,036,259)	—	—	(1)	—	—	(10,451)	—	—	(10,452)	—	(10,452)
Class EX unit & Class C share exchange	—	(308,085)	—	—	—	—	—	—	382	382	(382)	—
Dilution	—	—	—	—	—	—	(2,171)	—	—	(2,171)	2,171	—
Distribution	—	—	—	—	—	—	—	—	—	—	(2,705)	(2,705)
Cumulative ASC 842 adoption effect	—	—	—	—	—	—	—	238	—	238	41	279
Net loss	—	—	—	—	—	—	—	(315,851)	—	(315,851)	(196,085)	(511,936)
December 31, 2022	83,619,915	47,287,370	—	$8	$—	$—	$761,698	$(501,635)	$(15,307)	$244,764	$123,563	$368,327

SUNLIGHT FINANCIAL HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (CONTINUED)
(dollars in thousands)

	Successor
	Shares		Preferred Stock	Common Stock			Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders' Equity	Noncontrolling Interests	Total Equity
	Class A	Class C		Class A	Class B	Class C
July 10, 2021	86,373,596	47,595,455	$—	$9	$—	$—	$720,840	$(26,466)	$—	$694,383	$427,010	$1,121,393
Equity-based compensation	—	—	—	—	—	—	13,147	—	—	13,147	7,042	20,189
Shares withheld related to net share settlement of equity awards	—	—	—	—	—	—	—	—	(15,535)	(15,535)	—	(15,535)
Dilution	—	—	—	—	—	—	30,379	—	—	30,379	(30,379)	—
Net loss	—	—	—	—	—	—	—	(159,556)	—	(159,556)	(87,528)	(247,084)
December 31, 2021	86,373,596	47,595,455	$—	$9	$—	$—	$764,366	$(186,022)	$(15,535)	$562,818	$316,145	$878,963

	Predecessor
	Units				Temporary Equity				Units	Members' Equity
	Class A-3 Units	Class A-2 Units	Class A-1 Units	Common Units	Class A-3 Units	Class A-2 Units	Class A-1 Units	Common Units	Other Ownership Interests	Other Ownership Interests	Accumulated Deficit	Total Members' Equity
December 31, 2020	376,395	225,972	296,302	78,717	$260,428	$154,286	$202,045	$47,757	53,105	$1,439	$(623,342)	$(621,903)
Preferred distributions, paid in-kind	28,995	17,407	22,824	—	24,061	14,994	19,654	—	—	—	(58,709)	(58,709)
Change in temporary equity redemption value	—	—	—	—	59,335	48,989	64,502	22,839	—	—	(195,665)	(195,665)
Equity-based compensation	—	—	—	—	—	—	—	—	3,356	18	—	18
Net income	—	—	—	—	—	—	—	—	—	—	6,131	6,131
July 9, 2021	405,390	243,379	319,126	78,717	$343,824	$218,269	$286,201	$70,596	56,461	$1,457	$(871,585)	$(870,128)

See notes to consolidated financial statements.

SUNLIGHT FINANCIAL HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Successor		Predecessor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021
Cash Flows From Operating Activities
Net income (loss)	$(511,936)	$(247,084)	$6,131
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	49,394	43,389	1,782
Goodwill impairment	445,756	224,701	—
Provision for losses	51,293	1,217	1,172
Change in fair value of warrant liabilities	(14,710)	(22,583)	5,504
Change in fair value of contract derivatives, net	962	(638)	662
Other expense (income)	6,984	181	(616)
Share-based payment arrangements	17,851	29,646	18
Deferred income tax benefit	(35,823)	(5,524)	—
Increase (decrease) in operating capital:
Increase in advances	(21,782)	(24,219)	(7,314)
Decrease (increase) in due from affiliates	—	1,839	(1,839)
Decrease (increase) in other assets	(4,619)	(16,367)	2,129
Increase (decrease) in accounts payable and accrued expenses	(4,234)	(3,476)	2,327
Increase (decrease) in funding commitments	(3,039)	1,263	3,100
Increase (decrease) in due to affiliates	—	(761)	761
Increase (decrease) in other liabilities	(1,736)	(149)	539
Net cash provided by (used in) operating activities	(25,639)	(18,565)	14,356

Cash Flows From Investing Activities
Return of investments in loan pool participation and loan principal repayments	931	710	832
Payments to acquire loans and participations in loan pools	(3,296)	(716)	(1,170)
Payments to acquire property and equipment	(2,321)	(3,436)	(1,066)
Payments to acquire Sunlight Financial LLC, net of cash acquired	—	(304,570)	—
Net cash used in investing activities	(4,686)	(308,012)	(1,404)

Cash Flows From Financing Activities
Proceeds from borrowings under line of credit	—	—	20,746
Repayments of borrowings under line of credit	—	—	(14,758)
Proceeds from issuance of private placement	—	250,000	—
Payments of stock issuance costs	—	(19,618)	—
Payments for share-based payment tax withholding	(154)	(26,424)	—
Payments for repurchase of common stock	(10,452)	—	—
Payment of capital distributions	(1,182)	—	(7,522)
Payment of debt issuance costs	—	—	(491)
Net cash provided by (used in) financing activities	(11,788)	203,958	(2,025)

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	(42,113)	(122,619)	10,927

Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	93,900	216,519	52,705

Cash, Cash Equivalents, and Restricted Cash, End of Period	$51,787	$93,900	$63,632

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$1,407	$527	$537
Cash paid during the period for income taxes, net	4,973	—	—

Noncash Investing and Financing Activities
Distributions declared, but not paid	$1,521	$—	$—
Preferred dividends, paid in-kind	—	—	58,709
Change in temporary equity redemption value	—	—	195,665
Capital expenditures incurred but not yet paid	278	1,156	—
See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in tables in thousands, except share, per share, unit, and per unit data)

Note 1. Organization and Business

Sunlight Financial Holdings Inc. (together with its consolidated subsidiaries, the “Company” or “Sunlight”) is a premier, technology-enabled point-of-sale finance company. Sunlight Financial LLC, its accounting predecessor and wholly-owned subsidiary, was organized as a Delaware limited liability company on January 23, 2014.

On July 9, 2021 (the “Closing Date”), the Company consummated the transactions contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of January 23, 2021, by and among Spartan Acquisition Corp. II, a Delaware corporation incorporated on August 17, 2020 as a publicly-traded special purpose acquisition company sponsored by funds managed by an affiliate of Apollo Global Management, Inc. (the “Sponsor”) and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Spartan”), Sunlight Financial LLC and the Spartan Subsidiaries, FTV Blocker and Tiger Blocker (each as defined in the Business Combination Agreement). On the Closing Date, Spartan changed its name to “Sunlight Financial Holdings Inc.” and Sunlight Financial LLC became the operating subsidiary of Sunlight Financial Holdings Inc., organized in an “Up-C” structure (the “Business Combination”). As a result of the Business Combination, the Company’s trading symbol on the New York Stock Exchange (the “NYSE”) was changed from “SPRQ” to “SUNL.”

All activity for the period from August 17, 2020 (Spartan’s inception) to the Closing Date relates to the Company's formation, initial public offering and private placement of equity (Note 6), and search for a prospective business combination. The Company did not generate any operating revenues until after completion of the Business Combination. Upon completion of the Business Combination, the Company assumed the operations of, and began to consolidate, Sunlight Financial LLC. Refer to “Note 2 — Basis of Presentation” regarding the presentation of the Company’s financial statements before and after the Business Combination.

Business — Sunlight operates a technology-enabled financial services platform within the United States of America, using a nationwide network of contractors at the point-of-sale, to offer homeowners secured and unsecured loans (“Loans”), originated by third-party lenders, for the purchase and installation of residential solar energy systems and other home improvements. Sunlight arranges for the origination of Loans by third-party lenders in two distinct ways:

Direct Channel Loans — Sunlight arranges for certain Loans (“Direct Channel Loans”) to be originated and retained by third parties (“Direct Channel Partners”). The Direct Channel Partners originate the Direct Channel Loans directly, using their own credit criteria. These Direct Channel Partners pay for Direct Channel Loans by remitting funds to Sunlight, and Sunlight is thereafter responsible for making the appropriate payments to the relevant contractor. Sunlight earns income from the difference between the cash amount paid by a Direct Channel Partner to Sunlight for a given Direct Channel Loan and the dollar amount due to the contractor for such Direct Channel Loan. Sunlight does not participate in the ongoing economics of the Direct Channel Loans and, generally, does not retain any obligations with respect thereto except for certain ongoing fee-based administrative services and loan servicing performed by Sunlight.

Indirect Channel Loans — Sunlight arranges for other Loans (“Indirect Channel Loans”) to be originated by Sunlight’s issuing bank partner (“Bank Partner”). Sunlight has entered into program agreements with its Bank Partner that govern the terms and conditions with respect to originating and servicing the Indirect Channel Loans and Sunlight pays its Bank Partner a fee based on the principal balance of Loans originated by Sunlight’s Bank Partner. Sunlight’s Bank Partner funds these Loans by remitting funds to Sunlight, and Sunlight is thereafter responsible for making the appropriate payments to the relevant contractor. Sunlight arranges for the sale of certain Indirect Channel Loans, or participations therein, to third parties (“Indirect Channel Loan Purchasers”).

Liquidity and Going Concern — Sunlight has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

As more fully described in Note 5, Sunlight borrows under a revolving credit facility with Silicon Valley Bank (“SVB”) that was due to mature on April 26, 2023. Prior to the SVB receivership and entry into a new Secured Term Loan with the Bank Partner (Note 11), Sunlight was in negotiations with SVB to extend the maturity date and to address Sunlight defaults under the revolving credit facility. Prior to the issuance of Sunlight’s financial statements as of and for the year ended December 31, 2022, these negotiations and the ability of Sunlight to amend and extend (or to replace) this revolving credit facility were uncertain, which could have had a material impact on Sunlight’s liquidity, cash and ability to attract new capital if not resolved on a timely basis.

Additionally, Sunlight’s Bank Partner holds Indirect Channel Loans on its balance sheet until directed by Sunlight in the ordinary course of its business to sell them to investors, including credit funds, insurance companies, and pension funds. While Sunlight’s Bank Partner is the owner of the loans, Sunlight retains economic exposure to them until they are sold. Sunlight profits when the price that investors pay for the Indirect Channel Loans exceeds the Bank Partner’s cost basis in the loans and incurs a loss when the price that investors pay for the Indirect Channel Loans is less than the Bank Partner’s cost basis in the loans. Prior to the execution of amendments (Note 11) to the loan agreements between Sunlight and its Bank Partner (“Bank Partner Agreements”), the Bank Partner Agreements capped the total amount of Indirect Channel Loans held by the Bank Partner at $450.0 million. However, the Indirect Channel Loans held by Sunlight’s Bank Partner included a significant amount of funded but unsold loans which were credit approved prior to certain pricing actions that Sunlight took in the third and fourth quarters of 2022 (the “Backbook Loans”). Despite the completion of the previously disclosed loan sale in December 2022, Sunlight was not in compliance with certain provisions of the Bank Partner Agreements, including the total loan cap.

Sunlight believes that the aforementioned conditions, considered in the aggregate, raised substantial doubt about its ability to continue as a going concern; however, on April 2, 2023, Sunlight entered into a Commitment and Transaction Support Agreement (“Commitment & Transaction Support Agreement”) with Sunlight’s Bank Partner and effective April 25, 2023 consummated the transactions agreed to under the agreement including, among other things, amendments to the Bank Partner Agreements (“Amended Bank Partner Agreements”) and entry into a Secured Term Loan with the Bank Partner (the “Secured Term Loan”), after December 31, 2022 that Sunlight believes alleviates such conditions as the Secured Term Loan, among other things, replaces the revolving credit facility with SVB with increased borrowing amounts and was used to pay off the SVB facility and the Amended Bank Partner Agreements increase the total amount of Indirect Channel Loans that Sunlight’s Bank Partner may hold (Note 11). Sunlight believes such transactions, in addition to pricing actions that Sunlight took in the third and fourth quarters of 2022, provide cash and cash equivalents that will be reasonably sufficient to fund its operating expenses, capital expenditure requirements, and debt service payments through at least twelve months from the date that these consolidated financial statements were issued.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes Sunlight will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation — As a result of the Business Combination, for accounting purposes, Sunlight Financial Holdings Inc. is the acquirer and Sunlight Financial LLC is the acquiree and accounting predecessor. The financial statement presentation includes the financial statements of Sunlight Financial LLC as “Predecessor” for periods prior to the Closing Date and of the Company as “Successor” for the periods after the Closing Date, including the consolidation of Sunlight Financial LLC.

The accompanying consolidated financial statements and related notes, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), include the accounts of Sunlight and its consolidated subsidiaries.

In the opinion of management, all adjustments considered necessary for a fair presentation of Sunlight’s financial position, results of operations, and cash flows have been included and are of a normal and recurring nature. All intercompany balances and transactions have been eliminated.

Certain prior period amounts have been reclassified to conform to the current period's presentation.

Emerging Growth Company — The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Consolidation — Sunlight consolidates those entities over which it controls significant operating, financial, and investing decisions of the entity as well as those entities deemed to be variable interest entities (“VIEs”) in which the Company is determined to be the primary beneficiary.

The analysis as to whether to consolidate an entity is subject to a significant amount of judgment. Some of the criteria considered are the determination as to the degree of control over an entity by its various equity holders, the design of the entity, how closely related the entity is to each of its equity holders, the relation of the equity holders to each other and a determination of the primary beneficiary in entities in which Sunlight has a variable interest. These analyses involve estimates, based on the assumptions of management, as well as judgments regarding significance and the design of entities.
VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE is required to be consolidated by its primary beneficiary, and only by its primary beneficiary, which is defined as the party who has the power to direct the activities of a VIE that most significantly impact its economic performance and who has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.
Sunlight monitors investments in VIEs and analyzes the potential need to consolidate the related entities pursuant to the VIE consolidation requirements. These analyses require considerable judgment in determining whether an entity is a VIE and determining the primary beneficiary of a VIE since they involve subjective determinations of significance with respect to both power and economics. The result could be the consolidation of an entity that otherwise would not have been consolidated or the deconsolidation of an entity that otherwise would have been consolidated.

As a result of the Business Combination, a wholly-owned subsidiary of Sunlight Financial Holdings Inc. is the managing member of Sunlight Financial LLC, in which existing unitholders hold a 35.9% and 35.0% noncontrolling interest, net of unvested Class EX Units (Note 6), at December 31, 2022 and December 31, 2021, respectively.

Through its indirect managing member interest, Sunlight Financial Holdings Inc. directs substantially all of the day-to-day activities of Sunlight Financial LLC. The third-party investors in Sunlight Financial LLC do not possess substantive participating rights or the power to direct the day-to-day activities that most directly affect the operations of Sunlight Financial LLC. However, these third-party investors hold both voting, noneconomic Class C shares in Sunlight Financial Holdings Inc. on a one-for-one basis along with nonvoting, economic Class EX Units issued by Sunlight Financial LLC. No single third-party investor, or group of third-party investors, possesses the substantive ability to remove the managing member of Sunlight Financial LLC. Sunlight considers Sunlight Financial LLC a VIE for consolidation purposes and its managing member holds the controlling interest and is the primary beneficiary. Therefore, Sunlight consolidates Sunlight Financial LLC and reflects Class EX unitholder interests in Sunlight Financial LLC held by third parties as noncontrolling interests.

Sunlight conducts substantially all operations through Sunlight Financial LLC and its consolidated subsidiary.

Segments — Sunlight operates through one operating and reportable segment, which reflects how the chief operating decision maker allocates resources and assesses performance. Sunlight arranges for the origination of Loans by third-party lenders using a predominately single expense pool.

Risks and Uncertainties — In the normal course of business, Sunlight primarily encounters credit risk, which is the risk of default on Sunlight’s investments that results from a borrower’s or counterparty’s inability or unwillingness to make contractually required payments.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes subjective estimates of pending loan originations and sales, which significantly impacts revenues; determinations of fair value, including goodwill, derivatives, and servicing rights; estimates regarding loan performance, which impacts impairments and allowances for loan losses; project installations, which impacts guarantee obligations; and the useful lives of intangible assets. Actual results may differ from those estimates.

Fair Value — GAAP requires the categorization of the fair value of financial instruments into three broad levels that form a hierarchy based on the transparency of inputs to the valuation.

Level	Measurement
1	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
2	Inputs are other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.
3	Inputs are unobservable for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

Sunlight follows this hierarchy for its financial instruments, with classifications based on the lowest level of input that is significant to the fair value measurement. The following summarizes Sunlight’s financial instruments hierarchy at December 31, 2022:

Level	Financial Instrument	Measurement
1	Cash and cash equivalents and restricted cash	Estimates of fair value are measured using observable, quoted market prices, or Level 1 inputs
	Public Warrants	Estimates of fair value are measured using observable, quoted market prices of Sunlight’s warrants.
2	Servicing liabilities	Estimates of fair value are measured based upon observable market data.
3	Loans and loan participations, held-for-investment	Estimated fair value is generally determined by discounting the expected future cash flows using inputs such as discount rates.
	Contract derivative	Estimated fair value based upon discounted expected future cash flows arising from the contract.
	Private Placement Warrants	Estimated fair value based upon quarterly valuation estimates of warrant instruments, based upon quoted prices of Sunlight’s Class A shares and warrants thereon as well as fair value inputs provided by an independent valuation firm.

Valuation Process — On a quarterly basis, with assistance from an independent valuation firm, management estimates the fair value of Sunlight’s Level 3 financial instruments. Sunlight’s determination of fair value is based upon the best information available for a given circumstance and may incorporate assumptions that are management’s best estimates after consideration of a variety of internal and external factors. When an independent valuation firm expresses an opinion on the fair value of a financial instrument in the form of a range, management selects a value within the range provided by the independent valuation firm to assess the reasonableness of management’s estimated fair value for that financial instrument. At December 31, 2022, Sunlight’s valuation process for Level 3 measurements, as described below, was conducted internally or by an independent valuation firm and reviewed by management.

Valuation of Loans and Loan Participations — Management generally considers Sunlight's loans and loan participations Level 3 assets in the fair value hierarchy as such assets are illiquid investments that are specific to the loan product, for which there is limited market activity. On a quarterly basis, management engages an independent valuation firm to estimate the fair value of each loan or loan participation categorized as a Level 3 asset.

Valuation of Contract Derivative — Management considers Sunlight's contracts under which Sunlight (a) arranged Indirect Channel Loans for the purchase and installation of home improvement other than residential solar energy systems until December 2022 (“Contract Derivative 1”) and (b) earns income from the prepayment of certain of those Loans sold to an Indirect Channel Loan Purchaser (“Contract Derivative 2”), both considered derivatives under GAAP, as Level 3 financial instruments in the fair value hierarchy as such instruments represent bilateral, nontraded agreements for which there is limited market activity. On a quarterly basis, management engages an independent valuation firm to estimate the fair value of the contracts.

Valuation of Servicing Liabilities — Sunlight assumes an obligation to service certain loans when originated. Sunlight evaluates compensation it receives to service these loans, if any, against the servicing costs a willing market participant would require to service loans with similar characteristics to service such loans. At December 31, 2022, Sunlight determined that the compensation it receives for certain servicing agreements are less than the estimated market cost to service and recognized a liability reported within Other Liabilities in the accompanying Consolidated Balance Sheet. Servicing liabilities are considered Level 2 financial instruments, as the primary components of the fair value are obtained from observable inputs based on market data, reasonably adjusted for assumptions that would be used by market participants to service our Bank Partner loans, for which market data is not available.

Valuation of Warrants — Management considers the Private Placement Warrants (Note 6) redeemable for Sunlight’s equity as Level 3 liabilities in the fair value hierarchy as liquid markets do not exist for such liabilities. On a quarterly basis, management engages an independent valuation firm to estimate the fair value of Sunlight’s warrants, which includes models that include estimates of volatility, contractual terms, discount rates, dividend rates, expiration dates, and risk-free rates.

Other Valuation Matters — For Level 3 financial assets acquired and financial liabilities assumed during the calendar month immediately preceding a quarter end that were conducted in an orderly transaction with an unrelated party, management generally believes that the transaction price provides the most observable indication of fair value given the illiquid nature of these financial instruments, unless management is aware of any circumstances that may cause a material change in the fair value through the remainder of the reporting period. For instance, significant changes in a counterparty’s intent or ability to make payments on a financial asset may cause material changes in the fair value of that financial asset.

See Note 7 for additional information regarding the valuation of Sunlight's financial assets and liabilities.

Sales of Financial Assets and Financing Agreements — Sunlight will, from time to time, facilitate the sale of Indirect Channel Loans. In each case, the transferred loans are legally isolated from Sunlight and control of the transferred loans passes to the transferee, who may pledge or exchange the transferred asset without constraint of Sunlight. Sunlight neither recognizes any financial assets nor incurs any liabilities as a result of the sale, but does recognize revenue based upon the difference between proceeds received from the transferee and the proceeds paid to the transferor.

Leases — Sunlight recognizes right-of-use assets and lease liabilities at the commencement date of the lease based on the present value of remaining fixed and determinable lease payments over the lease term. Sunlight calculates the present value of future payments by using an estimated incremental borrowing rate, which approximates the rate at which Sunlight would borrow on a secured basis and over a similar term, and recognizes lease expense for operating leases on a straight-line basis over the lease term. Right-of-use assets represent Sunlight’s right to control the use of an identified asset for the lease term and lease liabilities represent Sunlight’s obligation to make lease payments arising from the lease. Sunlight uses the incremental borrowing rate on the commencement date in determining the present value of the lease payments.

Balance Sheet Measurement

Cash and Cash Equivalents and Restricted Cash — Cash and cash equivalents consist of bank checking accounts and money market accounts. Sunlight considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Sunlight maintains cash in restricted accounts pursuant to various lending agreements and considers other cash amounts restricted under certain agreements with other counterparties. Substantially all amounts on deposit with major financial institutions exceed insured limits. Cash and cash equivalents and restricted cash are carried at cost, which approximates fair value. Sunlight reported cash and cash equivalents and restricted cash in the following line items of its Consolidated Balance Sheets, which totals the aggregate amount presented in Sunlight’s Consolidated Statements of Cash Flows:

	Successor
	December 31, 2022	December 31, 2021
Cash and cash equivalents	$47,515	$91,882
Restricted cash and cash equivalents	4,272	2,018
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statement of Cash Flows	$51,787	$93,900

Financing Receivables — Sunlight records financing receivables for (a) advances that Sunlight remits to contractors to facilitate the installation of residential solar systems and the construction or installation of other home improvement projects and (b) loans and loan participations.

Advances — In certain circumstances, Sunlight will provide a contractually agreed upon percentage of cash to a contractor related to a Loan that has not yet been funded by either a Direct Channel Partner or its Bank Partner as well as amounts funded to contractors in anticipation of loan funding. Such advances are generally repaid upon the earlier of (a) a specified number of days from the date of the advance outlined within the respective contractor contract or (b) the substantial installation of the residential solar system or the construction or installation of other home improvement projects. In either case, Sunlight will net such amounts advanced from payments otherwise due to the related contractor. Sunlight carries advances at the amount advanced, net of allowances for losses and charge-offs.

Loans and Loan Participations — Sunlight recognizes Indirect Channel Loans purchased from Sunlight’s Bank Partner as well as its 5.0% participation interests in Indirect Channel Loans as financing receivables held-for-investment based on management's intent, and Sunlight's ability, to hold those investments through the foreseeable future or contractual maturity. Financing receivables that are held‑for‑investment are carried at their aggregate outstanding face amount, net of applicable (a) unamortized acquisition premiums and discounts, (b) allowance for losses and (c) charge-offs or write-downs of impaired receivables. Upon consummation of the Business Combination, Sunlight adjusted the carrying value of loans and loan participations to their fair values at the Closing Date. If management determines a loan or loan participation is impaired, management writes down the loan or loan participation through a charge to the provision for losses. See “— Impairment” for additional discussion regarding management’s determination for loan losses. Sunlight applies the interest method to amortize acquisition premiums and discounts or on a straight-line basis when it approximates the interest method. Sunlight has not acquired any material loans with deteriorated credit quality that were not charged off upon purchase.

Impairment — Sunlight holds financing receivables that management evaluates for impairment indicators at least quarterly using information obtained at least annually. In conjunction with this review, management assesses such factors as historical losses, changes in the nature and volume of financing receivables, overall portfolio quality, and existing economic conditions that may affect the customer’s ability to pay. In certain cases, management assigns a risk rating based on certain aforementioned factors.

The evaluation of these indicators of impairment requires significant judgment by management to determine whether failure to collect contractual amounts is probable as well as in estimating the resulting loss allowance. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. These evaluations are inherently subjective, as they require material estimates and may be susceptible to significant change. Actual losses, if any, could materially differ from these estimates.

If management deems that it is probable that Sunlight will be unable to collect all amounts owed according to the contractual terms of a receivable, impairment of that receivable is indicated. Consistent with this definition, all receivables for which the accrual of interest has been discontinued (nonaccrual loans) are considered impaired. If management considers a receivable to be impaired, management establishes an allowance for losses through a valuation provision in earnings, which reduces the carrying value of the receivable to (a) the amounts management expects to collect, for receivables due within 90 days, or (b) the present value of expected future cash flows discounted at the receivable’s contractual effective rate. Impaired financing receivables are charged off against the allowance for losses when a financing receivable is more than 120 days past due or when management believes that collectability of the principal is remote, if earlier. Sunlight credits subsequent recoveries, if any, to the allowance when received.

At December 31, 2022 and December 31, 2021, Sunlight evaluated financing receivables collectively, based upon those financing receivables with similar characteristics. Sunlight individually evaluates nonaccrual loans with contractual balances of $50,000 or more and receivables whose terms have been modified in a troubled debt restructuring with contractual balances of $50,000 or more to establish specific allowances for such receivables, if required. Those financing receivables where impairment is indicated were evaluated individually for impairment, though such amounts were not material.

Advances — For advances made by Sunlight, management performs an evaluation of impairment indicators using financial information obtained from its counterparties and third parties as well as historical experience. Such indicators may include the borrower’s financial wherewithal and recent operating performance as well as macroeconomic trends. Management rates the potential for advance receivables by reviewing the counterparty. The counterparty is rated by overall risk tier on a scale of “1” through “5,” from least to greatest risk, which management reviews and updates on at least an annual basis. Counterparties may be granted advance approval within any overall risk tier, however tier “5” advance approvals are approved on an exception basis. A subset category of the overall risk tier is the financial risk of the counterparty. As with the overall risk tier, counterparties may be granted advance approval within any financial risk tier; however financial risk tier “5” advance approvals are approved on an exception basis. As part of that approval, management will set an individual counterparty advance dollar limit, which cannot be exceeded prior to additional review and approval. The overall risk tiers are defined as follows:

1	Low Risk	The counterparty has demonstrated low risk characteristics. The counterparty is a well-established company within the applicable industry, with low commercial credit risk, excellent reputational risk (e.g. online ratings, low complaint levels), and an excellent financial risk assessment.
2	Low-to-Medium Risk	The counterparty has demonstrated low to medium risk characteristics. The counterparty is a well-established company within the applicable industry, with low to medium commercial credit risk, excellent to above average reputational risk (e.g. online ratings, lower complaint levels), and/or an excellent to above average financial risk assessment.
3	Medium Risk	The counterparty has demonstrated medium risk characteristics. The counterparty may be a less established company within the applicable industry than risk tier "1" or "2", with medium commercial credit risk, excellent to average reputational risk (e.g., online ratings, average complaint levels), and/or an excellent to average financial risk assessment.
4	Medium-to-High Risk	The counterparty has demonstrated medium to high risk characteristics. The counterparty is likely to be a less established company within the applicable industry than risk tiers "1" through "3," with medium to high commercial credit risk, excellent to below average reputational risk (e.g. online ratings, higher complaint levels), and/or an excellent to below average financial risk assessment.
5	Higher Risk	The counterparty has demonstrated higher risk characteristics. The counterparty is a less established company within the applicable industry, with higher commercial credit risk, and/or below average reputational risk (e.g. online ratings, higher complaint levels), and/or below average financial risk assessment. Tier "5" advance approvals will be approved on an exception basis.

Loans and Loan Participations, Held-For-Investment — Sunlight aggregates performing loans and loan participations into pools for the evaluation of impairment based on like characteristics, such as loan type and acquisition date. Pools of loans are evaluated based on criteria such as an analysis of borrower performance, credit ratings of borrowers, and historical trends in defaults and loss severities for the type and seasoning of loans and loan participations under evaluation.

Goodwill — Goodwill represents the excess of the purchase price over the estimated fair values of the net tangible and intangible assets of acquired entities. Sunlight performs a goodwill impairment test annually during the fourth quarter of the fiscal year and more frequently if an event or circumstance indicates that impairment may have occurred. Triggering events that may indicate a potential impairment include, but are not limited to, significant adverse changes in customer demand or business climate and related competitive considerations. Sunlight first performs a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If so, Sunlight performs a two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized by the applicable reporting unit(s). If Sunlight determines that the implied fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. Sunlight has one reporting unit and, as part of its most recent annual impairment test during the fourth quarter of 2022 and at December 31, 2022, determined that it was more likely than not that the implied fair value of the reporting unit in which Sunlight recorded goodwill was less than its carrying value primarily based upon market activities impacting public companies similar to Sunlight, and further impaired its goodwill by $384.4 million and $61.4 million at September 30, 2022 and December 31, 2022, respectively, for a total of $445.8 million impairment charges during the year ended December 31, 2022, reflecting challenges in the macro-economic environment, such as rapidly rising interest rates that impacted the financial and market performance of Sunlight and its peers though December 31, 2022 (see Note 11 for events subsequent to December 31, 2022). The carrying value of Sunlight’s goodwill changed by the following amounts:

December 31, 2021 (Successor)
Goodwill	$670,457
Accumulated impairment losses	(224,701)
445,756

Impairment losses	(445,756)

December 31, 2022 (Successor)
Goodwill	670,457
Accumulated impairment losses	(670,457)
$—

Intangible Assets, Net — Sunlight identified the following intangible assets, recorded at fair value at the Closing Date of the Business Combination, and carried at a value net of amortization over their estimated useful lives on a straight-line basis. Sunlight’s intangible assets are evaluated for impairment on at least a quarterly basis:

	Estimated Useful Life (in Years)			Carrying Value
				Successor
Asset				December 31, 2022	December 31, 2021
Contractor relationships(a)	11.5			$350,000	$350,000
Capital provider relationships(b)	0.8			—	43,000
Trademarks/ trade names(c)	10.0			7,900	7,900
Developed technology(d)	3.0	—	5.0	11,163	8,193
				369,063	409,093
Accumulated amortization(e)(f)(g)				(49,143)	(43,254)
				$319,920	$365,839
a.Represents the value of existing contractor relationships of Sunlight estimated using a multi-period excess earnings methodology.
b.Represents the value of existing relationships with Direct Channel Partners and Indirect Channel Loan Purchasers that may be estimated by applying a with-and-without methodology.
c.Represents the trade names that Sunlight originated or acquired and valued using a relief-from-royalty method.
d.Represents technology developed by Sunlight for the purpose of generating income for Sunlight, and valued using a replacement cost method.
e.Amounts include amortization expense of $0.9 million, $0.6 million, and $1.5 million related to capitalized internally developed software costs for the year ended December 31, 2022 and the periods from July 10, 2021 through December 31, 2021 and January 1, 2021 through July 9, 2021, respectively.
f.Includes amortization expense of $48.9 million, $43.3 million, and $1.4 million for the year ended December 31, 2022 and the periods from July 10, 2021 through December 31, 2021 and January 1, 2021 through July 9, 2021, respectively.

g.At December 31, 2022, the approximate aggregate annual amortization expense for definite-lived intangible assets, including capitalized internally developed software costs as a component of capitalized developed technology, are as follows:

	Developed Technology	Other Identified Intangible Assets	Total
2023	$2,828	$31,199	$34,027
2024	2,730	31,285	34,015
2025	1,925	31,199	33,124
2026	694	31,199	31,893
2027	—	31,199	31,199
Thereafter	—	155,662	155,662
	$8,177	$311,743	$319,920

Property and Equipment, Net — Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives:

	Estimated Useful Life (in Years)			Carrying Value
				Successor
Asset Category				December 31, 2022	December 31, 2021
Furniture, fixtures, and equipment	5			$1,512	$1,020
Computer hardware	5			1,328	1,108
Computer software	1	—	3	338	250
Leasehold improvements	Shorter of life of improvement or lease term			—	2,829
				3,178	5,207
Accumulated amortization and depreciation(a)				(1,689)	(1,138)
				$1,489	$4,069
a.Includes depreciation expense of $0.6 million, $0.2 million, $0.2 million, for the year ended December 31, 2022 and the periods from July 10, 2021 through December 31, 2021, and January 1, 2021 through July 9, 2021, respectively.

Funding Commitments — Pursuant to Sunlight’s contractual arrangements with its Bank Partner, Direct Channel Partners, and contractors, each of Sunlight’s Direct Channel Partners and its Bank Partner periodically remits to Sunlight the cash related to loans the funding source has originated. Sunlight has committed to funding such amounts, less any amounts Sunlight is entitled to retain, to the relevant contractor when certain milestones relating to the installation of residential solar systems or the construction of installation of other home improvement projects underlying the consumer receivable have been reached. Sunlight presents any amounts that Sunlight retains in anticipation of a contractor completing an installation milestone as “Funding Commitments” on the accompanying Consolidated Balance Sheets, which totaled $20.4 million and $22.7 million at December 31, 2022 and December 31, 2021, respectively.

Guarantees — Sunlight records a liability for the guarantees it makes for certain Loans if it determines that it is probable that it will have to repurchase those loans, in an amount based on the likelihood of such repurchase and the loss, if any, Sunlight expects to incur in connection with its repurchase of Loans that may have experienced credit deterioration since the time of the loan’s origination.

Warrants — The Company has public and private placement warrants classified as liabilities as well as warrants issued to a capital provider classified as equity. The Company classifies as equity any equity-linked contracts that (a) require physical settlement or net-share settlement or (b) give the Company a choice of net-cash settlement or settlement in the Company’s own shares (physical settlement or net-share settlement). Warrants classified as equity are initially measured at fair value. Subsequent changes in fair value are not recognized as long as the warrants continue to be classified as equity.

The Company classifies as assets or liabilities any equity-linked contracts that (a) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the Company’s control) or (b) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). For equity-linked contracts that are classified as liabilities, the Company records the fair value of the equity-linked contracts at each balance sheet date and records the change in the statements of operations as a gain (loss) from change in fair value of warrant liability. The Company’s public warrant liability is valued using observable market prices for those public warrants. The Company’s private placement warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. The Company’s warrants issued to a capital provider are valued using a Black-Scholes pricing model based on observable market prices for public shares and warrants. The assumptions used in preparing these models include estimates such as volatility, contractual terms, discount rates, dividend yield, expiration dates and risk-free rates.

Distributions Payable — Sunlight Financial LLC accrues estimated tax payments to holders of its members’ equity when earned in accordance with Sunlight Financial LLC’s organizational agreements. On December 31, 2020, Sunlight accrued $1.3 million, $1.2 million, and $5.0 million, or $4.38, $5.33, and $13.34 per unit, payable to Class A-1, A-2, and A-3 Units, respectively, of which Sunlight paid $7.5 million during the year ended December 31, 2021. On June 30, 2022, Sunlight accrued $1.5 million, or $0.03 per Class EX Unit, to its noncontrolling interests. Ratable estimated tax payments from Sunlight Financial LLC to members consolidated by Sunlight are eliminated in consolidation. As of December 31, 2022, Sunlight Financial LLC did not generate taxable income during the year ended December 31, 2022 and expects to use tax distributions already declared during the current tax year to offset future estimated tax liability distributions, if any.

Other Assets and Accounts Payable, Accrued Expenses, and Other Liabilities — At each of December 31, 2022 and December 31, 2021, (a) other assets included Sunlight’s contract derivatives, prepaid expenses, accounts receivable, and interest receivable, and (b) accounts payable, accrued expenses, and other liabilities included Sunlight’s guarantee liability, accrued compensation, and other payables. Other assets at December 31, 2022 also included right-of-use assets arising from operating leases, and other liabilities at December 31, 2022 also included associated lease liabilities, and servicing liabilities.

Noncontrolling Interests in Consolidated Subsidiaries — Noncontrolling interests represent the portion of Sunlight Financial LLC that the Company controls and consolidates but does not own. The Company recognizes each noncontrolling holder’s respective share of the estimated fair value of the net assets at the date of formation or acquisition. Noncontrolling interests are subsequently adjusted for the noncontrolling holder’s share of additional contributions, distributions, and their share of the net earnings or losses of each respective consolidated entity. The Company allocates net income or loss to noncontrolling interests based on the weighted average ownership interest during the period. The net income or loss that is not attributable to the Company is reflected in net income (loss) attributable to noncontrolling interests in the Consolidated Statements of Operations. The Company does not recognize a gain or loss on transactions with a consolidated entity in which it does not own 100% of the equity, but the Company reflects the difference in cash received or paid from the noncontrolling interests carrying amount as additional paid-in-capital.

Class EX Units issued by Sunlight Financial LLC are exchangeable, along with the Company’s Class C shares on a one-for-one basis, into the Company’s Class A common stock. Class A common stock issued upon exchange of a holder’s noncontrolling interest is accounted for at the carrying value of the surrendered limited partnership interest and the difference between the carrying value and the fair value of the Class A common stock issued is recorded to additional paid-in-capital.

Treasury Stock — Sunlight accounts for treasury stock under the cost method. When treasury stock is re-issued at a price higher than its cost, the difference is recorded as a component of additional paid-in-capital. When treasury stock is re-issued at a price lower than its cost, the difference is recorded as a component of additional paid-in-capital to the extent that there are previously recorded gains to offset the losses. If there are no treasury stock gains in additional paid-in-capital, the losses upon re-issuance of treasury stock are recorded as a reduction of retained earnings.

Income Recognition

Revenue Recognition — Sunlight recognizes revenue from (a) platform fees on the Direct Channel Loans when the Direct Channel Partner funds the Loans and on the Indirect Channel Loans when the Indirect Channel Loan Purchaser buys the Loans from the balance sheet of Sunlight’s Bank Partner and (b) loan portfolio management, servicing, and administration services on a monthly basis as Sunlight provides such services for that month. Sunlight’s contracts include the following groups of similar services, which do not include any significant financing components:

	Successor		Predecessor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021
Platform fees, net(a)	$90,158	$56,783	$50,757
Other revenues(b)	8,348	4,891	2,307
	$98,506	$61,674	$53,064
a.Amounts presented net of variable consideration in the form of rebates to certain contractors. Includes platform fees from affiliates of $0.0 million, $0.0 million, $0.2 million, for the year ended December 31, 2022 and the periods from July 10, 2021 through December 31, 2021, and January 1, 2021 through July 9, 2021, respectively. (Note 9).
b.Includes loan portfolio management, administration, and other ancillary fees Sunlight earns that are incidental to its primary operations. Sunlight earned $0.2 million, $0.1 million, $0.1 million, for the year ended December 31, 2022 and the periods from July 10, 2021 through December 31, 2021, and January 1, 2021 through July 9, 2021, respectively, in administrative fees from an affiliate. (Note 9).

Platform Fees, Net — Sunlight arranges Loans for the purchase and installation of residential solar energy systems on behalf of its Direct Channel Partners, Bank Partner, and Indirect Channel Loan Purchasers. As agent, Sunlight presents platform fees on a net basis at the time that Direct Channel Partners or Indirect Channel Loan Purchasers obtain control of the service provided to facilitate their origination or purchase of a Loan, which is no earlier than when Sunlight delivers loan documentation to the customer. Sunlight wholly satisfies its performance obligation to Direct Channel Partners, Bank Partner, and Indirect Channel Loan Purchasers, as it relates to such platform fees, upon origination or purchase of a Loan. Sunlight considers rebates offered by Sunlight to certain contractors in exchange for volume commitments as variable components to transaction prices; such variability resolves upon the contractor’s satisfaction of their volume commitment.

The contracts under which Sunlight (a) arranges Indirect Channel Loans for the purchase and installation of home improvements other than residential solar energy systems until December 2022 and (b) earns income from the prepayment of certain Indirect Channel Loans for the purchase and installation of home improvements other than residential solar energy systems sold to an Indirect Channel Loan Purchaser are considered derivatives under GAAP. As such, Sunlight’s revenues exclude the platform fees that Sunlight earns in connection with these contracts. Instead, Sunlight records realized gains on the derivatives within “Realized Gains on Contract Derivative, Net” in the accompanying Consolidated Statements of Operations. Sunlight realized gains (losses) of $2.6 million, $2.9 million, $3.0 million, for the year ended December 31, 2022 and the periods from July 10, 2021 through December 31, 2021 and January 1, 2021 through July 9, 2021, respectively (Note 4). Sunlight recognized platform fee revenue for its facilitation of Direct Channel Loans for the purchase and installation of home improvements other than residential solar energy systems of $5.5 million, $0.2 million, $0.0 million, for the year ended December 31, 2022 and the periods from July 10, 2021 through December 31, 2021, and January 1, 2021 through July 9, 2021, respectively.

Other Revenues — Sunlight provides monthly services in connection with the portfolio management, servicing, and administration of Loans originated by certain Direct Channel Partners, Sunlight’s Bank Partner, and an Indirect Channel Loan Purchaser. Such services may include the reporting of loan performance information, administration of servicing performed by third parties, and portfolio management services.

Interest Income — Loans where management expects to collect all contractually required principal and interest payments are considered performing loans. Sunlight accrues interest income on performing loans based on the unpaid principal balance (“UPB”) and contractual terms of the loan. Interest income also includes discounts associated with the loans purchased as a yield adjustment using the effective interest method over the loan term. Sunlight expenses direct loan acquisition costs for loans acquired by Sunlight as incurred. Sunlight does not accrue interest on loans placed on non-accrual status or on loans where the collectability of the principal or interest of the loan are deemed uncertain.

Loans are considered past due or delinquent if the required principal and interest payments have not been received as of the date such payments are due. Generally, loans, including impaired loans, are placed on non-accrual status when (a) either principal or interest payments are 90 days or more past due based on contractual terms or (b) an individual analysis of a borrower’s creditworthiness indicates a loan should be placed on non-accrual status. When a loan owned by Sunlight (each, a “Balance Sheet Loan”) is placed on non-accrual status, Sunlight ceases to recognize interest income on the loans and reverses previously accrued and unpaid interest, if any. Subsequent receipts on non-accrual loans are recorded as a reduction of principal, and interest income may only be recorded on a cash basis after recovery of principal is reasonably assured. Sunlight may return a loan to accrual status when repayment of principal and interest is reasonably assured under the terms of the restructured loan. Advances are created at par and do not bear, and therefore do not accrue, interest income. In addition to loans and loan participations, Sunlight recognizes interest income on a specified proportion of the contractual interest and original issue discount on Indirect Channel Loans held by Sunlight’s Bank Partner.

Expense Recognition

Cost of Revenues — Sunlight’s cost of revenues includes the aggregate costs of the services that Sunlight performs to satisfy its contractual performance obligations to customers as well as variable consideration that Sunlight pays for its fee revenue that do not meet the criteria necessary for netting against gross revenues.

Sunlight Rewards™ Program — The Sunlight Rewards™ Program is a proprietary loyalty program that Sunlight offers to salespeople selling residential solar systems for Sunlight’s network of contractors. Sunlight records a contingent liability using the estimated incremental cost of each point based upon the points earned, the redemption value, and an estimate of probability of redemption consistent with Sunlight’s historical redemption experience under the program. When a salesperson redeems points from Sunlight’s third-party loyalty program vendor, Sunlight pays the stated redemption value of the points redeemed to the vendor.

Compensation and Benefits — Management expenses salaries, benefits, and equity-based compensation as services are provided. “Compensation and Benefits” in the accompanying Consolidated Statements of Operations includes expenses not otherwise included in Sunlight’s cost of revenues, such as compensation costs associated with information technology, sales and marketing, product management, and overhead.

Equity-Based Compensation — Sunlight granted awards of restricted stock units (“RSUs”) to employees and directors under Sunlight’s 2021 Equity Incentive Plan (“Equity Plan”). RSUs are Class A restricted share units which entitle the holder to receive Class A Shares on various future dates if the applicable service conditions, if any, are met. Sunlight expenses the grant-date fair value of awards on a straight-line basis over the requisite service period. Sunlight does not estimate forfeitures, and records actual forfeitures as they occur.

Predecessor — Prior to the Business Combination, Sunlight Financial LLC granted equity-based compensation awards that vested contingent upon one or more of the following conditions: (a) time-based service, (b) performance conditions based upon Sunlight Financial LLC’s equity value, as determined by Sunlight Financial LLC’s board or directors or a qualifying sale of Sunlight Financial LLC’s equity, achieving certain contractual thresholds (“Threshold Equity Value”), and (c) whether Sunlight Financial LLC issued Class A Units in-kind to satisfy the preferred return on Class A Units during the award’s vesting period until May 25, 2023 (“PIK Vesting Requirement”). Sunlight generally expensed the grant-date fair value of these equity-based compensation awards using the following methods, recognizing forfeitures as they occur, based upon the following vesting contingencies:
•Time-Based Service — Sunlight Financial LLC expensed awards that only requires time-based service conditions ratably over the required service period or immediately if there was no required service period.
•PIK Vesting Requirement — Sunlight Financial LLC awarded equity-based compensation in the form of anti-dilution units. Such awards vested in an amount generally proportionate to the dilution of related Class C Units or LTIP Units that resulted from the issuance of additional Class A Units. Sunlight Financial LLC expensed awards in the period in which (a) dilution of related Class C Units or LTIP Units would otherwise occur and (b) the award had satisfied other vesting conditions.
•Performance-Based Conditions — Sunlight Financial LLC expensed awards in the period in which (a) it was probable that the performance-based condition was satisfied and (b) the award had satisfied other vesting conditions. For equity-based compensation awards in the form of Class C Units or long-term incentive plan units (“LTIP Units”) (Note 6), vesting would generally occur upon a qualifying sale of Sunlight’s equity.

Generally, Sunlight Financial LLC only expensed those awards that only required time-based service conditions since other awards only satisfied vesting requirements upon closing of the Business Combination. Awards that represented services performed prior to the Business Combination reduced the purchase consideration in Sunlight’s calculation of goodwill. Awards that were still subject to time-based service conditions upon closing of the Business Combination and represented future service were replaced with awards of restricted Class A Shares and restricted Class EX Units. Sunlight expensed the difference between the value of the existing awards and the replacement awards upon closing of the Business Combination. Sunlight expenses the value of the replacement awards over the remaining service period on a straight-line basis.

Selling, General, and Administrative — Management expenses selling, general, and administrative costs, including legal, audit, other professional service fees, travel and entertainment, and insurance premiums as incurred. Sunlight recognizes expenses associated with co-marketing agreements when earned by the counterparty.

Property and Technology — Management expenses rent, information technology and telecommunication services, and noncapitalizable costs to internally develop software as incurred.

Income Taxes — The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the consolidated financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized.

The Company accounts for uncertain tax positions by reporting a liability for unrecognizable tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

In accordance with the operating agreement of Sunlight Financial LLC, to the extent possible without impairing its ability to continue to conduct its business and activities, and in order to permit its member to pay taxes on the taxable income allocated to those members, Sunlight Financial LLC is required to make distributions to the member in the amount equal to the estimated tax liability of the member computed as if the member paid income tax at the highest marginal federal and state rate applicable to a corporate entity or individual resident in New York, New York to the extent Sunlight’s operations generate taxable income allocable to the applicable member. Sunlight Financial LLC declared $2.7 million of distributions, of which it paid $1.2 million, during the year ended December 31, 2022. As of December 31, 2022, Sunlight Financial LLC no longer expects to generate taxable income during the current tax year and expects to use tax distributions already declared during the current tax year to offset future estimated tax liability distributions, if any. Consequently, Sunlight Financial LLC did not declare any further distributions through December 31, 2022. Sunlight did not declare any distributions during the year ended December 31, 2021.

Business Combination

The Business Combination among the parties to the Business Combination Agreement was completed on July 9, 2021. Sunlight accounted for the Business Combination as a business combination under ASC 805, Business Combinations. The acquisition of Sunlight Financial LLC constitutes the acquisition of a business for purposes of ASC 805, and due to the change in control, has been accounted for using the acquisition method with Sunlight Financial Holdings Inc. as the accounting acquirer and Sunlight Financial LLC as the accounting acquiree based on evaluation of the following factors:
•Sunlight Financial Holdings Inc. is the sole managing member of Sunlight Financial LLC having full and complete authority over of all the affairs of Sunlight Financial LLC while the non-managing member equity holders do not have substantive participating or kick out rights; and
•The predecessor controlling unitholders of Sunlight Financial LLC does not have a controlling interest in the Company as it held less than 50% of the voting interests after the Business Combination.

These factors support the conclusion that Sunlight Financial Holdings Inc. acquired a controlling interest in Sunlight Financial LLC and is the accounting acquirer. Sunlight Financial Holdings Inc. is the primary beneficiary of Sunlight Financial LLC, which is a variable interest entity, since it has the power to direct the activities of Sunlight Financial LLC that most significantly impact Sunlight Financial LLC's economic performance through its role as the managing member. Sunlight Financial Holdings Inc.’s variable interest in Sunlight Financial LLC includes ownership of Sunlight Financial LLC, which results in the right and obligation to receive benefits and absorb losses of Sunlight Financial LLC that could potentially be significant to Sunlight Financial Holdings Inc. Therefore, the Business Combination represented a change in control and is accounted for using the acquisition method. Under the acquisition method of accounting, the purchase price is allocated to the tangible and intangible assets acquired and the liabilities assumed from Sunlight Financial LLC based on their estimated acquisition-date fair values.

The cash consideration in the Business Combination included cash from (a) a trust account held by Spartan in the amount of $345.0 million which Spartan received in its initial public offering of 34,500,000 shares of Class A common stock, less $192.3 million withdrawal of funds from that account to fund the redemption of 19,227,063 shares of Class A common stock at approximately $10.00 per share, and (b) $250.0 million in proceeds from the investors purchasing an aggregate of 25,000,000 Class A common stock in connection with the Business Combination ("PIPE Investment"). The Company received $55.1 million, which includes $5.6 million used to pay tax withholding related to cash compensation paid to the Company's employees at the closing of the Business Combination.

The following is an estimate of the fair value of consideration transferred and the purchase price allocation in connection with the Business Combination:

Amount
Purchase Consideration
Equity consideration paid to existing Sunlight Financial LLC ownership in Class A Common Stock, net(a)	$357,800
Rollover of Sunlight Financial LLC historical warrants	2,499
Cash consideration to existing Sunlight Financial LLC interests, net(b)	296,281
Cash paid for seller transaction costs	8,289
$664,869
Fair Value of Net Assets Acquired
Cash and cash equivalents	$59,786
Restricted cash	3,844
Advances	42,622
Financing receivables	5,117
Goodwill(c)	670,457
Intangible assets(d)	407,600
Property and equipment	1,047
Due from affiliates	1,839
Other assets	4,561
Accounts payable and accrued expenses	(19,210)
Funding commitments	(21,485)
Debt	(20,613)
Due to affiliates	(761)
Warrants, at fair value	—
Deferred tax liability	(42,212)
Other liabilities	(512)
Fair value of noncontrolling interests(e)	(427,211)
$664,869
a.Equity consideration paid to Blocker Holders consisted of the following:

Common Class A shares	38,151,192
Fair value per share	$9.46
Equity consideration paid to existing Blocker Holders	$360,910
Acceleration of post business combination expense	(3,110)
Equity consideration paid to existing Sunlight Financial LLC members, net	$357,800
b.Net of $0.0 million acceleration of post business combination expense.
c.Goodwill, as a component of the step-up in tax basis from the Business Combination, is tax deductible for the Company in the estimated amount $149.7 million.
d.The fair value of the definite-lived intangible assets is as follows:

	Weighted Average Useful Lives (in Years)	Fair Value
Contractor relationships	11.5	$350,000
Capital provider relationships	0.8	43,000
Trademarks/ trade names	10.0	7,900
Developed technology	5.0	6,700
		$407,600
e.Noncontrolling interests represent the 34.9% ownership in Sunlight Financial LLC not owned by Sunlight Financial Holdings Inc. as of the Closing Date. The fair value of the noncontrolling interests follows:

Common Class EX units	46,216,054
Fair value per unit	$9.46
Fair value of Class EX units	$437,204
Less: Post-combination compensation expenses	(9,993)
Noncontrolling interests	$427,211

The Company incurred $7.0 million of expenses directly related to the Business Combination from January 1, 2021 through July 9, 2021, which were included in acquisition-related expense in the Consolidated Statements of Operations. On the Closing Date, the Company paid $12.1 million of deferred underwriting costs related to Spartan's initial public offering. At the closing of the Business Combination, $7.5 million of fees related to the PIPE Investment were paid by the Company. Additionally, Sunlight paid $7.9 million of acquisition-related advisory fees related to the Business Combination at the closing of the Business Combination, which success fees were contingent upon the consummation of the Business Combination and not recognized in the Consolidated Statements of Operations of the Predecessor or Successor. The nature of these fees relate to advisory and investment banker fees that were incurred and dependent on the success of the Business Combination. The deferred underwriting commissions and costs pertaining to the cost of raising equity were treated as a reduction of equity while Business Combination costs were expensed in the period incurred.

Unaudited Pro Forma Operating Results — The following unaudited pro forma financial information presents the results of operations for each of the years ended December 31, 2022 and 2021, respectively, as if the Business Combination on July 9, 2021 had occurred as of January 1, 2021. The unaudited pro forma results may not necessarily reflect actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations. The unaudited pro forma results reflect the step-up amortization adjustments for the fair value of intangible assets acquired, transaction expenses, nonrecurring post-combination compensation expense and the related adjustment to the income tax provision.

	For the Year Ended December 31,
	2022	2021
Revenue	$98,506	$114,738
Net income (loss) before income taxes	(527,471)	(217,023)
Income tax benefit	35,482	3,038
Noncontrolling interests in (income) loss of consolidated subsidiaries	186,725	75,646
Net income (loss) attributable to Class A shareholders	(305,264)	(138,338)

Recent Accounting Pronouncements Issued, But Not Yet Adopted

The Financial Accounting Standards Board (“FASB”) has issued the following Accounting Standard Updates (“ASUs”) that may materially impact Sunlight’s financial position and results of operations, or may impact the preparation of, but not materially affect, Sunlight’s consolidated financial statements.

As an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (“Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Sunlight is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Unless otherwise stated, Sunlight elected to adopt recent accounting pronouncements using the extended transition period applicable to private companies.

ASU No. 2020-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity — In August 2020, the FASB issued ASU No. 2020-06, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and simplifies the diluted earnings per share calculations. While Sunlight remains a smaller reporting company, this guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023, with early adoption permitted. Sunlight is currently evaluating the impact of the adoption of ASU 2020-06 on its consolidated financial statements.

ASU No. 2020-04 Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting — In March 2020, the FASB issued ASU No. 2020-04, which provides optional expedients for a limited period of time to ease the potential burden in accounting for, or recognizing the effects of, reference rate reform on financial reporting. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The standard is effective for all entities as of March 12, 2020 through December 31, 2024. An entity can elect to apply the amendments as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to that date that the financial statements are available to be issued. Sunlight is currently evaluating the impact of the adoption of ASU 2020-04, as updated by ASU 2021-01 Reference Rate Reform (Topic 848): Scope, and ASU 2022-06 Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848 on its consolidated financial statements.

ASU No. 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments — The FASB issued ASU No. 2016-13 in June 2016. The standard amends the existing credit loss model to reflect a reporting entity’s current estimate of all expected credit losses and requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at a net amount expected to be collected through deduction of an allowance for credit losses from the amortized cost basis of the financial asset(s). ASU No. 2016-13, as amended, is effective for Sunlight in the fiscal year ended December 31, 2023. Early adoption was permitted beginning in the first quarter of 2018. With limited exceptions, an entity should apply ASU No. 2016-13 by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. Sunlight is finalizing its evaluation of the guidance to determine the impact it may have on its consolidated financial statements, but it does not anticipate the adoption of this ASU will have a material effect on the Sunlight’s consolidated financial statements or related disclosures.

ASU No. 2022-02 Financial Instruments — Credit Losses (Topic 326) — Troubled Debt Restructuring and Vintage Disclosures — The FASB issued final guidance amending ASC 310 to eliminate the recognition and measurement guidance for a troubled debt restructuring for creditors that have adopted ASC 326 and requiring them to make enhanced disclosures about loan modifications for borrowers experiencing financial difficulty. The guidance also requires public business entities to present gross write-offs by year of origination in their vintage disclosures. For Sunlight, the guidance is effective for fiscal years beginning after December 15, 2022, and interim periods therein. Early adoption is permitted. Sunlight is currently evaluating the impact it may have on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

ASU No. 2016-02 Leases — In February 2016, FASB issued ASU No. 2016-02. The standard requires that lessees recognize a right-of-use asset and corresponding lease liability on the balance sheet for most leases. The guidance applied by a lessor under ASU No. 2016-02 is substantially similar to existing GAAP. ASU No. 2016-02, as amended, and was effective for Sunlight for the quarter ended March 31, 2022.

Sunlight adopted ASU No. 2016-02 using the simplified transition method. As a result, Sunlight did not restate comparative periods and used a modified retrospective approach to apply the standard beginning on January 1, 2022. Sunlight’s cumulative adjustment to the opening balance of retained earnings was not material and adoption of the standard did not have a material effect on the statements of operations or statements of cash flows. Sunlight applied available practical expedient options, elected as a package whereby, among other things, Sunlight did not reassess historical conclusions related to contracts that contain leases, lease classification, and initial direct costs for leases that commenced prior to the adoption date. See Note 10 for additional information regarding Sunlight's leases.

Note 3. Financing Receivables

Sunlight recognizes receivables primarily related to (a) advances that Sunlight remits to contractors to facilitate the installation of residential solar and home improvement equipment and (b) loans and loan participations. Loans and loan participations primarily include Sunlight’s undivided 5.0% participation in certain Indirect Channel Loans and Indirect Channel Loans purchased from its Bank Partner. The following tables summarize Sunlight’s financing receivables and changes thereto:

	Advances(a)	Loans and Loan Participations(b)	Total
December 31, 2022 (Successor)
Amounts outstanding	$52,129	$3,944	$56,073
Unamortized discount	—	(310)	(310)
Allowance for credit losses	(6,736)	(102)	(6,838)
Carrying value	$45,393	$3,532	$48,925
December 31, 2021 (Successor)
Amounts outstanding	$67,077	$4,875	$71,952
Unamortized discount	—	(414)	(414)
Allowance for credit losses	(238)	(148)	(386)
Carrying value	$66,839	$4,313	$71,152
a.Represents advance payments made by Sunlight to certain contractors, generally on a short-term basis, in anticipation of a project’s substantial completion, including advances of $1.5 million and $9.0 million, net of allowances of $0.1 million and $0.0 million, to Sunlight contractors not associated with specific installation projects at December 31, 2022 and December 31, 2021, respectively.
b.Represents (i) Sunlight’s 5.0% participation interest in a pool of residential solar loans with an aggregate UPB of $3.6 million and $4.6 million at December 31, 2022 and December 31, 2021, respectively, and (ii) Indirect Channel Loans purchased by Sunlight with an aggregate UPB of $0.3 million and $0.3 million at December 31, 2022 and December 31, 2021, respectively. No loans or loan participations were individually evaluated for impairment at December 31, 2022 or December 31, 2021.

	Successor		Predecessor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021
Allowance for Credit Losses — Advances
Beginning Balance	$238	$—	$121
Provision for credit losses	48,050	358	90
Realized losses(a)	(41,552)	(120)	—
Ending Balance	$6,736	$238	$211

Allowance for Credit Losses — Loans and Loan Participations
Beginning Balance	$148	$—	$125
Provision for credit losses	3,243	859	1,082
Realized losses	(3,289)	(711)	(1,096)
Ending Balance	$102	$148	$111

Changes in Carrying Value — Loans and Loan Participations
Beginning Balance	$4,313	$5,105	$5,333
Purchases, net(b)	3,296	716	1,170
Proceeds from principal repayments, net	(931)	(710)	(832)
Accretion of loan discount	97	61	123
Provision for credit losses	(3,243)	(859)	(1,082)
Ending Balance	$3,532	$4,313	$4,712
a.Sunlight charged-off advances totaling $32.4 million for the year ended December 31, 2022 attributable to the insolvency of one of Sunlight’s largest contractors as well as $9.2 million charged off in connection with three other contractors.
b.During the periods July 10, 2021 through December 31, 2021 and January 1, 2021 through July 9, 2021, Sunlight purchased (i) 5.0% participation interests in 0 and 54 loans with an aggregate UPB of $0.0 million and $0.1 million, respectively, as well as (ii) 20 and 51 Indirect Channel Loans with an aggregate UPB of $0.4 million and $1.1 million, respectively. During the year ended December 31, 2022, Sunlight purchased 113 Indirect Channel Loans with an aggregate UPB of $3.0 million.

In September 2022, one of Sunlight’s largest contractors experienced a liquidity shortfall that caused the installer to substantially wind down its business by the end of that month and to begin liquidation of its business in October 2022. As a result, Sunlight determined it would be unable to collect $32.4 million Sunlight advanced to the contractor at September 30, 2022, representing the total net amounts advanced to the contractor at that time.

Advances — The following section presents certain characteristics of Sunlight’s advances.

Risk Ratings — As further described in Note 2, management evaluates Sunlight’s advances for impairment using risk ratings assigned on a scale of “1” (low risk) through “5” (higher risk). The following table allocates the advance amount outstanding based on Sunlight’s internal risk ratings:

		Total
Risk Tier(a)		Contractors	Amount Outstanding	% of Amount Outstanding
December 31, 2022 (Successor)
1	Low risk	130	$14,585	28.0%
2	Low-to-medium risk	152	23,686	45.4
3	Medium risk	70	3,868	7.4
4	Medium-to-high risk	28	9,793	18.8
5	Higher risk	8	197	0.4
		388	$52,129	100.0%
December 31, 2021 (Successor)
1	Low risk	76	$14,575	21.7%
2	Low-to-medium risk	77	38,955	58.1
3	Medium risk	17	13,547	20.2
4	Medium-to-high risk	—	—	—
5	Higher risk	—	—	—
		170	$67,077	100.0%
a.At December 31, 2022 and December 31, 2021, the average risk rating of Sunlight’s advances was 2.2 (“low-to-medium risk”) and 2.0 (“low-to-medium risk”), weighted by total advance amounts outstanding, respectively.

Delinquencies — The following table presents the payment status of advances held by Sunlight:

Payment Delinquency	Amount Outstanding(a)	% of Amount Outstanding
December 31, 2022 (Successor)
Current	$27,257	53.8%
Less than 30 days	7,456	14.7
30 days	5,197	10.3
60 days	3,099	6.1
90+ days(b)	7,620	15.1
	$50,629	100.0%
December 31, 2021 (Successor)
Current	$54,586	94.0%
Less than 30 days	1,956	3.4
30 days	534	0.9
60 days	361	0.6
90+ days(b)	640	1.1
	$58,077	100.0%
a.Excludes advances of $1.5 million and $9.0 million to Sunlight contractors not associated with specific installation projects and was not delinquent at December 31, 2022 and December 31, 2021, respectively.
b.As further discussed in Note 2, Sunlight generally evaluates amounts delinquent for 90 days or more for impairment. Advances to contractors may remain outstanding as a result of operational and various other factors that are unrelated to the contractor’s creditworthiness. Sunlight assessed advances 90 days or more, along with other factors that included the contractor’s risk tier and historical loss experience, and established loss allowances of $2.0 million and $0.2 million at December 31, 2022 and December 31, 2021, respectively.

Concentrations — The following table presents the concentration of advances, by counterparty:

	Successor
	December 31, 2022		December 31, 2021
Contractor	Amount Outstanding	% of Total	Amount Outstanding	% of Total
1	$7,348	14.1%	$9,496	14.2%
2	4,326	8.3	20,894	31.1
3	4,098	7.9	2,093	3.1
4	3,902	7.5	2,610	3.9
5	2,711	5.2	855	1.3
6	1,410	2.7	302	0.5
7	1,004	1.9	25	—
8	992	1.9	436	0.6
9	929	1.8	99	0.1
10	802	1.5	—	—
Other(a)	24,607	47.2	30,267	45.2
	$52,129	100.0%	$67,077	100.0%
a.At December 31, 2022 and December 31, 2021, Sunlight recorded advances receivable from 378 and 160 counterparties not individually listed in the table above with average balances of $0.1 million and $0.1 million, respectively. At December 31, 2021, Sunlight recorded advances receivable from individual counterparties of $12.5 million, $2.6 million, $1.7 million, $0.6 million, and $0.6 million that represent the largest advance concentrations included in “Other,” based on the amount outstanding.

Loans and Loan Participations — The following section presents certain characteristics of Sunlight’s investments in loans and loan participations. Unless otherwise indicated, loan participation amounts are shown at Sunlight’s 5.0% interest in the underlying loan pool.

Delinquencies — The following table presents the payment status of loans and loan participations held by Sunlight:

Payment Delinquency(a)	Loan Participations		Bank Partner Loans		Total
	Loans	UPB	Loans	UPB	Loans	UPB	% of UPB
December 31, 2022 (Successor)
Current	3,302	$3,502	14	$240	3,316	$3,742	94.9%
Less than 30 days	89	101	3	69	92	170	4.3
30 days	15	17	—	—	15	17	0.4
60 days	6	9	—	—	6	9	0.2
90+ days	6	6	—	—	6	6	0.2
	3,418	$3,635	17	$309	3,435	$3,944	100.0%
December 31, 2021 (Successor)
Current	3,780	$4,442	14	$268	3,794	$4,710	96.6%
Less than 30 days	73	96	1	11	74	107	2.2
30 days	15	23	—	—	15	23	0.5
60 days	10	14	—	—	10	14	0.3
90+ days	7	9	1	12	8	21	0.4
	3,885	$4,584	16	$291	3,901	$4,875	100.0%
a.As further described in Note 2, Sunlight places loans delinquent greater than 90 days on nonaccrual status. Such loans had carrying values of $0.0 million and $0.0 million at December 31, 2022 and December 31, 2021, respectively. Sunlight does not consider the average carrying values and interest income recognized (including interest income recognized using a cash-basis method) material.

Loan Collateral Concentrations — The following table presents the UPB of Balance Sheet Loans, including Sunlight’s relevant participation percentage of the Indirect Channel Loans underlying the participation interests held by Sunlight, based upon the state in which the borrower lived at the time of loan origination:

	Successor
	December 31, 2022		December 31, 2021
State	UPB	% of Total	UPB	% of Total
Texas	$732	18.6%	$930	19.1%
California	698	17.7	867	17.8
Florida	371	9.4	423	8.7
New York	269	6.8	325	6.7
New Jersey	256	6.5	302	6.2
Arizona	178	4.5	220	4.5
Massachusetts	174	4.4	201	4.1
Pennsylvania	159	4.0	202	4.1
South Carolina	137	3.5	178	3.7
Missouri	111	2.8	135	2.8
Other(a)	859	21.8	1,092	22.3
	$3,944	100.0%	$4,875	100.0%
a.Sunlight only participates in residential solar loans originated within the United States, including 31 and 31 states not individually listed in the table above, none of which individually amount to more than 2.6% and 2.6% of the UPB at December 31, 2022 and December 31, 2021, respectively.

Note 4. Derivatives

Sunlight has entered into two agreements considered derivatives under GAAP that are subject to interest rate, credit, and/ or prepayment risks. Interest rate risk is sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, as well as other factors. Credit risk includes a borrower’s inability or unwillingness to make contractually required payments. Prepayment risk includes a borrower’s payment, or lack of payment, of contractual Loan amounts prior to the date such amounts are contractually due.

In January 2019, Sunlight entered into an agreement with its Bank Partner to arrange Indirect Channel Loans for the purchase and installation of home improvements other than residential solar energy systems. The agreement (a) entitles Sunlight to cash flows collected from the portfolio of Indirect Channel Loans held by its Bank Partner in excess of a contractual rate, based upon one-month LIBOR plus a fixed spread, and (b) requires Sunlight to pay its Bank Partner for portfolio cash flows below such contractual rate. This contractual arrangement incorporates interest rate and credit risks related to the risk of default on Indirect Channel Loans held by its Bank Partner that results from a borrower’s inability or unwillingness to make contractually required payments. In December 2022, Sunlight and Bank Partner amended the agreement, which removed the indexed contractual rate and the agreement was no longer considered a derivative under GAAP.

In February 2021, Sunlight entered into an agreement with an Indirect Channel Loan Purchaser to purchase Indirect Channel Loans for the installation of home improvements other than residential solar energy systems. As part of that agreement, Sunlight is entitled to additional sale proceeds upon the prepayment of certain Indirect Channel Loans sold. This contractual arrangement incorporates prepayment risk related to loan prepayment rates below Sunlight’s expectations.

Sunlight’s contract derivatives are recorded at fair value in the accompanying Consolidated Balance Sheets as follows:

		Successor
	Balance Sheet Location	December 31, 2022	December 31, 2021
Contract derivative 1(a)	Other assets	n.a.	$1,076
Contract derivative 2	Other assets	449	335
		$449	$1,411
a.The agreement was amended in December 2022 and no longer meets the definition of a derivative under GAAP.

The following table summarizes notional amounts related to derivatives:

	Successor
	December 31, 2022	December 31, 2021
Contract derivative 1(a)	n.a.	$38,879
Contract derivative 2(b)	38,805	37,891
a.At December 31, 2021, amount represents the carrying value of Indirect Channel Loans for the purchase and installation of home improvements other than residential solar energy systems held by Sunlight’s Bank Partner. Starting December, 2022, the amended agreement no longer meets the definition of a derivative under GAAP.
b.Represents the unpaid principal balance of the Loans at time of sale to the Indirect Channel Loan Purchaser for which Sunlight is entitled to income in the event of prepayment of the Indirect Channel Loans.
The following table summarizes all income (loss) recorded in relation to derivatives:

	Successor		Predecessor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021
Change in fair value of contract derivatives, net
Contract derivative 1	$(1,076)	$573	$(932)
Contract derivative 2	114	65	270
	$(962)	$638	$(662)
Realized gains/(losses) on contract derivatives, net
Contract derivative 1	$2,245	$2,789	$2,950
Contract derivative 2	356	77	42
	$2,601	$2,866	$2,992

Note 5. Debt Obligations

Debt consists of the following:

Successor
	December 31, 2022							December 31, 2021
	Month Issued	Outstanding Face Amount	Carrying Value	Maximum Facility Size	Final Stated Maturity	Weighted Average		Carrying Value(a)
						Funding Cost	Life (Years)
Revolving credit facility(a)	Apr 2021	$20,613	$20,613	$30,000	Apr 2023	9.3%	0.3	$20,613
a.In March 2016, Sunlight entered into a Loan and Security Agreement with a lender (“Prior Lender”). In May 2019, Sunlight and Prior Lender amended and restated the agreement to provide Sunlight a $15.0 million revolving credit facility (“Prior Facility”). In April 2021, Sunlight paid the Prior Facility in full using proceeds from a Loan and Security Agreement into which Sunlight entered with a SVB and replaced the associated standby letter of credit. Borrowings under the current revolving credit facility, secured by the net assets of Sunlight Financial LLC, bear interest at a per annum rate equal to the sum of (i) a floating rate index and (ii) a fixed margin. The facility includes unused facility costs, and amounts borrowed under this facility are nonrecourse to Sunlight Financial Holdings Inc.

Sunlight’s debt obligations are subject to customary loan covenants and event of default provisions, including event of default provisions triggered by a failure to maintain minimum liquidity and earnings as well as maintaining capacity to fund Loans.

Activities — Activities related to the carrying value of Sunlight’s debt obligations were as follows:

	Successor		Predecessor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021
Beginning Balance	$20,613	$20,613	$14,625
Borrowings	—	—	20,746
Repayments	—	—	(14,758)
Amortization of deferred financing costs(a)	—	—	—
Ending Balance	$20,613	$20,613	$20,613
a.Excludes $0.0 million, $0.0 million and $0.0 million amortization of deferred financing costs for the periods July 10, 2021 through December 31, 2021, July 1, 2021 through July 9, 2021, and January 1, 2021 through July 9, 2021, respectively. Sunlight includes amortization of these costs within “Depreciation and Amortization” in the accompanying Consolidated Statements of Operations. Unamortized deferred financing costs upon closing of the Business Combination did not qualify as acquired assets; therefore, Sunlight did not have any such unamortized costs at December 31, 2022 or December 31, 2021 and did not amortize any such costs for the year ended December 31, 2022.

Maturities — At December 31, 2022, all of Sunlight’s debt obligations contractually mature in 2023.

Covenants — Sunlight is required to maintain minimum liquidity, EBITDA and available takeout commitment levels on a quarterly basis under the Loan and Security Agreement. As a result of the platform fee losses in the fourth quarter of 2022, Sunlight did not meet the EBITDA requirement at December 31, 2022. Additionally, breaches of other significant agreements, including agreements between Sunlight and its Bank Partner, may trigger cross default provisions under the Loan and Security Agreement. At December 31, 2022, Sunlight was not in compliance with its debt covenants (Note 11).

As of December 31, 2022, Sunlight’s financial covenants and calculated amounts were as follows (in millions):

	Successor
	December 31, 2022
Covenant	Minimum	Amount
EBITDA Covenant(a)	$5	$(14)
Liquidity(b)	10	48
Available takeout commitment(c)	200	1,125
a.EBITDA Covenant for the six-month period ended each quarter of at least $5.0 million.
b.Unrestricted cash equal to, or greater than, the greater of (i) 35% of amounts borrowed under the revolving credit facility and (ii) $10.0 million.
c.Aggregate Direct Channel Partners' and Bank Partner's unused committed obligation to purchase and hold Loans of at least $200.0 million.

Note 6. Equity and Earnings per Share

The registration statement for the Company’s initial public offering (“IPO”) was declared effective on November 24, 2020. On November 30, 2020, the Company consummated its IPO of 34,500,000 units (“IPO Units”), including the issuance of 4,500,000 units as a result of the underwriters’ exercise in full of its over-allotment option, at $10.00 per unit, generating gross proceeds of approximately $345.0 million, and incurring offering costs of approximately $19.7 million, inclusive of approximately $12.1 million in deferred underwriting commissions. Each IPO Unit consisted of one share of the Company’s Class A common stock and one-half of one warrant (“Public Warrant”). Simultaneously with the closing of the IPO, the Company consummated the private placement (the “Private Placement”) of 9,900,000 warrants (“Private Placement Warrant”), at a price of $1.00 per Private Placement Warrant to Sponsor, generating proceeds of $9.9 million.

On July 9, 2021, in connection with the closing of the Business Combination, a number of investors (collectively, the “Subscribers”) purchased an aggregate of 25,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock” and such shares purchased by the Subscribers, the “PIPE Shares”), at a purchase price of $10.00 per share for an aggregate purchase price of $250.0 million in a private placement, pursuant to separate subscription agreements, dated as of January 23, 2021 (collectively, the “Subscription Agreements”). Pursuant to the Subscription Agreements, Sunlight gave certain registration rights to the Subscribers with respect to the PIPE Shares.

Successor Equity

Sunlight has three classes of common stock and no classes of preferred stock. Holders of each of the Class A, Class B, and Class C common stock vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock has one vote on all such matters.

Class A Common Stock — The Company is authorized to issue 420,000,000 shares of Class A common stock with a par value of $0.0001 per share (“Class A Share”). There were 82,307,760 and 84,803,687 shares of Class A common stock issued and outstanding at December 31, 2022 and December 31, 2021, respectively.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share (“Class B Share” or “Founder Share”).

In August 2020, 11,500,000 Founder Shares were issued to Sponsor in exchange for the payment of $25,000 of certain offering costs on behalf of the Company, or approximately $0.002 per share. In October 2020, the Sponsor transferred 50,000 Founder Shares to each of the two independent director nominees at their original purchase price. In November 2020, the Sponsor returned to the Company at no cost an aggregate of 4,312,500 Founder Shares, which the Company cancelled. Also in November, 2020, the Company effected a stock dividend on the Class B common stock (which receipt of such dividends was waived by the independent director nominees), resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding.

The Company cancelled 1,187,759 shares of Class B common stock upon Closing of the Business Combination in connection with the redemption of 19,227,063 shares of Class A common stock issued in the Initial Public Offering, and the remaining 7,437,241 shares of Class B common stock were automatically converted into Class A common stock at the Business Combination on a one-for-one basis. There were no shares of Class B common stock issued and outstanding at December 31, 2022 and December 31, 2021, respectively.

The holders of the Founders Shares agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (a) one year after the completion of the Business Combination, (b) the reported last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar activity) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (c) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Class C Common Stock — The Company is authorized to issue 65,000,000 shares of Class C common stock with a par value of $0.0001 per share (“Class C Common Stock”). There were 47,287,370 and 47,595,455 shares of Class C Common Stock issued and outstanding at December 31, 2022 and December 31, 2021, respectively. Each Class C share, along with one Class EX Unit, can be exchanged for one Class A Share, subject to certain limitations. Upon exchange, Sunlight redeems and cancels the Class C Common Stock and Sunlight Financial LLC redeems and cancels the Class EX Unit. Class C shares have no dividend or liquidation rights, but do have voting rights on a pari passu basis with the Class A Shares. In October 2022, holders of 308,085 Class EX units of Sunlight Financial LLC exchanged their Class EX units, along with a corresponding number of Class C shares of the Company, for 308,085 Class A shares of the Company at $1.25 per Class A share.

Preferred Stock — The Company is authorized to issue 35,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Sunlight’s board of directors. Sunlight’s board of directors is able, without stockholder approval, to issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The Company has not issued any shares of preferred stock.

Warrants — At December 31, 2022, Sunlight has authorized Class A Shares to cover the exercise of the following outstanding warrants on its equity:

Type	Date of Issuance	Exercise Price per Share	Shares
Public Warrants	Nov-20	$11.50	17,250,000
Private Placement Warrants	Nov-20	11.50	9,900,000
Other	Feb-21	7.72	627,780

Refer to Notes 2 and 7 regarding the accounting treatment for warrants and the valuation thereof, respectively, and refer to Note 11 for information regarding the issuance of warrants after December 31, 2022.

Public Warrants — Public Warrants may only be exercised for a whole number of shares of common stock. No fractional Public Warrants are issued upon separation of the Units and only whole Public Warrants trade. The Public Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire upon the earlier of redemption or five years after the completion of the Business Combination. The warrants are exercisable, provided the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Private Placement Warrants — The Private Placement Warrants are not redeemable by the Company, subject to certain limited exceptions, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants for cash or on a cashless basis. Except as described in “— Company Redemption of Public Warrants and Private Placement Warrants,” the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability, and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Other Warrants — In February 2021, Sunlight Financial LLC issued a warrant exercisable for 7,000 of its Class A-3 Units at an exercise price of $691.90 per unit that expires upon the earlier of redemption or ten years from date of issuance. In connection with the Business Combination, Sunlight and the holder of that warrant amended the warrant to permit the holder to exercise its warrant for 627,700 Class A common stock at an exercise price of $7.715 per share. Sunlight reclassified the warrant, historically classified as a liability but no longer exercisable for redeemable equity, as equity at a fair value of $2.5 million just prior to reclassification. Upon Closing of the Business Combination, holders of warrants exercisable in Sunlight Financial LLC’s Class A-1 and A-2 Units exercised their warrants for an aggregate of $2.3 million in cash and 635,641 Class A common shares.

Company Redemption of Public Warrants and Private Placement Warrants — Sunlight may redeem Public Warrants and Private Placement Warrants on terms that vary according to the trading price of its Class A Shares.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and
•if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at a price of $0.10 per warrant, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined in part by the redemption date and the “fair market value” of the Class A common stock except as otherwise described below;
•upon a minimum of 30 days’ prior written notice to each warrant holder; and
•if, and only if, the reported last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends notice of redemption to the warrant holders.

The “fair market value” of the Class A common stock for the purpose of the redemption terms above is the average reported last sale price of the Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per whole warrant (subject to adjustment). This redemption feature differs from the typical warrant redemption features.

Share Repurchase Program — On May 16, 2022, Sunlight’s Board of Directors authorized a share repurchase program pursuant to which Sunlight may repurchase up to $50.0 million of Sunlight’s Class A common stock over an eighteen-month period from the date of authorization. Under the share repurchase program, Sunlight may purchase common stock in open market transactions, block, or privately-negotiated transactions, and may from time to time purchase shares pursuant to a trading plan in accordance with Rule 10b5-1 and Rule 10b-18 under the Exchange Act or by any combination of such methods, in each case subject to compliance with all SEC rules and other legal requirements. The number of shares to be purchased and the timing of the purchases are based on a variety of factors, including, but not limited to, the level of cash balances, debt covenant restrictions, general business conditions, the market price of Sunlight’s stock, self-imposed trading blackout periods, and the availability of alternative investment opportunities. There is no minimum number of shares required to be repurchased under the share repurchase program, and the share repurchase program may be suspended or discontinued at any time. In September 2022, the Company suspended share repurchases under the program to preserve liquidity in the current environment. The table below sets forth the Class A common shares that Sunlight has repurchased:

	Successor		Predecessor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021	For the Period January 1, 2021 to July 9, 2021
Amount paid	$10,452	$—	$—
Common Class A shares repurchased	3,036,259	—	—
Price paid per common Class A share	$3.44	n.a.	n.a.

Predecessor Equity

Prior to the Business Combination, interests in Sunlight Financial LLC’s partnership equity consists of members’ preferred and subordinated units. Sunlight Financial LLC did not have a specific number of preferred or subordinated units authorized at December 31, 2020, but retained the corporate authority to issue sufficient units to meet its obligations. In addition to its partnership equity, Sunlight Financial LLC issued warrants, profits interests, and other economic interests as part of its long-term incentive plan. Upon the closing of the Business Combination, Sunlight became the managing member of Sunlight Financial LLC, which replaced its equity with common equity in the form of Class X units issued to Sunlight and Class EX Units issued to certain selling unitholders according to the Business Combination Agreement.

Temporary Equity Activities — Activities related to interests in Sunlight Financial LLC’s partnership equity units considered temporary equity were as follows:

Month of Issuance	Class A-3 Units	Class A-2 Units	Class A-1 Units
Units at December 31, 2020 (Predecessor)	376,395	225,972	296,302
March 2021	13,457	8,079	10,593
June 2021	14,094	8,461	11,094
July 2021	1,444	867	1,137
	28,995	17,407	22,824
Units at July 9, 2021 (Predecessor)	405,390	243,379	319,126

Preferred Units — Prior to the Business Combination, the Class A-1, A-2 and A-3 Units (collectively, the “Class A Units”) were the most senior classes of equity units of Sunlight Financial LLC and represented convertible preferred securities that earn a preferred return. Sunlight Financial LLC’s board of directors elected to pay the preferred return by issuing additional Class A Units equal to 14.5%, on an annualized basis, of the members’ outstanding Class A Units (“Class A PIK Units”). At the Closing of the Business Combination, holders of Preferred Units sold certain Class A-2 Units and Class A-3 Units to wholly-owned subsidiaries of Sunlight in exchange for cash and Class A Shares while remaining Class A unitholders received cash and Class EX Units.

Subordinated Units — Prior to the Business Combination, the Class B Units were a class of equity units subordinate to Class A Units with regard to liquidation, and Sunlight’s payment of the preferred return to the Class A Units, in Class A PIK Units, diluted Class B Units’ interests in Sunlight’s equity. No Class B Units were issued, redeemed, or cancelled during the period January 1, 2021 through July 9, 2021. At the Closing of the Business Combination, holders of Class B Units exchanged their Class B Units for cash and Class EX Units.

Other Interests — Prior to the Business Combination, Sunlight had issued the following subordinated interests upon conversion of equity-based compensation awards upon vesting.

Class C Units — Sunlight Financial LLC had issued Class C Units that did not have voting rights or certain other equity-like features, were subordinate to the Class A Units and Class B Units, and only received distributions from Sunlight Financial LLC’s profits, based on the total number of outstanding units at such time, after Sunlight Financial LLC distributed the liquidation preference of Class A Units. At the Closing of the Business Combination, which occurred at a price above the Threshold Equity Value of each equity award, holders of vested Class C Units received cash and Class EX Units. Holders of unvested Class C Units received awards of Class C shares, Class EX Units, and cash subject to time vesting.

LTIP Units — In February 2016, Sunlight Financial LLC established a program pursuant to which it granted units to certain employees in a long-term incentive plan. In December 2017, Sunlight Financial LLC, at the direction of its board of directors, amended and restated its long-term incentive plan to provide clarity around certain items and to allow for the issuance of various classes of LTIP Units. All LTIP units issued between February 2018 and the Closing Date of the Business Combination were economically equivalent to corresponding classes of Class C units. At the Closing of the Business Combination, holders of vested LTIP Units received cash and Class A Shares. Holders of unvested LTIP Units received awards of Class A Shares and cash subject to time vesting.

Non-Controlling Interests in Consolidated Subsidiaries — These amounts relate to equity interests in Sunlight's consolidated, but not wholly-owned subsidiaries, which are held by the Class EX unitholders.

The Sunlight Financial LLC portion of noncontrolling interests is computed as follows:

	Successor
	For the Year Ended December 31,	For the Period July 10, 2021 to December 31, 2021
	2022
Sunlight Financial LLC net income (loss) before income taxes	$(547,370)	$(249,993)
Sunlight Financial LLC as a percent of total(a)	35.4%	35.0%
Sunlight Financial LLC net income (loss) attributable to the Class EX unitholders	$(196,085)	$(87,528)
a.Represents the weighted average percentage of total Sunlight shareholders' net income (loss) in Sunlight Financial LLC attributable to the Class EX unitholders.

The following discloses the effects of changes in Sunlight's ownership interest in Sunlight Financial LLC on Sunlight's equity:

	Successor
	For the Year Ended December 31,	For the Period July 10, 2021 to December 31, 2021
	2022
Transfers (to) from noncontrolling interests:
Decrease in Sunlight's shareholders' equity for the delivery of Class EX Units primarily in connection with vested provisionally-vested Class EX Units	$(2,171)	$30,379
Dilution impact of equity transactions	(2,171)	30,379
Net income (loss) attributable to Class A shareholders	(315,851)	(159,556)
Change from transfers (to) from noncontrolling interests and from net income (loss) attributable to Class A shareholders	$(318,022)	$(129,177)

Equity-Based Compensation — On June 17, 2021, the board of directors of the Company adopted the Equity Plan and the Sunlight Financial Holdings Inc. Employee Stock Purchase Plan (“ESPP”), both of which the Company's stockholders approved on July 8, 2021. 25,500,000 shares of Class A common stock are reserved for issuance under the Equity Plan, which amount is increased annually pursuant to an “evergreen” provision in the Equity Plan which provides that on the first day of each fiscal year, an additional number of shares equal to the lesser of (a) two percent (2.0%) of the total issued and outstanding common shares of Sunlight on the first day of such fiscal year, or (b) such lesser amount determined by the board of directors, will be added to the shares of Class A common stock authorized for issuance under the Equity Plan. In addition, 3,400,000 shares of Class A common stock are reserved for issuance under the ESPP.

Sunlight has granted the following outstanding awards (“Compensation Awards”) to certain employees and members of Sunlight’s Board at December 31, 2022:

	Service (in Years)(b)
Award Class(a)	Minimum	Maximum	Awards(c)
Provisionally-Vested Class A Shares	1.9	3.6	145,970
Provisionally-Vested Class EX Units	1.9	1.9	189,158
Director RSUs	1.0	1.0	171,624
Employee RSUs	3.0	4.0	5,703,195
			6,209,947
a.All awards subject solely to time-based vesting.
b.At time of grant.
c.Net of fully vested and forfeited awards.

Compensation Unit Activities — Activities related to Sunlight’s equity-based compensation were as follows:

Successor

	Provisionally-Vested				RSUs
	Class A Shares		Class EX Units		Directors		Employees
	Per Share	Shares	Per Unit	Units	Per Unit	Units	Per Unit	Units
December 31, 2021 (Successor)	$9.46	337,193	$9.46	974,447	$9.46	75,000	$8.97	2,136,129
Issued	—	—	5.04	70,991	4.37	171,624	2.45	4,695,642
Vested	9.46	(148,704)	9.01	(693,351)	9.46	(75,000)	9.03	(473,372)
Forfeited or Cancelled	9.46	(42,519)	9.46	(162,929)	—	—	4.47	(655,204)
December 31, 2022 (Successor)	9.46	145,970	9.46	189,158	4.37	171,624	3.97	5,703,195

Predecessor

	Class C		LTIP
	Per Unit	Units	Per Unit	Units
December 31, 2020 (Predecessor)	$14.51	234,403	$20.06	71,060
Converted to Class C-1 Units	16.19	(181)	18.96	(377)
Converted to Class C-2 Units	11.12	(1,513)	15.64	(1,285)
July 9, 2021 (Predecessor)	14.53	232,709	20.14	69,398

Unrecognized Compensation Expense — At December 31, 2022, Sunlight has not yet recognized compensation expense for the following awards, all of which are subject solely to time-based service vesting conditions:

Type(a)	Weighted Average Recognition Period	Awards	Amount
Provisionally-Vested Class A Shares	0.7 years	145,970	$1,381
Provisionally-Vested Class EX Units	0.2 years	189,158	1,789
Director RSUs	0.4 years	171,624	439
Employee RSUs	1.4 years	5,703,195	14,687
		6,209,947	$18,296
a.In addition to the above, Sunlight has not yet recognized $0.1 million of compensation expense associated with employee subscriptions under Sunlight’s ESPP with a weighted-average recognition period of 0.1 years.

Refer to Notes 2 and 7 regarding the accounting treatment for compensation units and the valuation thereof.

Earnings (Loss) Per Share — Sunlight is required to present both basic and diluted earnings per share (“EPS”). Basic EPS is calculated by dividing net income by the weighted average number of shares of common stock outstanding. Diluted EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the additional dilutive effect, if any, of common stock equivalents during each period. Sunlight does not present earnings per unit of Sunlight Financial LLC, Sunlight’s accounting predecessor, for periods prior to the Business Combination.

Sunlight’s potentially dilutive equity instruments fall primarily into three general categories: (a) instruments that Sunlight has issued as part of its compensation plan, (b) ownership interests in Sunlight’s subsidiary, Sunlight Financial LLC, that are owned by the Class EX unitholders (except the RSUs) and are convertible into Class A Shares, and (c) derivatives exercisable in Class A Shares. Based on the rules for calculating earnings per share, there are two general ways to measure dilution for a given instrument: (a) calculate the net number of shares that would be issued assuming any related proceeds are used to buy back outstanding shares (the treasury stock method), or (b) assume the gross number of shares are issued and calculate any related effects on net income available for shareholders (the if-converted and two-class methods). Sunlight has applied these methods as prescribed by the rules to each of its outstanding equity instruments as shown below.

The following table summarizes the basic and diluted earnings per share calculations:

	Successor
	For the Year Ended December 31,	For the Period July 10, 2021 to December 31, 2021
	2022
Net Income (Loss) Per Class A Shareholders, Basic
Net income (loss) available to Class A shareholders	$(315,110)	$(158,573)
Total weighted average shares outstanding	83,804,659	84,824,109
Net Income (Loss) Per Class A Shareholders, Basic	$(3.76)	$(1.87)

Net Income (Loss) Per Class A Shareholders, Diluted
Net income (loss) available to Class A shareholders	$(507,583)	$(158,573)
Total weighted average shares outstanding	130,618,205	84,824,109
Net Income (Loss) Per Class A Shareholders, Diluted	$(3.89)	$(1.87)

Net income (loss) available to Class A shareholders
Net Income (Loss)	$(511,936)	$(247,084)
Noncontrolling interests in loss of consolidated subsidiaries	196,085	87,528
Other weighting adjustments	741	983
Net Income (Loss) Attributable to Class A Shareholders	(315,110)	$(158,573)
Noncontrolling interests in income (loss) of Sunlight Financial LLC, net of assumed corporate income taxes at enacted rates, attributable to Class EX units exchangeable into Sunlight Financial Holdings Inc. Class A shares(a)	(192,473)	—
Net income (loss) available to Class A shareholders, diluted	$(507,583)	$(158,573)

Weighted Average Units Outstanding
Class A shares outstanding	83,804,659	84,824,109
Class EX units exchangeable into Sunlight Financial Holdings Inc. Class A shares(a)	46,813,546	—
Incremental Class A Shares attributable to dilutive effect of warrants(b)	—	—
Class A restricted share units granted to employees and directors (eligible for dividend and dividend equivalent payments)(c)	—	—
Total weighted average shares outstanding, diluted	130,618,205	84,824,109
a.The Class EX Units not held by Sunlight (that is, those held by noncontrolling interests) are exchangeable into Class A Shares on a one-to-one basis. These units are not included in the computation of basic earnings per share. These units enter into the computation of diluted net income (loss) per Class A Share when the effect is dilutive using the if-converted method. To the extent charges, particularly tax related charges, are incurred by Sunlight Financial Holdings Inc., the effect may be anti-dilutive.
b.Sunlight uses the treasury stock method to determine the dilutive effect, if any, of warrants exercisable in Sunlight’s Class A Shares. Such warrants were out-of-the-money during the years ended December 31, 2022.
c.Restricted Class A share units granted to directors and employees are eligible to receive dividend or dividend equivalent payments when dividends are declared and paid on Sunlight’s Class A Shares and therefore participate fully in the results of Sunlight’s operations from the date they are granted.

The Class C shares have no net income (loss) per share as they do not participate in Sunlight’s earnings (losses) or distributions. Sunlight determined the presentation of earnings per unit during the Predecessor periods is not meaningful. Therefore, the earnings per unit information has not been presented for the Predecessor periods.

The following table summarizes the weighted-average potential common shares excluded from diluted income (loss) per common share as their effect would be anti-dilutive:

	Successor
	For the Year Ended December 31,	For the Period July 10, 2021 to December 31, 2021
Common Shares From	2022
Class EX Units	—	46,354,679
Warrants(a)	27,150,000	27,150,000
Other warrants	627,780	627,780
Unvested Class EX Units	706,580	1,240,776
RSUs(b)	2,416,070	2,085,501
ESPP(c)	115,501	—
	31,015,931	77,458,736
a.Includes Public Warrants and Private Placement Warrants.
b.Includes RSUs awards to directors and employees.
c.Class A Shares deliverable to employees in satisfaction of subscriptions under Sunlight’s ESPP.

There were no dividends declared for Sunlight’s Class A common stock during the years ended December 31, 2022 and December 31, 2021, respectively.

Note 7. Fair Value Measurement

The carrying values and fair values of Sunlight’s assets or liabilities recorded at fair value on a recurring or non-recurring basis, as well as other financial instruments for which fair value is disclosed, at December 31, 2022 and December 31, 2021 were as follows:

	Principal Balance or Notional Amount	Carrying Value	Fair Value
			Level 1	Level 2	Level 3	Total
December 31, 2022 (Successor)
Assets:
Financing Receivables:
Loan participations, held-for-investment	$3,635	$3,254	$—	$—	$3,110	$3,110
Loans, held-for-investment	309	278	—	—	260	260
Cash and cash equivalents	47,515	47,515	47,515	—	—	47,515
Restricted cash	4,272	4,272	4,272	—	—	4,272
Contract derivatives	38,805	449	—	—	449	449

Liabilities:
Debt	20,613	20,613	—	—	20,613	20,613
Warrants	312,225	4,297	—	—	4,297	4,297
Guarantee obligation	n.a.	8,024	—	—	8,024	8,024
Servicing liability	n.a.	512	—	512		512

December 31, 2021 (Successor)
Assets:
Financing Receivables:
Loan participations, held-for-investment	4,584	4,051	—	—	4,260	4,260
Loans, held-for-investment	291	262	—	—	250	250
Cash and cash equivalents	91,882	91,882	91,882	—	—	91,882
Restricted cash	2,018	2,018	2,018	—	—	2,018
Contract derivatives	76,770	1,411	—	—	1,411	1,411

Liabilities:
Debt	20,613	20,613	—	—	20,613	20,613
Warrants	312,225	19,007	—	—	19,007	19,007
Guarantee obligation	n.a.	418	—	—	418	418

Fair value measurements categorized within Level 3 are sensitive to changes in the assumptions or methodology used to determine fair value and such changes could result in a significant increase or decrease in the fair value.

Sunlight’s assets and liabilities measured at fair value on a recurring basis using Level 3 inputs changed as follows:

	Assets	Liabilities
	Contract Derivatives	Contract Derivatives	Warrants
December 31, 2021 (Successor)	$1,411	$—	$19,007
Transfers(a)
Transfers to Level 3	—	—	—
Transfers from Level 3	—	—	—
Gains (losses) included in net income(b)
Included in change in fair value of warrant liabilities	—	—	(14,710)
Included in change in fair value of contract derivatives, net	(962)	—	—
Included in realized gains on contract derivatives, net	356	2,245	—
Payments, net	(356)	(2,245)	—
December 31, 2022 (Successor)	$449	$—	$4,297

December 31, 2020 (Predecessor)	$1,435	$—	$5,643
Transfers(a)
Transfers to Level 3	—	—	41,591
Transfers from Level 3	—	—	(11,148)
Gains (losses) included in net income(b)
Included in change in fair value of warrant liabilities	—	—	5,504
Included in change in fair value of contract derivatives, net	(662)	—	—
Included in realized gains on contract derivatives, net	2,992	—	—
Payments, net	(2,992)	—	—
July 9, 2021 (Predecessor)	773	—	41,590
Transfers(a)
Transfers to Level 3	—	—	—
Transfers from Level 3	—	—	—
Gains (losses) included in net income(b)
Included in change in fair value of warrant liabilities	—	—	(22,583)
Included in change in fair value of contract derivatives, net	638	—	—
Included in realized gains on contract derivatives, net	2,866	—	—
Payments, net	(2,866)	—	—
December 31, 2021 (Successor)	$1,411	$—	$19,007
a.Transfers are assumed to occur at the beginning of the respective period, except transfers that occurred at the Closing Date of the Business Combination.
b.Increases in the fair value of liabilities represent losses included in net income.

Contract Derivative Valuation — Fair value estimates of Sunlight's contract derivatives are based on an internal pricing model that uses a discounted cash flow valuation technique, incorporates significant unobservable inputs, and includes assumptions that are inherently subjective and imprecise. Significant inputs used in the valuation of Sunlight’s contract derivatives include:

Contract Derivative	Significant Inputs
1	Inputs include expected cash flows from the financing and sale of applicable Indirect Channel Loans and discount rates that market participants would expect for the Indirect Channel Loans. Significant increases (decreases) in the discount rates in isolation would result in a significantly lower (higher) fair value measurement.
2	Inputs include expected prepayment rate of applicable Indirect Channel Loans sold to the Indirect Channel Loan Purchaser. Significant increases (decreases) in the expected prepayment rate in isolation would result in a significantly higher (lower) fair value measurement.

The following significant assumptions were used to value Sunlight’s contract derivative:

	Successor
	December 31, 2022	December 31, 2021
Contract Derivative 1
Discount rate	n.a.	10.0%
Weighted average life (in years)	n.a.	0.2
Contract Derivative 2
Expected prepayment rate	75.0%	75.0%

Compensation Unit and Warrant Valuation — Sunlight uses the observed market price of its publicly-traded Class A Shares and the warrants thereon to measure the value of RSU awards on the grant date and the value of Public Warrants, respectively. For Private Placement Warrants, Sunlight uses an independent third-party valuation firm to value those warrants using a Monte Carlo option pricing model, which includes the following estimates of underlying asset value, volatility, dividend rates, expiration dates, and risk-free rates:

Successor
Assumption	December 31, 2022
Class A common share value per share(a)	$1.29
Implied volatility(a)	83.9%
Dividend yield(b)	—%
Time to expiry (in years)(a)	3.5
Risk free rate(a)	4.2%
a.Significant increases in these assumptions in isolation would result in a higher fair value measurement.
b.Significant increases in these assumptions in isolation would result in a lower fair value measurement.

Predecessor

To determine the grant-date value of each Class C Unit and LTIP Unit granted prior to the Business Combination, an independent third-party valuation firm (a) used an income valuation approach to determine the fair value of Sunlight’s equity on a quarterly basis and (b) allocated that fair value to each class of interest in Sunlight’s equity and warrants thereon on a per unit basis using an option pricing method. Sunlight determined the grant-date fair value of an award using the value at the quarter-end closest to the grant date of the award. Significant increases (decreases) in the cost of equity, volatility, tax rate, and equity term in isolation would result in a significantly lower (higher) fair value measurement.

To determine the fair value of warrants prior to the Business Combination, Sunlight applied a hybrid probability-weighted expected return valuation method, which incorporated two scenarios: (a) a scenario using a market valuation approach that assumed Sunlight completed the Business Combination and (b) a remain private scenario that used the aforementioned income valuation approach.

Goodwill — In connection with Sunlight’s goodwill assessment (Note 2), the Company valued its single reporting unit using an equal-weighted valuation methodology, which incorporated (a) an income approach using a discounted cash flow analysis (b) a market approach using publicly-traded companies similar to Sunlight and (c) a market capitalization approach.

Note 8. Taxes

The components of income tax expense (benefit) consisted of the following:

	Successor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021
Net Income (Loss) Before Income Taxes	$(548,857)	$(250,588)

Income Tax Expense (Benefit)
Current
Federal	$(1,525)	$1,708
State and local	427	312
	(1,098)	2,020
Deferred
Federal	(35,405)	(4,603)
State and local	(418)	(921)
	(35,823)	(5,524)
Total
Federal	(36,930)	(2,895)
State and local	9	(609)
	$(36,921)	$(3,504)

Sunlight’s effective income tax rate varied from the U.S. statutory tax rate that was in effect during the periods as follows:

	Successor
	For the Year Ended December 31, 2022		For the Period July 10, 2021 to December 31, 2021
Net Income (Loss) Before Income Taxes	$(548,857)		$(250,588)
Statutory U.S Income Tax Rate	21.0%		21.0%
Income tax expense (benefit), at statutory U.S. federal rate	$(115,260)	21.0%	$(52,623)	21.0%

State and local taxes	(2,654)	0.5	(674)	0.3
Valuation Allowance on Deferred Provision	10,359	(1.9)	—	—
Goodwill impairment	31,648	(5.8)	30,658	(12.2)
Change in fair value of warrant liabilities	(1,971)	0.4	(3,081)	1.2
Noncontrolling interests in loss of consolidated subsidiaries	41,593	(7.6)	18,390	(7.3)
Business Combination compensation expense	—	—	3,662	(1.5)
Other	(636)	0.1	164	(0.1)
Income tax benefit	$(36,921)	6.7%	$(3,504)	1.4%

Sunlight’s effective income tax rate during the year ended December 31, 2022 is 6.7%, compared to 1.4% for the period July 10, 2021 to December 31, 2021. The increase in the effective income tax rate is primarily due to the permanent adjustments for goodwill impairment of $31.6 million, changes in the value of warrant liabilities of $2.0 million, and noncontrolling interest in subsidiaries of $41.6 million.

The components of federal and state income taxes payable or receivable consisted of the following:

	Successor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021
Income tax receivable (payable)
Federal	$1,918	$(1,708)
State	651	(312)
Total income tax receivable (payable)	$2,569	$(2,020)

The components of net deferred tax assets or liabilities consisted of the following:

	Successor
	For the Year Ended December 31, 2022	For the Period July 10, 2021 to December 31, 2021
Deferred tax assets
Net operating loss carryforward	$13,345	$—
Basis step-up from Class EX exchange	177	—
Excess business interest expense carryforward	468	—
Deferred tax assets, gross	13,990	—
Less: valuation allowance	(10,359)	—
Deferred tax assets, net	3,631	—

Deferred tax liabilities
Investment in Sunlight Financial LLC	4,319	36,686
Deferred tax asset (liability), net	$(688)	$(36,686)

Deferred income taxes are recognized for the future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities. As of December 31, 2022 Sunlight had net deferred tax liabilities of $0.7 million, comprised of $14.0 million gross deferred tax asset, less a valuation allowance of $10.4 million, and $4.3 million of gross deferred tax liability. The most significant deferred tax asset is associated with various federal and state net operating loss carryforwards totaling $61.5 million of which $51.8 million relate to federal and $9.7 million relate to various state jurisdictions, that expire at various dates starting in 2036. The net operating loss carryforwards post 2017 can be carried forward indefinitely. Certain of these federal, state and city net operating loss carryforwards may be subject to Internal Revenue Code Section 382 or similar provisions, which impose limitations on the amounts Sunlight may use to offset its tax obligations.

ASC 740, Income Tax ("ASC 740") requires deferred tax assets to be reduced by a valuation allowance, if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with this requirement, Sunlight regularly reviews the recoverability of its deferred tax assets and establishes a valuation allowance, if appropriate. In determining the amount of any required valuation allowance, Sunlight considers the history of profitability, projections of future profitability, the reversal of future taxable temporary differences, the overall amount of deferred tax assets, and the timeframe necessary to utilize the deferred tax assets prior to their expiration. Based on the weight of all positive and negative quantitative and qualitative evidence available as outlined above, management has concluded that it is more likely than not that Sunlight will not be able to realize a portion of its federal and state deferred tax assets in the foreseeable future and has recorded a valuation allowance of $10.4 million against these assets at December 31, 2022.

Sunlight recognizes tax benefits for uncertain tax positions only if it is more likely than not that the position is sustainable based on its technical merits. Interest and penalties on uncertain tax positions are included as a component of the provision for income taxes in Sunlight's Consolidated Statements of Operations. As of December 31, 2022 and December 31, 2021, Sunlight did not have any material uncertain tax positions. Any uncertain tax position taken by any of the Class EX unitholders is not an uncertain tax position of Sunlight Financial LLC.

As of December 31, 2022, the earliest tax year open to federal and state examinations is 2019 and no years are currently under examination in any jurisdiction. Sunlight believes based on the recognition and measurement principles of ASC 740 that the unrecognized tax benefits recorded for all remaining open years in all jurisdictions, including those currently under audit, is appropriate. Sunlight does not expect its unrecognized tax benefits to significantly change in the next 12 months.

Tax Receivable Agreement — Sunlight entered into a tax receivable agreement (“TRA”) with selling equity holders of Sunlight Financial LLC that requires Sunlight to pay 85.0% of the tax savings that are realized primarily as a result of increases in Sunlight Financial LLC managing member’s tax basis in the partnership’s assets as a result of the sale and exchange of Sunlight Financial LLC’s Class EX units and Sunlight Financial Holdings Inc.’s Class C shares for Sunlight Financial Holdings Inc.’s Class A shares, as well as certain other tax benefits related to tax benefits attributable to payments under the TRA (“TRA Liability”). Sunlight retains the benefit of the remaining 15.0% of these tax savings.

The Business Combination did not create a TRA Liability, and Sunlight had not recognized a TRA Liability through December 31, 2021, as there were no exchanges of Sunlight Financial LLC’s partnership equity held by members prior to the Business Combination for interests in Sunlight Financial Holdings Inc. subject to the TRA. As of December 31, 2022, Sunlight has recognized a TRA Liability of $0.2 million as a result of exchanges of Sunlight Financial LLC’s Class EX units and Sunlight Financial Holdings Inc.’s Class C shares for Sunlight Financial Holdings Inc.’s Class A shares, that occurred in October 2022.
Note 9. Transactions with Affiliates and Affiliated Entities

Sunlight has entered into agreements with the following affiliates, including equity members and those who serve on Sunlight’s board of directors.

Founder Shares — In August 2020, 11,500,000 Founder Shares were issued to the Sponsor in exchange for the payment of $25,000 of certain offering costs on behalf of the Company, or approximately $0.002 per share. In October 2020, the Sponsor transferred 50,000 Founder Shares to each of the two independent director nominees at their original purchase price. In November 2020, the Sponsor returned to the Company at no cost an aggregate of 4,312,500 Founder Shares, which the Company cancelled. Also in November 2020, the Company effected a stock dividend on the Class B common stock (which receipt of such dividends was waived by the independent director nominees), resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. Of the 8,625,000 Founder Shares outstanding, up to 1,125,000 shares were subject to forfeiture to the extent that the over-allotment option was not exercised by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On November 30, 2020, the underwriters fully exercised the over-allotment option; thus, these 1,125,000 shares were no longer subject to forfeiture.

Private Placement Warrants — Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 9,900,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $9.9 million.

Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Administrative Support Agreement — Commencing on the date the IPO Units were first listed on the NYSE, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, and secretarial and administrative support. The Company paid the Sponsor $60,000 for such services during the period of January 1, 2021 through July 9, 2021. Upon closing of the Business Combination, the Administrative Support Agreement was terminated.

FTV Management V, LLC (“FTV”) — In May 2018, Sunlight entered into a management agreement with FTV. Under the terms of the agreement, FTV provided strategic financial services to Sunlight in exchange for a management fee of $50,000 per calendar quarter. This management agreement terminated upon closing of the Business Combination.

Hudson SL Portfolio Holdings LLC (“HSPH”) — In February 2018, Sunlight entered into an administrative services agreement with HSPH, indirectly owned by members of Sunlight and SL Investor III LLC, where Sunlight agreed to provide certain services to Solar Loan Management LLC, an affiliate of Hudson Sustainable Investment Management, LLC and HSPH. These services generally include special servicing administration, ongoing accounting work, all calculations related to the purchase and financing of certain Loans under the forward flow agreement and the senior financing, and other services that would be expected of the sponsor of a securitized pool of loans. For the year ended December 31, 2021, Sunlight was paid $0.2 million for such services. Upon departure of the former member of Sunlight’s board of directors upon closing of the Business Combination, Sunlight no longer considers HSPH a related party.

Tiger Infrastructure Partners (“Tiger”) — In September 2015, Sunlight entered into a management agreement with Tiger. Under the terms of the agreement, Sunlight pays Tiger a management fee of $50,000 per calendar quarter for strategic financial services provided by Tiger to Sunlight. In addition to the management fee, Sunlight reimbursed $0.4 million during the year ended December 31, 2021. This management agreement terminated upon closing of the Business Combination.

Financing Program Agreement — In May 2018, Sunlight entered into a financing program agreement with Lumina Solar, Inc. (“Lumina”), pursuant to which Sunlight facilitates financing for consumers that purchase residential solar energy power systems from Lumina. A former member of Sunlight’s board of directors and a former officer of Sunlight are stockholders of, and actively involved in the management of, Lumina. Sunlight received approximately $0.2 million in revenue for the period July 10, 2021 through December 31, 2021. Upon departure of the former member of Sunlight’s board of directors upon closing of the Business Combination, Sunlight no longer considers Lumina a related party.

Estimated Tax Distributions — Sunlight Financial LLC distributes cash to its unitholders using allocations of estimated taxable income it expects to generate. As Sunlight revises its estimate of taxable income or loss, the allocation of taxable income to its unitholders may change, resulting in amounts due to, or from, certain unitholders. For the year ended December 31, 2022, Sunlight Financial LLC did not generate taxable income and expects to use tax distributions already declared during the current tax year to offset future estimated tax liability distributions, if any. At December 31, 2022 and December 31, 2021, Sunlight Financial LLC declared tax distributions of $1.5 million and $0.0 million, respectively, that it had not yet paid, shown as “Other Liabilities” in the accompanying Consolidated Balance Sheets. Sunlight paid estimated tax distributions of $1.2 million and $7.5 million for the years ended December 31, 2022 and 2021, respectively.

Note 10. Commitments and Contingencies

Sunlight was subject to the following commitments and contingencies at December 31, 2022.

Litigation — Sunlight may be involved in various claims and legal actions arising in the ordinary course of business. Sunlight establishes an accrued liability for legal proceedings only when those matters present loss contingencies that are both probable and reasonably estimable.

At December 31, 2022, Sunlight was not involved in any material legal proceedings regarding claims or legal actions against Sunlight.

Indemnifications — In the normal course of business, Sunlight enters into contracts that contain a variety of representations and warranties and that provide general indemnifications. Sunlight’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against Sunlight that have not yet occurred. However, based on Sunlight’s experience, Sunlight expects the risk of material loss to be remote.

Advances — Sunlight provides a contractually agreed upon percentage of cash to a contractor related to a Loan that has not yet been funded by either a Direct Channel Partner or its Bank Partner as well as amounts funded to contractors in anticipation of loan funding. At December 31, 2022, Sunlight has committed to advance up to $163.0 million for unfunded, approved Loans submitted by eligible contractors and other contingently committed amounts, of which $52.1 million of outstanding advances are included in “Advances” in the accompanying Consolidated Balance Sheets.

Funding Commitments — Pursuant to Sunlight’s contractual arrangements with contractors, Direct Channel Partners, and Bank Partner, the funding source periodically remits to Sunlight the cash related to Loans it has originated. Sunlight has committed to funding such amounts to the relevant contractor when certain milestones have been reached relating to the installation of residential solar system, or other home improvement equipment, underlying the consumer receivable. Any amounts retained by Sunlight in anticipation of an installation milestone being reached are included in “Funding Commitments” in the accompanying Consolidated Balance Sheets, totaling $20.4 million at December 31, 2022.

Loan Guarantees — Sunlight is required to guarantee the performance of certain Indirect Channel Loans, which it is required to repurchase in the event Sunlight is unable to facilitate the sale of such loans, and certain Direct Channel Loans. Upon repurchase, Sunlight may attempt to recover any contractual amounts owed by the borrower or from the contractor (in the event of a contractor’s nonperformance). Sunlight repurchased and wrote off 117 and 20 loans, totaling $2.9 million and $0.4 million, for the year ended December 31, 2022 and the period from July 10, 2021 through December 31, 2021, respectively, as well as 60, totaling $1.3 million for the period ended January 1, 2021 through July 9, 2021 associated with these guarantees. At December 31, 2022, the maximum potential amount of undiscounted future payments Sunlight could be required to make under these guarantees totaled $317.5 million, and Sunlight recorded a $2.1 million liability presented within “Other Liabilities” in the accompanying Consolidated Balance Sheets. At December 31, 2022, the unpaid principal balance of loans, net of applicable discounts, for guaranteed loans held by Sunlight’s Bank Partner and certain Direct Channel Partners that were delinquent more than 90 days was $1.3 million.

Additionally, Sunlight may be required to repurchase solar loans from Indirect Channel Loan Purchasers, or refund platform fees to Direct Channel Partners, when contractors do not complete solar installations within a certain period of time. Generally, solar contractors are responsible to return loan proceeds they receive for such Loans. At December 31, 2022, the maximum potential amount of undiscounted future payments Sunlight could be required to make under these guarantees totaled $45.6 million, and Sunlight recorded a $5.9 million liability presented within “Other Liabilities” in the accompanying Consolidated Balance Sheets.

TRA Liability — If Sunlight were to exercise its right to terminate the TRA or certain other acceleration events occur, Sunlight would be required to make immediate cash payments. Such cash payments will be equal to the present value of the assumed future realized tax benefits based on a set of assumptions and using an agreed upon discount rate, as defined in the TRA. The early termination payment may be made significantly in advance of the actual realization, if any, of those future tax benefits. Such payments will be calculated based on certain assumptions, including that Sunlight expects to have sufficient taxable income to utilize the full amount of any tax benefits subject to the TRA over the period specified therein. The payments that Sunlight would be required to make will generally reduce the amount of the overall cash flow that might have otherwise been available, but Sunlight expects the cash tax savings it would realize from the utilization of the related tax benefits will exceed the amount of any required payments.

Sunlight Rewards™ Program — Sunlight Rewards™ allows salespeople to earn points for selling Sunlight-facilitated loans. These individuals can gain “status” for their own overall loyalty, track their points, and choose to redeem points for quality awards. If all points earned under the Sunlight Rewards™ Program were redeemed at December 31, 2022, Sunlight would be obligated to pay $3.1 million, and Sunlight recorded a liability of $1.8 million.

Non-Cancelable Operating Leases — Sunlight's non-cancelable operating leases consist of office space leases at two locations: (a) 101 N. Tryon Street, Suite 1000, Charlotte, North Carolina 28246 (the “North Carolina Office Space”) that expires in June 2029 and (b) 234 West 39th Street, 7th Floor, New York, New York 10018 (the “New York Office Space”) that expires in October 2023. Certain lease agreements include rent concessions and leasehold improvement incentives. In addition to base rentals, certain lease agreements are subject to escalation provisions and rent expense is recognized on a straight‑line basis over the term of the lease agreement. None of Sunlight’s leases contain extension options.

On January 1, 2022, Sunlight recorded $7.6 million of right-of-use assets, included in “Other Assets” in the accompanying Consolidated Balance Sheets, as well as $7.6 million of operating lease liabilities, included in “Other Liabilities” in the accompanying Consolidated Balance Sheets, for lease obligations that were historically classified as operating leases.

Successor
For the Year Ended December 31,
2022
Lease cost
Operating	$2,140
$2,140

Other information
Operating leases
Operating cash flows	$1,735

Successor
December 31, 2022
Right-of-use assets obtained in exchange for new lease liabilities
Operating leases	7,012
Weighted-average remaining lease term (in years)
Operating leases	6.2
Weighted-average discount rate
Operating leases	7.2%

At December 31, 2022, the approximate aggregate annual minimum future lease payments required on the operating leases are as follows:

2023	$1,909
2024	1,553
2025	1,672
2026	1,790
2027	1,839
Thereafter	3,017
Total future minimum lease payments	11,780
Less: imputed interest	(4,891)
Present value of future minimum lease payments	$6,889

During the year ended December 31, 2022 total lease expense was $2.1 million, which Sunlight paid in full. During the periods from July 10, 2021 through December 31, 2021, and January 1, 2021 through July 9, 2021, total lease expense was $0.7 million and $0.9 million, respectively, which Sunlight paid in full.

Note 11. Subsequent Events

The following events occurred subsequent to December 31, 2022 through the issuance date of these Consolidated Financial Statements. Events subsequent to that date have not been considered in these financial statements.

Strategic Alternatives

Sunlight has engaged a financial advisory firm to help explore available strategic alternatives. As part of the strategic alternatives process, Sunlight entered into transactions with the Bank partner described below under Commitment & Transaction Support Agreement, Amended Bank Partner Agreements, Secured Term Loan, and Bank Partner Warrant. These transactions align with the goals of the strategic alternatives process and the Board is continuing to review additional actions to maximize value for shareholders.

Commitment & Transaction Support Agreement

On April 2, 2023 Sunlight Financial LLC, Sunlight and the Bank Partner, entered the Commitment & Transaction Support Agreement pursuant to which the parties agreed to undertake the transactions (“Transactions”) described in the Commitment & Transaction Support Agreement, including amendments to the Bank Partner Agreements, entry into a new secured term loan facility with the Bank Partner, and issuance of equity warrants entitling the Bank Partner or its designees to purchase shares of Sunlight’s Class A common stock.

Effective April 25, 2023 (the “CRB Closing Date”), Sunlight, Sunlight LLC, and other subsidiary entities, as applicable, closed the Transactions contemplated by the Commitment & Transaction Support Agreement and entered into a Secured Term Loan with the Bank Partner, the Amended Bank Partner Agreements, a Warrant Purchase Agreement with CRB Group, Inc. (the “Purchaser”), an affiliate of the Bank Partner (the “Warrant Purchase Agreement”) and issued the associated warrant to purchase shares of Sunlight’s Class A common stock (the “Warrant”) to the Purchaser.

Amended CRB Agreements

The Amended CRB Agreements provide, among other things:
•    a requirement that the Company establish a pricing and capital markets committee responsible for setting dealer discounts, interest rates, capital markets activity, policies relating to hedging, and other terms related to the Company’s loan products and executing any sales of loans held by CRB pursuant to the Amended CRB Agreements, and to provide the Bank Partner with observer rights and a right to attend all meetings held by the committee, subject to exclusions where CRB is the loan purchaser.
•    modifications to the procedures for submitting credit approvals.
•    a modification to the cap on the total loans held by CRB at any time as provided below, measured on the last day of the calendar month, with a grace period election for loan sales executed during the seven (7) business days following the last day of a calendar month. The Company will be entitled to six (6) grace period elections in any twelve-month period:

Month(s) Ending	Bank Cap
April 30, 2023 and May 31, 2023	Waived
June 30, 2023 and July 31, 2023	$550 million
August 31, 2023, September 30, 2023, and October 31, 2023	$500 million
November 30, 2023 and each month thereafter	$400 million (plus the Additional Capacity, if any). Additional Capacity is the lesser of (i) the Cash Collateral Amount divided by 5% and (ii) $100 million.
•    modifications to the Loan Purchase Trigger Date (as defined in the Amended Solar Loan Sale Agreement) related to each loan held on CRB’s balance sheet.
•    a revised tiered fee structure and provision for certain fees accrued through June 30, 2023 to be payable in additional Tranche 1 Loans (as defined below).
•    the Company will use best efforts to amend the Master Services Agreement dated January 13, 2020, between CRB, the Company, and Turnstile Capital Management, LLC (the “Servicer”) on or before July 1, 2023 to cause the Servicer to remit various cash payments associated with loans into an account held by CRB.
•    effective on the Closing Date and continuing until full repayment to CRB of all outstanding obligations, the Company will provide CRB with a pari passu first lien security interest in all assets of Sunlight as defined in the Secured Term Loan.
•    waiver by CRB of any defaults known by CRB to be existing under the CRB Agreements.

Secured Term Loan

On the Closing Date, Sunlight, as borrower, entered into a Loan and Security Agreement with CRB, and with SL Financial Holdings Inc., (“SL Financial”) as guarantor (the “Secured Term Loan”). The Secured Term Loan consists of loan commitments for two tranches of loans providing for Tranche 1 Loans and Tranche 2 Loans (each as defined below). The Secured Term Loan, and all other obligations of Sunlight to CRB are secured by a first lien perfected security interest in all Sunlight’s and SL Financial’s assets. The Secured Term Loan matures on October 25, 2025 (the “Maturity Date”). The Secured Term Loan provides loan commitments under two sub- facilities. The $38.8 million Tranche 1 facility (the “Tranche 1 Loans”) will be used to repay all outstanding borrowings under the SVB Facility, pay fees and accrued interest due under the Loan Program Agreements and for general corporate purposes. The $49.8 million Tranche 2 facility (the “Tranche 2 Loans” and, collectively with the “Tranche 1 Loans” the “Facility Loans”) will be used for deferred loan sale proceeds and to pay fees and capitalized interest.

No scheduled principal payments are due until the first anniversary of the Closing Date. Commencing with the first full month after the first anniversary of the Closing Date, Sunlight is required to make equal monthly principal payments in an amount equal to 4% of the aggregate amount of the Facility Loans funded or deemed funded through the first anniversary of the CRB Closing Date. On the Maturity Date, all remaining unpaid amounts of principal and interest must be repaid in full.

An upfront fee equal to $2,658,000, payable upon the closing date of the Secured Term Loan will be paid in kind and added to the outstanding amount of the Facility Loans. An unused fee equal to 14% per annum of the difference between (a) the Maximum Covered Loan Sale Amount (as defined in the Secured Term Loan) minus any commitment reductions with respect to Tranche 2 Term Loans since the Closing Date and (b) the aggregate principal amount of Tranche 2 Term Loans then outstanding will be payable monthly in kind and added to the outstanding amount of Tranche 2 Loans.

The aggregate principal outstanding amount of loans under the Secured Term Loan (including capitalized or accrued and unpaid interest and any fees, the upfront fee and the unused fee) shall not exceed $100 million. The Secured Term Loan is subject to mandatory prepayment under certain conditions, which prepayments may be allocated to Tranche 1 or Tranche 2 loans at the option of the Company and Sunlight. Additionally, the Company and Sunlight will be required to prepay the Secured Term Loan in full upon a liquidation, winding up, change of control, merger, sale of all or substantially all of the assets of Sunlight, or a transaction that results in the Company becoming privately held. Sunlight may, at its option, prepay the Secured Term Loan and/or permanently reduce and terminate unused loan commitments, in each case, in part or full at any time prior to the maturity date with no penalties; which prepayments and/or commitment reductions may be allocated to Tranche 1 Loans and/or Tranche 2 loans at the option of Sunlight.

The Secured Term Loan contains customary restrictive covenants for facilities of its type, which include, among other things, limitations on use of proceeds, dispositions, changes in business, management or business locations, change of control, mergers or acquisitions, indebtedness, liens, restricted payments, dividends or any other payments to equity, investments, transactions with affiliates, and capital expenditures, subject to certain customary baskets and exceptions. The Secured Term Loan also includes a financial covenant requiring minimum liquidity (unrestricted and unencumbered cash and cash equivalents held by Sunlight) in deposit accounts or securities accounts in an amount equal to or greater than $20 million, measured as of the end of each calendar month and requires that Sunlight maintain unrestricted cash in an aggregate amount of not less than (a) during the two-week period after the Closing Date, $20 million, and (b) thereafter, the greater of (x) $20 million and (y) 75% of Sunlight’s cash, in accounts with CRB or its affiliates.

The Secured Term Loan also contains customary events of default that would permit the lenders to accelerate the loans, including, among other things, the failure to make timely payments when due under the Secured Term Loan or other material indebtedness as described in the Secured Term Loan, the failure to satisfy covenants contained in the Secured Term Loan, specified events of bankruptcy and insolvency, a material event of default under the Amended Loan Program Documents or any other agreement with CRB.

CRB Warrant

On the Closing Date the Company entered into the Warrant Purchase Agreement (the “Purchase Agreement”) with CRB Group, Inc. (“Purchaser”), pursuant to which the Company issued to Purchaser a stock purchase warrant (the “Warrant”) exercisable for up to 25,944,541 shares (“Warrant Shares”) subject to certain adjustments, of Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”) at a per share price of $0.01, subject to certain adjustments and vesting as described below. On the Closing Date, the Warrant vested and became exercisable with respect to 12,907,080 Warrant Shares. The remaining portion of the Warrant with respect to 13,037,461 Warrant Shares, subject to certain adjustments, will vest and become exercisable on April 27, 2024; provided, however, if the payment in full of the Secured Term is paid in full prior to such date or a Change of Control (as defined in the Secured Term Loan) occurs prior to such date, such number of Warrant Shares equal to the product of the following equation shall immediately vest and become exercisable and the remainder of the unvested Warrant Shares shall be forfeited and not be exercisable: (i) (A) the number of days that elapsed between the date hereof and the Acceleration Date (inclusive of the Acceleration Date) divided by (B) 366, multiplied by (ii) 13,037,461.

Silicon Valley Bank Receivership

On March 10, 2023, SVB was closed by the California Department of Financial Protection and Innovation, and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of SVB. SVB is Sunlight’s primary bank and the sole lender for Sunlight’s revolving credit facility (Note 5).

Most of Sunlight’s unrestricted cash as of March 10, 2023 was deposited with SVB ($64.0 million out of a total of $73.2 million). On March 12, 2023, the Department of the Treasury, Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation issued a joint statement noting that, among other things, the resolution of SVB would fully protect all depositors and that depositors would have full access to all of their money on deposit with SVB on Monday, March 13, 2023. While SVB’s receivership had a short-term impact on Sunlight’s business and its ability to make payments to its installer base, Sunlight resumed payments to installers within a few days.

Indirect Channel Loan Sale

On April 28, 2023, Sunlight arranged for the sale of Indirect Channel Loans totaling $296.0 million, reducing the quantity of Backbook Loans held by Sunlight’s Bank Partner.

Partnership Unit Exchange

In January 2023, holders of 2,314,143 Class EX units of Sunlight Financial LLC exchanged their Class EX units, along with a corresponding number of Class C shares of the Company, for 2,305,426 Class A shares of the Company at $1.29 per Class A share. The Company issued 997,399 Class A shares, net of applicable tax withholding, and delivered 1,308,027 Class A shares held in treasury in connection with this exchange.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

Management Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in Company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2022. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a- 15 (e) and 15d-15 (e) under the Exchange Act) were not effective as of December 31, 2022.

Changes in Internal Control Over Financial Reporting

Spartan Acquisition Corp. II, a non-operating public shell company and legal acquirer of Sunlight identified a material weakness in its internal control over financial reporting prior to the Business Combination resulting from improper classification of its warrants. Since the issuance on November 30, 2020, its warrants were accounted for as equity within its balance sheet. On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. After discussion and evaluation, taking into consideration the SEC Staff Statement, management of Spartan Acquisition Corp. II concluded that its warrants should be presented as liabilities with subsequent fair value remeasurement.

At the Company internal control assessment date, the internal controls of Spartan Acquisition Corp. II no longer exist.

There have been no changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a15(f) and 15d-15(f) under the Exchange Act) during the year ended December 31, 2022 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Management’s Annual Report on Internal Control over Financial Reporting

(a)    Evaluation of Internal Controls over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act as a process designed by, or under the supervision of, our principal executive and principal financial officers and effected by our board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes those policies and procedures that:

•pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Sunlight;

•provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

•provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

(b)    Important Considerations

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

(c)    Management's Report on Internal Control over Financial Reporting

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2022. In making this assessment, our management used criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (2013 Framework).

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis. Material adjustments, specifically related to goodwill impairment, deferred taxes, and interest income were identified during the annual audit. As a result of these findings, management was unable to meet the annual reporting deadline. Based on this assessment, our management believes that, as of December 31, 2022, our internal control over financial reporting was not effective and improvements in those internal controls were needed to improve the timeliness of our financial reporting and the preparation of our financial statements for external purposes in accordance with U.S. generally accepted accounting principles because of the material weaknesses in internal control described above.

(d)    Plan for Remediation of Material Weakness

We have identified and begun to implement steps to remediate the material weakness described in this Item 9A and to enhance our overall control environment. Our remediation process includes, but is not limited to, increasing the frequency of goodwill evaluation subsequent to the impairment testing date to the extent the Company recognizes a goodwill asset in the future. Additionally, we will establish new internal review controls over income taxes and interest income recognition to prevent future occurrences.

Attestation Report of the Registered Public Accounting Firm

This annual report on this Form 10-K does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting pursuant to rules of the SEC that permit our Company to provide only management’s report in this annual report.

ITEM 9B. OTHER INFORMATION

None.

ITEM 9C. DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS

Not applicable.

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Information About our Directors

The brief biographies below include information, as of May 4, 2023, regarding the specific and particular experience, qualifications, attributes or skills of each of our Class I, Class II and Class III directors.

	Class	Age	Position	Director Since**	Expiration of Term for which Nominated
Class II Directors whose terms expire at the 2023 Annual Meeting
Brad Bernstein	II	56	Director	2018	2023
Emil W. Henry, Jr.	II	62	Director	2015	2023
Jennifer D. Nordquist(1)(2)	II	55	Director	2021	2023
Class III Directors whose terms expire at the 2024 Annual Meeting
Toan Huynh(2*)(3)	III	47	Director	2021	2024
Matthew Potere	III	48	Chief Executive Officer and Director	2015	2024
Philip Ryan(3*)	III	67	Director	2021	2024
Class I Nominees whose terms expire at the 2025 Annual Meeting
Jeanette Gorgas(1*)	I	54	Director	2021	2025
Kenneth Shea(1)	I	65	Director	2021	2025
Joshua Siegel(2)(3)	I	52	Director	2021	2025
*    Signifies Chair of the Committee
**    Based on service on the boards of Sunlight and Sunlight Financial LLC
(1)    Member of the Compensation Committee
(2)    Member of Nominating, Governance & ESG Committee
(3)    Member of the Audit Committee

Class II Directors whose term expires at the 2023 Annual Meeting

Brad Bernstein. Mr. Bernstein is managing partner of FTV Capital and leads the sector-focused growth equity investment firm. Mr. Bernstein has over 30 years of private equity experience. Prior to FTV Capital, Mr. Bernstein was a partner at Oak Hill Capital Management and its predecessors where he managed the business and financial services group. He began his private equity career with Patricof & Company Ventures and started his professional career in the investment banking division of Merrill Lynch in New York. Mr. Bernstein also currently serves as a director of MarketsandMarkets, a research company, and Enfusion, Inc., a software-as-a-service company where he also serves on the compensation committee. Mr. Bernstein received a B.A. magna cum laude from Tufts University.

Emil W. Henry, Jr. Mr. Henry is the CEO and Founder of Tiger Infrastructure Partners, a private equity firm focused on growth-oriented infrastructure investment opportunities. Prior to founding Tiger Infrastructure Partners, he was Global Head of the Lehman Brothers Private Equity Infrastructure businesses, where he oversaw global infrastructure investments. Mr. Henry currently serves on the board of directors for Arrowmark Financial Corp, Colonnade Acquisition Corp. II, and Easterly Government Properties, Inc. In 2005, Mr. Henry was unanimously confirmed by the United States Senate as Assistant Secretary of the Treasury for Financial Institutions by the President of the United States. Until his departure in 2007, he was a key advisor to two Treasury Secretaries on economic, legislative and regulatory matters affecting U.S. financial institutions and markets. Before joining the Treasury, Mr. Henry was a partner of Gleacher Partners LLC, an investment banking and investment management firm, where he served as Chairman of Asset Management, and Managing Director, and where he oversaw the firm’s investment activities. Mr. Henry began the formative part of his career at Morgan Stanley in the mid-1980s in that firm’s merchant banking arm where he executed management buyouts for Morgan Stanley’s flagship private equity fund. He holds an M.B.A. from Harvard Business School and a B.A. in Economics from Yale University.

Jennifer D. Nordquist. Ms. Nordquist has 30 years of experience in public policy, research, government and the private sector. She is currently Executive Vice President of the Economic Innovation Group; serves on the Advisory Board of Big Sun Holdings; is a Fellow at the University of Virginia Darden School of Business; is an Advisory Board Member at ClearPath; is a Senior Adviser at the Center for Strategic and International Studies; is an Economy Panel Adviser to the Special Competitive Studies Project; and is an Adviser to the Atlantic Council Global Tech Security Commission. Confirmed unanimously by the United States Senate, she represented the United States at the Board of Directors of the World Bank Group, where she was a member of the Audit Committee, the Committee on Development Effectiveness, and the Committee on Governance. Ms. Nordquist also served as Chief of Staff at the Council of Economic Advisers in the White House; Chief of Staff for the Economic Studies program at the Brookings Institution; Assistant Secretary at the U.S. Department of Housing and Urban Development; Senior Advisor in the Office of the Federal Coordinator for Gulf Coast Rebuilding; Deputy Chief of Staff at the Federal Deposit Insurance Corporation; and Deputy Assistant Secretary at the U.S. Department of Education. She also worked in the private sector in France and Thailand, and worked on Capitol Hill. She holds a BA from Stanford University and an MS from Northwestern University and received the Distinguished Service Award from the U.S. Department of the Treasury.

Class III Directors Continuing in Office until the 2024 Annual Meeting

Toan Huynh. Ms. Huynh has spent over 20 years working at the intersection of financial services and technology, leading large digital transformation projects for global 1000 firms. In 2008, she co-founded and served as Head of Insurance and Financial Services for Global One/Cloud Sherpas, a global cloud advisory firm, which was acquired by Accenture in 2015. Ms. Huynh remained as a Managing Director with Accenture’s CloudFirst Practice until 2018, while running various innovation programs including the Fintech Innovation Lab with the Partnership Fund for New York City and launching the Liquid Studios for Innovation. After spending over fifteen years investing in early stage companies, in 2018, she joined Citi Ventures as an Entrepreneur-in-Residence to launch new financial products within the Consumer Bank and Institutional Corporate Group divisions. In addition, she joined Information VP as the US-based partner, investing in B2B SaaS, financial services technologies, and enterprise technologies in North America and advising as a growth advisor until 2020. In 2020, she joined a team of operations-focused advisors working with funds and companies advising and executing on growth strategies and exit scenarios. She has served on the board of New York Community Bancorp since December 2022, where she serves on the risk assessment and technology committees, the board of Flagstar Bank since December 2020, and continues to support high growth IT services and technology companies as a growth and operating advisor. Ms. Huynh also previously served on the board of Phillips Edison Grocery Center REIT III, Inc. Ms. Huynh holds a BA from the University of Pennsylvania in International Relations and Economics. She is a frequent speaker/mentor in startup and venture programs including FIS Venture Studio, Global Insurance Accelerator and Female Funders. In her spare time, Ms. Huynh seeks to link the arts as a bridge to a common language, volunteering with OpeningAct.org, WordswithoutBorders.org, and Lincoln Center Innovation Center. She is also on the Board of Trustees for The Ethel Walker School for Girls.

Philip Ryan. Mr. Ryan has served on the board of directors of Swiss Re Americas Holding Corporation since 2010 and as Chairman since 2012. Mr. Ryan joined the Board of Directors of Swiss Re Ltd, the parent company, in April 2015. Mr. Ryan served as Executive Vice President and Chief Financial Officer of Power Corporation of Canada and Power Financial Corporation in Montreal from January 2008 to May 2012 and in that capacity served on the board and committees of IGM Financial, Great West Lifeco and several of their subsidiaries, including Putnam Investments. Prior to that Mr. Ryan served as an officer of Credit Suisse Group in New York, London and Zurich from 1985 to 2008 in a variety of roles, including Chairman of the Financial Institutions Group (UK), Chief Financial Officer of Credit Suisse Group (Switzerland), Chief Financial Officer of Credit Suisse Asset Management (UK) and Managing Director of CSFB Financial Institutions Group (USA/UK). Mr. Ryan is also engaged in a number of charitable activities including the Smithsonian National Board. Mr. Ryan is an advisor to MKB Growth Capital active in renewable energy and transportation and FTV Capital active in financial technology. He is also a member of the New York Green Bank Advisory Board. Mr. Ryan received a B.S. from the University of Illinois School of Engineering and an M.B.A. from the Indiana University Kelly Graduate School of Business.

Biographical information for our Chief Executive Officer and Director (Class III), Matthew Potere, is included in Part I, Item 1 of this Annual Report on Form 10-K under the heading “Information about our Executive Officers.”

Class I Directors Continuing in Office until the 2025 Annual Meeting

Jeanette Gorgas. Ms. Gorgas is a board director and C-Suite executive with 25+ years of expertise in growth strategy, operations, risk management, mergers and acquisitions, and human capital management. Ms. Gorgas is a board member of Delivery Hero (DLVHF), a technology company, where she chairs the Strategy Committee and serves on the Audit and Nominations Committees. Ms. Gorgas previously served on the Board of Directors of Youth INC, and was a member of the Audit and Nominating & Governance committees. Ms. Gorgas has served in a multitude of C-Suite roles, including those of Chief Strategy Officer, Chief Administrative Officer and Chief Human Capital Officer. As Chief Strategy Officer at Grant Thornton LLP, she built and led the Office of Strategy Management and led a team of 65 people in strategic planning, mergers & acquisitions, alliances, strategic initiative execution, knowledge management technology, change management and corporate social responsibility. She played a vital role in developing and launching the firm’s innovation platform, and in growing the U.S. firm’s revenues by more than 28% in two years. Ms. Gorgas has held senior roles in Valor Equity Partners, Deutsche Bank, Bank of America and Weil, Gotshal & Manges, with ever-increasing responsibilities. She was also Senior Associate Dean for Yale University, leading all facets of the MBA Program at Yale School of Management. Ms. Gorgas graduated with high honors from London School of Economics with a Master of Science (MSc) in Management. She earned a Bachelor of Science degree from Rutgers’ College School of Business, and attended Harvard Business School’s Advanced Management and Women on Boards programs.

Kenneth Shea. Mr. Shea is a Director of Investments at Hamilton Point Investments, a real estate investment management firm. Prior to joining Hamilton Point, Mr. Shea was an Investment Partner with Pilot Growth Equity Partners, a venture capital firm focused on growth-stage technology companies. Previously, Mr. Shea served as Senior Managing Director at Guggenheim Securities, LLC from 2014 to 2019. Prior to joining Guggenheim Securities, LLC, Mr. Shea served as President of Coastal Capital Management LLC from 2009 until 2014, and Managing Director for Icahn Capital LP from 2008 to 2009 and as a Senior Managing Director at Bear, Stearns & Co, where he was employed from 1996 to 2008. Mr. Shea currently sits on the Board of Directors of Viskase Companies, Inc., a food packaging and service company, where he is a member of the Audit Committee. Mr. Shea also serves on the Advisory Board of WhyHotel, a privately-held, venture-backed real estate company. Mr. Shea is currently a Board Nominee for Delphi Growth Capital Corp, a special purpose acquisition company. Previously, Mr. Shea served on the board of trustees of Equity Commonwealth, a commercial office REIT, Hydra Industries, a special purpose acquisition company, and CVR Refining, a mid-continent refiner. Mr. Shea received his M.B.A. from the University of Virginia and his B.A. in Economics from Boston College.

Joshua Siegel. Mr. Siegel founded StoneCastle Partners, LLC in 2003 and serves as Chairman, Chief Executive Officer and Managing Partner, and previously served as Chairman of StoneCastle Financial Corp. He is widely regarded as a leading expert and investor in the banking industry. As Chief Executive Officer of StoneCastle Partners, a development company for bank-related financial services businesses, Mr. Siegel is responsible for numerous first-of-their-kind products and has a unique eye for finding innovative solutions that solve for the myriad of banking and SEC regulations that might otherwise limit our activities. During Mr. Siegel’s career, his innovations have brought nearly $40 billion of capital and $25 billion of deposits to more than 1,600 community and regional banks. He was an adjunct professor at Columbia Business School, where he lectured on imagineering in financial services. He also provides annual economic support to Prep for Prep to make sure academic brilliance is recognized and nurtured without regard to a student’s economic, demographic or sociological impediments. Mr. Siegel received his BS in Management and Accounting from Tulane University. He is a member of the Young Presidents Organization and Mensa.

Audit Committee

The members of the Audit Committee are Toan Huynh, Philip Ryan and Joshua Siegel, each of whom can read and understand fundamental financial statements. Each of the members of the Audit Committee is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to audit committee members. Philip Ryan is the chair of the Audit Committee. The Board of Directors of Sunlight has determined that Philip Ryan qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE. The Audit Committee assists the Sunlight Board of Directors with its oversight of, among other things, the following: (i) the integrity of Sunlight’s financial statements; (ii) Sunlight’s compliance with legal and regulatory requirements; (iii) the qualifications, independence and performance of the independent registered public accounting firm; and (iv) the design and implementation of Sunlight’s internal audit function and risk assessment and risk management. Among other things, the Audit Committee is responsible for reviewing and discussing with Sunlight’s management the adequacy and effectiveness of Sunlight’s disclosure controls and procedures. The Audit Committee will also discuss with Sunlight’s management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of Sunlight’s financial statements, and the results of the audit, quarterly reviews of Sunlight’s financial statements and, as appropriate, will initiate inquiries into certain aspects of Sunlight’s financial affairs. The Audit Committee is responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by Sunlight’s employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of Sunlight’s independent registered public accounting firm. The Audit Committee has sole authority to approve the hiring and discharging of Sunlight’s independent registered public accounting firm, all audit engagement terms and fees, all permissible non-audit engagements with the independent auditor and pre-approvals of any of the foregoing. The Audit Committee will review and oversee all related person transactions in accordance with Sunlight’s policies and procedures.

Code of Ethics

The Sunlight Board of Directors has adopted a Code of Business Conduct & Ethics (the “Code of Conduct”). The Code of Conduct applies to all of Sunlight’s employees, officers and directors, as well as all of Sunlight’s contractors, consultants, suppliers and agents in connection with their work for Sunlight. The Code of Conduct clarifies (i) the types of permitted conduct under such code, including business activities and opportunities and (ii) procedures for the reporting, oversight and investigation of alleged violations of the Code of Conduct. The full text of Sunlight’s Code of Conduct is posted on Sunlight’s website at https://sunlightfinancial.com/investors under the Leadership & Governance section. Sunlight intends to disclose future amendments to, or waivers of, Sunlight’s Code of Conduct, as and to the extent required by SEC regulations, at the same location on Sunlight’s website identified above or in public filings with the SEC from time to time.

ITEM 11. EXECUTIVE COMPENSATION

As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis and have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

Introduction

This section provides an overview of the compensation of the principal executive officer and the next two most highly compensated executive officers for Sunlight's fiscal year ended December 31, 2022. These individuals, who we refer to as the named executive officers (the “NEOs”), are:

•Matthew Potere, Chief Executive Officer;
•Timothy Parsons, Chief Operating Officer; and
•Scott Mulloy, Chief Information Officer.

The executive compensation program is designed to align compensation with Sunlight’s business objectives and the creation of stockholder value, while enabling Sunlight to attract, retain, incentivize and reward individuals who contribute to its long-term success. Decisions on the executive compensation program are made by the Compensation Committee.

Fiscal Year 2022 Summary Compensation Table

The following table shows information regarding the compensation provided to the NEOs for services performed during fiscal years ended on December 31, 2022, and December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Matthew Potere, Chief Executive Officer	2022	392,000	0(4)	1,890,000	26,443	2,308,443
	2021	300,000	0(4)	4,824,600	37,421	5,162,021
Timothy Parsons, Chief Operating Officer	2022	312,000	131,000	381,000	19,277	843,277
	2021	290,000	131,000	601,656	19,810	1,042,466
Scott Mulloy, Chief Information Officer	2022	300,000	120,000	394,000	20,059	834,059
	2021	290,000	120,000	621,522	19,184	1,050,706
(1)    Amounts in this column reflect the actual bonus amount determined to have been earned as of the fiscal years ended December 31, 2022, and December 31, 2021, respectively.
(2)    The value listed reflects, with respect to fiscal year 2021, the aggregate grant date fair value of $9.46 per share on the grant date of July 9, 2021, and, with respect to the fiscal year ended December 31, 2022, the aggregate grant date fair value of the preceding ninety (90)-day average closing stock price of the Company’s Class A Common Stock on each of the grant dates of June 30, 2022 ($4.17), September 30, 2022 ($3.21) and December 31, 2022 ($1.38). Each of the values are determined in accordance with applicable FASB ASC Topic 718, of the grant of time-based restricted stock units (“RSUs”) that were granted to the NEOs. The discussion of the assumptions used in calculating the aggregate grant date fair value can be found in Footnote 6 of the Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K.
(3)    All Other Compensation is comprised of tax reimbursements to cover additional self-employment taxes incurred by such NEO, as applicable, by reason of their membership interest in Sunlight Financial LLC to ensure such NEO’s tax burden is approximately equal to Company employees who do not hold such membership interests, payment of life insurance premiums, and in the case of Mr. Potere, payment of fees associated with his membership in certain industry associations. “All Other Compensation” provided to the NEOs during the year ended December 31, 2022 is as follows:
a.Mr. Potere: tax reimbursement ($18,619); payment of life insurance premiums ($324); and payment of fees associated with his membership in certain industry associations ($7,500).
b.Mr. Parsons: tax reimbursement ($18,964) and payment of life insurance premiums ($313).
c.Mr. Mulloy: tax reimbursement ($19,746) and payment of life insurance premiums ($313).
(4)    Mr. Potere, in consultation with the Compensation Committee, determined to forego a bonus for the fiscal years ended December 31, 2022 and December 31, 2021 due to the impact of market conditions on the Company’s earnings forecast.

Narrative Disclosure to Summary Compensation Table

The compensation provided to the NEOs consists of base salary, annual incentive compensation in the form of a discretionary cash bonus, and equity compensation. In making executive compensation decisions, the Compensation Committee considers such factors as they deem appropriate in the exercise of their discretion and business judgment, including a subjective assessment of the NEO’s performance, the amount of vested and unvested equity held by the NEO, amounts paid to the Company’s other executive officers, and competitive market conditions.

Base Salary and Annual Bonus

The employment agreements with each NEO described below establish base salaries and target bonus opportunities. Base salary and target bonus are to be reviewed annually and adjusted when the Compensation Committee determines it appropriate pursuant to the terms of each NEO’s employment agreement. For calendar year 2022, Mr. Potere’s base salary was $392,000, Mr. Parson’s base salary was $312,000 and Mr. Mulloy’s base salary was $300,000.

Each NEO has a target annual bonus opportunity based on both the Company’s achievement of certain financial performance objectives and the NEO’s achievement of certain individual performance objectives. Target annual bonus opportunity for each NEO is stated as a percentage of base salary and requires the NEO’s continued employment through December 31st of the calendar year during which the annual bonus is earned. The target annual bonus percentages are 60% for Mr. Potere, 50% for Mr. Parsons and 55% for Mr. Mulloy, however, such targets are intended as a guideline only, and the Compensation Committee has the full discretion to deviate upward or downward irrespective of actual performance. All annual bonus amounts are reflected in the “Bonus” column of the “Fiscal Year 2022 Summary Compensation Table” above. Though Mr. Potere would have received a bonus commensurate with the bonuses paid to the other NEOs for the fiscal years ended December 31, 2022 and December 31, 2021, Mr. Potere, in consultation with the Compensation Committee, determined to forego a bonus due to the impact of market conditions on the Company’s earnings forecast.

Equity Compensation

Sunlight Financial Holdings Inc. 2021 Equity Incentive Plan

We sponsor the Sunlight Financial Holdings Inc. 2021 Equity Incentive Plan (the “Plan”), which is designed to provide additional incentives to employees, directors, and consultants. On July 9, 2021, and in connection with the Closing of the Business Combination, the NEOs received a one-time grant of time-based restricted stock units (“RSUs”) pursuant to the Plan, and the NEOs may receive future grants from time to time. Mr. Potere was granted 510,000 RSUs, Mr. Parsons was granted 63,600 RSUs and Mr. Mulloy was granted 65,700 RSUs. The RSUs will vest over a three (3)-year period with one-third (1/3rd) of the RSUs vesting on the second (2nd) anniversary of the grant date and two-thirds (2/3rds) of the RSUs vesting on the third (3rd) anniversary date of the grant date. The NEOs were also granted RSUs in connection with their service on June 30, 2022, September 30, 2022 and December 31, 2022. Mr. Potere was granted 151,079 RSUs on June 30, 2022, 196,261 RSUs on September 30, 2022 and 456,521 RSUs on December 31, 2022; Mr. Parsons was granted 30,455 RSUs on June 30, 2022, 39,563 RSUs on September 30, 2022 and 92,028 RSUs on December 31, 2022; and Mr. Mulloy was granted 31,494 RSUs on June 30, 2022, 40,913 RSUs on September 30, 2022 and 95,169 RSUs on December 31, 2022. These RSUs will vest over a four (4)-year period in equal installments annually, commencing on February 18, 2023. As soon as practicable following the date the RSUs become vested, the Company will convert the RSUs and deliver to each NEO the number of shares of Class A Common Stock subject to the RSUs.

Administration. The Plan is administered by the Board or by one or more committees to which the Board delegates such administration (as applicable, the “Plan Administrator”). Subject to the terms of the 2021 Plan, the 2021 Plan Administrator will have the complete discretion to determine the eligible individuals to whom awards may be granted under the 2021 Plan, the number of shares of Class A Common Stock or cash to be covered by each award granted under the 2021 Plan and the terms and conditions of awards granted under the 2021 Plan.

Eligibility. Employees (including officers), non-employee directors and consultants who render services to the Company or a parent, subsidiary or affiliate thereof are eligible to receive awards under the Plan. Incentive Stock Options (“ISOs”) may only be granted to employees of the Company or a parent or subsidiary thereof. As of December 31, 2022, approximately 231 persons (includes executives and non-employee directors) are eligible to participate in the Plan.

International Participation. The Plan Administrator has the authority to implement sub-plans (or otherwise modify applicable grant terms) for purposes of satisfying applicable foreign laws, conforming to applicable market practices or for qualifying for favorable tax treatment under applicable foreign laws, and the terms and conditions applicable to awards granted under any such sub-plan or modified award may differ from the terms of the Plan. Any shares issued in satisfaction of awards granted under a sub-plan will come from the Plan share reserve.

Share Reserve. As of December 31, 2022, the number of shares of Class A Common Stock that may be issued under the Plan is equal to 28,147,983 shares. On the first day of each fiscal year, the number of shares that may be issued under the Plan will increase by a number of shares equal to the lesser of (a) 2.0% of the total issued and outstanding common shares on the first day of such fiscal year, and (b) such lesser amount (including zero) as determined by the Board. If an award under the Plan is forfeited, cancelled or expires, the shares subject to such award will again be available for issuance under the Plan. Only the number of shares actually issued upon exercise or settlement of awards under the Plan will reduce the number of shares available under the Plan. Shares applied to pay any applicable exercise prices or to satisfy tax withholding obligations related to any award will again become available for issuance under the Plan. To the extent an award is settled in cash, the cash settlement will not reduce the number of shares available for issuance under the Plan.

Types of Awards. The Plan provides for the ability to grant stock options, which may be ISOs or nonstatutory stock options, stock appreciation rights, restricted shares, RSUs, performance share units (“PSUs”), performance shares and other stock-based awards (collectively, “awards”).

Stock Options. A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the Plan, may not be less than 100% of the fair market value of the Company’s Class A Common Stock on the date of grant for ISOs, and for nonstatutory stock options, must comply with (or be exempt from) Section 409A of the Code. Subject to limited exceptions, an option may have a term of up to ten (10) years and will generally expire sooner if the optionee’s service terminates. Options will vest at the rate determined by the Plan Administrator. If a participant ceases to be an employee or other service provider for any reason, then any unvested options will be forfeited upon such termination and except as otherwise set forth in an award agreement, any vested options will remain outstanding and eligible to vest for three months following a participant’s termination other than his or her death or disability and twelve (12) months following a participant’s termination due to his or her death or disability. An optionee may pay the exercise price of an option in cash, check, or, with the administrator’s consent, with shares of Class A Common Stock the optionee already owns, with proceeds from an immediate sale of the option shares through a broker approved by us, through a net exercise procedure or a reduction in the amount of any liability owed by the Company to the participant or by any other method permitted by applicable law or any combination of the foregoing.

Stock Appreciation Rights. A stock appreciation right (“SAR”) provides the recipient with the right to the appreciation in a specified number of shares of stock. The Plan Administrator determines the exercise price of SARs granted under the Plan, which may not be less than 100% of the fair market value of Class A Common Stock on the date of grant. Subject to limited exceptions, a SAR may have a term of up to ten (10) years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the Plan Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the Plan Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.

Restricted Stock Awards and Performance Share Awards. Shares of restricted stock and performance shares may be issued under the Plan for such consideration as the Plan Administrator may determine, including cash, services rendered or to be rendered to the Company, promissory notes or such other forms of consideration permitted under applicable law. Restricted shares and performance shares may be subject to vesting, as determined by the Plan Administrator. The Plan Administrator may set performance goals which, depending on the extent to which they are met, will determine the number or value of the performance shares that will be paid out to the participant. Recipients of restricted shares and performance shares generally have all of the rights of a stockholder with respect to those shares, including voting rights, however any dividends and other distributions on restricted shares will generally be subject to the same restrictions and conditions as the underlying shares.

Restricted Stock Units and Performance Share Units. RSUs and PSUs are rights to receive shares, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the Plan Administrator. The Plan Administrator may set performance goals which, depending on the extent to which they are met, will determine the number or value of the PSUs that will be paid out to the participant. RSUs and PSUs vest at the rate determined by the Plan Administrator and any unvested RSUs or PSUs will generally be forfeited upon termination of the recipient’s service. Settlement of RSUs and PSUs may be made in the form of cash, Class A Common Stock or a combination of cash and Class A Common Stock, as determined by the Plan Administrator. Recipients of RSUs and PSUs generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied, and the award is settled. At the Plan Administrator’s discretion and as set forth in the applicable RSU agreement, RSUs and PSUs may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the RSUs or PSUs to which they pertain.

Other Awards. The Plan Administrator may grant other awards under the Plan either alone, in addition to or in tandem with, other awards under the Plan or cash awards granted outside of the Plan. The Plan Administrator will determine the terms and conditions of any such awards.

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Plan Administrator may provide for the participant to have the right to exercise his or her award, to the extent applicable, until ten days prior to the transaction (including with respect to awards or portions thereof that are unvested and unexercisable as of such date). The Plan Administrator may also provide for the accelerated vesting of all unvested awards as of such transaction and may provide that any forfeiture or repurchase provisions applicable to any outstanding award may lapse.

Change in Control. The Plan Administrator may provide, in an individual award agreement or in any other written agreement with a participant, that the award will be subject to acceleration of vesting and exercisability in the event of a change in control. The Plan Administrator may also provide that an acquirer in a change in control may assume or continue any awards outstanding under the Plan or may provide for the cash out of any outstanding awards under the Plan upon a change in control. Pursuant to the Plan, if awards are assumed by an acquirer in a change in control, and a participant’s employment or service relationship is terminated without cause within twenty-four (24) months following the date of such change in control, then all awards held by such participant shall immediately become fully vested.

Amendment and Termination. The Board may amend or terminate the Plan at any time. Any such amendment or termination will not affect outstanding awards unless otherwise mutually agreed upon by the participant and the Plan Administrator. If not sooner terminated, the Plan will terminate automatically on the tenth (10th) anniversary of its adoption by the Board. Shareholder approval is not required for any amendment of the Plan, unless required by applicable law or exchange listing standards.

Sunlight Financial Holdings Inc. Employee Stock Purchase Plan

We also sponsor the Sunlight Financial Holdings Inc. Employee Stock Purchase Plan (the “ESPP”) in which the NEOs are eligible to participate. The ESPP is administered by the Compensation Committee (the “ESPP Administrator”) unless the Board determines to assume authority for administering the ESPP. All employees (including officers and employee directors) who are employed by the Company or a designated subsidiary or, solely in the case of an offering period that is not intended to qualify under Section 423 of the Code, a designated affiliate (whether currently existing or subsequently established) are eligible to participate in the ESPP. The ESPP permits eligible employees to purchase Class A Common Stock through payroll deductions, which may be between 1% and 10% of the employee’s eligible compensation (or such lower limit as may be determined by the ESPP Administrator for an offering period). Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering period. Participation in the ESPP will end automatically upon termination of employment. In the event of withdrawal or termination of participation in the ESPP, a participant’s accumulated payroll contributions will be refunded without interest.

Benefits and Perquisites

The Company currently provides health and welfare benefits to all employees, including the NEOs, including medical, dental and vision insurance. In addition, the Company maintains a 401(k) retirement plan for its employees. The 401(k) plan permits the Company to make discretionary employer contributions. In 2022, we made matching contributions under the 401(k) plan equal to 50% of each employee’s deferral contributions up to 6% of eligible compensation. In addition, we reimburse the NEOs for certain expenses associated with their K-1 filing status (for so long as they remain K-1 filers) and for their business expenses, in accordance with the Company's expense reimbursement policies and procedures.

Outstanding Equity Awards at Fiscal Year 2022 Year-End

The following table provides information regarding outstanding equity awards held by the NEOs as of December 31, 2022. The vesting schedule applicable to each outstanding award is described in the footnotes to the table below.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Matthew Potere	7/9/2021(2)(3)	86,835	112,017
	7/9/2021(4)	510,000	657,900
	6/30/2022(5)	151,079	194,892
	9/30/2022(5)	196,261	253,177
	12/31/2022(5)	456,521	588,912
Timothy Parsons	7/9/2021(2)(6)	38,671	49,886
	7/9/2021(7)	63,600	82,044
	6/30/2022(8)	30,455	39,287
	9/30/2022(8)	39,563	51,036
	12/31/2022(8)	92,028	118,716
Scott Mulloy	7/9/2021(2)(9)	38,671	49,886
	7/9/2021(10)	65,700	84,753
	6/30/2022(11)	31,494	40,627
	9/30/2022(11)	40,913	52,778
	12/31/2022(11)	95,169	122,768
1.Based on the closing price of a share of the Company's Class A common stock on December 30, 2022 ($1.29).
2.Pursuant to the Business Combination, in exchange for previously-granted equity interests held in Sunlight LLC, each NEO received a combination of Class EX Units issued by Sunlight LLC and Class C Common stock issued by the Company. The combination is exchangeable for one share of the Company's Class A Common Stock.
3.In connection with the Business Combination, Mr. Potere was granted a total of 3,510,541 shares of Class A Common Stock. All of the shares reported are shares of Class A Common Stock subject to issuance upon redemption of an equivalent amount of a “private unit” consisting of one unit of Sunlight LLC’s Class EX Units together with one share of Class C Common Stock. 3,100,322 shares were vested at the Closing, and the remainder vests over a twenty-two (22)-month period on a pro-rated monthly basis.
4.Mr. Potere was granted 510,000 RSUs on July 9, 2021. The RSUs will vest over a three (3)-year period with one-third (1/3rd) of the RSUs vesting on the second (2nd) anniversary of the grant date and two-thirds (2/3rds) of the RSUs vesting on the third (3rd) anniversary date of the grant date.

5.Mr. Potere was granted 151,079 RSUs on June 30, 2022, 196,261 RSUs on September 30, 2022 and 456,521 RSUs on December 31, 2022. These RSUs will vest over a four (4)-year period in equal installments annually, commencing on February 18, 2023.
6.In connection with the Business Combination, Mr. Parsons was granted a total of 1,386,399 shares of Class A Common Stock. All of the shares reported are shares of Class A Common Stock subject to issuance upon redemption of an equivalent amount of a “private unit” consisting of one unit of Sunlight LLC’s Class EX Units together with one share of Class C Common Stock. 1,203,711 shares were vested at the Closing, and the remainder vests over a twenty-two (22)-month period on a pro-rated monthly basis.
7.Mr. Parsons was granted 63,600 RSUs on July 9, 2021. The RSUs will vest over a three (3)-year period with one-third (1/3rd) of the RSUs vesting on the second (2nd) anniversary of the grant date and two-thirds (2/3rds) of the RSUs vesting on the third (3rd) anniversary date of the grant date.
8.Mr. Parsons was granted 30,455 RSUs on June 30, 2022, 39,563 RSUs on September 30, 2022 and 92,028 RSUs on December 31, 2022. These RSUs will vest over a four (4)-year period in equal installments annually, commencing on February 18, 2023.
9.In connection with the Business Combination, Mr. Mulloy was granted a total of 1,231,024 shares of Class A Common Stock. All of the shares reported are shares of Class A Common Stock subject to issuance upon redemption of an equivalent amount of a “private unit” consisting of one unit of Sunlight LLC’s Class EX Units together with one share of Class C Common Stock. 1,048,335 shares were vested at the Closing, and the remainder vests over a twenty-two (22)-month period on a pro-rated monthly basis.
10.Mr. Mulloy was granted 65,700 RSUs on July 9, 2021. The RSUs will vest over a three (3)-year period with one-third (1/3rd) of the RSUs vesting on the second (2nd) anniversary of the grant date and two-thirds (2/3rds) of the RSUs vesting on the third (3rd) anniversary date of the grant date.
11.Mr. Mulloy was granted 31,494 RSUs on June 30, 2022, 40,913 RSUs on September 30, 2022 and 95,169 RSUs on December 31, 2022. These RSUs will vest over a four (4)-year period in equal installments annually, commencing on February 18, 2023.

Executive Compensation Arrangements

Employment Agreements

Each NEO enters into an employment agreement by and between the NEO, Sunlight and Sunlight Financial LLC (the “Sunlight Employment Agreements”). The Sunlight Employment Agreements do not have a fixed term and may be terminated at any time in accordance with their terms. Upon any termination of employment, Messrs. Potere, Parsons and Mulloy will be subject to a non-competition covenant that covers a period of eighteen (18) months (for Mr. Potere) or twelve (12) months (for each of Messrs. Parsons and Mulloy) after the date of termination and a non-solicitation covenant that covers a period of eighteen (18) months (for Mr. Potere) or twelve (12) months (for each of Messrs. Parsons and Mulloy) after the date of termination.

Severance Benefits — Termination of Employment for Cause and without Good Reason Under Sunlight Employment Agreements

Pursuant to the Sunlight Employment Agreements, upon termination of the NEOs employment for cause, or by the NEO without good reason, such NEO will receive: (i) any accrued and unpaid base salary through the date of termination; (ii) payment for any previously unreimbursed business expenses; (iii) vested amounts under the Sunlight Employment Agreement and any other agreement with the Company, (iv) except in the case of a termination for cause, an annual bonus for any completed fiscal year to the extent then unpaid, and (v) any previously unreimbursed incremental self-employment taxes due under the Sunlight Employment Agreement associated with their K-1 filing status (collectively, the “Accrued Rights”). The terms “cause” and “good reason” are defined in the Agreements.

Severance Benefits — Termination of Employment without Cause or by the NEO for Good Reason Not in Connection with a Change in Control Under Sunlight Employment Agreements

Under the Sunlight Employment Agreements, each NEO is entitled to the following severance payments in the event of termination of his employment without cause or upon his resignation for good reason outside of the protection period (collectively, the “Involuntary Termination Severance Benefits”). The terms “cause,” “good reason,” “change in control,” and “protection period” are defined in the respective Agreements:

•Accrued Rights;
•Multiple of base salary (2 times for Mr. Potere and 1.5 times for each of Messrs. Parsons and Mulloy);
•Multiple of the target annual bonus (2 times for Mr. Potere and 1.5 times for each of Messrs. Parsons and Mulloy);
•Full and immediate vesting of all outstanding shares of Class A Common Stock and a twelve (12)-month post-termination exercise period with respect to vested stock options and stock appreciation rights (or, if shorter, the remainder of the full term); and
•An amount equal to the monthly premium payment to continue the NEO’s (and the NEO’s family members who were participants in the group health, dental and vision plans immediately prior to the NEO’s termination of employment) existing group health, dental coverage and vision for eighteen (18) months, calculated under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 without regard to whether the NEO actually elects such continuation of coverage (the “COBRA Benefits”).

The cash-based portion of the Involuntary Termination Severance Benefits (other than the Accrued Rights) will be paid in equal monthly installments over a twenty-four (24)-month period (for Mr. Potere) or an eighteen (18)-month period (for each of Messrs. Parsons and Mulloy). As a condition to the receipt of the Involuntary Termination Severance Benefits, each of the NEOs must timely execute and not revoke a release of claims.

Severance Benefits — Termination of Employment without Cause or by the NEO for Good Reason in Connection with a Change in Control Under Sunlight Employment Agreements

Under the Sunlight Employment Agreements, each NEO is entitled to the following severance payments in the event of his termination of employment without cause or upon his resignation for good reason during the protection period in connection with a change in control (collectively, the “Change in Control Severance Benefits”). The terms “cause,” “good reason,” “change in control,” and “protection period” are defined in the respective Agreements:

•Accrued Rights;
•Multiple of base salary (2.5 times for Mr. Potere and 2.0 times for each of Messrs. Parsons and Mulloy);
•Multiple of annual bonus paid with respect to the calendar year immediately preceding the calendar year within which the NEO was terminated, or if such bonus has not yet been paid as of such termination, the target annual bonus for such preceding calendar year (2.5 times for Mr. Potere and 2.0 times for each of Messrs. Parsons and Mulloy);
•Full and immediate vesting of all outstanding equity awards, equity-based awards and other long-term incentives (with performance-based awards to vest at the greater of target or actual performance) and a thirty (30)-month post-termination exercise period with respect to vested stock options and stock appreciation rights (or, if shorter, the remainder of the full term); and
•COBRA Benefits.

The cash-based portion of the Change in Control Severance Benefits (other than the Accrued Rights) will be paid in the form of a lump sum payment for each of Messrs. Potere, Parsons and Mulloy. As a condition to the receipt of the Change in Control Severance Benefits, each of the NEOs must timely execute and not revoke a release of claims.

Severance Benefits — Termination in Connection with the NEO’s Death or Disability

Under the Sunlight Employment Agreements, the NEOs are entitled to the following severance payments upon a termination of employment due to death or Disability (as defined in the Agreements):

•Accrued Rights;
•Pro-rated target annual bonus, payable in a lump sum;
•Full and immediate vesting of all outstanding of all outstanding shares of Class A Common Stock and a thirty (30)-month post-termination exercise period with respect to vested stock options and stock appreciation rights (or, if shorter, the remainder of the full term); and
•COBRA Benefits.

Fiscal Year 2022 Director Compensation

Following the Business Combination, we implemented a compensation program for our non-employee directors. Pursuant to this program, non-employee directors receive the following annual cash compensation, paid quarterly in arrears:

Position	Annual Retainer ($)
Board service	$50,000
plus (as applicable):
Board Chair	—
Lead Independent Director	25,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating & Corporate Governance/ESG Committee Chair	10,000
Audit Committee Member	10,000
Compensation Committee Member	7,500
Nominating & Corporate Governance/ESG Committee Member	5,000

Non-employee directors will also receive reimbursement for their reasonable out-of-pocket expenses incurred in connection with attending board of directors and committee meetings.

2022 Director Compensation Table

The following table sets forth information concerning compensation of the non-employee directors of the Company for the year ended December 31, 2022. Mr. Potere, the CEO, receives no compensation for his service as a director, and consequently, is not included in this table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Brad Bernstein	50,000(2)	—	50,000
Jeanette Gorgas	65,000	125,000	190,000
Emil W. Henry, Jr.	50,000(3)	—	50,000
Toan Huynh	70,000	125,000	195,000
Jennifer D. Nordquist	62,500	125,000	187,500
Philip Ryan	70,000	125,000	195,000
Kenneth Shea	82,500	125,000	207,500
Joshua Siegel	65,000	125,000	190,000
1.Grant date fair value, as computed in accordance with ASC Topic 718 and the Sunlight Financial Holdings Inc. 2021 Equity Incentive Plan, of stock awards granted during 2022 to such non-employee director based on the per share closing price of the Company’s common stock on the date of grant. These shares are all outstanding and vest one year after the grant date, on June 9, 2023. The awards to each of Jeanette Gorgas, Toan Huynh, Jennifer D. Nordquist, Philip Ryan, Kenneth Shea and Joshua Siegel equate to 28,604 shares of Class A Common Stock each.
2.Mr. Bernstein is a managing member of FTV Management V, L.L.C. (“FTV Management V”), which is the general partner of FTV V, L.P. (“FTV V” and together with FTV Management V, “FTV”), which together with FTV Management V, share voting power and the power to dispose of 25,271,539 shares of Class A Common Stock. Mr. Bernstein does not directly receive any equity or cash in connection with his service as a member of the Board, however, FTV Management Company, L.P. ("FTV Management"), an affiliate of FTV, receives cash equal to the sum of a) cash paid to other Board members for service on the Board ($50,000 for the fiscal year ended December 31, 2022) and b) cash in lieu of equity paid to other Board members for service on the Board, valued as of, and paid out subsequent to, the vesting date of the equity award for the covered year (e.g., with respect to service for the fiscal year ended December 31, 2022, FTV Management will be paid the cash value equal to 28,604 RSUs assuming a vesting date of June 9, 2023).
3.Mr. Henry is the CEO and Founder of Tiger. Mr. Henry indirectly received shares of Class A Common Stock pursuant to the Business Combination Agreement in his capacity at various funds and entities for which he serves as general partner and sole managing member and not in connection with his role as Chairman of the Board. Mr. Henry does not directly receive any equity or cash in connection with his service as a member of the Board, however, Tiger Infrastructure Partners LP, receives cash equal to the sum of a) cash paid to other Board members for service on the Board ($50,000 for the fiscal year ended December 31, 2022) and b) cash in lieu of equity paid to other Board members for service on the Board, valued as of, and paid out subsequent to, the vesting date of the equity award for the covered year (e.g., with respect to service for the fiscal year ended December 31, 2022, Tiger Infrastructure Partners LP will be paid the cash value equal to 28,604 RSUs assuming a vesting date of June 9, 2023).

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2022 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, restricted stock units, options or other rights to acquire shares may be made from time to time.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by securities holders	5,874,818(1)	—	25,074,618(2)
Equity compensation plans not approved by security holders	627,780(3)	7.7150	—
Total	6,502,598	—	25,074,618
(1) Consists of outstanding unvested RSUs issued under the Plan.
(2) Includes the securities available for issuance under the Plan and the ESPP. As of December 31, 2022, 21,724,793 shares of Class A Common Stock remain available for issuance under the Plan. On the first day of each fiscal year, the number of shares that may be issued under the Plan will increase by a number of shares equal to the lesser of (a) 2.0% of the total issued and outstanding common shares on the first day of such fiscal year, and (b) such lesser amount (including zero) as determined by the Board. As of December 31, 2022, 3,349,825 shares of Class A Common Stock are available for issuance under the ESPP.
(3) Consists of shares of Class A Common Stock issuable upon the exercise of the warrants issued to Tech Capital LLC, which are exercisable in whole or in part, at any time and from time to time on or before the expiration date, February 27, 2031.

Beneficial Ownership of Securities

The following table sets forth information known to Sunlight regarding the beneficial ownership of the Company’s Common Stock by:
•each person who is known by Sunlight to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;
•each named executive officer and director of Sunlight; and
•all current executive officers and directors of Sunlight, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or the right to acquire such powers within 60 days.

The beneficial ownership percentages set forth in the table below are based on a total of 171,059,435 shares of Common Stock outstanding or issuable as of April 26, 2023 under currently exercisable outstanding warrants, consisting of 85,401,353 shares of Class A Common Stock (not including 16,459 treasury shares) and 44,973,227 shares of Class C Common Stock issued and outstanding as of April 26, 2023, and 40,684,855 shares of Class A Common Stock issuable as of April 26, 2023 under currently exercisable outstanding warrants.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to beneficially owned Common Stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Common Stock (%)
Five Percent Stockholders
CRB Group, Inc.(2)	12,907,080	7.5
Spartan Acquisition Sponsor II LLC(3)	17,237,241	10.1
FTV V, L.P. and affiliated entities(4)	25,271,539	14.8
Tiger Infrastructure Partners LP and affiliated entities(5)	29,616,922	17.3
Named Executive Officers and Directors

Matthew Potere(6)	3,816,505	2.2
Timothy Parsons	1,466,909	*
Scott Mulloy	1,272,917	*
Brad Bernstein	—	*
Jeanette Gorgas	12,500	*
Emil W. Henry, Jr.(5)	29,616,922	17.3
Toan Huynh	12,500	*
Jennifer D. Nordquist	12,500	*
Philip Ryan	12,500	*
Kenneth Shea	12,500	*
Joshua Siegel	12,500	*
All Directors and Executive Officers as a Group (13 Individuals)	36,248,253	19.5
*    Indicates less than 1%.

(1)    This table is based on a total of 171,059,435 shares of Common Stock outstanding or issuable as of April 26, 2023 under currently exercisable outstanding warrants, consisting of 85,401,353 shares of Class A Common Stock (not including 16,459 treasury shares held by Sunlight in respect of net withholding for tax payments) and 44,973,227 shares of Class C Common Stock, and 40,684,855 shares of Class A Common Stock issuable under currently exercisable outstanding warrants. Unless otherwise noted, the business address of each of the directors and executive officers in this table is 101 N. Tryon Street, Suite 1000, Charlotte, NC 28246.

(2)    Information based on the warrant issued by Sunlight Financial Holdings Inc. on April 25, 2023, to CRB Group, Inc., as disclosed in the Company’s Current Report on Form 8-K, filed with the SEC on May 1, 2023.The address of CRB Group, Inc. is 2115 Linwood Ave, Fort Lee, New Jersey 07024-5020.

(3)    Information based on the Form 13D filed jointly with the SEC on February 10, 2022 by Spartan Acquisition Sponsor II LLC (the “Sponsor”); AP Spartan Energy Holdings II, L.P. (“AP Spartan”); Apollo ANRP Advisors III, L.P. (“ANRP Advisors”); Apollo ANRP Capital Management III, LLC (“ANRP Capital Management”); APH Holdings, L.P. (“APH Holdings”); and Apollo Principal Holdings III GP, Ltd. (“Principal Holdings III GP” and together with each of the foregoing parties, the “Spartan Reporting Persons”)).

According to the Schedule 13D, 17,237,241 Class A Shares are held of record by the Sponsor, and the Spartan Reporting Persons have shared power to vote and dispose of the 17,237,241 Class A Shares. ANRP Advisors is the general partner of AP Spartan. ANRP Capital Management is the general partner of ANRP Advisors. APH Holdings is the sole member of ANRP Capital Management. Principal Holdings III GP is the general partner of APH Holdings. Scott Kleinman, James Zelter, Joshua Harris and Marc Rowan are the directors of Principal Holdings III GP, and as such may be deemed to have voting and dispositive control of the shares of Class A Common Stock held of record by the Sponsor. The Sponsor disclaims beneficial ownership other than the shares of Class A Common Stock it holds by record, and AP Spartan, ANRP Advisors, ANRP Capital Management, APH Holdings, Principal Holdings III GP and each of Messrs. Kleinman, Zelter, Harris and Rowan, disclaims beneficial ownership of the Class A Common Stock, in each case except to the extent of any pecuniary interest therein. The addresses of each of the Sponsor, AP Spartan and Messrs. Kleinman, Zelter, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of each of ANRP Advisors and Principal Holdings III GP is c/o Walkers Corporate Limited; Cayman Corporate Centre; 27 Hospital Road; George Town; Grand Cayman KY1-9008. The address of each of ANRP Capital Management and APH Holdings is One Manhattanville Road, Suite 201, Purchase, New York, 10577. Each of ANRP Advisors and Principal Holdings III GP is organized in the Cayman Island. Each of ANRP Capital Management, APH Holdings, Sponsor and AP Spartan is organized in Delaware.

(4)    Information based on the Schedule 13D filed jointly with the SEC on July 19, 2021 by FTV V, L.P., a Delaware limited partnership (“FTV LP”); and FTV Management V, L.L.C, a Delaware limited liability company (“FTV LLC” and together with FTV LP, the “FTV Reporting Persons”), in its capacity as general partner of FTV LP.

According to the Schedule 13D, 25,271,539 Class A shares are directly held by FTV LP, and the FTV Reporting Persons have shared power to vote and dispose of the 25,271,539 Class A shares. Any action by FTV LLC with respect to the reported securities, including voting and dispositive decisions, requires at least a majority vote of the managing members. Because voting and dispositive decisions are made by at least a majority of the managing members, none of the managers is deemed to be a beneficial owner of the reported securities. The address of each of FTV LP and FTV LLC is C/O FTV Capital, 555 California Street, Suite 2850, San Francisco, CA 94104.

(5)    Information based on the Schedule 13D filed jointly with the SEC on July 19, 2021 by Tiger Infrastructure Partners LP, a Delaware limited partnership (the “US Advisor”); Tiger Infrastructure Partners Sunlight Feeder LP, a Delaware limited partnership (the “Sunlight Feeder”); Tiger Infrastructure Partners AIV I LP, a Delaware limited Partnership (“Fund I AIV”); Tiger Infrastructure Partners Co-Invest B LP, a Delaware limited Partnership (“Co-Invest B”); and Emil W. Henry, Jr. (“Mr. Henry”). According to the 13D, the US Advisor, Sunlight Feeder, Fund I AIV, Co-Invest B and Mr. Henry have shared power to vote and dispose of the 29,616,922 shares of Common Stock. The US Advisor is the investment manager of Fund I AIV and Co-Invest B. Sunlight Feeder is a wholly-owned subsidiary of Fund I AIV. The US Advisor is managed by its general partner Emil Henry III LLC (“EH III”); EH III is managed by its sole managing member, Henry Tiger Holdings LLC (“HTH”); HTH is managed by its sole managing member, Emil Henry LLC (“EH LLC”). Emil W. Henry, Jr. is the sole managing member of EH LLC and therefore may be deemed to share voting and dispositive power over and have beneficial ownership of the securities held by Co-Invest B and Sunlight Feeder. Mr. Henry disclaims beneficial ownership of such securities in excess of his pecuniary interest in the securities.

The amount reported in the table above includes 8,437,552 Class A shares held directly by Co-Invest B, and 21,179,370 shares of Class A Common Stock that Sunlight Feeder has the right to acquire upon exercise of its Class EX Units (which are each paired with one share of Class C Common Stock) which are exchangeable, subject to certain conditions, for either one share of Class A Common Stock, or at Sunlight’s election, an amount of cash equivalent to the market value of one share of Class A Common Stock. The 21,179,370 paired Class EX Units/Class C Common Stock are pledged as collateral in the ordinary course for a credit facility of a fund vehicle associated with the US Advisor. The principal business address of Sunlight Feeder and the related entities is 717 Fifth Ave, Floor 12A, New York, NY 10022.

(6)    Includes 526,581 shares held by the Potere 2020 GRAT U/A/D November 25, 2020.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions Entered Into By Spartan

Founder Shares

In August 2020, Spartan issued an aggregate of 11,500,000 shares of Spartan’s Class B common stock, par value $0.0001 per share to the Sponsor (the “Founder Shares”) in exchange for the payment of $25,000 of expenses on Spartan’s behalf, or approximately $0.002 per share. In October 2020, the Sponsor transferred 50,000 Founder Shares to each of Spartan’s two independent director nominees, Jan C. Wilson and John M. Stice, at their original purchase price. In November 2020, the Sponsor returned to Spartan at no cost an aggregate of 4,312,500 Founder Shares, which Spartan cancelled. In November 2020, Spartan effected a stock dividend on the Founder Shares, which was waived by Mr. Wilson and Mr. Stice, and resulted in the Sponsor owning 8,525,000 Founder Shares. All shares and associated amounts had been retroactively restated to reflect the share surrender and the stock dividend. Of the 8,625,000 Founder Shares outstanding, up to 1,125,000 shares were subject to forfeiture to the extent that the Initial Public Offering (“IPO”) over-allotment option was not exercised by the underwriters, so that the Founder Shares would represent 20.0% of Spartan’s issued and outstanding shares after the IPO. On November 30, 2020, the underwriters fully exercised the over-allotment option; thus, these 1,125,000 shares were no longer subject to forfeiture.

The shares of Spartan’s Class B common stock, that was issued prior to the IPO automatically converted into shares of Sunlight Class A Common Stock upon consummation of the Business Combination on a one-for-one basis. In connection with the execution of the Business Combination Agreement, but effective as of the Closing, pursuant to that certain Founders Stock Agreement, dated as of January 23, 2021, by and among Spartan, the Sponsor and the other holders of Founder Shares (the “Founders Stock Agreement”), the Sponsor agreed to surrender up to 25% of the Class B Common Stock held by the Sponsor (at a 1:4 ratio to the percentage, if any, of redemptions by holders of Class A Common Stock); provided that no such surrender shall occur unless more than 5% of the outstanding shares of Class A Common Stock are actually redeemed by Sunlight. As a result, an aggregate of 1,187,759 of the Founder Shares were surrendered for cancellation. In addition, pursuant to the Founder Stock Agreement, the Sponsor and each of Mr. Wilson and Mr. Stice agreed to irrevocably waive any and all rights each such party had or would have with respect to the adjustment to the initial conversion as set forth in the amended and restated certificate of incorporation of Spartan, effective immediately prior to the Closing.

Private Placement Warrants

Simultaneous with the closing of the IPO which closed on November 30, 2020, the Sponsor purchased an aggregate of 9,900,000 private placement warrants for a purchase price of $1.00 per warrant in private placements that occurred simultaneously with the closing of the IPO and the sale of the over-allotment options. As such, the Sponsor’s interest in this transaction was valued at approximately $9.9 million. Each private placement warrant entitles the holder to purchase one share of Sunlight Class A Common Stock at $11.50 per share. The private placement warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Business Combination.

Administrative Services Agreement

On November 24, 2020, Spartan entered into an administrative services agreement (the “Administrative Services Agreement”) pursuant to which Spartan paid the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Business Combination, Spartan ceased paying these monthly fees.

Other than these monthly fees, no compensation of any kind, including finder’s and consulting fees, was paid by Spartan to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on Spartan’s behalf. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Spartan’s behalf. Upon the Closing, the Administrative Services Agreement was terminated in accordance with its terms.

Investor Rights Agreement

In connection with the Closing of the Business Combination, the Sponsor, Tiger Blocker, FTV Blocker and certain other holders named therein (collectively, the “Holders”), entered into that certain Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, among other things, (a) the IPO Registration Rights Agreement (as defined therein) was terminated, (b) certain resale registration rights were granted with respect to (i) the private placement warrants (including any shares of Common Stock issued or issuable upon the exercise of any such private placement warrants), (ii) any outstanding shares of Class A Common Stock held by a Holder at any time, whether held on the date thereof or acquired after the date thereof, (iii) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of Sunlight issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to Sunlight by a Holder, (iv) any shares of Class A Common Stock issued or issuable upon exchange of Sunlight Class EX Units and the corresponding number of shares of Class C Common Stock issued to a Holder under the Business Combination Agreement and (v) any other equity security of Sunlight issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization, and (c) governance rights to certain Holders were granted.

Furthermore, pursuant to the Investor Rights Agreement, among other obligations, Sunlight filed with the SEC (at Sunlight’s sole cost and expense) a Registration Statement and prospectus on Form S-1 on July 30, 2021, which was subsequently amended on September 2, 2021 and declared effective by the SEC on September 7, 2021, registering the resale of certain securities held by or issuable to the Holders.

In certain circumstances, Tiger and FTV Blocker can demand up to three underwritten offerings in the aggregate and the Sponsor can demand up to one underwritten offering. Each Holder will be entitled to customary piggyback registration rights.

The Investor Rights Agreement also provides that when the Closing occurred, the Sunlight Board would consist of nine directors, divided into three classes serving staggered three-year terms. Pursuant to the Investor Rights Agreement, we have caused the following nominees to be elected to serve as director on the Sunlight Board:
•one nominee designated by the Sponsor;
•one nominee designated by FTV Blocker (together with its affiliates); and
•one nominee designated by Tiger Blocker.
In addition, for as long as each of the Sponsor, FTV Blocker or Tiger Blocker maintains its nomination rights described above, such person will also have the right to appoint an observer to attend meetings of the Sunlight Board, subject to customary limitations.

Amendment to Letter Agreement

In connection with the entry into the Business Combination Agreement, but effective upon the Closing, Spartan, the Sponsor and each member of the board of directors of Spartan (the “Pre-Closing Spartan Board”) entered into that certain Letter Agreement Amendment, dated as of January 23, 2021 (the “Letter Agreement Amendment”), which amended that certain letter agreement, dated as of November 24, 2020, by and among Spartan, the Sponsor and each member of the Pre-Closing Spartan Board (the “Letter Agreement”), to modify the lock-up restrictions set forth in the Letter Agreement as follows:
•80% of the Founder Shares (including any shares of Class A Common Stock issued in respect of the conversion of such Founder Shares upon the Closing) held by it, him or her will be subject to lock-up transfer restrictions until the one-year anniversary of the Closing, or earlier, if, subsequent to the Closing, (i) the last sale price of the Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within a 30-day trading period commencing at least 150 days after the Closing or (ii) Spartan consummates a transaction which results in all of Spartan’s stockholders having the right to exchange their shares of Class A Common Stock and Class B Common Stock for cash, securities or other property; and
•20% of the Founder Shares (including any shares of Class A Common Stock issued in respect of the conversion of such Founder Shares upon the Closing) held by it, him or her will be subject to lock-up transfer restrictions until the six-month anniversary of the date of the Closing, or earlier, if, subsequent to the Closing, (i) the last sale price of the Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within a 30-day trading period ending at least 90 days after the Closing (ii) Spartan consummates a transaction which results in all of Spartan’s stockholders having the right to exchange their shares of Class A Common Stock and Class B Common Stock for cash, securities or other property.

Related Party Transactions Entered Into By Sunlight

In addition to the compensation arrangements, including employment, termination of employment, change in control and indemnification arrangements, discussed in Item 11 of this Annual Report on Form 10-K, the following is a description of each transaction since January 1, 2021, and each currently proposed transaction in which:
•Sunlight has been or is to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of Sunlight’s directors, executive officers or holders of more than 5% of its capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Management Agreements

Sunlight was a party to that certain Management Agreement (the “FTV Management Agreement”), dated May 25, 2018, with FTV Management V, pursuant to which FTV Management V provided certain financial, managerial and operational advisory services to Sunlight. FTV Management V was an affiliate of FTV V, L.P., which was the sole owner of FTV Blocker, and an affiliate of FTV Blocker, which was a unit holder of Sunlight. Brad Bernstein is a member of the Sunlight Board and a Managing Partner of FTV Capital, an affiliate of each of FTV Management V, FTV V, L.P. and FTV Blocker. Michael Vostrizansky was a member of the board of directors of Sunlight LLC, is currently a Sunlight Board observer, and is a Principal of FTV Capital, an affiliate of each of FTV Management V, FTV V, L.P. and FTV Blocker. Pursuant to the terms of the FTV Management Agreement, Sunlight was obligated to pay to FTV Management V a quarterly fee equal to $50,000 on or before the start of each calendar quarter. Accordingly, Sunlight paid to FTV Management V approximately $100,000 for the fiscal years ended December 31, 2021. Sunlight’s and FTV Management V’s obligations under the FTV Management Agreement expired upon the Closing.

Sunlight was a party to the Management Agreement (the “Tiger Management Agreement”) dated September 11, 2015 with Tiger Infrastructure Partners Sunlight Feeder LP (“Tiger Feeder”), pursuant to which affiliates of Tiger Feeder provided certain financial, managerial and operational advisory services to Sunlight. Emil W. Henry, Jr. is a member of the Sunlight Board and the Chief Executive Officer of Tiger Infrastructure Partners LP (“Tiger Infrastructure”), an affiliate of Tiger Feeder and Tiger Blocker Holder. Marc Blair was a member of the board of directors of Sunlight LLC, is currently a Sunlight Board observer, and is a Managing Director of Tiger Infrastructure. Pursuant to the terms of the Tiger Management Agreement, Sunlight was obligated to pay a quarterly fee equal to $50,000 on or before the start of each calendar quarter. Accordingly, Sunlight paid to Tiger Infrastructure approximately $104,000 for the fiscal year ended December 31, 2021, plus de minimis business expense reimbursements related to such advisory services. Sunlight’s and Tiger Feeder’s obligations under the Tiger Management Agreement expired upon the Closing.

Barry Edinburg Advisory Services Agreement

On March 29, 2022, Barry Edinburg, the Company’s former Chief Financial Officer, announced his retirement from the Company, effective as of March 31, 2022. The Company and Barry Edinburg entered into an advisory services agreement, effective as of March 31, 2022, memorializing the terms of his transition (the “Advisory Services Agreement”). While employed with the Company as an advisor following his retirement, Mr. Edinburg performed certain advisory services and dedicated a certain amount of time to Sunlight as further described in the Advisory Services Agreement. The Advisory Services Agreement terminated in accordance with its terms after its six-month initial term and was not renewed by the parties.

In consideration for his services as an advisor to the Company, and in exchange for the execution of a full release of the Company of claims in connection with his departure executed at the end of the agreement term, Mr. Edinburg received continued monthly vesting and distribution through the term of the Advisory Services Agreement of Mr. Edinburg's share of the escrow established at the closing of the Company’s July 9, 2021 merger (the “Consideration”), for a total of 70,991 Class EX Units of Sunlight Financial LLC, 70,991 Class C Shares of the Company and $0.3 million.

Nora Dahlman Waiver and Release Agreement

The Company entered into a separation agreement with Nora Dahlman in connection with her resignation, effective July 31, 2022 (the “Separation Agreement”). Pursuant to the Separation Agreement, in consideration of Ms. Dahlman's release of claims in favor of the Company, the Company will provide Ms. Dahlman the following benefits: (i) $420,384.68 (equivalent to Ms. Dahlman's annual base salary as of the Delivery Date through December 31, 2023), less all applicable taxes and other withholdings, paid in substantially equal bi-weekly installments in accordance with the Company's standard payroll practices; (ii) $306,147.95 (equivalent to Ms. Dahlman’s present target annual bonus prorated for fiscal year 2022 through July 31, 2022 plus Ms. Dahlman's present target annual bonus for the full fiscal year 2023), less all applicable taxes and other withholdings, paid as a lump-sum payment on the six (6) month anniversary of Ms. Dahlman's termination; (iii) continued monthly vesting and distribution through May 31, 2023 of Ms. Dahlman’s share of the escrow established at the closing of the Company’s July 9, 2021 merger, totaling 71,791 Class EX Units of Sunlight Financial LLC, 71,791 Class C Shares of the Company and $0.3 million; and (iv) tax reimbursements to cover additional self-employment taxes incurred by Ms. Dahlman by reason of her membership interest in Sunlight Financial LLC through December 31, 2023. Additionally, the Company will pay the employer portion of Ms. Dahlman’s employee benefit program enrollment, other than Ms. Dahlman's applicable withholdings for premium amounts, until the earlier to occur of (i) December 31, 2023 or (2) the date Ms. Dahlman becomes eligible to enroll in the health, dental and/or vision plans of another employer.

Indemnification Agreements

In connection with the entry into the Business Combination Agreement, on January 23, 2021, Sunlight LLC, Spartan, SL Invest I Inc., SL Invest II LLC, SL Financial Investor I LLC, SL Financial Investor II LLC, SL Financial Holdings Inc., SL Financial LLC, FTV Blocker Holder, FTV Blocker and Tiger Blocker entered into an Indemnity Agreement, pursuant to which, from and after the Closing through the date that is thirty (30) days following the later of the (i) termination of the applicable statute of limitations period and (ii) the completion of any relevant tax proceedings, FTV Blocker Holder agreed to promptly indemnify, reimburse and defend in full and hold harmless Spartan, FTV Blocker and Tiger Blocker, their respective affiliates, successors and their respective officers, directors, employees and agents from and against any and all income taxes (net of any insurance proceeds recovered by such indemnified parties) imposed on or with respect to FTV Blocker (or its transferee) for any pre-Closing tax period by offsetting such obligations against any amounts otherwise due to FTV Blocker Holder (x) under the Tax Receivable Agreement (as defined below) or (y) any proceeds received from the transfer of the FTV Blocker Holders’ interest in the Tax Receivable Agreement.

Sunlight entered into a Tax Receivable Agreement with certain selling equity holders of Sunlight LLC that requires Sunlight to pay to such selling equity holders 85.0% of the tax savings that are realized primarily as a result of the increases in the tax basis in Sunlight LLC as a result of the sale and exchange of Sunlight LLC’s Class EX Units and Sunlight’s Class C shares for Sunlight’s Class A shares, as well as certain other tax benefits attributable to payments under the TRA. Sunlight retains the benefit of the remaining 15.0% of these tax savings.

In addition, Sunlight LLC has entered into indemnification agreements with certain of its officers and directors and purchased directors’ and officers’ liability insurance. These indemnification agreements and the Sunlight A&R LLC Agreement require Sunlight LLC to indemnify its directors and officers to the fullest extent permitted under Delaware law.
The Second A&R Charter contains provisions limiting the liability of directors, and our Bylaws provide that Sunlight will indemnify each of its directors to the fullest extent permitted under Delaware law. The Second A&R Charter and our Bylaws also provide the Sunlight Board with discretion to indemnify officers and employees when determined appropriate by the Sunlight Board.

Sunlight has also entered into indemnification agreements with each of its directors and executive officers and certain other key employees. The indemnification agreements provide that Sunlight will indemnify each of its directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of Sunlight’s directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, the Second A&R Charter and our Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, Sunlight will advance all expenses incurred by its directors, executive officers and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.

As described in more detail in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, the Company and Cross River Bank entered into the Transactions on April 25, 2023. At that time, Cross River Bank became a related person of the Company as a result of the warrant issued by the Company to Cross River Bank to purchase approximately 12 million shares of Company Common Stock as part of the Transactions.

Independence of the Board of Directors

As required under the New York Stock Exchange (“NYSE”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, each member of the Board, other than those continuing from the Sunlight Financial LLC Board (Matthew Potere, Emil W. Henry, Jr. and Brad Bernstein) qualify as independent, as defined under the listing rules of the NYSE and applicable SEC rules. In addition, Sunlight is subject to the rules of the SEC and NYSE relating to the memberships, qualifications and operations of the Audit Committee, Compensation Committee and Nominating, Governance & ESG Committee. Each member of each committee of the Board qualifies as an independent director in accordance with the listing standards of the NYSE. Mr. Shea currently serves as lead independent director until the 2025 annual meeting of stockholders. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and December 31, 2022, by WithumSmith+Brown, PC (“Withum”) and RSM US LLP (“RSM”).

	Fiscal Year Ended (In thousands)
	2021		2022
Audit Fees(1)	$1,202		$1,026
Audit-related Fees	—		—
Tax Fees(2)	7		—
All Other Fees	—		—
Total Fees	$1,209	$1,209	$1,026

(1)    “Audit Fees” consist of fees for the audit of our annual consolidated financial statements and the review of the interim consolidated financial statements conducted by Withum and RSM.
(2)    “Tax Fees” consist of tax return preparation, international and domestic tax studies, consulting and planning conducted by Withum.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee may pre-approve audit and permissible non-audit and tax services provided to the Company by the independent auditors, except where pre-approval is not required because such non-audit services are de minimis under the rules of the SEC, in which case subsequent approval may be obtained. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

PART IV

ITEM 15. EXHIBIT AND FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as part of this Annual Report on Form 10-K.

1. Financial Statements

See Item 8 above.

2. Financial Statement Schedules

Financial statement schedules have been omitted because they are either not required, not applicable, the amounts involved are not material, or the information required to be presented is included in the Company’s financial statements and related notes.

3. Exhibits:

Exhibit Number	Description
2.1**
Business Combination Agreement, dated as of January 23, 2021, by and among Spartan, the Spartan Subsidiaries, FTV Blocker, Tiger Blocker and Sunlight (incorporated by reference to Annex A to the Company’s proxy statement/prospectus on Form 424(b)(3) (File No. 333-254589) filed with the SEC on June 21, 2021).

3.1**
Second Amended and Restated Certificate of Incorporation of Sunlight Financial Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the Commission on July 15, 2021).

3.2**
Amended and Restated Bylaws of Sunlight Financial Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the Commission on July 15, 2021).

3.3**
Fifth Amended and Restated Limited Liability Company Agreement of Sunlight Financial LLC (incorporated by reference to Exhibit 3.3 to the Company’s current report on Form 8-K (File No. 001-39739) filed with the SEC on July 15, 2021).

4.1**
Warrant Agreement, dated November 24, 2020, between Spartan and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Spartan’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on December 1, 2020).

4.2**
Warrant to Purchase Units, dated February 27, 2021 between Sunlight Financial LLC and Tech Capital LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on July 15, 2021).

4.3**
Amendment No. 1 to Warrant to Purchase Units, dated July 8, 2021 between Sunlight Financial and Tech Capital LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on July 15, 2021).

4.4**
Warrant Purchase Agreement, dated April 25, 2023, between Sunlight Financial Holdings Inc. and CRB Group, Inc. (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

4.5**
Warrant issued by Sunlight Financial Holdings Inc. on April 25, 2023 and accepted and agreed to by CRB Group, Inc. (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

4.6*	Description of Securities.
10.1**†
Sunlight Financial Holdings Inc.’s 2021 Equity Incentive Plan (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (Reg. No. 333-259935), filed with the SEC on October 10, 2021).

10.2**†
Sunlight Financial Holdings Inc.’s Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (Reg. No. 333-259935), filed with the SEC on October 10, 2021).

10.3**	Form of Subscription Agreement (incorporated by reference to Exhibit 10.3 to Spartan’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on January 25. 2021).
10.4**
Letter Agreement, dated November 24, 2020, among the Spartan, its officers and directors and the Sponsor (incorporated by reference to Exhibit 10.1 to Spartan’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on December 1, 2020).

10.5**	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 to Spartan’s Registration Statement on Form S-1 (File No. 333-249430) filed with the SEC on October 9, 2020).
10.6**
Securities Subscription Agreement, dated August 17, 2020 between Spartan and Sponsor (incorporated by reference to Exhibit 10.5 to Spartan’s Registration Statement on Form S-1 (File No. 333-249430) filed with the SEC on October 9, 2020).

10.7**
Private Placement Warrants Purchase Agreement, dated November 24, 2020, between Spartan and the Sponsor incorporated by reference to Exhibit 10.5 to the Spartan’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on December 1, 2020).

10.8**
Form of Lock-Up Agreement for large shareholders (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to Spartan’s Registration Statement on Form S-4 (Reg. No. 333-254589), filed with the SEC on June 1, 2021).

10.9**
Form of Lock-Up Agreement for small shareholders (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to Spartan’s Registration Statement on Form S-4 (Reg. No. 333-254589), filed with the SEC on June 1, 2021).

10.10**
Form of Lock-Up Agreement for Sunlight Executives (incorporated by reference to Exhibit 10.14 Amendment No. 2 to Spartan’s Registration Statement on Form S-4 (Reg. No. 333-254589), filed with the SEC on June 1, 2021).

10.11**
Founders Stock Agreement, dated January 23, 2021 by and between Spartan, the Sponsor and the initial stockholders (incorporated by reference to Exhibit 10.1 to Spartan’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on December 1, 2020).

10.12**
Letter Agreement Amendment, dated January 23, 2021 among Spartan, its officers and directors and the Sponsor (incorporated by reference to Exhibit 10.2 to the Spartan’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on December 1, 2020).

10.13**
Tax Receivable Agreement by and among the Company, the TRA Holders and the Agent (incorporated by reference to Exhibit 10.13 to the Company’s Current Report Form 8-K (File No. 001-39739) filed with the SEC on July 15, 2021.

10.14**
Indemnity Agreement, dated January 23, 2021, among Spartan, the Blockers, FTV Blocker Holder, the Spartan Subsidiaries and Sunlight (incorporated by reference to as Exhibit 10.16 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on March 22, 2021).

10.15**
Investor Rights Agreement, dated July 9, 2021, by and among the Company, and certain stockholders and equityholders of the Company (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on July 15, 2021).

10.16**
Amended and Restated Loan Sale Agreement, dated as of February 12, 2018, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.19 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.17**
First Amendment to Amended and Restated Loan Sale Agreement, dated as of August 28, 2019, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.20 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.18**
Seventh Amendment to First Amended and Restated Loan Program Agreement and Second Amendment to Amended and Restated Loan Sale Agreement, dated as of June 3, 2020, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.21 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.19**
Omnibus Waiver and Tenth Amendment to First Amended and Restated Loan Program Agreement and Waiver and Third Amendment to Amended and Restated Loan Sale Agreement, dated January 28, 2021, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.22 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.20**
First Amended and Restated Loan Program Agreement, dated as of February 12, 2018, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.23 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.21**
Third Amendment to Residential Solar Energy Loan Program Agreement, undated, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.24 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.22**
Fee Letter to First Amended and Restated Loan Program Agreement, as amended, dated February 18, 2020 (incorporated by reference to Exhibit 10.25 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.23**
Fee Letter to First Amended and Restated Loan Program Agreement, as amended, dated June 18, 2018 (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.24**
Fourth Amendment to Loan Program Agreement, dated March 8, 2019, by and between Cross River Bank and Sunlight (incorporated by reference to Exhibit 10.27 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.25**
Fifth Amendment to First Amended and Restated Loan Program Agreement, dated December 1, 2019, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.28 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.26**
Sixth Amendment to First Amended and Restated Loan Program Agreement, dated March 31, 2020, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.29 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.27**
Eighth Amendment to First Amended and Restated Loan Program Agreement, dated January 5, 2021, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.31 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.28**
Ninth Amendment to First Amended and Restated Loan Program Agreement, dated February 17, 2021, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.32 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.29**
Eleventh Amendment to First Amended and Restated Loan Program Agreement, dated March 30, 2021, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K (File No. 001-39739) filed with the SEC on March 29, 2022).

10.30**
Twelfth Amendment to First Amended and Restated Loan Program Agreement, dated June 14, 2021, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K (File No. 001-39739) filed with the SEC on March 29, 2022).

10.31**
Thirteenth Amendment to First Amended and Restated Loan Program Agreement, dated August 3, 2021, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.40 to the Company’s Annual Report on Form 10-K (File No. 001-39739) filed with the SEC on March 29, 2022).

10.32**
Fourteenth Amendment to First Amended and Restated Loan Program Agreement, dated September 3, 2021, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.41 to the Company’s Annual Report on Form 10-K (File No. 001-39739) filed with the SEC on March 29, 2022).

10.33**
Fifteenth Amendment to the First Amended and Restated Loan Program Agreement, dated as of December 1, 2022, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on December 13, 2022).

10.34**
Ninth Amendment to the Home Improvement Loan Program Agreement, dated as of December 1, 2022, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on December 13, 2022).

10.35**
Omnibus Waiver of First Amended and Restated Loan Program Agreement, Amended and Restated Loan Sale Agreement, Home Improvement Loan Program Agreement, and Loan Sale Agreement, dated as of December 1, 2022, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on December 13, 2022).

10.36**
Commitment and Transaction Support Agreement, dated April 2, 2023, by and among Sunlight Financial Holdings Inc., Sunlight Financial LLC and Cross River Bank (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on April 3, 2023).

10.37**
Second Amended and Restated Loan Program Agreement, dated April 25, 2023, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

10.38**
Second Amended and Restated Loan Sale Agreement, dated April 25, 2023, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

10.39**
Amended and Restated Home Improvement Loan Program Agreement, dated April 25, 2023, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

10.40**
Amended and Restated Home Improvement Loan Sale Agreement, dated April 25, 2023, by and between Cross River Bank and Sunlight Financial LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

10.41**
Loan and Security Agreement, dated April 25, 2023, by between Cross River Bank, Sunlight Financial LLC, as borrower, and SL Financial Holdings Inc., as guarantor (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on May 1, 2023).

10.42**
Loan and Security Agreement, dated as of April 26, 2021, between Sunlight Financial LLC and Silicon Valley Bank (incorporated by reference to Exhibit 10.34 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.43**
First Amendment to Loan and Security Agreement, dated August 27, 2021, by and between Sunlight Financial LLC and Silicon Valley Bank (incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K (File No. 001-39739) filed with the SEC on March 29, 2022).

10.44**
Second Amendment to Loan and Security Agreement, dated November 19, 2021, by and between Sunlight Financial LLC and Silicon Valley Bank (incorporated by reference to Exhibit 10.43 to the Company’s Annual Report on Form 10-K (File No. 001-39739) filed with the SEC on March 29, 2022).

10.45**
Third Amendment to Loan and Security Agreement, dated May 16, 2022, by and between Sunlight Financial LLC and Silicon Valley Bank (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39739) filed with the SEC on August 15, 2022).

10.46**
Fourth Amendment to Loan and Security Agreement, dated September 20, 2022, by and between Sunlight Financial LLC and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39739) filed with the SEC on November 14, 2022).

10.47**†	Form of Employment Agreement (incorporated by reference to Exhibit 10.35 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).
10.48**†
Employment Agreement, effective as of July 9, 2021, by and between Sunlight Financial Holdings Inc. and Matthew Potere (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39739) filed with the SEC on November 15 ,2021).

10.49**†
Employment Agreement, effective as of July 9, 2021, by and between Sunlight Financial Holdings Inc. and Barry Edinburg (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39739) filed with the SEC on November 15, 2021).

10.50**†
Employment Agreement, effective as of July 9, 2021, by and between Sunlight Financial Holdings Inc. and Timothy Parsons (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39739) filed with the SEC on November 15 ,2021).

10.51**†
Employment Agreement, effective as of April 1, 2022, by and among Rodney Yoder, Sunlight Financial Holdings Inc. and Sunlight Financial LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on March 30, 2022).

10.52**†
Advisory Services Agreement, effective as of March 31, 2022, by and between Barry Edinburg and Sunlight Financial Holdings Inc. and each of its subsidiaries (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on March 29, 2022).

10.53**
Form of Restrictive Covenants Agreement (incorporated by reference to Exhibit 10.36 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).

10.54**
Form of Indemnity Agreement for Sunlight Executives (incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39739) filed with the SEC on November 15, 2021).

10.55**†	Form of Day 1 RSU Agreement (incorporated by reference to Exhibit 10.37 to Amendment No. 1 to Spartan’s Registration Statement on Form S-4 (File No. 333-254589) filed with the SEC on May 12, 2021).
10.56**†
Form of Restricted Stock Unit Award Agreement under the Sunlight Financial Holdings Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on March 29, 2022).

10.57**†	Form of Stand-Alone Long Term Cash Award Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on March 29, 2022).
10.58**†	Form of Director Notice of Restricted Stock Unit Award (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on June 10, 2022).
10.59**†	Form of Director Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on June 10, 2022).
10.60**†
Director Fee Agreement, effective as of March 29, 2022, by and among Sunlight Financial Holdings Inc., Tiger Infrastructure Partners LP and Emil W. Henry, Jr. (incorporated by reference to Exhibit 10.48 to the Company’s post-effective amendment no. 2 to the registration statement on Form S-1 (File No. 001-39739) filed with the SEC on April 12, 2022).

10.61**†
Director Fee Agreement, effective as of March 29, 2022, by and among Sunlight Financial Holdings Inc., FTV Management Company, L.P. and Brad Bernstein (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on March 29, 2022).

16.1**
Letter from WithumSmith+Brown, PC to the U.S. Securities and Exchange Commission dated July 15, 2021(incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the SEC on July 15, 2021).

21.1*	List of Subsidiaries.
23.1*	Consent of RSM US LLP.

31.1*
Certification of Chief Executive Officer of Sunlight Financial Holdings Inc. pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*
Certification of Chief Financial Officer of Sunlight Financial Holdings Inc. pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Chief Executive Officer of Sunlight Financial Holdings Inc. pursuant to 18 U.S.C. § 1350, as adopted pursuant to the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Chief Financial Officer of Sunlight Financial Holdings Inc. pursuant to 18 U.S.C. § 1350, as adopted pursuant to the Sarbanes-Oxley Act of 2002.
101
The following materials from Sunlight Financial Holdings Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, formatted in XBRL (eXtensible Business Reporting Language); (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations, (iii) Consolidated Statements of Changes in Equity, (iv) Consolidated Statements of Cash Flows, and (v) Notes to Financial Statements.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*    Filed herewith.
**    Incorporated by reference to prior filing.
†     Indicates management contract or compensatory plan or arrangement.

ITEM 16. FORM 10-K SUMMARY

Not applicable.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) the Securities Exchange Act of 1934, the registrant has duly caused this Annual Report on Form 10-K to be signed on its behalf by the undersigned thereunto duly authorized.

SUNLIGHT FINANCIAL HOLDINGS INC.

By:	/s/ Matthew Potere
Matthew Potere
Chief Executive Officer
(Principal Executive Officer)
May 4, 2023

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Annual Report on Form 10-K has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Matthew Potere
Matthew Potere	Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2023
/s/ Rodney Yoder
Rodney Yoder	Chief Financial Officer (Principal Financial Officer)	May 4, 2023
/s/ William B. Miller
William B. Miller	Principal Accounting Officer (Principal Accounting Officer)	May 4, 2023
/s/ Brad Bernstein
Brad Bernstein	Director	May 4, 2023
/s/ Jeanette Gorgas
Jeanette Gorgas	Director	May 4, 2023
/s/ Emil W. Henry, Jr.
Emil W. Henry, Jr.	Chairman of the Board	May 4, 2023
/s/ Toan Huynh
Toan Huynh	Director	May 4, 2023
/s/ Jennifer D. Nordquist
Jennifer D. Nordquist	Director	May 4, 2023
/s/ Philip Ryan
Philip Ryan	Director	May 4, 2023
/s/ Kenneth Shea
Kenneth Shea	Director	May 4, 2023
/s/ Joshua Siegel
Joshua Siegel	Director	May 4, 2023